                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                        SANTA FE ENERGY RESOURCES, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                        SANTA FE ENERGY RESOURCES, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The annual meeting of stockholders of Santa Fe Energy Resources, Inc. will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas, on Tuesday, July 8, 1997, at 10:00 a.m. for the following purposes:


     (A) To elect two directors;

     (B) To ratify and approve the appointment of Price Waterhouse LLP as independent public accountants for the fiscal year ending December 31, 1997;

     (C) To approve the distribution of the common stock of Monterey Resources, Inc. owned by the Corporation to the holders of the Corporation's Common Stock; and

     (D) To transact such other business as is properly brought before the meeting.

     Common stockholders of record at the close of business on June 2, 1997 are entitled to notice of the meeting and are entitled to vote at the meeting. A list of such stockholders will be kept at the office of the Corporation at 1616 South Voss, Houston, Texas 77057, for a period of ten days prior to the meeting.

                                            By order of the Board of Directors.

                                            MARK A. OLDER
                                            Corporate Secretary

1616 South Voss
Houston, Texas 77057

June 6, 1997


                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, DATE, AND SIGN YOUR PROXY AND RETURN
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROXY STATEMENT SUMMARY.....................................    1
INTRODUCTION................................................   10
  Matters for Consideration at the Annual Meeting...........   10
  Voting Rights and Proxy Information.......................   10
  No Appraisal Rights.......................................   12
PROPOSAL ONE: ELECTION OF DIRECTORS.........................   12
  Nominees..................................................   12
  Continuing Directors......................................   13
  Certain Relationships and Related Transactions............   13
  Other Information Concerning Directors....................   15
  Directors Compensation....................................   15
  Board Committees..........................................   15
  Security Ownership of Certain Beneficial Owners...........   16
  Stock Ownership of Directors and Executive Officers.......   19
  Report of the Compensation and Benefits Committee.........   20
  Compensation Committee Interlocks and Insider
     Participation..........................................   22
  Executive Compensation Tables.............................   23
  Performance Graph.........................................   26
  Benefit Plans.............................................   26
  Employment Agreements.....................................   28
  Severance Program.........................................   29
PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS................   29
PROPOSAL THREE: THE DISTRIBUTION............................   29
  Background and Reasons for the Distribution...............   29
  Transactions Prior to or Contemporaneous with the
     Distribution...........................................   31
  Effects of the Distribution on the Santa Fe Stock Plan....   31
  Manner of Effecting the Distribution......................   31
  Fractional Shares.........................................   32
  Federal Income Tax Consequences of the Distribution.......   32
  Listing and Trading of the Common Stock...................   33
  Listing and Trading of Monterey Common Stock..............   33
  Conditions; Termination...................................   33
CERTAIN SPECIAL CONSIDERATIONS RELATING TO THE PROPOSED
  DISTRIBUTION..............................................   34
  International Operations..................................   34
  Certain Operating Considerations..........................   34
  Certain Tax Considerations................................   34
  Current Public Market for Monterey Common Stock...........   34
  Changes in Trading Prices of Santa Fe Common Stock........   35
  Potential Conflicts.......................................   35
  Fraudulent Transfer Consideration; Legal Dividend
     Requirements...........................................   35
SANTA FE PRIOR TO THE DISTRIBUTION..........................   36
  Business..................................................   36

                                                              PAGE
                                                              ----
  Dividends and Price Range of Santa Fe Common Stock........   37
  Santa Fe Energy Resources, Inc. Selected Historical
     Financial and Operating Data...........................   38
  Santa Fe Energy Resources, Inc. and Subsidiaries
     Capitalization.........................................   40
SANTA FE FOLLOWING THE DISTRIBUTION.........................   40
  Forward-Looking Statements Regarding Santa Fe After the
     Distribution...........................................   40
  Business..................................................   41
  Production and Development Activities.....................   43
  Exploration Activities....................................   46
  Drilling Activities.......................................   49
  Domestic Acreage..........................................   50
  Foreign Acreage...........................................   50
  Selected Financial and Operating Data.....................   51
  Santa Fe Energy Resources, Inc. Unaudited Pro Forma
     Condensed Financial Statements.........................   57
  Relationship Between Santa Fe and Monterey after the
     Distribution...........................................   61
     Contractual Arrangements...............................   61
     Conflicts of Interest; Transactions with Affiliates....   63
     Directors and Officers.................................   63
  Santa Fe Dividend Policy..................................   63
  Management of Santa Fe Following the Distribution.........   64
  Description of Santa Fe Capital Stock.....................   64
MONTEREY....................................................   67
  Forward-Looking Statements Regarding Monterey.............   67
  Business..................................................   67
  Monterey Resources, Inc. Selected Historical Financial and
     Operating Data.........................................   77
  Monterey Resources, Inc. Capitalization...................   78
  Monterey Dividend Policy..................................   78
  Dividends and Price Range of Monterey Common Stock........   79
  Monterey Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   79
  Management of Monterey....................................   84
  Monterey Board Committees.................................   85
  Description of Monterey Capital Stock.....................   89
OTHER BUSINESS..............................................   92
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
  OF 1934...................................................   92
COST OF PROXY SOLICITATION..................................   93
STOCKHOLDER PROPOSALS.......................................   93
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                            PROXY STATEMENT SUMMARY

     The following is a summary of certain information contained in this Proxy Statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Proxy Statement. Throughout this Proxy Statement, the terms "the Corporation" and "Santa Fe" refer to Santa Fe Energy Resources, Inc. and the term "Monterey" refers to Monterey Resources, Inc. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement.

                               THE ANNUAL MEETING


DATE, TIME AND PLACE OF
  ANNUAL MEETING             The Annual Meeting of the stockholders of the
                             Corporation will be held on Tuesday, July 8, 1997 at 10:00 a.m. at the Omni Houston Hotel, Four
                             Riverway, Houston, Texas.


MATTERS FOR CONSIDERATION
AT THE ANNUAL MEETING        At the Annual Meeting, the holders of Common Stock
                             will be asked to consider and vote upon the following proposals:

                             Proposal One:  Election of two directors;

                             Proposal Two:  Ratification and approval of the
                                            Corporation's independent public
                                            accountants; and

                             Proposal Three: Approval of the Distribution.

                             Although the Corporation believes, based on the advice of counsel, that stockholder approval of the Distribution is not required under Delaware law since the Distribution is a dividend for purposes of Section 170(a) of the Delaware General Corporation Law, the Board of Directors of the Corporation has determined to submit the Distribution for stockholder approval because of the importance of the Distribution to the Corporation and its stockholders.

ANNUAL MEETING RECORD DATE   June 2, 1997.

VOTING Holders of record of Common Stock on the Annual Meeting Record Date are entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock of the Corporation is entitled to one vote. Holders of the Corporation's $.732 Series A Convertible Preferred Stock who have not exchanged their certificates for shares of Common Stock as of the Annual Meeting Record Date are not entitled to vote on matters to be considered at the Annual Meeting.

REQUIRED VOTE TO APPROVE
  THE PROPOSALS              Proposal One:  The election of directors pursuant
                                            to Proposal One requires the
                                            affirmative vote of a plurality of
                                            the votes cast by the shares
                                            entitled to vote on the proposal at
                                            a meeting at which a quorum is
                                            present.

                             Proposal Two:  The ratification and approval of the
                                            Corporation's independent public
                                            accountants pursuant to Proposal Two
                                            requires that the affirmative votes
                                            cast exceed the negative votes cast.

                             Proposal Three: The approval of the Distribution
                                             pursuant to Proposal Three requires
                                             the affirmative vote of not less
                                             than a majority of the outstanding
                                             shares of Common Stock.


NO APPRAISAL RIGHTS          Stockholders of the Corporation will not be
                             entitled to appraisal rights in connection with the Distribution.

BOARD RECOMMENDATION         THE BOARD OF DIRECTORS OF THE CORPORATION
                             RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE
                             PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING.

                             ELECTION OF DIRECTORS

ELECTION OF DIRECTORS        The terms of two present directors expire in 1997,
                             and two directors are to be elected at the Annual
                             Meeting for a term of three years.

NOMINEES The following persons are nominees for election as directors:

                             Marc. J. Shapiro -- Mr. Shapiro has served as a director of the Corporation since 1990. He is currently the Chairman and Chief Executive Officer of Texas Commerce Bank National Association.

                             William E. Greehey -- Mr. Greehey has served as a director of the Corporation since 1991. He is currently the Chairman of the Board, Chief Executive Officer and a director of Valero Energy Corporation.

                             See "Election of Directors" for additional information regarding the nominees, the other directors of the Corporation and related information.

BOARD RECOMMENDATION         THE BOARD OF DIRECTORS OF THE CORPORATION
                             RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
                             ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

                         INDEPENDENT PUBLIC ACCOUNTANTS

RATIFICATION AND APPROVAL    The Corporation has appointed Price Waterhouse LLP
                             as its independent public accountants for 1997. The stockholders of the Corporation are requested to ratify and approve such appointment.

BOARD RECOMMENDATION         THE BOARD OF DIRECTORS OF THE CORPORATION
                             RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
                             RATIFICATION AND APPROVAL OF PRICE WATERHOUSE LLP
                             AS THE CORPORATION'S INDEPENDENT PUBLIC
                             ACCOUNTANTS.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR
THE DISTRIBUTION             In August 1996, the Corporation formed Monterey to
                             own the properties and conduct the business of the Corporation's Western Division. In November 1996,
                             Monterey sold 9,335,000 shares of its common stock in an initial public offering, representing approximately 17.2% of the outstanding Monterey
                             Common Stock giving effect to the offering. These transactions were the first phase in the Corporation's strategy to separate its California operations from the rest of its domestic and international operations.

                             The Board of Directors of the Corporation has determined to proceed with the Distribution (which is the second phase of such strategy) because it believes that the Corporation's oil and gas operations have developed over time into separate businesses that operate independently and have diverging capital requirements and risk profiles. In addition, the Board believes that dividing the Corporation's operations into two independent companies will allow each to more efficiently develop its distinct resource base and pursue separate business opportunities while providing each with improved access to capital markets. The Board also believes that the Distribution will allow investors to better evaluate each business, enhancing the likelihood that each would achieve appropriate market recognition for its performance.


DISTRIBUTION RECORD DATE
AND DISTRIBUTION             It is expected that the Corporation will declare
                             the Distribution after the Annual Meeting. The
                             "Distribution Record Date," which will be established by the Board of Directors after the Annual Meeting and shortly before the Distribution, is presently expected to be on or about July 18, 1997. On the "Distribution Date," which is currently expected to be on or about July 25, 1997, the Corporation will deliver the shares of Monterey
                             Common Stock to the Distribution Agent. The
                             Distribution Agent will mail certificates to the Corporation's stockholders on the Distribution Date or as soon as practicable thereafter.



SHARES TO BE DISTRIBUTED     The Distribution will be made to holders of record
                             on the Distribution Record Date of the issued and outstanding shares of Common Stock. Each holder of Common Stock will receive a fraction of a share of Monterey Common Stock for each share of Common
                             Stock then held by such stockholder (such fraction currently estimated to be 0.4412, based on the number of shares of Common Stock outstanding on May
                             30, 1997). The actual number of shares each holder will receive will be determined by the Board of Directors at or about the time it declares the Distribution based on the actual number of shares of Common Stock outstanding on the Distribution
                             Record Date.


FRACTIONAL SHARES            No certificates representing fractional shares will
                             be issued. Fractional share interests will be sold by the Distribution Agent and the net proceeds
                             (after deduction of brokerage fees) will be remitted to stockholders who would otherwise be entitled to the fractional shares.

DISTRIBUTION AGENT           First Chicago Trust Company of New York, the
                             transfer agent for Santa Fe and Monterey, will act as the Distribution Agent.


FEDERAL INCOME TAX
  CONSEQUENCES OF THE
  DISTRIBUTION               The Corporation has received a favorable ruling
                             from the Internal Revenue Service that the Distribution will be tax-free to the Corporation and its stockholders. The holders of Common Stock will be required to apportion their tax basis in the Common Stock held by them immediately before the Distribution between the Common Stock and the Monterey Common Stock received in the Distribution based on the relative fair market value of such stocks on the Distribution Date. See "The
                             Distribution -- Federal Income Tax Consequences of the Distribution."


LISTING OF COMMON STOCK      The Common Stock is traded on the New York Stock
                             Exchange under the symbol "SFR." The Monterey
                             Common Stock is traded on the New York Stock
                             Exchange under the symbol "MRC." For a description of recent trading prices of such shares, see "Santa
                             Fe Prior to the Distribution -- Dividends and Price
                             Range of Santa Fe Common Stock" and

                             "Monterey -- Dividends and Price Range of Monterey Common Stock," respectively.

RELATIONSHIP BETWEEN THE
  CORPORATION AND MONTEREY
  AFTER THE DISTRIBUTION     The Corporation and Monterey have entered into
                             certain agreements relating to tax matters, contribution of assets, services and support, and registration rights and indemnification. For a description of such agreements, see "Santa Fe
                             Following the Distribution -- Relationship of Santa
                             Fe and Monterey Following the Distribution."

DIVIDEND POLICIES            Santa Fe: The Corporation has not paid cash
                             dividends on its Common Stock since the third quarter of 1993. The determination of the amount of future cash dividends, if any, to be declared and paid is in the discretion of the Corporation's
                             Board of Directors and will depend on dividend requirements with respect to any preferred stock of the Corporation, the Corporation's financial condition, earnings and funds from operations, the level of the Corporation's capital and exploration expenditures, dividend restrictions in the
                             Corporation's financing agreements, future business prospects and such other matters as the Corporation's Board of Directors considers relevant. See "Santa Fe Following the
                             Distribution -- Santa Fe Dividend Policy."


                             Monterey: Monterey has announced its current intention to pay to its stockholders a quarterly dividend of $0.15 per share of Monterey Common Stock ($0.60 annually). The first dividend was paid in April 1997 and consisted of a prorated dividend of $0.22 per share in respect of Monterey's first partial quarter ended December 31, 1996 and for Monterey's first full quarter of operations ended March 31, 1997. Although Monterey has announced its current intention to pay quarterly dividends, the determination of the amount of future cash dividends, if any, to be declared and paid is in the discretion of Monterey's Board of Directors and will depend upon Monterey's financial condition, earnings and funds from operations, the level of Monterey's capital and exploration expenditures, dividend restrictions in Monterey's financing agreements, future business prospects and such other matters as Monterey's Board of Directors considers relevant. See "Monterey -- Monterey Dividend Policy."



CONDITIONS TO THE
DISTRIBUTION                 The Distribution is conditioned upon, among other
                             things, (i) approval of the Distribution by holders of at least a majority of the outstanding Common
                             Stock and (ii) the absence of any future change in the market or economic conditions (including developments in the capital markets) or the Corporation's or Monterey's business or financial condition that causes the Corporation's Board of Directors to conclude that the Distribution is not in the best interests of its stockholders. Even if all conditions are satisfied, the Corporation's
                             Board of Directors has reserved the right to abandon, defer, or modify the Distribution. See
                             "The Distribution -- Conditions; Termination."



CERTAIN SPECIAL
CONSIDERATIONS RELATING TO
  THE PROPOSED DISTRIBUTION  Stockholders should carefully consider the factors discussed under "Certain Special Considerations Relating to the Proposed Distribution" as well as the other information set forth herein before voting on the Distribution.

BOARD RECOMMENDATION         THE BOARD OF DIRECTORS OF THE CORPORATION
                             RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE
                             DISTRIBUTION.



                  BUSINESS OF SANTA FE ENERGY RESOURCES, INC.


BUSINESS Santa Fe is engaged in the exploration, development and production of crude oil and natural gas in the continental and offshore United States and in certain international areas. At December 31, 1996 the Corporation had worldwide proved reserves totaling 342.7 MMBOE (consisting of approximately
                             299.5 MMBbls of oil and approximately 259.4 Bcf of natural gas), of which approximately 92% were domestic reserves and approximately 8% were foreign reserves. During 1996, the Corporation's worldwide production aggregated approximately 37.4 MMBOE, of which approximately 73% was crude oil and approximately 27% was natural gas. A substantial portion of the Corporation's domestic oil production is in long-lived fields with well-established production histories. The Corporation's producing activities are currently focused in three domestic core areas -- the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of
                             California -- as well as in Argentina and Indonesia. The Corporation's producing activities in California are conducted through Monterey. Therefore, following the Distribution the Corporation will not be engaged in production activities in the San Joaquin Valley.


                             Santa Fe was incorporated in Delaware in 1971 as Santa Fe Natural Resources, Inc., a wholly owned subsidiary of a predecessor of Santa Fe Pacific Corporation. On January 8, 1990 Santa Fe Energy Company, which previously conducted a substantial portion of Santa Fe's domestic exploration and development operations, merged into Santa Fe. Santa Fe thereafter changed its name to Santa Fe Energy Resources, Inc. On March 8, 1990 Santa Fe sold 11,700,000 previously unissued shares of common stock in initial public offerings. On December 4, 1990 Santa Fe Pacific Corporation distributed all of the shares of Santa Fe's common stock it held to its stockholders. In May 1992 Adobe Resources Corporation ("Adobe") was merged with and into the Corporation (the "Adobe Merger"). In August 1996 the Corporation formed Monterey to own the properties and conduct the Corporation's oil and gas operations in California.



                             Historically, the Corporation has utilized active development and exploration programs as well as selected acquisitions to replace its reserves depleted by production. The Corporation has increased its proved reserves (net of production and sales) by approximately 33% over the five years ended December 31, 1996. Most of such increases are attributable to proved reserve additions from the Corporation's producing oil properties in the San Joaquin Valley of California and the Permian Basin in west Texas, proved reserves acquired in the Adobe Merger and other purchases of oil and gas reserves. Over the five-year period ended December 31, 1996, Santa Fe has increased its average daily production from 83.6 MBOE per day in 1992 to 102.1 MBOE per day in 1996.


                             Most of the Corporation's domestic crude oil production is currently located in California and Texas, while its domestic natural gas production comes primarily from the Gulf of Mexico, New Mexico and Texas.

                             Following the Distribution, the Corporation will no longer have an interest in such crude oil production in California. During 1996 the Corporation's domestic daily production averaged approximately 66.3 MBbls of crude oil (approximately 71% of which was attributable to California production) and 145.7 MMcf of natural gas. Substantially all of the Corporation's oil and gas production is sold at market responsive prices. The domestic crude oil marketing activities of the Corporation are conducted through its Santa Fe Energy Products Division, which is also engaged in crude oil trading. A substantial portion of the Corporation's domestic natural gas production is currently marketed under the terms of a sales contract with LG&E Natural Gas Marketing, Inc. (formerly Hadson Corporation).


PRINCIPAL OFFICE             Santa Fe Energy Resources, Inc.
                             1616 South Voss, Suite 1000
                             Houston, Texas 77057
                             (713) 507-5000


                      BUSINESS OF MONTEREY RESOURCES, INC.

BUSINESS Monterey is an independent oil and gas company engaged in the production, development and acquisition of oil and natural gas in the State of California. Monterey was formed in August 1996 to own the properties and conduct the business of the Western Division. At December 31, 1996, Santa Fe owned 82.8% of Monterey's outstanding common stock. Following the Distribution, Santa Fe will own no stock in Monterey.

                             The discussions included in this Proxy Statement with respect to the years ended December 31, 1995 and prior relate to the operations of the Western Division. The discussions with respect to the year ended December 31, 1996 relate to the operations of the Western Division for January through October and the operations of Monterey for November and December.

                             In November 1996, prior to the initial public offering of Monterey common stock discussed below, pursuant to a Contribution and Conveyance
                             Agreement: (i) Santa Fe contributed to Monterey substantially all of the assets and properties of the Western Division, subject to the retention by Santa Fe of a $30.0 million production payment with respect to certain properties in the Midway-Sunset field and certain other assets; (ii) Monterey assumed all obligations and liabilities of Santa Fe associated with or allocated to the assets and properties of the Western Division, including $245.0 million of indebtedness in respect of Santa Fe's Series E Notes, Series F Notes and Series G Notes; (iii) Monterey agreed to purchase from Santa Fe an $8.3 million promissory note receivable related to the sale to a third party of certain surface acreage located in Orange County, California; and (iv) Monterey and Santa Fe entered into a $75.0 million revolving credit facility with a group of banks and borrowed $16.0 million which was retained by Santa Fe.


                             In November 1996 Monterey sold 9,335,000 shares of its common stock for total consideration of $123.6 million (after deducting underwriting discounts of $9.1 million and other related costs of $2.6 million). The proceeds from the Monterey IPO were used in part to
                             (i) repay the Series E Notes and Series F Notes ($70.0 million) and pay a prepayment penalty thereon of $2.5 million; (ii) retire the Production Payment ($30.0 million); (iii) repay the $16.0 million outstanding under the credit facility referred to above; and (iv) pay a $2.0 million fee with respect to a supplement to the indenture relating to Santa Fe's 11% Senior Subordinated Debentures due 2004 to permit the Monterey IPO and the Distribution to proceed without the occurrence of a breach or default under such indenture. Subsequent to the Monterey IPO, Monterey issued $175.0 million in aggregate principal amount of 10.61% Senior Notes due 2005 to holders of the Series G Notes in exchange for the cancellation of such notes and paid a $1.3 million consent fee in connection therewith. Monterey incurred approximately $4.0 million in costs in connection with the Monterey IPO and related transactions. In December 1996 Monterey purchased the previously mentioned $8.3 million note receivable from Santa Fe at face value for cash. Contingent upon completion of the Distribution, Monterey will pay approximately $3.1 million in advisory fees.


                             At December 31, 1996 Monterey had net proved reserves of approximately 218 MMBOE with a pre-tax net present value, discounted at 10%, of approximately $1.05 billion ($680.7 million after tax), according to estimates prepared by Ryder Scott Company, Monterey's independent petroleum engineers. In 1996, Monterey's operations generated total revenues of approximately $292.9 million and net income of approximately $50.3 million. During the year ended December 31, 1996, Monterey's average production was approximately 47.4 MBOE per day, resulting in a reserve-to-production ratio of
                             12.6 years.


                             Monterey owns and operates properties in four major oil producing fields located in the San Joaquin Valley of California: Midway-Sunset, Kern River, South Belridge and Coalinga. These fields are among the most prolific oil fields in the United States, particularly the Midway-Sunset, Kern River, and South Belridge fields which are the three largest producing oil fields in the lower 48 states. The Midway-Sunset field accounted for approximately 75% of Monterey's total proved reserves at December 31, 1996 and 74% of its average daily production for 1996. An additional 18% of Monterey's total proved reserves as of December 31, 1996, and 21% of its average daily production for 1996 were attributable to the Kern River, South Belridge and Coalinga fields. Monterey initiated production from the San Joaquin Valley fields in 1905 and nearly all of the reserves in these fields have been characterized by low gravity and high viscosity or "heavy" oil, the production of which depends primarily on thermally enhanced recovery techniques. Monterey holds an interest in approximately 16,000 gross acres in these fields with an average working interest in these properties of approximately 99%.


PRINCIPAL OFFICE             Monterey Resources, Inc.
                             5201 Truxtun Avenue, Suite 100
                             Bakersfield, California 93309
                             (805) 322-3992

                        SANTA FE ENERGY RESOURCES, INC.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


 The following table presents summary historical financial information for the periods presented and also presents summary pro forma financial information for the year ended December 31, 1996 and as of and for the three months ended March 31, 1997 after giving effect to the Distribution and the conversion of the Corporation's Convertible Preferred Stock and DECs. The summary historical financial information as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 has been derived from the audited financial statements of the Corporation. The summary historical financial information as of and for the three months ended March 31, 1997 and the summary pro forma financial information is unaudited.



                                                                                                           THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                        MARCH 31, 1997
                                            -----------------------------------------------------------   ---------------------
                                                                                              PRO FORMA                  PRO
                                            1992(1)    1993      1994      1995      1996      1996(2)    HISTORICAL   FORMA(2)
                                            -------   -------   -------   -------   -------   ---------   ----------   --------
                                                                 (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)
Income Statement Data
Revenues..................................   438.8      449.5     404.2     449.4     583.3     290.4        173.9       89.1
                                            -------   -------   -------   -------   -------     -----      -------      -----
Costs and Expenses
  Production and operating................   154.8      165.3     151.1     155.8     188.4      80.6         52.2       21.1
  Cost of crude oil purchased.............     9.9       11.1      11.7       6.5      20.8        --         10.7         --
  Oil and gas systems and pipelines.......     3.2        4.2        --        --        --        --           --         --
  Exploration, including dry hole costs...    25.5       31.0      20.4      23.4      34.5      32.8          9.3        9.0
  Depreciation, depletion and
    amortization..........................   146.3      152.7     121.3     133.2     148.2     110.8         33.6       24.3
  Impairment of oil and gas properties....      --       99.3        --      30.2      57.4      57.4           --         --
  General and administrative..............    30.9       32.3      27.3      26.9      30.1      21.2          7.1        4.4
  Taxes (other than income)...............    24.3       27.3      25.8      19.2      26.5      17.1          7.5        4.9
  Restructuring charges...................      --       38.6       7.0        --        --        --           --         --
  Loss (gain) on disposition of assets....   (13.6)       0.7      (8.6)      0.3     (12.1)    (12.1)        (2.3)      (2.3)
                                            -------   -------   -------   -------   -------     -----      -------      -----
                                             381.3      562.5     356.0     395.5     493.8     307.8        118.1       61.4
                                            -------   -------   -------   -------   -------     -----      -------      -----
Income (loss) from operations.............    57.5     (113.0)     48.2      53.9      89.5     (17.4)        55.8       27.7
  Interest, net...........................   (48.4)     (32.4)    (21.1)    (16.0)    (30.5)     (6.7)        (5.2)      (1.3)
  Other income (expense)..................   (10.0)      (4.8)     (4.0)     (1.6)     (1.0)     (1.0)        (0.1)      (0.1)
  Income taxes............................    (0.5)      73.1      (6.0)     (9.7)    (14.3)     18.3        (19.9)      (9.3)
  Minority interest in Monterey Resources,
    Inc...................................      --         --        --        --      (1.3)       --         (2.7)        --
                                            -------   -------   -------   -------   -------     -----      -------      -----
Income (loss) before extraordinary
  items...................................    (1.4)     (77.1)     17.1      26.6      42.4      (6.8)        27.9       17.0
  Extraordinary item -- debt
    extinguishment costs..................      --         --        --        --      (6.0)       --           --         --
                                            -------   -------   -------   -------   -------     -----      -------      -----
Net income (loss).........................    (1.4)     (77.1)     17.1      26.6      36.4      (6.8)        27.9       17.0
  Preferred dividend requirement..........    (4.3)      (7.0)    (11.7)    (14.8)    (13.5)     (4.0)        (2.4)        --
  Convertible preferred repurchase
    premium...............................      --         --        --        --     (33.7)    (33.7)          --         --
                                            -------   -------   -------   -------   -------     -----      -------      -----
Earnings (loss) attributable to Common
  Stock...................................    (5.7)     (84.1)      5.4      11.8     (10.8)    (44.5)        25.5       17.0
                                            =======   =======   =======   =======   =======     =====      =======      =====
Per share data (in dollars)
  Earnings (loss) before extraordinary
    items.................................   (0.07)     (0.94)     0.06      0.13     (0.05)    (0.44)        0.28(3)    0.17
  Extraordinary items.....................      --         --        --        --     (0.07)       --           --         --
  Earnings (loss) to common shares........   (0.07)     (0.94)     0.06      0.13     (0.12)    (0.44)        0.28(3)    0.17
Weighted average number of common shares
  outstanding (in millions)...............    79.0       89.7      89.9      90.2      90.6     102.0         91.2      102.6
Cash Flow Statement Data
  Net cash provided by operating
    activities............................   141.5      160.2     124.5     174.5     227.6       N/A        123.3        N/A
  Net cash used in investing activities...    15.9      121.4      57.7     160.8     206.8       N/A         89.0        N/A
Other Financial Data
EBITDA(4).................................   190.2      176.1     160.9     217.6     283.6     138.7         87.1       49.7
Balance Sheet Data (at end of period)
Properties and equipment, net.............  1,101.8     832.7     843.0     889.5     909.8       N/A        948.8      565.1
Total assets..............................  1,337.2   1,076.9   1,071.4   1,064.8   1,120.0       N/A      1,150.9      693.2
Long-term debt............................   492.8      405.4     350.4     344.4     278.5       N/A        274.5       99.5
Convertible preferred stock...............    80.0       80.0      80.0      80.0      19.7       N/A         19.7         --
Shareholders' equity......................   416.6      323.6     423.3     437.7     526.8       N/A        555.2      411.3


---------------

 (1) On May 19, 1992 Adobe was merged with and into the Corporation.


 (2) For a further description of the assumptions reflected in this pro forma information, see the Pro Forma Financial Statements included elsewhere herein.



 (3) Fully diluted earnings before extraordinary items and earnings to common shares totalled $0.27 per share for the period.



 (4) EBITDA as presented herein is defined as income (loss) from operations before provision for depreciation, depletion, amortization and impairments and gains or losses on the disposition of assets. EBITDA does not represent funds available for discretionary use. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Further, EBITDA, as presented herein, may not be comparable to similarly titled measures reported by other companies.

                            MONTEREY RESOURCES, INC.

               SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION


     The following table sets forth, for the periods indicated, summary historical financial data for Monterey. The summary historical balance sheet data as of March 31, 1997 and the summary historical income statement and cash flow data for the three months ended March 31, 1997 are derived from the unaudited financial statements of Monterey, included herein. The summary historical balance sheet data as of December 31, 1996 and 1995 and the summary historical income statement and cash flow data for each of the three years in the period ended December 31, 1996 are derived from the audited financial statements of Monterey, included herein. The summary historical balance sheet data as of December 31, 1994 and the summary historical income statement and cash flow data for the year ended December 31, 1993 have been derived from the audited financial statements of the Western Division. The summary historical balance sheet data as of December 31, 1992 and 1993 and the summary historical income statement and cash flow data for the year ended December 31, 1992 have been derived from the unaudited accounting records of the Western Division. All such summary historical financial data set forth below should be read in conjunction with the financial statements and notes thereto appearing elsewhere herein. See also "Monterey -- Monterey Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                              THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,             ENDED
                                                      -------------------------------------    MARCH 31,
                                                      1992    1993    1994    1995    1996        1997
                                                      -----   -----   -----   -----   -----   ------------
                                                            (IN MILLIONS OF DOLLARS EXCEPT AS NOTED)
Income Statement Data

Revenues............................................  226.4   199.5   191.9   218.7   292.9       84.8
                                                      -----   -----   -----   -----   -----      -----
Costs and Expenses
  Production and operating..........................  106.3   101.7    87.4    86.1   107.8       31.1
  Cost of crude oil purchased.......................    9.9    11.1    11.7     6.5    20.8       10.7
  Exploration, including dry hole costs.............    2.7     1.7     1.4     2.4     1.7        0.3
  Depletion, depreciation and amortization..........   44.0    41.2    32.0    32.4    37.4        9.3
  Impairment of oil and gas properties..............     --    49.1      --      --      --         --
  General and administrative........................    8.8     9.2     7.8     7.3     8.9        2.7
  Taxes (other than income).........................    8.9     8.4     8.7     7.9     9.4        2.6
  Restructuring charges.............................     --    11.9     1.1      --      --         --
  Loss on disposition of properties.................    0.3     0.1     0.3      --      --         --
                                                      -----   -----   -----   -----   -----      -----
                                                      180.9   234.4   149.8   142.6   186.0       56.7
                                                      -----   -----   -----   -----   -----      -----
Income (Loss) from Operations.......................   45.5   (34.9)   42.1    76.1   106.9       28.1
  Interest, net.....................................  (27.3)  (26.7)  (25.8)  (25.1)  (23.8)      (3.9)
  Income taxes......................................   (6.1)   26.9    (4.7)  (16.0)  (28.3)      (8.5)
  Other income (expense)............................    0.4    (0.4)   (0.1)   (0.6)     --         --
                                                      -----   -----   -----   -----   -----      -----
Income (Loss) Before Extraordinary Items............   12.5   (35.1)   11.5    34.4    54.8       15.7
  Extraordinary items...............................     --      --      --      --    (4.5)        --
                                                      -----   -----   -----   -----   -----      -----
Net Income (Loss)...................................   12.5   (35.1)   11.5    34.4    50.3       15.7
                                                      =====   =====   =====   =====   =====      =====
Pro Forma per share data (in dollars, except share
  data)(1)
  Income (loss) before extraordinary Items..........   0.22   (0.64)   0.21    0.63    1.00       0.29
  Net income (loss).................................   0.22   (0.64)   0.21    0.63    0.92       0.29
  Number of shares used in computing share amounts
    (in millions)...................................   54.8    54.8    54.8    54.8    54.8       54.8
Cash Flow Statement Data
  Net cash provided by operating activities.........   59.0    47.5    45.5    75.7    86.3       23.2
  Net cash used in investing activities.............   17.4    18.2    18.2    54.2    54.6       17.6
Other Financial Data
EBITDA(2)...........................................   89.8    66.8    74.4   108.5   144.3       37.4
Balance Sheet Data (at end of period)
Total assets........................................  476.2   387.3   376.1   391.3   447.2      475.1
Long-term debt......................................  263.0   257.6   245.0   245.0   175.0      175.0
Shareholders' equity and division equity............   93.5    35.3    32.1    45.0   176.7      180.5



---------------



(1) Common shares outstanding at November 19, 1996, the closing date of the Monterey IPO, have been included on a pro forma basis in the calculation of net income per share for the years ended December 31, 1992 through 1996 as if such shares were outstanding during such periods.



(2) EBITDA as presented herein is defined as income from operations before provision for depreciation, depletion, amortization and impairments and gains or losses on the disposition of assets. EBITDA does not represent funds available for discretionary use. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Further, EBITDA, as presented herein, may not be comparable to similarly titled measures reported by other companies.

                                  INTRODUCTION


     This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Santa Fe Energy Resources, Inc., a Delaware corporation (the "Corporation" or "Santa Fe"), in connection with the solicitation of proxies by the Board of Directors of the Corporation (the "Board") from holders of record of the Corporation's outstanding shares of common stock, par value $.01 per share (the "Common Stock"), as of the close of business on June 2, 1997 (the "Annual Meeting Record Date") for use at the Annual Meeting of Stockholders of the Corporation (the "Annual Meeting") to be held on Tuesday, July 8, 1997, at 10:00 a.m., at the Omni Houston Hotel, Four Riverway, Houston, Texas and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Corporation's stockholders on or about June 6, 1997.


MATTERS FOR CONSIDERATION AT THE ANNUAL MEETING

     At the Annual Meeting, holders of shares of Common Stock will be asked to consider and to vote upon the following proposals:

     (i) Proposal One: Election of Marc J. Shapiro and William E. Greehey to the Corporation's Board of Directors for three year terms expiring at the Corporation's Annual Meeting to be held in the year 2000; and

     (ii) Proposal Two: Ratification and approval of the appointment of Price Waterhouse LLP as the Corporation's independent public accountants for the fiscal year ended December 31, 1997; and

     (iii) Proposal Three: Approval of a special dividend, consisting of the distribution (the "Distribution") to the holders of Common Stock of all outstanding shares of common stock, par value $.01 per share, of Monterey Resources, Inc. (the "Monterey Common Stock") owned by the Corporation, as described below under "The Distribution."

     THE BOARD OF DIRECTORS OF THE CORPORATION UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS.


     Although the Corporation believes that stockholder approval of the Distribution is not required under applicable law, the Board has made stockholder ratification a condition to the Distribution because of the importance of the Distribution to the Corporation and its stockholders. The Board has retained discretion, even if stockholder approval of the Distribution is obtained, to abandon, defer or modify the Distribution, provided that following stockholder approval the Board will not make any changes in the terms of the Distribution unless the Board determines that such changes would not be materially adverse to the Corporation's stockholders.



     The Distribution is an important element in the restructuring plan previously approved by the Board. Other elements of the restructuring plan involve certain asset transfers and other corporate reorganizations described under "The Distribution -- Background and Reasons for the Distribution" and "The Distribution -- Transactions Prior to or Contemporaneous with the Distribution" that have been or will be consummated prior to the Distribution Date. Stockholder approval is not being sought for any elements of the restructuring plan other than the Distribution.


     For a description of the reasons for the Distribution, see "The Distribution -- Background and Reasons for the Distribution."

VOTING RIGHTS AND PROXY INFORMATION


     Only holders of record of shares of Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Such holders of shares of Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. As of June 2, 1997, there were approximately 102,775,000 shares of Common Stock outstanding held by approximately 37,673 stockholders of record. The Corporation has called all of the issued and outstanding shares of the Corporation's $.732 Series A Convertible Preference Stock (the "DECS") for redemption. The redemption price for the DECS was paid, in accordance with the Certificate of Designation for the DECS, by the delivery of an equivalent value of shares of Common Stock. Holders of DECS who have not surrendered their certificates representing DECS for certificates representing Common Stock prior to the Annual Meeting Record Date are not entitled to vote on the matters to be considered at the Annual Meeting. The effective date of the redemption was May 15, 1997. Pursuant to the Certificate of Designation of the Corporation's Convertible Preferred Stock, 7% Series (the "Convertible Preferred Stock"), all of the outstanding shares of the Convertible Preferred Stock were converted into Common Stock effective May 27, 1997. Holders of certificates representing Convertible Preferred Stock are entitled to notice of and to vote on the matters to be considered at the Annual Meeting as if such holders had surrendered their certificates representing shares of Convertible Preferred Stock for certificates representing Common Stock prior to the Annual Meeting Record Date.



     The presence, either in person or by properly executed proxy, of the holders of a majority of the then outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. The election of directors pursuant to Proposal One requires the affirmative vote of a plurality of the votes cast by shares entitled to vote at a meeting at which a quorum is present. The ratification and approval of the Corporation's independent public accountants pursuant to Proposal Two requires that the affirmative votes cast exceed the negative votes cast. The affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock is required to approve the Distribution pursuant to Proposal Three. Under the Corporation's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions as to Proposal Three regarding the Distribution will have the same effect as votes against such proposal. However, abstentions as to Proposal One or Proposal Two and broker non-votes as to any proposal will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes cast for or against such proposals.


     All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" each proposal in accordance with the Board of Directors' recommendations as set forth herein.

     In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Corporation believes that additional time should be allowed for the solicitation of proxies, the Corporation may adjourn the Annual Meeting with or without a vote of the stockholders. If the Corporation proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares for which they have voting authority in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the transfer agent for the Company, First Chicago Trust Corporation of New York, 30 West Broadway, New York, New York 10007 (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).


     The Corporation will bear the cost of the solicitation. In addition to solicitation by mail, the Corporation will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Corporation, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. In addition, the Corporation has retained Georgeson & Company, Inc. to assist in the solicitation for a base fee of $10,000 plus expenses.

NO APPRAISAL RIGHTS

     Stockholders of the Corporation will not be entitled to appraisal rights under Delaware law in connection with the Distribution or any other proposals set forth in this Proxy Statement.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

     The number of directors of the Corporation, as determined by the Board under Article Fifth of the Corporation's Restated Certificate of Incorporation, is currently seven. In connection with the initial public offering of Monterey Common Stock (the "Monterey IPO") in November 1996, Michael A. Morphy, Craig A. Huff (who was chosen to fill the vacancy created by the retirement of Robert D. Krebs from the Board) and Robert F. Vagt resigned from the Board to serve on Monterey's Board of Directors. No directors will be elected to replace the members of the Board who resigned to take positions on Monterey's Board of Directors. The terms of two present directors expire in 1997, and two directors are to be elected at the 1997 annual meeting for a term of three years. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualify. The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is not contemplated that either of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the persons acting under it.

     Unless otherwise indicated, each director listed below has served in his or her present occupation for at least five years. The indicated periods of service as a director of the Corporation include service during the time the Corporation was a wholly owned subsidiary of Santa Fe Pacific Corporation ("SFP"). Ages are as of February 1, 1997.

NOMINEES

     The nominees for election as directors to be elected for a term of three years ending in 2000 are the following:

                                                                FIRST
                       NAME, AGE AND                          ELECTED A
                    BUSINESS EXPERIENCE                       DIRECTOR
                    -------------------                       ---------
MARC J. SHAPIRO, 49.........................................  1990
  Chairman and Chief Executive Officer of Texas Commerce
  Bank National Association ("Texas Commerce Bank")
  (banking) since 1987, and a member of the Policy Council
  of Chase Manhattan Corporation (successor to the
  Management Committee of Chemical Banking Corporation)
  since December 1991. Mr. Shapiro is also a director of
  Browning-Ferris Industries, Burlington Northern Santa Fe
  Corporation and a trustee of Weingarten Realty Investors.
WILLIAM E. GREEHEY, 60......................................  1991
  Chairman of the Board, Chief Executive Officer and
  director of Valero Energy Corporation (refining and
  marketing, gas transmission and processing) since 1983.
  Mr. Greehey is also a director of Weatherford-Enterra.

     THE BOARD OF DIRECTORS OF THE CORPORATION UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CONTINUING DIRECTORS


     The directors continuing in office until 1998 are the following:

                                                                FIRST
                       NAME, AGE AND                          ELECTED A
                    BUSINESS EXPERIENCE                       DIRECTOR
                    -------------------                       ---------
MELVYN N. KLEIN, 55.........................................    1993
  Attorney and Counselor at Law; private investor; the sole
  stockholder of a general partner in GKH Partners, L.P. Mr.
  Klein is also a principal of Questor Management Company,
  and director of Anixter International and Bayou Steel
  Corporation (specialty steel manufacturer).
JAMES L. PAYNE, 59..........................................    1986
  Chairman of the Board, President and Chief Executive
  Officer of the Corporation since June 1990. Mr. Payne was
  President of Santa Fe Energy Company, a predecessor in
  interest of the Corporation from January 1986 to January
  1990 when he became President of the Corporation. Mr.
  Payne is also a director of Pool Energy Services Co.
  (oilfield services), and Monterey.

     The directors continuing in office until 1999 are the following:


                                                                FIRST
                       NAME, AGE AND                          ELECTED A
                    BUSINESS EXPERIENCE                       DIRECTOR
                    -------------------                       ---------
ALLAN V. MARTINI, 69........................................    1990
  Retired Vice President Exploration/Production and director of Chevron Corporation (petroleum operations) since August
  1988. Mr. Martini served in that position from July 1986
  until his retirement.
REUBEN F. RICHARDS, 67......................................    1992
  Chairman of the Board, Terra Industries Inc.
  (agribusiness) from December 1982 until retirement in
  March 1996. Chief Executive Officer thereof from December
  1982 to May 1991 and President thereof from July 1983 to
  May 1991; Chairman of the Board, Engelhard Corporation
  (specialty chemicals, engineered materials and precious
  metals management services) from May 1985 to December 1994 and director thereof since prior to 1990; Director,
  Minorco (U.S.A.) Inc., Chairman of the Board from May 1990 to March 1996 and Chief Executive Officer and President
  from February 1994 to March 1996. Mr. Richards is also a
  director of Ecolab, Inc. (cleaning and sanitizing
  products), Engelhard Corporation, Potlatch Corporation
  (forest products), and Minorco.
KATHRYN D. WRISTON, 57......................................    1990
  For the past five years, director of various corporations
  and organizations, including Northwestern Mutual Life
  Insurance Company and the Stanley Works and a Trustee of
  the Financial Accounting Foundation.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Shapiro, a director of the Corporation, is Chairman and Chief Executive Officer of Texas Commerce Bank. Since July 1, 1990, the Corporation has entered into agreements with Texas Commerce Bank or affiliates thereof providing for cash management, lending, depository and other banking services in the normal course of business. Texas Commerce Bank also issued standby letters of credit with various expiration dates for security and environmental requirements totaling $4,206,854 as of December 31, 1996. Texas Commerce Bank is also the Trustee of the Corporation's Retirement Income Plan. Finally, effective November 19, 1992, the Corporation in return for cash contributed certain oil and gas interests to the Santa Fe Energy Trust which in turn issued Secure Principal Energy Receipts(TM) evidencing an interest in the Trust and a United States Treasury Obligation. Texas Commerce Bank is the Trustee of the Trust and acts as registrar and transfer agent of the Secure Principal Energy Receipts.(TM) During 1996 the Corporation paid Texas Commerce Bank interest in the amount of $76,144 for loans to the Corporation and fees for various services in the amount of $320,798

(which does not include $34,274 paid from the Retirement Income Plan Trust). Mr. Shapiro has no direct or personal interest in these banking arrangements. His interest arises only because of his positions as an officer of Texas Commerce Bank and a director of the Corporation. Mr. Shapiro has abstained from voting on any issues involving the relationships between the Corporation and Texas Commerce Bank. In the opinion of the Corporation, the fees paid to Texas Commerce Bank for the services performed are normal and customary.

     Mr. Shapiro is also a director of Burlington Northern Santa Fe Corporation which, as a result of a business combination in September 1995, became the successor in interest to SFP. In connection with the distribution of shares of the Corporation's common stock by SFP in 1990, the Company and SFP entered into an agreement to protect SFP from federal and state income taxes, penalties and interest that would be incurred by SFP if the distribution of such stock was determined to be a taxable event resulting primarily from actions taken by the Corporation during a one-year period that ended on December 4, 1991. If the Corporation were required to make payments pursuant to the agreement, such payments could have a material adverse effect on its financial condition; however, the Corporation does not believe that it took any actions during such one-year period that would have such an effect. Mr. Shapiro has no direct or personal interest in the above described transaction. His interest arose only because of his position as a director of Burlington Northern Santa Fe Corporation and as a director of the Corporation.

     For periods prior to the date of the distribution of the Corporation's stock by SFP, the Corporation was included in the consolidated federal income tax return filed by SFP as the common parent for itself and its subsidiaries. Pursuant to the Agreement for the Allocation of the Consolidated Federal Income Tax Liability Among the Members of the SFP Affiliated Group and various state agreements for the allocation of tax liability among the SFP Group between SFP and its subsidiaries, the Corporation paid to SFP an amount approximating the federal income tax liability and for years 1989 and 1990 the state income tax liability it would have paid if it and its subsidiaries were members of separate consolidated groups. These amounts were payable regardless of whether the SFP consolidated group, as a whole, had any current federal or state income tax liability. Pursuant to the Agreement Concerning Taxes between SFP and the Corporation, after the distribution of the Corporation's Stock additional payments to or refunds from SFP may be made if there is an audit, carryover or similar adjustment subsequently made that impacts the computation of amounts paid SFP as described above.

     Mr. Payne is also a director of Pool Energy Services Co. which provides various oilfield services. During 1996 the Corporation paid Pool subsidiaries an aggregate of $7,094,573 for services performed on properties operated by the Corporation. Mr. Payne has no direct or personal interest in these services. His interest arises only because of his position as an officer of the Corporation and a director of Pool Energy Services Co. In the opinion of the Corporation, the amounts paid for services performed by Pool were competitive and were normal and customary in the industry.

     Mr. Klein is the sole stockholder of a general partner in GKH Partners, L.P. ("GKH"). The Corporation entered into an Agreement Regarding Shelf Registration dated March 24, 1995, with HC Associates ("HC") which owns more than 5% of the Corporation's common stock whereby the Corporation agreed that upon written demand (which demand may be submitted to the Corporation once, provided such registration is effected and the registration statement is declared effective) from HC, GKH, GKH Investments, L.P., Ernest H. Cockrell Texas Testamentary Trust or Carol Cockrell Jennings Texas Testamentary Trust (collectively, the "Selling Stockholders") at any time prior to March 27, 2000 to file with the Securities and Exchange Commission a registration statement to register the offer and sale, from time to time, by the Selling Stockholders of up to 5,203,091 shares of the Corporation's common stock beneficially owned by them as of March 24, 1995, subject to certain specified restrictions. The Corporation is obligated to pay all expenses incidental to such registration, excluding underwriting discounts, commissions, fees or disbursements of legal counsel for the Selling Stockholders. This agreement was amended in 1997 to include two demand rights (provided that any one demand cover at least 40% of its holdings) and up to two piggyback rights.

     See also "-- Compensation Committee Interlocks and Insider Participation" and "-- Security Ownership of Certain Beneficial Owners." With respect to certain fees which will be payable to affiliates of Texas

Commerce Bank and to GKH upon consummation of the Distribution, see Note 2 to the Consolidated Financial Statements of the Corporation.

OTHER INFORMATION CONCERNING DIRECTORS

     In 1996, the Board met eight times, and each member of the Board as it was composed at the time attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

DIRECTORS COMPENSATION

     Directors who are not employees of the Corporation or its subsidiaries receive an annual cash retainer fee of $10,000 (plus an additional $2,000 annual retainer for the committee chairmen). Non-employee directors also receive a fee of $1,000 for each meeting of the Board attended, and a fee of $1,000 for each committee meeting attended plus expenses. In addition, pursuant to the Corporation's 1990 Incentive Stock Compensation Plan, as amended in 1996 (the "Stock Plan"), non-employee directors receive annually (i) 1,000 shares of Common Stock with a six-month restriction period during which such shares cannot be transferred and (ii) 5,000 Non-Qualified Stock Options ("NQSOs") per year having a strike price of the Fair Market Value (as defined in the Stock Plan) on the date of grant. In addition, all newly elected directors receive a one-time grant of 10,000 NQSOs with a strike price of the Fair Market Value on the date the director is first elected. In connection with the amendment of the Stock Plan in 1996, current directors received a similar one-time grant of 10,000 NQSOs effective February 1, 1996.

BOARD COMMITTEES

     In 1996, the Board maintained Audit, Compensation and Benefits, the Executive, Nominating and Pension Committees. Following are the members of each committee and brief descriptions of the functions of the Board Committees. All chairmen of the above committees are non-employee directors.

     The members of the Audit Committee are Kathryn D. Wriston (Chairman), Marc
J. Shapiro and Melvyn N. Klein. The principal functions of the Audit Committee, which met three times in 1996, include overseeing the performance and reviewing the scope of the audit function of independent accountants. The Audit Committee also reviews, among other things, audit plans and procedures, the Corporation's policies with respect to conflicts of interest and the prohibition on the use of corporate funds or assets for improper purposes, changes in accounting policies, and the use of independent accountants for non-audit services.

     The members of the Compensation and Benefits Committee are William E. Greehey (Chairman), Kathryn D. Wriston and Reuben F. Richards. The principal function of the Compensation and Benefits Committee, which met five times in 1996, is to administer all executive compensation and benefit plans of the Corporation. Members of the Compensation and Benefits Committee are not eligible to participate in any benefit plans of the Corporation that they administer except the Stock Plan pursuant to which grants may be made only as described above. In December 1996 the Pension Committee was abolished, and all its duties were assumed by the Compensation and Benefits Committee.


     The members of the Executive Committee are Melvyn N. Klein (Chairman), William E. Greehey, James L. Payne, Allan V. Martini and Reuben F. Richards. The Executive Committee, which met twice in 1996, may exercise, during periods between meetings of the Board of Directors, all powers of the Board in the management and business of the Corporation, subject to limitations imposed by the Bylaws, Certificate of Incorporation or applicable law.


     The members of the Nominating Committee are Allan V. Martini (Chairman), Kathryn D. Wriston and James L. Payne. The Nominating Committee, which met twice in 1996, receives recommendations for review and evaluates the qualifications of and selects and recommends to the Board of Directors, nominees for election as Directors. The Nominating Committee will consider nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent in writing to the Secretary of the Corporation not less than 30 days nor more than 60 days prior to the annual meeting.


     The members of the Pension Committee were a former director as Chairman, James L. Payne and Allan V. Martini. The duties of the Pension Committee, which met once in 1996, included reviewing the actions of the Pension Administration and Pension Investment Committees which are composed of the employees of the Corporation, making recommendations to the Board of Directors concerning future membership of such committees and such other recommendations as may be necessary or appropriate, and recommending to the Board of Directors substantive amendments to the Corporation's retirement plan which do not change benefit levels. The duties of the Pension Committee were assumed by the Compensation and Benefits Committee in December 1996.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     To the best of the Corporation's knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Common Stock, Convertible Preferred Stock or DECS based upon the number of shares outstanding on May 1, 1997:


                                                                   NUMBER OF
                                           NUMBER OF               SHARES OF
                                           SHARES OF    PERCENT   CONVERTIBLE   PERCENT               PERCENT
                                             COMMON       OF       PREFERRED      OF      NUMBER OF     OF
            NAME AND ADDRESS                STOCK(1)     CLASS       STOCK       CLASS      DECS       CLASS
            ----------------               ----------   -------   -----------   -------   ---------   -------
HC Associates(2).........................   5,203,091      5.7%          --        --            --       --
  200 West Madison Street
  27th Floor
  Chicago, Illinois 60606
Neuberger & Berman, LLC(3)...............   4,535,168      5.0%          --        --            --       --
  605 Third Ave.
  New York, New York 10158
Merrill Lynch & Co., Inc.(4).............  10,126,285     11.1%      64,393       5.0%      500,000      4.7%
  World Financial Center, North Tower
  250 Vesey Street
  New York, NY 10281
Oppenheimer Funds, Inc.(5)...............          --       --           --        --       825,000      7.7%
  Two World Trade Center
  Suite 3400
  New York, New York 10048
FMR Corp.(6).............................   9,388,321     10.3%          --        --     2,498,800     23.4%
  82 Devonshire Street
  Boston, Massachusetts 02109


     Following a Special Conversion Event (as defined in the Certificate of Designation) all outstanding shares of Convertible Preferred Stock, of which there were 1,208,412 shares outstanding as of May 1, 1997, were mandatorily converted into 1.8519 shares of Common Stock for each share of Convertible Preferred Stock on May 27, 1997. The DECS, of which there were 10,700,000 shares outstanding as of December 31, 1996, were called for redemption by the Corporation effective May 15, 1997 and converted into 0.8474 share of Common Stock for each DECS by such date.

---------------

(1) Each holder has claimed sole voting and investment power concerning these shares except as noted below. The number of shares of Common Stock does not include shares issuable upon conversion of preferred stock.

(2) As reported at May 31, 1995, HC Associates, a Delaware general partnership ("HC") is the owner of 5,203,091 shares (approximately 5.7 percent) of Common Stock. HC was organized in December 1992 for the purpose of, among other things, acquiring, holding, selling, exchanging and otherwise dealing with shares of Common Stock. The partners of HC (and their respective percentage interests in HC) are GKH Investments, L.P. (the "GKH Fund") (92.743659%), GKH, as nominee for GKH Private Limited ("GKHPL") (3.506491%), Ernest H. Cockrell Texas Testamentary Trust (1.874963%) and Carol Cockrell Jennings Texas Testamentary Trust (1.874965%). The sole general partner of the GKH Fund, a Delaware limited partnership, is GKH. Pursuant to a management agreement, GKH manages assets on behalf of GKHPL. The number of shares described above do not include 39,100 shares of Common Stock acquired in September 1994 by GKH on behalf of GKHPL and the GKH Fund. The general partners of GKH are JAKK Holding Corp., a Nevada corporation ("JAKK"), DWL Lumber Corporation, a Delaware corporation ("DWL"); and HGM Associates Limited Partnership, an Illinois limited partnership ("HGMLP"). The sole general partner of HGMLP is HGM Corporation, a Nevada corporation ("HGM"). Melvyn N. Klein is the sole director and stockholder of JAKK and serves as its president, treasurer and secretary. Mr. Klein disclaims beneficial ownership of the shares of Common Stock owned by HC, GKH, GKHPL and the GKH Fund. Dan W. Lufkin is president, director and sole stockholder, Craigh Leonard is secretary and a director and Douglas J. McBride is assistant secretary and a director of DWL. Jay A. Pritzker is a director and Chairman of the Board, Thomas J. Pritzker is president and a director, Glen Miller is vice president and treasurer and Harold S. Handelsman is vice president and secretary of HGM.

(3) As reported at February 13, 1997, Neuberger & Berman, LLC ("Neuberger") is deemed to be a beneficial owner of 4,535,168 shares of Common Stock for the purpose of Rule 13(d) since it has shared power to make decisions whether to retain or dispose of the securities of many unrelated clients. Neuberger does not however have any economic interest in the securities of these clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities.

    Principals of Neuberger & Berman, LLC own 438,700 shares of Common Stock. The principals own these shares in their own personal securities accounts. Neuberger disclaims beneficial ownership of these shares since they were purchased with each principals' personal funds and each principal has exclusive dispositive and voting power over the shares held in their respective accounts.


    Neuberger & Berman Profit Sharing Retirement Plan owns 290,100 shares. Such shares are held in a securities account in the name of the Plan with Neuberger and are held in street name. The Plan's sole beneficial owners are current and former Neuberger employees and Principals who are Plan participants. Neuberger & Berman Trust Company (a wholly owned affiliate of Neuberger) is trustee of the Plan. One principal of Neuberger makes day-to-day investment decisions for the Plan. Neuberger disclaims beneficial ownership of these shares.


(4) As reported at February 11, 1997, Merrill Lynch & Co., Inc., a Delaware corporation ("ML & Co."), Merrill Lynch Group, Inc., a Delaware corporation ("ML Group"), whose address is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, and Princeton Services, Inc., a Delaware corporation ("PSI"), whose address is 800 Scudders Mill Road, Plainsboro, New Jersey 08536, are parent holding companies pursuant to
    Section 240, 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 (the "Exchange Act"). The relevant subsidiaries of ML & Co. are Merrill Lynch Pierce, Fenner & Smith Incorporated, a Delaware corporation with its principal place of business at 250 Vesey Street, New York, New York 10281 ("MLPF&S"), ML Group and PSI, which is the general partner of Merrill Lynch Asset Management, L. P. (d/b/a) Merrill Lynch Asset Management ("MLAM"). The relevant subsidiaries of ML Group are PSI and certain Merrill Lynch trust companies.

    ML & Co. may be deemed to be the beneficial owner of the reported securities of the Corporation as set forth by virtue of its control of its wholly owned subsidiaries, ML Group and MLPF&S.

    MLPF&S, a wholly owned direct subsidiary of ML & Co. and a broker-dealer registered pursuant to the Exchange Act, holds certain of the reported securities in proprietary trading accounts and may be deemed to be the beneficial owner of securities held in customer accounts over which MLPF&S has discretionary power and in unit investment trusts for which MLPF&S is the sponsor.

    ML Group, a wholly owned direct subsidiary of ML & Co., may be deemed to be the beneficial owner of the reported securities of the Corporation as set forth by virtue of its control of (i) its wholly owned subsidiary, PSI, and
    (ii) certain Merrill Lynch trust companies, each of which is a wholly owned subsidiary of ML Group and a bank as defined in Section 3(a)(6) of the Exchange Act.

    One or more Merrill Lynch trust companies or institutions, each of which is a bank as defined in Section 3(a)(6) of the Exchange Act, may be deemed the beneficial owner of certain of the reported securities of the Corporation held by customers in accounts over which such trust companies or institutions have the discretionary authority.

    PSI, a wholly owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of certain of the reported securities of the Corporation as set forth by virtue of its being the general partner of MLAM.

    MLAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. MLAM may be deemed to be the beneficial owner of certain of the reported securities of the Corporation as set forth by virtue of its acting as investment advisor to one or more investment companies registered under
    Section 8 of the Investment Company Act of 1940, and/or to one or more private accounts.

     A registered investment company advised by MLAM, Merrill Lynch Growth Fund for Investment for Retirement is the beneficial owner of 9,000,000 shares of the Common Stock as reported and is a reporting person hereunder.

     ML&Co., ML Group and PSI disclaim beneficial ownership of the securities of the Corporation reported.

(5) As reported at February 10, 1997, the Board of Directors or Trustees of the registered investment companies managed by Oppenheimer Funds, Inc. ("OFI") and owning the shares of the DECS shown can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such funds; however, the Boards of Trustees of such funds have delegated these responsibilities to OFI as the funds' investment advisor under its investment advisory agreement. OFI has an interest relating to 7.5% of the securities noted by virtue of the interest of 7.5% of such securities owned by such funds. OFI disclaims ownership of such securities except as expressly stated above.

(6) As reported at February 14, 1997, as of December 31, 1996, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 8,980,198 or 9.9% of the Common Stock and 1,879,600 shares or 17.6% of the DECS as a result of acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

    Edward C. Johnson III, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 8,980,198 shares of Common Stock and 1,879,600 shares of Preferred Stock owned by the funds. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

    Fidelity Management Trust Company ("FMT"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp., and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 408,123 shares or less than 1% of the Common Stock and 619,200 shares or 5.8% of the DECS as a result of its serving as an investment manager of certain institutional accounts. Mr. Johnson and FMR Corp., through its control of FMT, each has sole dispositive power over these shares and the sole power to vote or direct the vote over a portion of the shares and no power to vote or direct the voting of the balance of such shares.

    Members of Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. and Abigail
    P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the amount of Common Stock beneficially owned as of May 1, 1997 by each of the directors, by each of the executive officers, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown. The percent of class is based on the number of shares of Common Stock outstanding on May 1, 1997.



                                                                 SHARES
                     NAME OF DIRECTOR,                           OWNED        PERCENT
                 EXECUTIVE OFFICER OR GROUP                   BENEFICIALLY    OF CLASS
                 --------------------------                   ------------    --------
William E. Greehey..........................................      49,726         --
Melvyn N. Klein(1)..........................................   5,063,203        5.5%
Allan V. Martini............................................      22,907         --
Reuben F. Richards..........................................      21,387         --
Marc J. Shapiro.............................................      36,707         --
Kathryn D. Wriston..........................................      21,629         --
James L. Payne(2)...........................................     999,268        1.0%
Jerry L. Bridwell(3)........................................     370,383         --
Hugh L. Boyt(4).............................................     291,929         --
R. Graham Whaling(5)........................................      36,986         --
Directors and Executive Officers as a Group(15)(6)..........   7,390,846        8.0%


---------------

(1) Includes 5,048,083 shares of Common Stock which may be deemed to be owned by GKH primarily through its participation in HC Associates. See "-- Security Ownership of Certain Beneficial Owners" for a description of ownership of Common Stock by HC Associates. Mr. Klein is the sole stockholder of one of the general partners in GKH, the general partner of GKH Investments, L.P. and the nominee for GKH Private Limited and disclaims beneficial ownership of the shares held by HC Associates. Also includes 15,000 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $10.2292.


(2) Mr. Payne's stock ownership includes 48,237 shares of Common Stock arising from participation in the Corporation's Savings Investment Plan and 722,890 shares of Common Stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $12.7344. In addition, Mr. Payne's total includes 1,000 shares owned by his wife. Mr. Payne disclaims beneficial ownership of these shares. Finally, as of May 1, 1997, Mr. Payne owned 3,000 DECS.



(3) Mr. Bridwell's stock ownership includes 37,007 shares of Common Stock arising from participation in the Corporation's Savings Investment Plan and 273,839 shares of Common Stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $13.5447.



(4) Mr. Boyt's stock ownership includes 6,786 shares of Common Stock arising from participation in the Corporation's Savings Investment Plan and 225,245 shares of Common Stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $11.5275.


(5) Mr. Whaling's stock ownership includes 1,790 shares of Common Stock arising from participation in the Corporation's Savings Investment Plan.



(6) The stock ownership described includes 118,895 shares arising from participation in the Corporation's Savings Investment Plan and 1,649,805 shares which could be received upon the exercise of options within 60 days.


REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

     The Compensation and Benefits Committee (the "Committee") has been chartered by the Board to review salaries and other compensation of officers, including Mr. Payne, the Company's Chief Executive Officer, and key employees on an annual basis. Following review, the Committee submits recommendations to the Board regarding such salaries and compensation. In addition, the Committee selects officers and key employees for participation in incentive compensation plans, establishes performance goals for those officers and key employees who participate in such plans and reviews and monitors benefits under all employee plans of the Corporation.

     Although Mrs. Wriston appears below as a member of the Committee she was appointed as such in December 1996 and did not participate as a member in any meetings held during 1996.

  Compensation Policies for Executive Officers

     As a result of an extensive review undertaken in 1995 with the assistance of Hay Management Consultants, a performance-based executive compensation program was developed. The Committee believes the program is competitive, reinforces the Corporation's business strategy and supports objectives for enhanced shareholder value. It is designed to attract, retain and motivate key employees by providing total compensation opportunities consistent with those maintained by the Corporation's peer group. The group used for this purpose includes companies from the peer group used for purposes of the performance graph, which companies the Committee believes approximate the Corporation's size and asset mix. The program allows compensation to vary significantly based on performance results, balance objectives for short-term operating performance with longer term performance, and encourage stock ownership among key employees.

     Base salaries for the executive group are maintained near the median competitive position for comparable positions among the peer group. Annual incentive opportunities are targeted to provide compensation between a median and upper quartile of the Corporation's peer group described above. Long-Term incentive opportunities are provided through grants of stock options and Phantom Units made pursuant to the Stock Plan and are targeted between median and upper quartile award levels with upside opportunities based on sustained performance and creation of shareholder value.

     As a result of the review of the peer group undertaken in 1996 and in light of the proposed Distribution, it was determined that no salary increases be given to the executive officers in 1996. Mr. Whaling's salary was increased in November 1996 by action of the Monterey board of directors in recognition of his assumption of the duties of the Chairman of the Board and Chief Executive Officer of Monterey.


     Annual incentives are provided through the Incentive Compensation Plan (the "IC Plan"). Goals are established which, if met at the target objective, will result in the executive officer being paid 50 percent of the maximum amount for which the individual is eligible. All executive officers participate in the IC Plan with maximum payout percentages in 1996 (before the possible adjustments discussed below) of base salary ranging from 100 percent for Mr. Payne through 50 percent for all other executive officers. The Committee may increase or decrease the ultimate award by 25 percent at its discretion. In addition, by electing to forego all or a portion of the cash segment of the award, a participant may elect to receive an amount of Restricted Stock under the Stock Plan equal to an additional $1 in value for each $2 of cash given up.


     The goals established for 1996 were based upon discretionary cash flow per share, production, reserve replacement, the performance of the Common Stock as compared to the peer group shown in the performance graph, general and administrative expense and a discretionary award. The awards were subject to reduction by 50 percent in the event the Corporation failed to achieve net income to common shareholders. Discretionary cash flow per share is defined as net cash provided by operating activities before changes in operating assets and liabilities minus exploration dry hole costs plus total exploration expense minus capitalized interest minus preferred dividends divided by the average number of common shares outstanding. Each goal was weighted equally with the exception of general and administrative expense and the discretionary award and with the exception of the stock performance goal and discretionary award were compared against profit plan projections. The discretionary cash flow, reserve replacement, production and stock price performance goals were met in full. After deducting expenses relating to the reconfiguration program undertaken in 1996, the general and administrative expense goal was met in full and the entire amount of the discretionary award was granted. Although the Corporation did not achieve net income to common shareholders, the Committee decided not to reduce the ultimate payout since a positive net income would have resulted but for non-recurring expenses relating to the reconfiguration program.


     The payout of the awards under the IC Plan were initially set to be made 75 percent in cash and 25 percent in Bonus Stock granted pursuant to the Stock Plan. Participants were allowed to elect prior to the beginning of the 1996 Plan year to forego all or a portion of the cash payment in return for the receipt of Restricted Stock on the basis of an additional $1 in value for each $2 of cash given up. These shares are subject to forfeiture in certain events and will vest one-third per year over a three-year period. The number of shares of Restricted Stock granted to Mr. Payne and other executive officers listed in the Summary Compensation Table are described in a footnote to that table.


     In addition to the above described cash and stock payments, the executive officers and key employees are eligible to participate in other grants made under the Stock Plan. In order to further the identity of interest of employees with that of its stockholders, all forms of compensation under the Stock Plan relate to Common Stock.

     Prior to the Monterey IPO, the Committee took action to cause the acceleration of vesting of certain outstanding NQSOs and the payout of Phantom Units. NQSOs granted to executive officers and key employees under the Stock Compensation Plan prior to the July 1996 grant described below vested in full in September 1996. In addition, the Performance Units granted in January 1996 paid out in shares of Common Stock at the target level in November 1996.

     As a result of this acceleration Mr. Payne received early vesting on 300,000 NQSOs with a strike price of $9.5625. The other executive officers received early vesting on NQSOs ranging in amounts from 62,500 with a strike price of $8.00 in the case of Mr. Whaling, 100,000 each with a strike price of $9.5625 to several other executive officers to 12,666 each with a strike price of $7.875 to several other executive officers. The early payout of the Phantom Units resulted in the receipt by Mr. Payne of 34,335 shares of Common Stock with the other individuals listed in the Summary Compensation Table receiving 9,375 shares and the remaining individuals participating in the grant receiving awards ranging from 9,375 to 5,833 shares.

     In July 1996, as part of the strategy discussed above the Committee granted Mr. Payne, the executive officers and other key employees NQSOs as noted in the table entitled "Option/SAR Grants in Last Fiscal Year." In December 1996, the Committee granted additional NQSOs to Mr. Payne, selected executive officers and key employees in the amounts noted in such table. All grants were made at fair market value and vest as to one-third of the grant per year over a three-year period. The Committee did not accelerate the vesting of these grants and the Distribution will not cause any acceleration.

     Finally, also as part of the strategy discussed above, in December 1996, the Committee granted a total of 81,787 Performance Units to seventeen individuals, including Mr. Payne and the executive officers. Mr. Payne received 23,679 Phantom Units, the executive officers listed in the Summary Compensation Table (other than Messrs. Whaling and Rosinski) received 6,610 and the remaining individuals participating in the grant received Units in amounts ranging from 6,610 to 2,414. The Units are earned over a three-year period commencing January 1, 1997 with ultimate payout if any to be made in an equivalent number of shares of Common Stock. The Committee established four equally weighted goals which must be attained over this three-year period. Full payout will result if discretionary cash flow (as described above) and production volumes equal the three-year projected levels established by the 1997 profit plan, the Common Stock price performance (after deletion at the outset of the implied value of Monterey) equals the S&P 500 Index over the three-year period and the Common Stock price at the end of the three years equals an established target. If the above goals are substantially exceeded, possible payouts may increase by 100 percent. Failure to meet a threshold goal level will result in the reduction or total elimination of a payout.

  Chief Executive Compensation

     The review of executive compensation discussed above included a review of Mr. Payne's compensation. As in the case of the executive officers as a result of the review of the peer group and in light of the proposed Distribution, it was determined that Mr. Payne's salary not be increased in 1996. Mr. Payne did receive a grant of 100,000 NQSOs with a strike price of $11.625 in July and another grant of 125,000 NQSOs with a strike price of $13.75 in December. Further as a result of the Committee action described above, the vesting on 300,000 NQSOs with a strike price of $9.5625 was accelerated in September and 34,335 Performance Units paid out early in the amount of an equal number of shares of Common Stock.

  Section 162(m) of the Internal Revenue Code of 1986, as amended

     The Committee continues to review implications of the $1 million pay cap rules set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended, and takes this into account when establishing and reviewing compensation policies.

                                            Compensation and Benefits Committee

                                            William E. Greehey, Chairman
                                            Reuben F. Richards
                                            Kathryn D. Wriston

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation and Benefits Committee was an officer or employee of the Corporation in 1994, 1995 or 1996. Mr. Greehey is Chairman of the Board and Chief Executive Officer of Valero Energy Corporation. During 1996, an affiliate of Valero paid the Corporation $635,841 for compression of natural gas. These fees were determined on an arm's length basis. Mr. Greehey did not have a direct or personal interest in the above transactions and his interest arises only because of his position as an officer and director of Valero and as a director of the Corporation.

     Mr. Richards is the former Chairman of the Board, Chief Executive Officer and President of Minorco (USA) and is a director of its parent Minorco. On March 8, 1996, Minorco (USA) disposed of 8,712,327 shares of Common Stock which it held. Pursuant to the terms of a registration rights agreement dated December 10, 1991, and effective as of May 19, 1992 the Corporation paid substantially all expenses incidental to the registration of these shares, excluding underwriting discounts and commissions. Mr. Richards did not have a direct or personal interest in this transaction and his interest arises only because of his former position as an officer and director of Minorco (USA) and a director of Minorco and the Corporation.

EXECUTIVE COMPENSATION TABLES

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                        ANNUAL COMPENSATION    COMPENSATION      PAYOUTS
                                       ---------------------   -------------   ------------
                                                                SECURITIES                     ALL OTHER
                                                                UNDERLYING         LTIP       COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR    SALARY $   BONUS $(1)   OPTIONS/SARS#   PAYOUTS $(2)       $(3)
 ---------------------------   ----    --------   ----------   -------------   ------------   ------------
James L. Payne...............  1996    515,000     708,125        225,000        515,025         30,900
  Chairman of the Board        1995    433,250     284,922             --             --         24,150
  Chief Executive Officer      1994    406,000     300,000             --             --         18,983
  and President
R. Graham Whaling............  1996(4) 236,538     243,930         35,000        140,625         19,993
  Senior Vice President and    1995    225,000     109,766        250,000             --          6,000
  Chief Financial Officer      1994         --          --             --             --             --
Hugh L. Boyt.................  1996    230,000     215,625         70,000        140,625         13,800
  Senior Vice President --     1995    210,731     103,938             --             --          9,432
  Production                   1994    204,308     102,971             --             --         10,489
Jerry L. Bridwell............  1996    230,000     172,500         70,000        140,625         12,420
  Senior Vice President --     1995    207,080     107,000             --             --         11,246
  Exploration and Land         1994    199,440     100,518             --             --         10,295
Michael J. Rosinski(5).......  1996    200,000     206,250         17,500        140,625        455,750
  Senior Vice President --     1995    194,675      91,200             --             --         11,026
  Marketing and Environmental  1994    192,900      97,222             --             --          9,912

---------------


(1) Except for Mr. Rosinski's 1996 bonus, the bonus amounts shown, while determined on a cash basis, were actually paid partially in shares of Common Stock pursuant to the IC Plan. For 1994, Messrs. Payne, Boyt, Bridwell and Rosinski received 17,911, 6,148, 6,002 and 5,805 shares, respectively. For 1995, Messrs. Payne, Whaling, Boyt, Bridwell and Rosinski received 14,898, 1,818, 5,435, 5,595 and 4,769 shares, respectively. For 1996, Messrs. Payne, Whaling, Bridwell and Boyt received 6,460, 1,836, 3,067 and 2,084 shares of Bonus Stock and 41,200, 14,192, 0 and 9,200 shares of Restricted Stock, respectively. For 1996, Mr. Rosinski received his bonus in cash.


(2) The amounts reflect the value of the shares of Common Stock received as a result of the accelerated payout of Performance Units as of January 1, 1996.

(3) Amounts shown reflect matches made by the Corporation for employee contributions to the Santa Fe Energy Resources, Inc. Savings Investment Plan as well as the performance match. (See "-- Benefit Plans -- Savings Plan" for a description of the Savings Investment Plan and the performance match.) The performance match is contributed in the year following the performance and therefore total amounts shown for 1994, 1995 and 1996 include the match made for 1993, 1994 and 1995 results, respectively. The Corporation made a performance match in February 1997 for 1996 results for Messrs. Payne, Whaling, Boyt, Bridwell and Rosinski in the amount of $3,000 for each individual. In addition, amounts shown for 1996 also include the match made by the Corporation relating to deferrals under the Deferred Compensation Plan. (See "-- Benefit Plans -- Savings Plan" for a description of the Deferred Compensation Plan.) These amounts are also subject to the performance match outlined in the Savings Investment Plan. In February 1997 the Corporation allocated to accounts maintained by Messrs. Payne, Whaling, Boyt, Bridwell and Rosinski $7,300, $1,750, $1,600, $1,140 and $1,000,
    respectively, as a performance match. Amounts shown in 1996 for Mr. Whaling also include grossed up tax payments made to him relating to his relocation from Houston, Texas to Bakersfield, California. Finally, the amounts shown in 1996 for Mr. Rosinski also include $443,750 which he will receive pursuant to the terms of a severance arrangement.

(4) Mr. Whaling served as Senior Vice President and Chief Financial Officer until November 1996 when he resigned to assume the position of Chairman of the Board and Chief Executive Officer of Monterey.

(5) Mr. Rosinski's employment with the Corporation terminated on December 31, 1996.

                  AGGREGATED OPTION/SAR EXERCISES IN 1996 AND
                        1996 YEAR-END OPTION/SAR VALUES

                                                                                     VALUE OF
                                                                 NUMBER OF          UNEXERCISED
                                                                SECURITIES         IN-THE-MONEY
                                     SHARES                     UNDERLYING        OPTIONS/SARS AT
                                    ACQUIRED                    UNEXERCISED        YEAR-END 1996
                                   ON EXERCISE     VALUE      OPTIONS/SARS AT      EXERCISABLE/
              NAME                 DURING 1996    REALIZED     YEAR-END 1996     UNEXERCISABLE(1)
              ----                 -----------    --------    ---------------    -----------------
James L. Payne...................         --           --     722,890/225,000    1,832,812/240,625
R. Graham Whaling(2).............         --           --     250,000/35,000     1,468,750/78,750
Hugh L. Boyt.....................         --           --     225,245/70,000      625,312/83,125
Jerry L. Bridwell................         --           --     273,839/70,000      625,312/83,125
Michael J. Rosinski(3)...........     20,000      111,250     120,000/17,500      517,500/39,375

---------------

(1) The closing price of Common Stock on December 31, 1996 was $13.875.

(2) See footnote (1) under Option/SAR Grants in Last Fiscal Year for information concerning the cancellation of these options by the Corporation in return for the grant of options to Mr. Whaling by Monterey.

(3) Mr. Rosinski's employment with the Corporation terminated on December 31, 1996. Pursuant to the terms of a severance arrangement, Mr. Rosinski received $43,750 (the difference between the average of the high and low sales prices of the Common Stock on December 31, 1996 and the strike price of $11.625 per share multiplied by his unexercisable options) in return for the cancellation of his unexercised options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                     INDIVIDUAL GRANTS
                                ---------------------------                           POTENTIAL REALIZABLE
                                 NUMBER OF      PERCENT OF                              VALUE AT ASSUMED
                                 SECURITIES       TOTAL                               RATES OF STOCK PRICE
                                 UNDERLYING    OPTIONS/SARS   EXERCISE                   APPRECIATED FOR
                                OPTIONS/SARS    GRANTED TO    OR BASE                      OPTION TERM
                                  GRANTED      EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
             NAME                   (#)        FISCAL YEAR     ($/SH)       DATE        5%($)      10%(5)
             ----               ------------   ------------   --------   ----------   ---------   ---------
James L. Payne................    100,000            8%        11.625     07-02-06      731,090   1,852,720
                                  125,000           10%         13.75     12-11-06    1,080,925   2,739,250
R. Graham Whaling(1)..........     35,000            3%        11.625     07-02-06      255,881     648,452
Hugh L. Boyt..................     35,000            3%        11.625     07-02-06      255,881     648,452
                                   35,000            3%         13.75     12-11-06      302,659     766,990
Jerry L. Bridwell.............     35,000            3%        11.625     07-02-06      255,881     648,452
                                   35,000            3%         13.75     12-11-06      302,659     766,990
Michael J. Rosinski(2)........     17,500          1.5%        11.625     07-02-06      127,940     324,226


     All options described above are NQSOs granted pursuant to the Stock Plan. The NQSOs were granted at market on the date of grant and vest one-third per year over a three year period. These options were not accelerated by the transactions related to the Monterey IPO.
---------------


(1) Mr. Whaling resigned his position as Senior Vice President and Chief Financial Officer of the Corporation in November 1996 and assumed the position of Chairman of the Board and Chief Executive Officer of Monterey. Upon the closing of the Monterey IPO, Mr. Whaling received 112,500 NQSOs for Monterey Common Stock pursuant to the Monterey Resources, Inc. 1996 Incentive Stock Compensation

    Plan (the "Monterey Stock Plan") with a strike price of $14.50. These options vest one-fifth per year over a five year period but may not be exercised until one year following the consummation of the proposed Distribution. In addition, in December 1996, Monterey offered to replace NQSOs granted pursuant to the Stock Plan with NQSOs granted pursuant to the Monterey Stock Plan. Mr. Whaling accepted the offer and effective January 17, 1997, the 35,000 options described above were cancelled in return for a grant of 31,496 Monterey NQSOs with a strike price of $12.9185. In addition, 250,000 NQSOs granted under the Stock Plan in January 1995 with a strike price of $8.00 were cancelled in return for a grant of 224,969 NQSOs issued pursuant to the Monterey Stock Plan with a strike price of $8.8901. The newly granted NQSOs contain the same vesting schedule as the NQSOs they replaced but may not be exercised until one year following the consummation of the proposed Distribution even if fully or partially vested prior to that time.

(2) Mr. Rosinski's employment with the Corporation terminated on December 31, 1996. Pursuant to the terms of a severance arrangement these options were cancelled. See the table entitled "Aggregated Option/SAR Exercises in 1996 and 1996 Year-end Option/SAR Values."

                           LONG-TERM INCENTIVE PLANS
                                 AWARDS IN 1996

                                                                             ESTIMATED FUTURE PAYOUTS
                                         NUMBER OF        PERFORMANCE            UNDER NON-STOCK
                                       SHARES, UNITS    OR OTHER PERIOD         PRICE-BASED PLANS
                                         OR OTHER            UNTIL         ----------------------------
                                          RIGHTS         MATURATION OR     THRESHOLD   TARGET   MAXIMUM
                NAME                        (#)             PAYOUT            (#)       (#)       (#)
                ----                   -------------   -----------------   ---------   ------   -------
James L. Payne.......................     23,679         1/1/97-12/31/99     7,104     23,679   47,358
R. Graham Whaling....................         --                      --        --         --       --
Hugh L. Boyt.........................      6,610         1/1/97-12/31/99     1,983      6,610   13,220
Jerry L. Bridwell....................      6,610         1/1/97-12/31/99     1,983      6,610   13,220
Michael J. Rosinski..................         --                      --        --         --       --

     In December 1996, the individuals described above (as well as 14 other executive officers and key employees) received grants of Phantom Units pursuant to the Stock Plan in the amounts indicated. The grant was effective January 1, 1997 with the Units being earned over a three-year period. Ultimate payout, if any, is to be made in an equivalent number of shares of Common Stock. Four equally weighted goals have been established which must be attained over the three-year performance period. Full payout at the target level will result if discretionary cash flow and production volumes equal the three year projected levels established by the 1997 profit plan, the Common Stock price performance equals the S&P 500 Index over the three-year period and the Common Stock price at the end of the three years equals an established target. If the above goals are substantially exceeded possible payouts may increase to the maximum shown. Failure to meet a threshold level, shown above as the combined threshold level of all four goals, will result in a reduction or total elimination of a payout.

     Mr. Whaling did not receive a grant of Phantom Units but did receive 37,500 restricted shares of Monterey Common Stock pursuant to the Monterey Stock Plan. These shares vest as to one-fifth of the grant per year over a five year period. The grant is not contingent upon the attainment of goals but is subject to forfeiture in the event of termination of employment under certain circumstances.

PERFORMANCE GRAPH


     The following performance graph compares the performance of the Common Stock to the S&P 500 Index and to an index composed of 21 independent oil and gas companies which the Corporation believes have an asset base and operations which are comparable to those of the Corporation.


             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG

    SANTA FE ENERGY RESOURCES INC., THE S & P 500 INDEX AND A PEER GROUP(1)


        MEASUREMENT PERIOD           SANTA FE ENERGY
      (FISCAL YEAR COVERED)          RESOURCES INC.       PEER GROUP          S & P 500
12/91                                             100                100                100
12/92                                              98                117                108
12/93                                             106                141                118
12/94                                              92                127                120
12/95                                             110                152                165
12/96                                             159                202                203

 * $100 invested on 12/31/91 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

(1) This group of companies, which includes the Corporation, also currently includes Anadarko Petroleum Corp., Apache Corp., Barrett Resources Corp., Burlington Resources, Cabot Oil & Gas, Cross Timbers Oil Co., Devon Energy, Enron Oil & Gas, Louisiana Land & Exploration, Mitchell Energy & Development, Noble Affiliates, Inc., Oryx Energy Co., Parker & Parsley Petroleum, Pennzoil Co., Pogo Producing Company, Seagull Energy Corp., Union Texas Petroleum Holdings, Inc., Vastar Resources, Inc., Vintage Petroleum and United Meridian Corp. Due to activities such as reorganizations and mergers, additions and deletions are made to the group from time to time.

BENEFIT PLANS

     The Corporation maintains a 401(k) savings plan and a retirement income plan. In addition, the Corporation has entered into employment agreements with certain officers and key employees and maintains a severance program for all full-time salaried employees. These plans and agreements are briefly described below.

      Savings Plan. The Corporation has adopted the Santa Fe Energy Resources Savings Investment Plan. The Savings Investment Plan offers eligible employees an opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching employer contributions. Substantially all salaried employees are eligible to participate on the first day of the month after their date of hire. The Corporation will match an employee's contribution up to 4% of such employee's compensation.

     In addition to the employer match described above, at the end of each fiscal year, the Corporation's performance is evaluated using the same performance measures used in the IC Plan. If the performance meets or exceeds the goals for that year, participants will receive up to another fifty cents on each regular matching dollar contributed by the Corporation. The regular employer matching contributions as well as the perform-ance match are made in Common Stock. The goals were 100% met in 1996 and a partial performance match was made in March 1997.

     The Savings Investment Plan is intended to qualify as a Section 401(k) cash or deferred compensation arrangement whereby an employee's contributions and the employer's matching contributions are not subject to federal income taxes at the time of the contribution to the Savings Investment Plan, and the Savings Investment Plan is subject to the restrictions imposed by the Code. A variety of investment alternatives are offered, including a fund which is invested in Common Stock.

     The Corporation also maintains a Deferred Compensation Plan whereby employees earning in excess of $95,000 per year are allowed to defer all or a portion of their salary until any future year or retirement. These amounts are not matched by the Corporation. Employees earning in excess of $160,000 per year may also defer up to 4% of such excess and the amount will be matched by the Corporation. The amount contributed is also subject to the performance match described above in the Savings Investment Plan.

     Retirement Plans. The Corporation has adopted the Santa Fe Energy Resources Retirement Income Plan, a qualified defined benefit plan for substantially all salaried employees, and the Santa Fe Energy Resources Supplemental Retirement Plan. The Nonqualified Plan will pay benefits to Retirement Plan participants where the Retirement Plan formula produces a benefit to members in excess of limits imposed by ERISA and applicable government regulations. It also includes amounts deferred under the Deferred Compensation Plan as pensionable compensation. Benefits which have accrued to the Corporation's participants under the Santa Fe Pacific Retirement Plan are protected under the Retirement Plan. Total approximate benefits under both the Retirement Income Plan and Supplemental Plan are shown below for selected compensation levels and years of service. As of December 31, 1996, Messrs. Payne, Whaling, Bridwell, Boyt and Rosinski were credited with 14.8, 2.0, 22.8, 13.2 and 4.3 years of service under the plans, respectively.

                               PENSION PLAN TABLE

  AVERAGE                                            YEARS OF SERVICE
   YEARLY                        --------------------------------------------------------
COMPENSATION                        15          20          25          30          35
------------                     --------    --------    --------    --------    --------
 $125,000......................  $ 22,000    $ 29,000    $ 36,000    $ 54,000    $ 63,000
 $150,000......................  $ 26,000    $ 35,000    $ 44,000    $ 66,000    $ 77,000
 $175,000......................  $ 31,000    $ 41,000    $ 52,000    $ 77,000    $ 90,000
 $200,000......................  $ 36,000    $ 48,000    $ 59,000    $ 89,000    $104,000
 $225,000......................  $ 40,000    $ 54,000    $ 67,000    $101,000    $118,000
 $250,000......................  $ 45,000    $ 60,000    $ 75,000    $112,000    $131,000
 $300,000......................  $ 54,000    $ 72,000    $ 90,000    $136,000    $158,000
 $400,000......................  $ 73,000    $ 97,000    $121,000    $182,000    $212,000
 $450,000......................  $ 82,000    $110,000    $137,000    $205,000    $240,000
 $500,000......................  $ 91,000    $122,000    $152,000    $229,000    $267,000
 $600,000......................  $110,000    $147,000    $183,000    $275,000    $321,000
 $650,000......................  $119,000    $159,000    $199,000    $298,000    $348,000
 $700,000......................  $129,000    $172,000    $214,000    $322,000    $375,000

     Benefit figures shown are amounts payable based on a straight life annuity assuming retirement by the participant at age 62 in 1996 without a joint survivorship provision. The benefits listed in the above table are not subject to any deduction for social security or other offset amounts.

     Benefits under the plans are computed based on a participant's total compensation during this period of covered employment, for the 60 consecutive months during the ten-year period immediately prior to the termination of his covered employment for which his total compensation is the highest, divided by
60. If a participant has not received compensation for 60 consecutive months during such ten-year period, his compensation shall equal the total of his compensation for the longest period of consecutive months during such ten-year period divided by the total number of months of compensation so considered.

     Compensation recognized under the plans is the total basic compensation, including any elective salary deferral amounts excluded from income pursuant to
Section 125 or 402 of the code, plus overtime, shift differentials and bonuses (whether cash or stock) paid pursuant to recurring bonus programs, including compensation deferred under the Deferred Compensation Plan, but excluding any special or extraordinary bonuses and any other items of compensation. A participant's basic compensation is the regular rate of pay specified for his position and does not include automobile allowances, imputed income under any group term life insurance program, moving expense or other reimbursements, fringe benefits, or similar items.

     The pension compensation therefore differs from the compensation listed in the Summary Compensation Table in several respects. Pension compensation is based on average compensation as explained above. It does not include restricted stock awards, stock options and other compensation in the "All Other Compensation" column (i.e., employer matching contributions to the Savings Investment Plan and the performance match). It also does not include special or extraordinary bonuses.

     The pension compensation of officers listed in the Summary Compensation Table is listed below:

                                                            PENSION COMPENSATION
                           NAME                             (FINAL AVERAGE PAY)
                           ----                             --------------------
James L. Payne............................................        $662,206
R. Graham Whaling.........................................        $302,058
Hugh L. Boyt..............................................        $313,165
Jerry L. Bridwell.........................................        $293,705
Michael J. Rosinski.......................................        $305,591

EMPLOYMENT AGREEMENTS


     The Corporation has entered into employment agreements (the "Employment Agreements") covering 11 employees of the Corporation (including each of the individuals named in the Cash Compensation Table except Messrs. Whaling and Rosinski; Mr. Whaling has entered into an employment agreement with Monterey). The Employment Agreements, which replaced similar agreements with several employees originally entered into in 1990, are intended to encourage such employees to remain in the employ of the Corporation. The initial term of each Employment Agreement expires on December 31, 1999; however, beginning on January 1, 1998 and on each January 1 thereafter, the term is automatically extended for an additional one-year period, unless by September 30 of the preceding year the Corporation gives notice that the Employment Agreement will not be so extended. The term of the Employment Agreement, however, is automatically extended for a minimum period of 24 months following a Change in Control (three years in the case of Mr. Payne).



     In the event that following a Change in Control (and during the term of the Employment Agreement) employment is terminated by the employee for "Good Reason" or the employee is involuntarily terminated by the Corporation other than for "Cause" (as those terms are defined in the Employment Agreements), or if during the six months preceding a Change in Control, the employee's employment is terminated by the employee for Good Reason or by the Corporation other than for Cause, and such termination is demonstrated to be connected with the Change in Control, the Employment Agreements provide for payment of certain amounts to the employee based on the employee's salary and bonus under the Corporation's Incentive Compensation Plan; payout of non-vested restricted stock, phantom units, stock options, if any, and continuation of certain insurance benefits on a tax neutral basis for the Company employees for a period of up to 24 months (36 months in the case of Mr. Payne). The payments and benefits are payable pursuant to the Employment Agreement only to the extent they are not paid out under the terms of any other plan of the Corporation. The payments and benefits provided by these Employment Agreements may be further limited by certain restrictions commonly known as Parachute Payment limitations as set forth in the Employment Agreements. Without giving effect to such limitation, the estimated value of the payments and benefits that Messrs. Payne, Whaling, Boyt and Bridwell, and all executive officers as a group would be entitled to receive if a qualifying termination occurred on February 1, 1997 would be $2,694,711, $1,300,000, $743,326, $734,492 and $6,319,817, respectively.

SEVERANCE PROGRAM

     The Corporation has adopted a Severance Program for all full-time, salaried employees who are terminated by the Corporation or terminated or constructively terminated by an acquiring company, other than for Cause (as defined in the Severance Program). However, following a Change in Control (defined substantially the same as in the Stock Plan), an executive officer or key employee who has entered into an Employment Agreement is not eligible to receive duplicate benefits under the Employment Agreement and the Severance Program. A participant in the Severance Program is generally entitled to an amount of up to one year's pay based upon a participant's age, length of service and highest rate of base salary in effect during the 24-month period preceding his termination, provided that the aggregate of such payment does not exceed two times the participant's actual salary for the 12-month period preceding the date of termination. In addition, a participant is entitled to continuation of health and life insurance benefits for up to a period of two years.

                                 PROPOSAL TWO:

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP served as the independent public accountants for the Corporation in 1996 and has been appointed the Corporation's independent public accountants for 1997. Representatives of Price Waterhouse LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The stockholders are requested to ratify and approve the appointment of Price Waterhouse LLP as independent public accountants for 1997.

     The appointment of Price Waterhouse LLP will be approved if the votes cast in favor of such approval exceed the votes cast opposing such approval.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION AND APPROVAL OF PRICE WATERHOUSE LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                PROPOSAL THREE:

                                THE DISTRIBUTION

     Holders of Common Stock are being asked to approve the Distribution, which involves a special dividend to the holders of Common Stock of all outstanding shares of Monterey Common Stock owned by the Corporation.

     The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required to approve the Distribution.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE DISTRIBUTION.

BACKGROUND AND REASONS FOR THE DISTRIBUTION

     The Corporation formed Monterey in August 1996 to own the properties and conduct the business of the Corporation's Western Division following a determination by the Corporation's Board of Directors to separate the Corporation's operations into two independent companies. The Corporation's board made this determination because the Corporation's oil and gas operations have developed, over time, into separate businesses that operate independently and have diverging capital requirements and risk profiles. In addition, the Board believes that separating the Corporation's operations into two independent companies will allow each to more efficiently develop its distinct resource base and pursue separate business opportunities while providing each with improved access to capital markets. The Board also believes that the Distribution will allow investors to better evaluate each business, enhancing the likelihood that each would achieve appropriate market recognition for its performance. While Monterey will focus its efforts on its California properties, the

Corporation intends to focus on developing and exploiting its properties outside of California and pursuing acquisition and exploration opportunities in other areas of the United States and abroad.

     In November 1996, Monterey sold 9,335,000 shares of common stock in an initial public offering, representing approximately 17.2% of the outstanding Monterey Common Stock giving effect to such offering. Prior to or concurrently with the consummation of the Monterey IPO, the following additional transactions occurred:


          (a) Santa Fe and Monterey entered into the Contribution and Conveyance Agreement (the "Contribution Agreement"), pursuant to which, among other things: (i) Santa Fe contributed to Monterey substantially all of the assets and properties of the Western Division, subject to the retention by Santa Fe of a $30 million production payment (the "Production Payment"), with respect to certain properties in the Midway-Sunset field, and certain other assets (see "Santa Fe Following the Distribution -- Relationship Between Santa Fe and Monterey following the Distribution -- Contractual Arrangements -- Contribution Agreement"); (ii) Monterey assumed all obligations and liabilities of Santa Fe associated with or allocated to the assets and properties of the Western Division, including $245 million of indebtedness in respect of Santa Fe's 10.23% Series E Notes due 1997, 10.27% Series F Notes due 1998 and 10.61% Series G Notes due 2005 (the "Series E Notes," "Series F Notes" and "Series G Notes," respectively, and the "Santa Fe Senior Notes," collectively); and (iii) Monterey and Santa Fe agreed that Monterey would purchase from Santa Fe the $8.3 million promissory note received by Santa Fe from the sale of certain surface rights on the Olinda Property retained by Santa Fe;


          (b) Monterey (i) used a portion of the net proceeds of the Monterey IPO to repay in full the $70 million aggregate principal amount of the Series E Notes and Series F Notes and accrued and unpaid interest thereon, and to pay a prepayment penalty of approximately $2.5 million thereon and
     (ii) issued $175 million in aggregate principal amount of its 10.61% Senior Notes due 2005 (the "Monterey Senior Notes") to holders of the Series G Notes in exchange for the cancellation of such notes, and paid a $1.3 million consent fee in connection therewith;

          (c) Santa Fe and Monterey entered into a new $75 million revolving credit facility with a group of banks (the "Monterey Credit Facility") and borrowed approximately $16 million thereunder, and Monterey repaid all such indebtedness outstanding under the Monterey Credit Facility with a portion of the net proceeds of the Monterey IPO; upon consummation of the Monterey IPO, Santa Fe was removed as an obligor and borrower from the Monterey Credit Facility; and

          (d) Santa Fe and Monterey entered into certain intercompany agreements regarding corporate services, taxes, indemnification and certain other matters as more fully described under "Santa Fe Following the Distribution -- Relationship Between Santa Fe and Monterey following the Distribution -- Contractual Arrangements."


     Following the consummation of the Monterey IPO, Monterey prepaid the Production Payment in full with funds available under the Monterey Credit Facility and Monterey used $8.3 million in funds under the Monterey Credit Facility to purchase from Santa Fe the $8.3 million promissory note related to the Olinda Property.



     In addition to the transactions described above, on October 22, 1996 Santa Fe commenced an offer to purchase for cash up to 4,500,000 shares of its outstanding Convertible Preferred Stock; and executed a supplemental indenture relating to its $100 million outstanding principal amount of 11% Senior Subordinated Debentures due 2004 which permits such transactions and the Distribution to be effected. In November 1996, the Corporation completed the purchase of 3,770,110 shares of Convertible Preferred Stock for $24.50 per share net in cash to the holders of such shares. In addition, as described below, (i) on May 15, 1997 Santa Fe called for redemption all of the outstanding DECS, (ii) on April 7, 1997 Santa Fe increased the rate at which Convertible Preferred Stock may be converted into Common Stock for a 100-day period and (iii) on May 27, 1997 Santa Fe called all of the outstanding Convertible Preferred Stock for conversion at the increased conversion rate.

TRANSACTIONS PRIOR TO OR CONTEMPORANEOUS WITH THE DISTRIBUTION


     Conversion of Outstanding Convertible Preferred Stock. Pursuant to the Certificate of Designation, the Corporation on May 27, 1997 elected to convert all of the outstanding shares of Convertible Preferred Stock into 1.8519 shares of Common Stock for each share of Convertible Preferred Stock so converted. Such conversion occurred after the occurrence of a Special Conversion Event, which occurred when the average daily closing price for a share of Common Stock for 20 of 30 consecutive trading days equaled 125% of the quotient of $20.00 divided by the then applicable conversion rate. Such Special Conversion Event occurred on May 23, 1997, and the Corporation's Board of Directors elected to exercise its right to convert all such outstanding shares of Convertible Preferred Stock into a total of approximately 2,237,000 shares of Common Stock.



     Redemption of the DECS. Effective May 15, 1997, the Corporation called for redemption of all of the outstanding DECS at a redemption price of $9.1495 (the "Call Price") payable in shares of Common Stock. The Call Price, in accordance with the Certificate of Designation, was equal to 0.6773 of a share of Common Stock. Prior to the close of business on May 15, 1997 the holders of DECS had the option to elect to convert same into Common Stock at a rate of 0.8474 of a share of Common Stock for each DECS. Since this rate was higher than the Call Price all DECS were converted at the higher conversion rate of 0.8474.



     Holders of DECS who have surrendered their DECS in exchange for Common Stock prior to the Annual Meeting Record Date will be entitled to one vote per share of Common Stock held on the Annual Meeting Record Date. Holders of DECS who did not surrender their DECS in exchange for Common Stock prior to the Annual Meeting Record Date will not be entitled to notice of or to vote at the Annual Meeting.


EFFECTS OF THE DISTRIBUTION ON THE SANTA FE STOCK PLAN

     Upon consummation of the Distribution, certain adjustments will be made in the number of shares of Santa Fe Common Stock subject to issuance under the Stock Plan and to the exercise prices of options issued and outstanding under the Stock Plan. Specifically, after the Distribution, the outstanding options issued under the Stock Plan will be equitably adjusted (both the number of shares subject to the option and the exercise price of the option) so that the aggregate "spread" on the options and the ratio of the option's exercise price to the fair market value of the stock subject to the option, both as determined for a reasonable period before and following the Distribution, will remain substantially the same. In addition, the total number of shares of Santa Fe Common Stock subject to issuance under the Stock Plan will be increased by the excess of the number of shares subject to "adjusted awards" outstanding after the Distribution over the number of shares subject to outstanding awards prior to the Distribution.

MANNER OF EFFECTING THE DISTRIBUTION


     If the holders of Common Stock approve the Distribution and all other conditions to the Distribution are satisfied (or waived by the Corporation's Board), the Corporation anticipates that the Corporation's Board will declare the Distribution and establish the Distribution Record Date and Distribution Date following the Annual Meeting. The Distribution Record Date and Distribution Date are presently expected to be on or about July 18, 1997 and July 25, 1997, respectively. On the Distribution Date, all of the outstanding shares of Monterey Common Stock owned by the Corporation will be delivered by the Corporation to the Distribution Agent. On the Distribution Date or as soon as practicable thereafter, certificates therefor will be mailed by the Distribution Agent to holders of record of Common Stock as of the Distribution Record Date. At or about the time the Corporation's Board of Directors declares the Distribution, it will determine the fraction of a share of Monterey Common Stock to be distributed for each share of Common Stock based on the number of shares of Common Stock outstanding on the Distribution Record Date (such fraction currently estimated to be 0.4412, based on the number of shares of Common Stock outstanding on May 30, 1997). All such shares of Monterey Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Monterey -- Description of Monterey Capital Stock."


     No holder of Common Stock will be required to pay any cash or other consideration for the shares of Monterey Common Stock received in the Distribution or to surrender or exchange shares of Common Stock in order to receive Monterey Common Stock. STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.


     Stockholders of the Corporation having inquiries relating to the Distribution prior to the Distribution Date should contact, in writing or by telephone, Kathy E. Hager, Vice President -- Public Affairs of the Corporation, at (713) 507-5315.


FRACTIONAL SHARES

     No certificates or scrip representing fractional interests in shares of Monterey Common Stock ("Fractional Shares") will be issued to holders of Common Stock in the Distribution. The Distribution Agent, acting as agent for such holders otherwise entitled to receive in the Distribution certificates representing Fractional Shares, will aggregate and sell in the open market all Fractional Shares at then prevailing market prices and distribute the net proceeds (after deduction of brokerage fees) to the holders of Common Stock entitled thereto.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION


     The Corporation received a letter ruling from the IRS to the effect that, for Federal income tax purposes, the Distribution will be tax-free to the holders of Common Stock and to the Corporation under Section 355 of the Internal Revenue Code (the "Code"). Accordingly, the principal Federal income tax consequences of the Distribution will be as follows:



          1. No income, gain or loss will be recognized by the holders of Common Stock as a result of their receipt of Monterey Common Stock in the Distribution.



          2. The basis of a holder of Common Stock in the Common Stock and the Monterey Common Stock received in the Distribution will be determined by allocating his basis in the Common Stock immediately before the Distribution between the Common Stock and the Monterey Common Stock received (including any Fractional Shares sold on his behalf) with respect to such Corporation Common Stock in proportion to their relative fair market values on the Distribution Date.


          3. The holding period of the Monterey Common Stock received in the Distribution will include the holding period of the Common Stock with respect to which the Monterey Common Stock will be distributed, provided the Common Stock is held as a capital asset on the Distribution Date.


          4. A holder of Common Stock who receives cash in lieu of a Fractional Share will recognize gain or loss from the sale of the Fractional Share equal to the difference between the cash received and the basis in the Fractional Share (which will be determined as if the Fractional Share were actually received along with the shares of Monterey Common Stock actually received) and the gain or loss will be capital gain or loss if the Common Stock was held as a capital asset and long term if the Common Stock was held for more than one year on the Distribution Date. No income, gain or loss will be recognized by the Corporation solely on account of the Distribution.



     The letter ruling is based upon and subject to certain assumptions, facts, representations and advice provided and to be provided by the Corporation, Monterey, certain of the holders of Common Stock and the Corporation's financial advisors. If those assumptions, facts, representations or advice prove to be untrue or unobtainable, the letter ruling would be invalid; moreover, certain future events not within the control of the Corporation or Monterey, including, for example, certain dispositions of Common Stock or Monterey Common Stock after the Distribution, could cause the Distribution not to qualify as tax-free under
Section 355.



     If the Distribution were not to qualify for tax-free treatment under
Section 355, each holder of Common Stock who receives Monterey Common Stock would be treated as receiving a distribution, generally taxable as a dividend, in an amount equal to the fair market value of such Monterey Common Stock on the Distribution Date. Furthermore, the tax basis of Monterey Common Stock received in the Distribution would equal its fair market value on the Distribution Date, the holding period of such stock would begin with and include the day after the Distribution Date and the Corporation would recognize taxable gain on the Distribution.

     THE FOREGOING SUMMARY OF THE ANTICIPATED PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES (INCLUDING THOSE THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS) OR ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS. THE CORPORATION HAS NOT REQUESTED ANY RULINGS OR OPINIONS WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN GOVERNMENT. EACH HOLDER (INCLUDING EACH CORPORATE HOLDER) OF THE CORPORATION'S COMMON STOCK SHOULD CONSULT HIS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.


LISTING AND TRADING OF THE COMMON STOCK

     The Common Stock is currently traded on the New York Stock Exchange ("NYSE") under the trading symbol "SFR." Following the Distribution, Monterey's financial results will no longer be consolidated with those of the Corporation; the Corporation's revenues and dividends will be below those of the Corporation prior to the Distribution. Accordingly, as a result of the Distribution, the trading price range of the Common Stock immediately after the Distribution is expected to be lower than the trading price range of the Common Stock prior to the Distribution. The combined trading prices of the Common Stock and the Monterey Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of the Common Stock prior to the Distribution. The prices at which the Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by the depth and liquidity of the market for the Common Stock, investor perception of the Corporation and the industry in which the Corporation participates, the Corporation's operating results, the Corporation's dividend policy and general economic and market conditions. For a description of recent trading prices of the Common Stock, see "-- Dividends and Price Range of Santa Fe Common Stock."

LISTING AND TRADING OF MONTEREY COMMON STOCK

     Monterey Common Stock is currently traded on the NYSE under the symbol "MRC." For a description of recent trading prices of Monterey Common Stock, see "-- Dividends and Price Range of Monterey Common Stock."

CONDITIONS; TERMINATION


     The Distribution is conditioned on (a) its approval by the holders of a majority of the shares of Common Stock outstanding on the Annual Meeting Record Date; and (b) the absence of any future change in the market or economic conditions (including developments in the capital markets) or the Corporation's or Monterey's business or financial condition that causes the Corporation's Board of Directors to conclude that the Distribution is not in the best interests of its stockholders.


     The Corporation's Board has retained discretion, even if stockholder approval of the Distribution is obtained and the other conditions to the Distribution are satisfied, to abandon, defer or modify the Distribution or any matter contemplated by the Distribution. The terms of the Distribution thus may be modified or conditions thereto may be waived by the Corporation's Board. However, if the Corporation's Board takes any such action, it will be on the basis that such action will be in the best interests of the Corporation and its stockholders.

      CERTAIN SPECIAL CONSIDERATIONS RELATING TO THE PROPOSED DISTRIBUTION


INTERNATIONAL OPERATIONS

     After the Distribution a significant portion of Santa Fe's operations will be conducted outside of the United States. Foreign properties, operations or investment may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other foreign laws or policies as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, the Corporation may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Corporation may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

CERTAIN OPERATING CONSIDERATIONS

     Subsequent to the Distribution, each of Santa Fe and Monterey will be a smaller and more focused Corporation than is currently the case with respect to the Corporation. In addition, the division of the Corporation may result in some temporary inefficiencies to the business operations, as well as the organization and personnel structure, of Santa Fe. Nevertheless, the Board believes that separation of the two companies will result in certain long-term operating efficiencies by allowing the companies to focus on their respective businesses.

CERTAIN TAX CONSIDERATIONS


     The Corporation has received a favorable ruling from the IRS. Such rulings, while generally binding upon the IRS, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, such ruling would be jeopardized. The Corporation is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. The Corporation and Monterey have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax fee. See "Relationship Between Santa Fe and Monterey after the Distribution -- Contractual Arrangements."


     If the Distribution were not to qualify under Section 355 of the Code, then in general a corporate tax would be payable by the consolidated group of which Santa Fe is the common parent based upon the difference between (x) the fair market value of the Monterey Common Stock and (y) the adjusted basis of the Monterey Common Stock. The corporate level tax would be payable by Santa Fe and would be substantial. However, under certain limited circumstances, Monterey has agreed to indemnify Santa Fe for such tax liability. See "Relationship Between Santa Fe and Monterey after the Distribution -- Tax Sharing Agreement." In addition, under the consolidated return rules, each member of the consolidated group (including Santa Fe) is severally liable for such tax liability.

     Furthermore, each holder of Common Stock who receives shares of Monterey Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the Monterey Common Stock received, which would result in (x) a dividend to the extent of such stockholder's pro rata share of the Corporation's current and accumulated earnings and profits, (y) a reduction in such stockholder's basis in the Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (z) gain from the exchange of the Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in the Common Stock.

CURRENT PUBLIC MARKET FOR MONTEREY COMMON STOCK

     It is expected that Monterey Common Stock will continue to be listed and traded on the NYSE after the Distribution. The Distribution will cause a significant number of additional shares of Monterey Common Stock to be available for trading, and there can be no assurance as to the prices at which trading in Monterey

Common Stock will occur after the Distribution. Until the Monterey Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly.

CHANGES IN TRADING PRICES OF SANTA FE COMMON STOCK

     It is expected that the Common Stock will continue to be listed and traded on the NYSE after the Distribution. As a result of the Distribution, the trading price range of the Common Stock is expected to be significantly lower than the trading price range of the Common Stock prior to the Distribution. The combined trading prices of Monterey Common Stock and Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading prices of the Common Stock prior to the Distribution. See "The
Distribution -- Listing and Trading of Santa Fe Common Stock."

POTENTIAL CONFLICTS

     Subsequent to the Distribution, the interests of Santa Fe and Monterey may potentially conflict due to the ongoing relationships between the companies. Such sources of conflict include the fact that after the Distribution, (i) Monterey may become indebted to Santa Fe as a result of certain obligations to reimburse Santa Fe arising with respect to certain tax matters, (ii) Monterey is obligated to indemnify Santa Fe with respect to any losses arising in connection with the assets of the Western Division which were contributed to Monterey and
(iii) Santa Fe could, at a later time, compete with Monterey in the California oil and gas market. In addition, Santa Fe and Monterey will share one common director -- James L. Payne, who will serve as Chairman of the Board, President and Chief Executive Officer of Santa Fe and will also serve as a director of Monterey. Hugh L. Boyt, Senior Vice President -- Production of Santa Fe, is currently a director of Monterey. Upon consummation of the Distribution, Mr. Boyt intends to resign from Monterey's Board of Directors. Mr. Payne, as well as certain other officers and directors of Santa Fe and Monterey, will also own shares (and/or options or other rights to acquire shares) in both companies following the Distribution. Appropriate policies and procedures will be followed by the Board of Directors of each corporation to limit the involvement of Mr. Payne (and, if appropriate, other officers and directors of such companies) in conflict situations, including requiring Mr. Payne to abstain from voting as a director of either Santa Fe or Monterey on certain matters which present a conflict between the two companies.

FRAUDULENT TRANSFER CONSIDERATION; LEGAL DIVIDEND REQUIREMENTS


     If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Corporation effected the Distribution, the Corporation or Monterey, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which the Santa Fe's or Monterey's remaining assets, as the case may be, constituted unreasonably small capital, or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return the special dividend (in whole or in part) to the Corporation, or require Santa Fe or Monterey, as the case may be, to fund certain liabilities of the other corporation for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, Santa Fe or Monterey, as the case may be, would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debt beyond their ability to repay such debt as it matures. In addition, under Section 170 of the Delaware General Corporation Law (which is applicable to the Corporation in the Distribution) a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital.



     The Corporation's Board of Directors and management believe that (a) Santa Fe and Monterey each will be solvent at the time of the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses, and (b) the Distribution will be made entirely out of surplus, as provided under Section 170 of the Delaware General Corporation Law. Santa Fe has engaged a financial advisory firm to assist the Corporation in its analysis of the impact of the Distribution on the Corporation's solvency and the adequacy of the Corporation's surplus.


                       SANTA FE PRIOR TO THE DISTRIBUTION
BUSINESS

     Santa Fe is engaged in the exploration, development and production of crude oil and natural gas in the continental and offshore United States and in certain international areas. At December 31, 1996 the Corporation had worldwide proved reserves totaling 342.7 MMBOE (consisting of approximately 299.5 MMBbls of oil and approximately 259.4 Bcf of natural gas), of which approximately 92% were domestic reserves and approximately 8% were foreign reserves. During 1996, the Corporation's worldwide production aggregated approximately 37.4 MMBOE, of which approximately 73% was crude oil and approximately 27% was natural gas. A substantial portion of the Corporation's domestic oil production is in long-lived fields with well-established production histories. The Corporation's producing activities are currently focused in three domestic core areas -- the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California -- as well as in Argentina and Indonesia.

     Santa Fe was incorporated in Delaware in 1971 as Santa Fe Natural Resources, Inc., a wholly owned subsidiary of a predecessor of SFP. On January 8, 1990 Santa Fe Energy Company, which previously conducted a substantial portion of Santa Fe's domestic exploration and development operations, merged into Santa Fe. Santa Fe thereafter changed its name to Santa Fe Resources, Inc. On March 8, 1990 Santa Fe sold 11,700,000 previously unissued shares of common stock in initial public offerings. On December 4, 1990 SFP distributed all of the shares of Santa Fe's common stock it held to its stockholders. In May 1992 Adobe Resources Corporation was merged with and into the Corporation. In August 1996 the Corporation formed Monterey to own the properties and conduct the Corporation's oil and gas operations in California.


     Historically, the Corporation has utilized active development and exploration programs as well as selected acquisitions to replace its reserves depleted by production. The Corporation has increased its proved reserves (net of production and sales) by approximately 33% over the five years ended December 31, 1996. Most of such increases are attributable to proved reserve additions from the Corporation's producing oil properties in the San Joaquin Valley of California and the Permian Basin in west Texas, proved reserves acquired in the Adobe Merger and other purchases of oil and gas reserves. Over the five-year period ended December 31, 1996, Santa Fe has increased its average daily production from 83.6 MBOE per day in 1992 to 102.1 MBOE per day in 1996.


     Most of the Corporation's domestic crude oil production is currently located in California and Texas, while its domestic natural gas production comes primarily from the Gulf of Mexico, New Mexico and Texas. During 1996 the Corporation's domestic daily production averaged approximately 66.3 MBBls of crude oil and 145.7 MMcf of natural gas. Substantially all of the Corporation's oil and gas production is sold at market responsive prices. The domestic crude oil marketing activities of the Corporation are conducted through its Santa Fe Energy Products Division, which is also engaged in crude oil trading. A substantial portion of the Corporation's domestic natural gas production is currently marketed under the terms of a sales contract with LG&E Natural Gas Marketing, Inc. ("LG&E"), formerly Hadson Corporation.

DIVIDENDS AND PRICE RANGE OF SANTA FE COMMON STOCK


     The Common Stock is listed on the NYSE and trades under the symbol "SFR." The following table sets forth information as to the last sales price per share of Common Stock as quoted on the Consolidated Tape System for the first two quarters of 1997 (through May 30, 1997) and for each calendar quarter in 1996 and 1995.



                                                                LOW         HIGH
                                                                ---         ----
1997
  1st Quarter...............................................     12 1/2      16
  2nd Quarter (through May 30, 1997)........................     12 5/8      15 1/8
1996
  1st Quarter...............................................      8 3/8      10 1/2
  2nd Quarter...............................................     10 1/4      12 3/8
  3rd Quarter...............................................     11 1/4      14 1/4
  4th Quarter...............................................     13          15 1/8
1995
  1st Quarter...............................................      8           9 3/4
  2nd Quarter...............................................      9 1/8      10 1/2
  3rd Quarter...............................................      9          10 5/8
  4th Quarter...............................................      8 1/2       9 7/8


     Santa Fe has not paid cash dividends on its common stock since the third quarter of 1993. See "Santa Fe Following the Distribution -- Santa Fe Dividend Policy."


     At May 30, 1997 Santa Fe had approximately 37,673 stockholders of record.

SANTA FE ENERGY RESOURCES, INC. SELECTED HISTORICAL FINANCIAL AND OPERATING DATA


     Set forth below is the selected historical consolidated financial and operating data for the five-year period ended December 31, 1996 and the three months ended March 31, 1997.



                                                                                                   THREE
                                                                                                  MONTHS
                                                          YEAR ENDED DECEMBER 31,                  ENDED
                                              ------------------------------------------------   MARCH 31,
                                              1992(1)     1993      1994      1995      1996       1997
                                              --------   -------   -------   -------   -------   ---------
                                                          (IN MILLIONS OF DOLLARS, EXCEPT AS
                                                                        NOTED)                   (UNAUDITED)
SELECTED FINANCIAL DATA(2)
INCOME STATEMENT DATA
Revenues....................................    438.8      449.5     404.2     449.4     583.3       173.9
                                              -------    -------   -------   -------   -------     -------
Costs and Expenses
  Production and operating..................    154.8      165.3     151.1     155.8     188.4        52.2
  Cost of crude oil purchased...............      9.9       11.1      11.7       6.5      20.8        10.7
  Oil and gas systems and pipelines.........      3.2        4.2        --        --        --          --
  Exploration, including dry hole costs.....     25.5       31.0      20.4      23.4      34.5         9.3
  Depreciation, depletion and
     amortization...........................    146.3      152.7     121.3     133.2     148.2        33.6
  Impairment of oil and gas properties......       --       99.3        --      30.2      57.4          --
  General and administrative................     30.9       32.3      27.3      26.9      30.1         7.1
  Taxes (other than income).................     24.3       27.3      25.8      19.2      26.5         7.5
  Restructuring charges(3)..................       --       38.6       7.0        --        --          --
  Loss (gain) on disposition of assets......    (13.6)       0.7      (8.6)      0.3     (12.1)       (2.3)
                                              -------    -------   -------   -------   -------     -------
                                                381.3      562.5     356.0     395.5     493.8       118.1
                                              -------    -------   -------   -------   -------     -------
Income (loss) from operations...............     57.5     (113.0)     48.2      53.9      89.5        55.8
  Interest income...........................      2.3        9.1       2.8      10.7       1.9         0.9
  Interest expense..........................    (55.6)     (45.8)    (27.5)    (32.5)    (37.6)       (7.7)
  Interest capitalized......................      4.9        4.3       3.6       5.8       5.2         1.6
  Other income (expense)....................    (10.0)      (4.8)     (4.0)     (1.6)     (1.0)       (0.1)
                                              -------    -------   -------   -------   -------     -------
Income (loss) before income taxes, minority
  interest and extraordinary items..........     (0.9)    (150.2)     23.1      36.3      58.0        50.5
     Income taxes...........................     (0.5)      73.1      (6.0)     (9.7)    (14.3)      (19.9)
                                              -------    -------   -------   -------   -------     -------
Income (loss) before minority interest and
  extraordinary items.......................     (1.4)     (77.1)     17.1      26.6      43.7        30.6
     Minority interest in Monterey
       Resources, Inc.......................       --         --        --        --      (1.3)       (2.7)
                                              -------    -------   -------   -------   -------     -------
Income (loss) before extraordinary items....     (1.4)     (77.1)     17.1      26.6      42.4        27.9
  Extraordinary item -- debt extinguishment
     costs..................................       --         --        --        --      (6.0)         --
                                              -------    -------   -------   -------   -------     -------
Net income (loss)...........................     (1.4)     (77.1)     17.1      26.6      36.4        27.9
  Preferred dividend requirement............     (4.3)      (7.0)    (11.7)    (14.8)    (13.5)       (2.4)
  Convertible Preferred Repurchase
     Premium................................       --         --        --        --     (33.7)         --
                                              -------    -------   -------   -------   -------     -------
Earnings (loss) attributable to Common
  Stock.....................................     (5.7)     (84.1)      5.4      11.8     (10.8)       25.5
                                              =======    =======   =======   =======   =======     =======
Per share data (in dollars)
  Earnings (loss) before extraordinary
     items..................................    (0.07)     (0.94)     0.06      0.13     (0.05)       0.28
  Extraordinary items.......................       --         --        --        --     (0.07)         --
  Earnings (loss) to common shares..........    (0.07)     (0.94)     0.06      0.13     (0.12)       0.28
Weighted average number of common shares
  outstanding (in millions).................     79.0       89.7      89.9      90.2      90.6        91.2
STATEMENT OF CASH FLOWS DATA:
  Net cash provided by operating
     activities.............................    141.5      160.2     124.5     174.5     227.6       123.3
  Net cash used in investing activities.....     15.9      121.4      57.7     160.8     206.8        89.0

                                                                                                   THREE
                                                                                                  MONTHS
                                                          YEAR ENDED DECEMBER 31,                  ENDED
                                              ------------------------------------------------   MARCH 31,
                                              1992(1)     1993      1994      1995      1996       1997
                                              --------   -------   -------   -------   -------   ---------
BALANCE SHEET DATA (AT PERIOD END)
  Properties and equipment, net.............  1,101.8      832.7     843.0     889.5     909.8       948.8
  Total assets..............................  1,337.2    1,076.9   1,071.4   1,064.8   1,120.0     1,150.9
  Long-term debt............................    492.8      405.4     350.4     344.4     278.5       274.5
  Convertible preferred stock...............     80.0       80.0      80.0      80.0      19.7        19.7
  Shareholder's equity......................    416.6      323.6     423.3     437.7     526.8       555.2
SELECTED OPERATING DATA(2)
  DAILY AVERAGE PRODUCTION(4)
  Crude oil and liquids (MBbls/day)
     Domestic...............................     58.3       60.2      57.6      58.5      66.3        70.8
     Argentina..............................      2.4        2.4       2.4       2.6       3.7         4.5
     Indonesia..............................      1.8        4.1       5.7       5.2       4.3         3.8
                                              -------    -------   -------   -------   -------     -------
                                                 62.5       66.7      65.7      66.3      74.3        79.1
                                              =======    =======   =======   =======   =======     =======
  Natural gas (MMcf/day)....................    126.3      165.4     136.6     150.0     166.9       170.7
  Total production (MBOE/day)...............     83.6       94.3      88.5      91.3     102.1       107.6
AVERAGE SALES PRICES
  Crude oil and liquids ($/Bbl)
     Unhedged
       Domestic.............................    14.66      13.07     12.66     14.52     17.17       17.95
       Argentina............................    15.99      14.07     13.23     14.72     19.06       18.72
       Indonesia............................    17.51      15.50     15.09     16.10     18.92       18.32
       Total................................    14.80      13.26     12.89     14.65     17.36       18.01
     Hedged.................................    15.22      13.26     12.89     14.75     16.87       18.06
  Natural Gas ($/Mcf)
     Unhedged...............................     1.71       2.03      1.75      1.44      2.16        2.51
     Hedged.................................     1.70       1.89      1.73      1.43      1.81        2.51
  PROVED RESERVES AT YEAR END(5)
     Crude oil, condensate and natural gas
       liquids (MMBbls).....................    255.1      248.2     258.3     279.2     299.5         N/A
     Natural gas (Bcf)......................    277.5      263.0     242.4     245.1     259.4         N/A
     Proved reserves (MMBOE)................    301.5      292.0     298.7     320.1     342.7         N/A
     Proved developed reserves (MMBOE)......    248.4      225.5     224.5     253.6     275.8         N/A
  PRESENT VALUE OF PROVED RESERVES AT
     YEAR-END:
     Before income taxes....................    915.2      567.8     970.8   1,257.2   2,095.5         N/A
     After income taxes.....................    733.5      502.4     739.9     930.2   1,477.1         N/A
  PRODUCTION COSTS PER BOE (including
     related production, severance and
     valorem taxes) (in dollars)............     5.71       5.43      5.34      5.18      5.64        6.00


---------------

(1) On May 19, 1992 Adobe was merged with and into the Corporation.

(2) Certain prior period amounts have been restated to conform to 1996 presentation.

(3) 1993 amount includes losses on property dispositions of $27.8 million, long-term debt repayment penalties of $8.6 million and accruals of certain personnel benefits and related costs of $2.2 million. 1994 amount represents severance, benefits and relocation expenses.

(4) Includes production attributable to properties sold during 1993 of 4.1 MBbls of oil and 21.7 MMcf of natural gas per day (7.7 MBOE per day).

(5) The amounts set forth in this table for 1993 give effect to the sale by the Corporation of approximately 8.0 MMBOE of proved reserves.

SANTA FE ENERGY RESOURCES, INC. AND SUBSIDIARIES CAPITALIZATION


     The following table sets forth the historical capitalization of Santa Fe on a consolidated basis as of March 31, 1997, and the adjustments thereto to give effect to the consummation of the proposed Distribution. The pro forma adjustments relating to the proposed Distribution give effect to (i) the Distribution, (ii) the conversion of all outstanding Convertible Preferred Stock at a conversion rate of 1.8519 shares of Common Stock for each share of Convertible Preferred Stock, and (iii) the conversion of all outstanding DECS at a conversion rate of 0.8474 of a share of Common Stock per DECS; in each case as if such transactions had occurred March 31, 1997.



                                                                   AS OF MARCH 31, 1997
                                                          --------------------------------------
                                                           SANTA FE      PRO FORMA     SANTA FE
                                                          HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                          ----------    -----------    ---------
                                                                  (MILLIONS OF DOLLARS)
Cash and Cash equivalents:..............................      43.6         (14.9)(3)      28.7
                                                            ======        ======        ======
Long-term debt:
  11% Senior Subordinated Debentures....................      99.5            --          99.5
  Monterey Senior Notes.................................     175.0        (175.0)(3)        --
                                                            ------        ------        ------
                                                             274.5        (175.0)         99.5
                                                            ------        ------        ------
Convertible Preferred Stock, 7% Series:.................      19.7         (19.7)(1)        --
                                                            ------        ------        ------
Shareholders' Equity:
  $.723 Series A Preferred Stock........................      91.4         (91.4)(1)        --
  Common Stock..........................................       0.9           0.1(1)        1.0

                                                                            28.2(1)
  Paid-in capital.......................................     607.0          91.3(1)      726.5

                                                                            (8.5)(1)
                                                                            (4.7)(2)
  Accumulated deficit...................................    (141.0)       (159.6)(3)    (313.8)
  Unamortized restricted stock awards...................      (2.8)          0.7(3)       (2.1)
  Foreign currency translation adjustment...............      (0.3)           --          (0.3)
                                                            ------        ------        ------
                                                             555.2        (143.9)        411.3
                                                            ------        ------        ------
          Total Capitalization..........................     849.4        (338.6)        510.8
                                                            ======        ======        ======


---------------


(1) Gives effect to the issuance of (i) 9.1 million common shares in exchange for the 10.7 million outstanding DECS at a conversion rate of 0.8474 shares of Common Stock per DECS and (ii) 2.3 million common shares in exchange for
    1.2 million shares of Convertible Preferred Stock at a conversion rate of
    1.8519 shares of Common Stock for each share of Convertible Preferred Stock.



(2) Gives effect to (i) $3.9 million in advisory fees due upon consummation of the proposed Distribution, $3.7 million of which is payable by Monterey and $0.2 million of which is payable by the Corporation and (ii) $1.1 million of related Distribution costs and expenses ($0.8 million after giving effect to related income taxes).


(3) Gives effect to the Distribution.

                      SANTA FE FOLLOWING THE DISTRIBUTION

FORWARD-LOOKING STATEMENTS REGARDING SANTA FE AFTER THE DISTRIBUTION

     The following discussion includes certain statements (other than statements of historical fact) that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used herein, the words "budget," "budgeted," "anticipates," "expects," "believes," "seeks," "goals," "intends," "plans" or "projects" and similar expressions are intended to identify forward-looking statements. It is important to note that Santa Fe's actual results could differ materially from those projected by such forward-looking statements. Although Santa Fe believes that the expectations reflected in such forward-looking statements are reasonable and such forward-looking statements are based upon the best data available at the time this proxy statement is mailed to Santa Fe's stockholders, no assurance can be given that such expectations will prove correct. Factors that could cause Santa Fe's results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following: production variances from expectations, volatility of oil and gas prices, environmental risks, uncertainties about estimates of reserves, competition, government regulation or action, litigation, drilling and operations performance, labor disputes, and the ability of Santa Fe to implement its business strategy. All such forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph.

BUSINESS

     General. After the proposed Distribution Santa Fe will have a balanced base of reserves with significant development potential, an active exploration program in the Gulf of Mexico and internationally and a capital structure with low leverage. Santa Fe's production will be approximately one-half light oil and one-half natural gas. Domestically, the Central Division will focus on long-lived enhanced recovery properties in the Permian Basin of west Texas and light oil and natural gas properties in southeastern New Mexico. The Gulf Division is continuing its exploration and development program in the shallow waters of the Continental Shelf and is expanding into the deeper water "flex trend" where Santa Fe acquired 89,000 net undeveloped acres in 1996. Internationally, development activities will focus on bringing discoveries in Indonesia and Gabon on production in 1997 and 1998 as well as continuing development of its producing fields in Indonesia and Argentina. Exploration activities will focus on Santa Fe's inventory of prospects in Southeast Asia, West Africa and South America.

     At December 31, 1996, exclusive of reserves attributable to Monterey, Santa Fe had worldwide proved oil and gas reserves totaling 124.3 MMBOE (consisting of approximately 83.1 MMBbls of crude oil and liquids and approximately 247.2 Bcf of natural gas), of which approximately 77% were domestic reserves and approximately 23% were foreign reserves. During 1996, exclusive of production attributable to Monterey, Santa Fe's production averaged 27.5 MBbls of crude oil and liquids and 163.4 MMcf of natural gas per day, a 13% increase from 1995, reflecting a 3.0 MBbl per day increase in crude oil and liquids production and an 18.7 MMcf per day increase in natural gas production.

     Capital expenditures for exploration and development projects totaled approximately $181 million in 1996 and are expected to be approximately $214 million in 1997. In 1996 approximately 75% of such expenditures were domestic. In 1997 International Division expenditures will increase to approximately 35% of the total primarily due to increased development expenditures in Indonesia. In 1996 Santa Fe participated in the drilling of 75 development wells (48 domestic and 27 international) and 33 exploratory wells (24 domestic and 9 international) of which, 19 exploratory wells and 66 development wells were successfully completed. In 1997 Santa Fe expects to participate in 145 development wells (94 domestic and 51 international) and 47 exploratory wells (37 domestic and 10 international).


     Historically, Santa Fe has utilized active development and exploration programs as well as selected acquisitions to replace reserves depleted by production. Santa Fe has increased its reserves (net of production and sales) by approximately 76% over the last five years. Over the five-year period ended December 31, 1996, Santa Fe has increased its average daily production from 40.4 MBOE per day in 1992 to 54.7 MBOE per day in 1996.


     Most of Santa Fe's domestic crude oil production is located in Texas, while its domestic natural gas production comes primarily from the Gulf of Mexico, New Mexico and Texas. During 1996, exclusive of production attributable to Monterey, Santa Fe's domestic daily production averaged approximately 19.5 MBbls of crude oil and 142.4 MMcf of natural gas. Substantially all of Santa Fe's oil and gas production is sold at market responsive prices. The domestic crude oil marketing activities of Santa Fe are conducted through its Santa Fe Energy Products Division ("Energy Products"), which is also engaged in crude oil trading. A substantial portion of Santa Fe's domestic natural gas production is currently marketed under the terms of a sales contract with LG&E. See "-- Current Markets for Oil and Gas."

     A substantial portion of Santa Fe's domestic oil production is in long-lived fields with well-established production histories and where enhanced oil recovery ("EOR") methods are employed. Approximately 28% of its 1996 average daily domestic production of crude oil and liquids were attributable to two oil producing properties: the Wasson and Reeves fields in the Permian Basin of west Texas.

     Santa Fe's foreign production is located in the El Tordillo and Sierra Chata fields in Argentina and in the Salawati Basin and Salawati Island areas of Indonesia. Production from the Argentine operations averaged 3.7 MBbls of oil and 20.6 MMcf of natural gas per day in 1996 and production from the Indonesian operations averaged 4.3 MBbls of oil and 0.4 MMcf of natural gas per day in 1996. Santa Fe's Argentine natural gas production is from the Sierra Chata field, which commenced production in the second quarter of 1995.

     Santa Fe maintains an active exploration and development program, a significant portion of which consists of EOR projects on the producing fields discussed above. During 1996, Santa Fe spent $181 million on capital programs and has budgeted $214 million (exclusive of expenditures attributable to Monterey) of expenditures for 1997. The actual amount expended by Santa Fe in 1997 will be based upon numerous factors, the majority of which are outside its control, including, without limitation, prevailing oil and natural gas prices and the outlook therefor and the availability of funds.

     In the United States, at December 31, 1996, exclusive of interests held through Monterey, Santa Fe held oil and gas rights to 455,949 net undeveloped leasehold and fee acres in 15 states and offshore areas. Outside the United States, at December 31, 1996, Santa Fe held exploration rights with respect to an aggregate of 5,168,000 net undeveloped acres in Argentina, China, Colombia, Cote d'Ivorie, Ecuador, Gabon and Indonesia.

     Reserves. The following tables set forth information regarding changes in Santa Fe's estimates of proved net reserves from January 1, 1994 to December 31, 1996 and the balance of Santa Fe's estimated proved developed reserves at December 31 of each of the years 1993 through 1996. The reserve estimates set forth below for 1996 have been adjusted to exclude reserves attributable to Monterey.

                                                                    INCREASES (DECREASES)
                                            ---------------------------------------------------------------------
                                                                                    NET
                                 BALANCE                                         PURCHASES
                                   AT       REVISION               EXTENSIONS,    (SALES)                 BALANCE
                                BEGINNING      OF                  DISCOVERIES      OF                    AT END
                                   OF       PREVIOUS    IMPROVED       AND       MINERALS                   OF
                                 PERIOD     ESTIMATES   RECOVERY    ADDITIONS    IN PLACE    PRODUCTION   PERIOD
                                ---------   ---------   --------   -----------   ---------   ----------   -------
1994:
  Oil and Condensate
     (MMBbls).................     64.6        5.3        1.3          5.5         (0.7)        (8.9)       67.1
  Natural Gas (Bcf)...........    251.2       (5.6)       0.9         36.2         (5.2)       (48.5)      229.0
  Oil Equivalent (MMBOE)......    106.4        4.3        1.5         11.5         (1.5)       (17.0)      105.2

1995:
  Crude Oil and Condensate
     (MMBbls).................     67.1        8.5        2.4          4.4          6.2         (8.9)       79.7
  Natural Gas (Bcf)...........    229.0        1.4        0.2         36.9         18.0        (52.8)      232.7
  Oil Equivalent (MMBOE)......    105.2        8.7        2.5         10.7          9.2        (17.8)      118.5

1996:
  Crude Oil and Condensate
     (MMBbls).................     79.7        5.7         --          2.2          5.6        (10.1)       83.1
  Natural Gas (Bcf)...........    232.7       22.2         --         41.9         10.2        (59.8)      247.2
  Oil Equivalent (MMBOE)......    118.5        9.4         --          9.2          7.3        (20.1)      124.3(1)

                                                  DECEMBER 31,
                                          -----------------------------
                                          1993    1994    1995    1996
                                          ----    ----    ----    -----
Proved Developed Reserves (MMBOE).......  83.2    82.7    95.0    103.2

---------------

(1) At December 31, 1996, 4.3 MMBOE were subject to a 90% net profits interest held by Santa Fe Energy Trust. See "-- Santa Fe Energy Trust."

     Historically, Santa Fe has utilized active development and exploration programs as well as selected acquisitions to replace its reserves depleted by production. Excluding Monterey's operations, Santa Fe has increased its proved reserves (net of production and sales) by approximately 76% over the five years ended December 31, 1996.


     Ryder Scott Company ("Ryder Scott"), a firm of independent petroleum engineers, prepared the estimates of Santa Fe's total proved reserves as of December 31, 1994 through 1996.


     During 1996 Santa Fe filed Energy Information Administration Form 23 which reported natural gas and oil reserves for the year 1995. On an equivalent barrel basis, the reserve estimates for the year 1995 contained in such report and those reported herein for the year 1995 do not differ by more than five percent.

PRODUCTION AND DEVELOPMENT ACTIVITIES

     Santa Fe is engaged in development activities primarily through the use of secondary waterfloods and tertiary CO(2) floods on its properties in mature fields and the development of producing properties discovered or acquired by Santa Fe. Santa Fe has extensive experience in the use of waterfloods, which involves the injection of water into a reservoir to drive hydrocarbons into producing wellbores. Following the water flood phase, certain fields may continue to produce in response to tertiary EOR projects, such as the injection of CO(2) which mixes with the oil and improves the efficiency of the water flood. Santa Fe's principal CO(2) floods are in the Wasson field and are operated by affiliates of Shell Oil Company, ARCO and Amoco.

     Set forth below is a discussion of some of Santa Fe's principal development projects. Santa Fe has operated in the Wasson field since 1939. The Gulf of Mexico fields were discovered on leases held by Santa Fe or acquired as producing properties, while the southeastern New Mexico properties were acquired as undeveloped properties.

  Central Division

     The Central Division's producing properties consist primarily of long-lived enhanced recovery properties in the Permian Basin of west Texas and light oil and natural gas properties in southeastern New Mexico. Central Division production averaged 15.9 MBbls of crude oil and liquids and 44.1 MMcf of natural gas per day in 1996, a 13% increase from 1995. During 1996 the Division spent $49.7 million on development projects and acquisitions. The Division participated in 41 gross (19.9 net) development wells, 34 (17.1 net) of which were successful. The acquisition of three enhanced oil recovery properties in west Texas for $20 million added production of approximately 1.0 MBOE per day.

     Santa Fe is engaged in development activities primarily through the use of secondary waterfloods and tertiary CO(2) floods on its properties in mature fields in the Permian Basin of west Texas and the development of producing properties discovered or acquired by Santa Fe. Santa Fe has extensive experience in the use of waterfloods, which involves the injection of water into a reservoir to drive hydrocarbons into producing wellbores. Following the waterflood phase, certain fields may continue to produce in response to tertiary EOR projects, such as the injection of CO(2) which mixes with the oil and improves the efficiency of the water flood. The Wasson and Reeves fields are the most significant of Santa Fe's enhanced oil recovery properties.

     Santa Fe has been active in the Wasson field in the Permian Basin of west Texas since 1939. Santa Fe's interests in this field consist principally of royalty and working interests in four units, operated by affiliates of Amoco Corporation, Atlantic Richfield Company and Shell Oil Company, which are presently under CO(2) flood. Most of the expenditures for plant, facilities, wells and equipment necessary for such tertiary recovery projects have been made. In addition, while expenditures relating to the purchase of CO(2) for the Wasson field are expected to continue, CO(2) can be recycled and, therefore, such expenditures should decline in the future.

     During 1996 the Wasson field accounted for approximately 21% of Santa Fe's crude oil and liquids production. Since initiation of CO(2) flooding operations in 1984, the field's previous production decline has been reversed. Reservoir engineering studies prepared on behalf of Santa Fe indicate significant additions to proved reserves can be made through additional EOR and development projects.

     Santa Fe is the operator and owns a 72% average net revenue interest in the Reeves field, which is located seven miles east of the Wasson field in west Texas. The field has been under waterflood since 1965. During 1996, 21 wells were drilled and 15 wells were worked over as part of a program to infill drill the unit from 40-acre to 20-acre spacing and enhance current waterflood operations. After three years the program has more than doubled the production rates at the beginning of the project. Based on its success to date, Santa Fe plans to continue the infill drilling and workover program in this field in 1997. During 1996 the Reeves field accounted for approximately 7% of Santa Fe's crude oil and liquids production.

     Santa Fe continued its development activities in Lea and Eddy Counties in southeastern New Mexico with a total of 22 gross (8.6 net) development wells being completed in 1996. At year-end 1996, production from this area averaged
9.7 MBOE per day, a 10% increase from year-end 1995. The Cisco-Canyon project in Eddy County continues to be Santa Fe's most significant project in the area. At year-end net production from the project was averaging approximately 4.4 MBOE per day from eleven wells. Development drilling in the East Indian Basin area of the Cisco-Canyon project added approximately 1.7 MBOE per day to 1996 production. Development drilling will continue in the area in 1997.

     Central Division development and acquisition capital expenditures are expected to total approximately $66 million in 1997. Such expenditures include the first quarter acquisitions of working interests in certain properties in the Levelland field in the Permian Basin of west Texas for approximately $31.4 million. Such properties currently produce approximately 1,100 BOE per day, net to Santa Fe.

  Gulf Division


     Gulf Division production in 1996 increased to 98.1 MMcf of natural gas per day and 3.6 MBbls of crude oil and liquids per day, a 10% increase from 1995. The increase in production, which reversed a two-year decline, was due primarily to Santa Fe's successful exploration program in 1995 and 1996, during which 14 of 19 exploratory wells were successful. Gulf Division properties accounted for 60% of Santa Fe's 1996 natural gas production and 50% of Santa Fe's proved natural gas reserves at year-end 1996.


     Santa Fe's activities in the Gulf of Mexico have historically been concentrated in the shallow water area (less than 400 feet of water) where Santa Fe has considerable experience in drilling and field operations. The Gulf Division participates in 51 producing fields on 90 blocks, 11 of which are operated by Santa Fe. Santa Fe expects seven new fields to commence production in 1997, six of which are operated by Santa Fe.

     During 1996 the Division spent $41.8 million on development, including $6.8 million on acquisitions. Santa Fe participated in the drilling of seven gross (1.6 net) development wells, six of which were successfully completed. Three of these wells were producing at year-end 1996, including a horizontal completion that is part of the Main Pass 225 Unit. The Main Pass 225 Unit is currently producing approximately 10 MMcf of natural gas per day net to Santa Fe. The remaining three wells are scheduled to commence production in 1997 and 1998. In mid-1996 Santa Fe completed platform and pipeline construction and commenced production from its 100% owned Galveston A-34 project. At year end three wells were producing approximately 15 MMcf of natural gas and 300 barrels of condensate per day.

     Gulf Division development expenditures are expected to total approximately $45 million in 1997. The Division expects to participate in the drilling of six development wells in 1997.

  International Division

     International Division production and development operations are currently focused in Indonesia, Argentina and Gabon. In 1996 the International Division accounted for 29% of Santa Fe's crude oil and liquids and 13% of Santa Fe's natural gas production. The Division's 1996 production comes from the Salawati Basin and Salawati Island fields in Indonesia and the El Tordillo and Sierra Chata fields in Argentina. New production will commence from the Mudi and North Geragai fields in Indonesia in 1997 and from the Makmur field in Indonesia and the Tchatamba discovery in Gabon in 1998. International Division proved reserves at year-end 1996 accounted for 29% of Santa Fe's crude oil and liquids reserves and 11% of Santa Fe's natural gas reserves. Such reserves do not include volumes attributable to the Indonesian and Gabon fields which are expected to begin production in 1997 and 1998.


     International Division production averaged 8.0 MBBls of crude oil and liquids and 21.2 MMcf of natural gas per day in 1996, a 17% increase from 1995. During 1996 the Division spent $36.5 million on development projects and acquisitions. In Argentina, the Division spent $12.1 million on ongoing field enhancements at the El Tordillo and Sierra Chata fields and expansion of the gas plant at the Sierra Chata field. In addition, the Division paid $7.4 million for an additional 4% working interest in the El Tordillo field. Indonesian operations accounted for $12.9 million of development expenditures and in Gabon development expenditures totaled $3.1 million. During 1996 the Division participated in 27 gross (5.8 net) development wells, 26 gross (5.6 net) of which were successful.


     Indonesia. Santa Fe is the operator of a joint venture (the "Salawati Basin Joint Venture") formed in 1970 to explore for and develop hydrocarbon reserves in the Salawati Basin area of Irian Jaya. At December 31, 1996, Santa Fe held a 33 1/8% participation interest in the Salawati Basin Joint Venture. The Salawati Basin Joint Venture operates under a production sharing contract (a "PSC") with the Indonesia state oil agency ("Pertamina"), which expires in the year 2020. As of December 31, 1996 the contract covered an area of approximately 235,000 acres. Production occurs from seven oil and three gas condensate fields. The entitlement of the Salawati Basin Joint Venture under the PSC averaged approximately 6.5 MBbls per day (approximately 2.2 MBbls per day net to Santa
Fe) for the year ended December 31, 1996.

     Santa Fe is also a participant in a joint venture with Pertamina to explore the Salawati Island Block of Irian Jaya. The effective date of this joint venture was April 23, 1990 with a term of 30 years. At December 31, 1996 Santa Fe held a 16 2/3% participation interest in the block which covers approximately
1.1 million acres. Santa Fe and Pertamina (with its 50% interest) jointly operate the contract area under the terms of a Joint Operating Body ("JOB"). Sales from the Matoa field began in January of 1993 and in December 1996 the field produced approximately 6.9 MBbls of oil per day (approximately 2.0 MBbls per day net to Santa Fe) from 25 wells.

     In December 1995 on the Tuban block on the island of Java, Santa Fe tested the Mudi No. 5, the fifth successful test of the Tuban Limestone formation on the Mudi prospect. Pertamina has given preliminary approval of a plan of development and Santa Fe and its partners have begun procurement of facilities and construction services. Commercial oil sales are expected to begin in the third quarter of 1997. Santa Fe has conducted a seismic program to delineate the extent of the field and to further define similar anomalies in the area. A sixth well was completed in February 1997 and a seventh well is in progress. Three additional wells are planned for 1997. Santa Fe holds a 12.5% interest and operates the Mudi project under the terms of a JOB comprised of Pertamina and Santa Fe.


     The Jabung Block covers nearly two million acres in central Sumatra. Santa Fe holds a 33 1/3% interest and is the operator of the Jabung Block under the terms of a PSC with Pertamina. In the first quarter of 1995 Santa Fe completed the North Geragai No. 1 discovery well on the Jabung Block in central Sumatra and to date six additional productive wells have been drilled. In September 1996 Pertamina approved the plan of development for the North Geragai field and procurement of facilities and initial construction commenced in October. Three additional development wells are planned for 1997. Commercial oil sales from the field are expected to commence in mid-1997.


     In August 1995 the Northeast Batara No. 1 exploratory well, located approximately 25 miles northeast of the North Geragai No. 1, tested 420 barrels of condensate and 22 MMcf of gas (approximately 55% carbon dioxide) per day from three intervals. A second well tested 204 barrels of condensate and 12 MMcf of gas per day. A seismic program is planned to delineate the extent of the field.

     In December 1996 Santa Fe tested the Makmur No. 1, the third new field discovery on the Jabung Block, at combined flow rates of 3,915 barrels of oil and 6.8 MMcf of gas per day from three geologic intervals. Additional seismic and delineation drilling will be required to determine the extent of the Makmur reservoir.

     The contracts under which Santa Fe operates the Salawati Basin Joint Venture and the Tuban Block entitle the participants to recover all expenditures related to the operation (the "cost recovery amount") by allocating to the participants a portion of the crude oil production ("cost oil") sufficient, at the Indonesia government official crude oil price ("ICP"), to offset the cost recovery amount. All unrecovered costs in any calendar year are carried forward to future years. The balance of production after deducting the cost recovery amount is allocated to Pertamina and the participants (66% is allocated to Pertamina with respect to the Salawati Basin Joint Venture and 71% is allocated to Pertamina with respect to the Tuban Block). However, after the first five years of production 25% of such production allocated to the participants must be sold into the Indonesian domestic market for $0.20 per barrel.

     Under the terms of the contracts under which Santa Fe operates the Salawati Island Block and the Jabung Block, the joint venture participants are allowed to recover the cost recovery amount, after an initial 20% portion (approximately 8% to the joint venture participants and 12% to Pertamina) has been deducted, by allocating to the joint venture participants cost oil sufficient to offset the cost recovery amount. All unrecovered costs in any calendar year are carried forward to future years. The balance of production after allocation of cost oil is allocated approximately 62% to Pertamina and 38% to the joint venture participants. However, after the first five years of production 25% of such production allocated to the joint venture participants must be sold into the Indonesian domestic market for 10% to 15% of ICP.

     Argentina. Santa Fe acquired an interest in the El Tordillo field in Chubut Province, Argentina in 1991. At that time, the field was producing approximately 10,500 gross barrels of oil per day. As of December 31, 1996 Santa Fe and its partners have completed 282 workovers and drilled 30 new wells, expanded the existing waterflood programs and initiated two new waterflood pilots, increasing production to approximately 20,800 gross barrels of oil per day. Santa Fe expects to drill 22 development wells and continue the workover program in 1997 and anticipates the expansion of the existing waterflood projects.

     The joint venture group is allowed to sell crude oil produced from this field into the open market. There is a 12% royalty on gross production and the joint venture is taxed at a 33% rate after deductions for capitalized costs and expenses. Santa Fe holds a 22% working interest in the El Tordillo field.

     In April 1993 Santa Fe completed the Sierra Chata X-1 as a successful natural gas and condensate exploratory test in Chihuidos Block, Neuquen Province, Argentina. Fourteen additional successful wells have been drilled and the combined deliverability of the fifteen wells is approximately 180 MMcf of natural gas per day with a carbon dioxide content of approximately 8%. Santa Fe expects to drill two additional development wells in 1997. Santa Fe and its partners have built a gas processing facility and a 40-mile gathering pipeline which transports production from the field and interconnects with two main transmission lines owned by a third party that transport gas to Buenos Aires and other major markets.

     Sales of production from the Sierra Chata field commenced in April 1995 under a gas contract with certain "take-or-pay" and "delivery-or-pay" obligations with MetroGas S.A., a Buenos Aires gas distribution company. Natural gas produced in excess of the contract requirements is sold on the spot market. Santa Fe has committed to supply gas to the Chilean market via the GasAndes Pipeline beginning in mid-1997. To fulfill its commitment under the new contract, deliveries to Metro Gas will be reduced within the contract terms. Sales from the field average 20.4 MMcf per day net to Santa Fe in 1996. There is a 12% royalty and a 1% provincial tax on gross production and the joint venture is taxed at a 33% rate after deductions for capitalized costs and expenses. Santa Fe has a 19.9% working interest in the Block and is the operator.

     During 1997 the Division expects to spend $54.5 million on development projects. Indonesian operations account for $27.5 million of such expenditures, primarily on Jabung Block and the Mudi field where production will begin in 1997. In Argentina, the Division expects to spend $13.1 million on the El Tordillo and Sierra Chata fields. In Gabon, where production is expected to commence in 1998, development expenditures are expected to total $6.9 million. During 1997 the Division expects to participate in 51 gross (10 net) development wells.

EXPLORATION ACTIVITIES

     Santa Fe drilled 33 gross exploratory wells (13.8 net wells) in 1996 of which 19 (8.9 net) were successful, and Santa Fe plans to participate in the drilling of 47 gross exploratory wells at a net cost to Santa Fe of approximately $33 million during 1997. Santa Fe typically develops its own prospects, in many cases utilizing 3-D seismic data. A large portion of Santa Fe's undeveloped acreage position has been acquired through federal lease sales and through entering into concessions with foreign governments. Prior to drilling more expensive wells, Santa Fe generally brings in partner(s) to share the cost while retaining operatorship. In certain instances, Santa Fe is able to get its partners to pay Santa Fe's share of the cost to drill a well. Santa Fe's exploration program is most active in the Gulf of Mexico, where it recently entered the "flex trend," and certain foreign locations. Santa Fe plans to drill five exploratory wells in the flex trend, the first of which is scheduled for the second quarter of 1997, and ten exploratory wells in foreign locations.

  Domestic

     At year-end 1996, Santa Fe held an interest in 245,100 gross undeveloped acres (124,100 net acres) in the shallow water Continental Shelf area of the Gulf of Mexico. Santa Fe participated in 7 gross (2.9 net) exploratory wells in the Gulf of Mexico in 1996, including 5 gross (2.4 net) discovery wells, for an 83% net success rate.

     Santa Fe's offshore program has been expanded to include prospects in the flex trend in water depths of 400 to 2,500 feet. This area of the Gulf of Mexico has only recently had sufficient infrastructure and technology to warrant Santa Fe's entry into the play. The "flex" area of the Gulf is underexplored and contains larger prospects and field sizes than are being drilled in the shallower water "shelf" area. Santa Fe acquired 89,000 net acres on 14 prospects on 22 blocks in the flex trend in 1996 and intends to participate in the two lease sales in 1997. Five of the flex trend prospects will be explored under the terms of an agreement with Reading & Bates Development Co. A drilling rig is under contract and drilling is expected to commence in the second quarter of 1997. An affiliate of Reading & Bates will carry out the design, construction and installation of facilities associated with commercial discoveries on the five prospects.

     In southeastern New Mexico, Santa Fe has continued a modest exploratory program concentrating on multiple Permian and Pennsylvanian aged oil and gas reservoirs ranging in depth from 1,500 to 16,000 feet. The focus in 1996 was to drill for deeper, gas bearing objectives which also provide exposure to shallower Delaware and Bone Springs oil reserves. Santa Fe has entered into a joint venture 3-D seismic exploration program in western Michigan. The focus of the play is shallow oil and gas reserves in Silurian reefs, a prolific producer in the state. Santa Fe acquired an option covering more than 50,000 acres in 1996 and will begin the seismic and drilling phases of the program in 1997.

  International

      Indonesia. In 1995 Santa Fe signed a new contract for the 956,000 acre Bangko Block in south Sumatra. During 1996 Santa Fe drilled and abandoned two exploratory wells, the majority of Santa Fe's costs of which were paid by its partners. Additional exploration efforts on the block are being evaluated. Santa Fe is the operator and holds a 35% interest in the Bangko Block.

     In December 1996 Santa Fe signed a PSC with Pertamina giving Santa Fe the right to explore the Pagatan Block, an area of approximately 2.1 million acres along the southern coast of the island of Kalimantan. During the three-year primary term of the contract, Santa Fe is obligated to drill at least one well. Santa Fe is the operator and holds a 100 percent interest in the block. Santa Fe is negotiating with potential partners for approximately 50% of its working interest.

     Colombia. Santa Fe has signed a contract granting it the exploration rights on approximately 425,000 acres in southern Colombia. The Caprito Block covers an area in the Putumayo Basin, the northern extension of Ecuador's Oriente Basin. Santa Fe is obligated to reprocess 1,500 kilometers of seismic data within one year and has the option to drill an exploratory well during the second year of the contract. Santa Fe is the operator and holds a 75% working interest in the block.

     Ecuador. In January 1995 Santa Fe signed a contract covering exploration rights on Oriente Block 11 which is located in the north central portion of the Oriente Basin in northeast Ecuador. The contract includes an initial exploration period of four years with optional extensions. Seismic operations were completed in the first quarter of 1996 and Santa Fe drilled two exploratory wells in the fourth quarter of 1996. One well was plugged and abandoned and the other well has been temporarily abandoned after testing 500 barrels of oil per day. Santa Fe is obligated to drill two additional wells on the block and plans to drill on other prospects to determine the ultimate commerciality of the block. Santa Fe is the operator and holds a 35% working interest in the block.


     Gabon. During 1995 Santa Fe participated in the drilling of the Tchatamba Marine No. 1 on the Kowe permit, offshore Gabon. The well tested 4,545 barrels per day of 46 degree API gravity oil from a 74-foot interval in the Upper Madiela formation between 6,306 to 6,380 feet. During 1996 additional seismic surveys were conducted to delineate the Tchatamba structure and further define other prospects and two successful delineation wells were drilled. An exploitation permit has been approved by the government and construction of production facilities is expected to begin in late 1997. During 1997 one development well and two exploratory wells are expected to be drilled on the block. Santa Fe holds a 25% working interest in the 614,200-acre permit area.

     In August 1996 Santa Fe signed a contract to explore the Mondah Bay Block in Gabon's Atlantic Salt Basin. The contract provides for an initial exploration period of two years with a three year optional extension and a twenty year production period. Santa Fe has committed to drill one well in mid-1997 and Santa Fe's share of the cost will be paid by its partners. The block is located in the northern, unexplored portion of the Atlantic Salt Basin and covers a combined onshore and offshore area of approximately 600 square miles. Initial activity will focus on the offshore portions of the block where water depths are less than 100 feet and prospects are targeted at drilling depths of less than 5,000 feet. Santa Fe holds a 50% working interest in the block and is the operator.


     Cote D'Ivoire. In October 1996 Santa Fe signed an exploration contract to explore Block CI-24 in the offshore portion of Cote d'Ivoire's Abidjan margin. The block covers 649,000 acres in predominantly shallow water. Early exploration activity will focus on the interpretation of a 3-D seismic survey acquired by Petroci, the national oil company of Cote d'Ivoire. Petroci holds a 10% carried interest in the block and Santa Fe holds the remaining working interest and is the operator.



     China. In November 1996 Santa Fe signed a PSC with the Chinese National Offshore Oil Company ("CNOOC") with respect to offshore Block 27/11 in the Pearl River Mouth Basin approximately 100 miles south of Hong Kong. The block consists of approximately 765,000 acres, with water depths generally less than 300 feet. The work program commitment on the block includes the acquisition of approximately 600 miles of seismic data and a well to be drilled to at least 11,500 feet. Santa Fe holds a 40% working interest in the block which is operated by Kerr-McGee.



     In January 1997 Santa Fe signed two PSC's with CNOOC, giving Santa Fe the right to explore two additional areas of the South China Sea. Block 15/34 covers approximately 800,000 acres in the Pearl River Mouth Basin, approximately 50 miles south of Hong Kong, adjacent to Block 27/11. Several prospect areas have been identified from existing seismic and additional data acquisition will focus on the confirmation and selection of drillsites as well as the identification of additional drillable prospects. Block 23/28 is located north of the large offshore island of Haina and covers approximately 500,000 acres in the southern portion of the Beibu Gulf Basin. Several prospect areas have been identified from existing data which will be supplemented with 2-D and 3-D seismic programs. Santa Fe is obligated to acquire 2-D and 3-D seismic and drill a well to at least 10,500 feet on each of the blocks. Santa Fe holds 100% of the working interest in both contract areas.

DRILLING ACTIVITIES

     The table below sets forth, for the periods indicated, the number of wells drilled in which Santa Fe had an economic interest. As of December 31, 1996 Santa Fe was in the process of drilling or completing 4 gross (1.3 net) domestic exploratory wells, 15 gross (6.7 net) domestic development wells, and 5 gross (1.2 net) foreign development wells. The number of wells for the year ended December 31, 1996 has been adjusted to exclude wells in which Santa Fe's interest was held through Monterey.

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                      1994            1995            1996
                                                  -------------   -------------   ------------
                                                  GROSS    NET    GROSS    NET    GROSS   NET
                                                  -----   -----   -----   -----   -----   ----
Development wells
  Domestic
     Completed as natural gas wells.............    17      4.4     13      6.3     12     3.8
     Completed as oil wells.....................   136    101.4    271    234.5     28    14.7
     Dry holes..................................     4      2.5      4      1.5      8     3.0
  Foreign
     Completed as natural gas wells.............     2      0.4      3      0.9      5     1.1
     Completed as oil wells.....................    14      4.3     17      3.2     21     4.5
     Dry holes..................................     2      0.6      5      1.1      1     0.2
                                                   ---    -----    ---    -----    ---    ----
                                                   175    113.6    313    247.5     75    27.3
                                                   ---    -----    ---    -----    ---    ----
Exploratory Wells
  Domestic
     Completed as natural gas wells.............     3      1.5     13      6.3     10     5.1
     Completed as oil wells.....................     9      3.5      9      3.3      6     2.9
     Dry holes..................................    23      8.6      8      5.1      8     3.0
  Foreign
     Completed as natural gas wells.............     1      0.5      2      0.8      1     0.2
     Completed as oil wells.....................     1      0.3      3      0.9      2     0.7
     Dry holes..................................     6      2.1      3      0.8      6     1.9
                                                   ---    -----    ---    -----    ---    ----
                                                    43     16.5     38     17.2     33    13.8
                                                   ---    -----    ---    -----    ---    ----
                                                   218    130.1    351    264.7    108    41.1
                                                   ===    =====    ===    =====    ===    ====

      Producing Wells. The following table sets forth Santa Fe's ownership in producing wells, exclusive of ownership held through Monterey, at December 31, 1996:

                                         U.S.(1)      ARGENTINA(2)    INDONESIA(3)        TOTAL
                                      -------------   -------------   -------------   -------------
                                      GROSS    NET    GROSS    NET    GROSS    NET    GROSS    NET
                                      -----   -----   ------   ----   ------   ----   -----   -----
Oil.................................  8,539     931     386     84      368     117   9,293   1,132
Natural Gas.........................    567     164      16      3        7       2     590     169
                                      -----   -----     ---     --      ---     ---   -----   -----
                                      9,106   1,095     402     87      375     119   9,883   1,301
                                      =====   =====     ===     ==      ===     ===   =====   =====

---------------

(1) Includes 61 gross wells with multiple completions.

(2) At December 31, 1996 one gross gas well was shut-in.

(3) Includes one gross well with multiple completions and 69 gross wells which were shut-in at December 31, 1996.

DOMESTIC ACREAGE

     The following table summarizes Santa Fe's developed and undeveloped fee and leasehold acreage in the United States at December 31, 1996. Excluded from such information is acreage attributable to Monterey and acreage in which Santa Fe's ownership interest is limited to royalty, overriding royalty and other similar interests.

                                                 UNDEVELOPED            DEVELOPED
                                              ------------------    ------------------
                   STATE                       GROSS       NET       GROSS       NET
                   -----                      -------    -------    -------    -------
                                                             (IN ACRES)
Alabama -- Offshore.........................       --         --     23,040     12,480
Alabama -- Onshore..........................       --         --        824        112
Arkansas....................................      329         60        818        182
Colorado....................................      872        728      5,931      5,249
Kansas......................................       93         63      3,833        874
Louisiana -- Offshore.......................  232,523    109,651    229,185     88,302
Louisiana -- Onshore........................    1,856        609      8,998      2,093
Mississippi.................................      300         84      2,991        523
Montana.....................................    3,450        428        670         43
New Mexico..................................  169,270    117,497     52,701     28,342
New York....................................       --         --        189         47
North Dakota................................    2,963        986      4,570      1,025
Oklahoma....................................    6,631      5,417     21,569      8,091
Pennsylvania................................       20         20         25          3
Texas -- Offshore...........................  133,003    103,478     58,381     18,087
Texas -- Onshore............................  137,942    107,137    188,270    133,865
Utah........................................    1,363        531      3,325      1,527
Wyoming.....................................   16,384      9,260     22,844     10,753
                                              -------    -------    -------    -------
                                              706,999    455,949    628,164    311,598
                                              =======    =======    =======    =======

FOREIGN ACREAGE

     The following table summarizes Santa Fe's foreign acreage at December 31, 1996:

                                                         UNDEVELOPED       DEVELOPED
                                                       ---------------    ------------
                                                       GROSS      NET     GROSS    NET
                                                       ------    -----    -----    ---
                                                            (THOUSANDS OF ACRES)
Argentina............................................   2,169      539      93     19
China................................................     765      306      --     --
Colombia.............................................     423      318      --     --
Cote d'Ivoire........................................     197      197      --     --
Ecuador..............................................     474      166      --     --
Gabon................................................   1,001      345      --     --
Indonesia............................................   6,427    3,297      43     13
                                                       ------    -----     ---     --
                                                       11,456    5,168     136     32
                                                       ======    =====     ===     ==

SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial and operating data with respect to the company, excluding Monterey:


                                                                                           THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,(1)               ENDED
                                             -------------------------------------------    MARCH 31,
                                             1992(2)   1993(3)   1994    1995     1996         1997
                                             -------   -------   -----   -----   -------   ------------
                                                     (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)
                                                                    (UNAUDITED)
FINANCIAL DATA
  INCOME STATEMENT DATA
  Revenues.................................   212.4     250.0    212.3   230.7     290.4       89.0
                                              -----     -----    -----   -----   -------      -----
  Costs and Expenses
     Production and operating..............    48.5      63.6     63.7    69.7      80.6       21.0
     Oil and gas systems and pipelines.....     3.2       4.2       --      --        --         --
     Exploration, including dry hole
       costs...............................    22.8      29.3     19.0    21.0      32.8        9.0
     Depletion, depreciation and
       amortization........................   102.3     111.5     89.3   100.8     110.8       24.3
     Impairment of oil and gas
       properties..........................      --      50.2       --    30.2      57.4         --
     General and administrative............    22.1      23.1     19.5    19.6      21.2        4.4
     Taxes (other than income).............    15.4      18.9     17.1    11.3      17.1        4.9
     Restructuring charges(4)..............      --      26.7      5.9      --        --         --
     Loss (gain) on disposition of
       assets..............................   (13.9)      0.6     (8.3)    0.3     (12.1)      (2.3)
                                              -----     -----    -----   -----   -------      -----
                                              200.4     328.1    206.2   252.9     307.8       61.3
                                              -----     -----    -----   -----   -------      -----
  Income (loss) from operations............    12.0     (78.1)     6.1   (22.2)    (17.4)      27.7
                                              =====     =====    =====   =====   =======      =====
  COSTS AND EXPENSES PER BOE
  Production and operating(5)..............    3.28      3.43     3.76    3.92      4.03       4.11
  Exploration, including dry hole costs....    1.55      1.58     1.12    1.19      1.64       1.76
  Depletion, depreciation and
     amortization(6).......................    6.91      6.03     5.26    5.61      5.39       4.76
  General and administrative(7)............    1.49      1.25     1.15    1.10      0.88       0.86
  Taxes other than income(8)...............    1.04      1.03     1.01    0.63      0.86       0.96
OPERATING DATA
  DAILY AVERAGE PRODUCTION
  Crude oil and liquids (MBbls/day)
     Domestic..............................    16.3      17.7     16.3    16.7      19.5       20.6
     Argentina.............................     2.4       2.4      2.4     2.6       3.7        4.5
     Indonesia.............................     1.8       4.1      5.7     5.2       4.3        3.8
                                              -----     -----    -----   -----   -------      -----
                                               20.5      24.2     24.4    24.5      27.5       28.9
                                              =====     =====    =====   =====   =======      =====
  Natural gas (MMcf/day)...................   119.2     159.0    132.8   144.7     163.4      167.7
  Total production (MBOE/day)..............    40.4      50.7     46.6    48.6      54.7       56.9
  AVERAGE SALES PRICES
  Crude oil and liquids ($/Bbl)
     Unhedged
       Domestic............................   18.38     16.20    14.92   16.34     19.96      21.29
       Argentina...........................   15.99     14.07    13.23   14.72     19.06      18.72
       Indonesia...........................   17.51     15.50    15.09   16.10     18.92      18.32
       Total...............................   18.02     15.87    14.79   16.12     19.68      20.50
     Hedged................................   18.17     15.87    14.79   16.40     18.66      20.64
  Natural Gas
     Unhedged..............................    1.72      2.04     1.77    1.46      2.18       2.53
     Hedged................................    1.71      1.90     1.75    1.45      1.83       2.53
  PROVED RESERVES AT YEAR END
     Crude oil, condensate and natural gas
       liquids (MMBbls)....................    64.8      64.6     67.1    79.7      83.1        N/A
     Natural gas (Bcf).....................   258.7     251.2    229.0   232.7     247.2        N/A
     Proved reserves (MMBOE)...............   108.1     106.4    105.2   118.5     124.3        N/A
     Proved developed reserves (MMBOE).....    90.8      83.2     82.7    95.0     103.2        N/A
  PRESENT VALUE OF PROVED RESERVES AT
     YEAR-END
     Before income taxes...................   532.0     400.7    417.0   602.8   1,047.7        N/A

---------------

(1) Certain prior period amounts have been restated to conform to 1996 presentation.

(2) On May 19, 1992 Adobe Resources Corporation was merged with and into Santa
    Fe.

(3) Includes production attributable to properties sold during 1993 of 4.1 MBbls of oil and 21.7 MMcf of natural gas per day (7.7 MBOE per day) and gives effect to the sale in 1993 of approximately 8.0 MMBOE of proved reserves.

(4) 1993 amount includes losses on property dispositions of $16.5 million, long-term debt repayment penalties of $8.6 million and accruals of certain personnel benefits and related costs of $1.6 million. 1994 amount represents severance, benefits and relocation expenses.

(5) Excluding related production, severance and ad valorem taxes.

(6) Excludes effect of unproved property writedowns of $0.13 per BOE in 1996 and $0.06 per BOE in 1995.

(7) Excludes effect of $1.6 million charge related to the abandonment of an office lease and $2.0 million in costs and expenses related to the Monterey IPO ($0.18 per BOE) in 1996.

(8) Includes production, severance and ad valorem taxes.

     Current Markets for Oil and Gas. Substantially all of Santa Fe's oil and gas production is sold at market responsive prices. The domestic crude oil marketing activities of Santa Fe are conducted through its Santa Fe Energy Products Division ("Energy Products"), which is also engaged in crude oil trading. A substantial portion of Santa Fe's domestic natural gas production is currently marketed under the terms of a sales contract with LG&E.

     The revenues generated by Santa Fe's operations are highly dependent upon the prices of, and demand for, oil and gas. For the last several years, prices of these products have reflected a worldwide surplus of supply over demand. The price received by Santa Fe for its crude oil and natural gas depends upon numerous factors, the majority of which are beyond Santa Fe's control, including economic conditions in the United States and elsewhere, the world political situation as it affects OPEC, the Middle East and other producing countries, the actions of OPEC and governmental regulation. The fluctuation in world oil prices continues to reflect market uncertainty regarding OPEC's ability to control member country production and underlying concern about the balance of world demand for and supply of oil and gas. Decreases in the prices of oil and gas have had, and could have in the future, an adverse effect on Santa Fe's development and exploration programs, proved reserves, revenues, profitability and cash flow.

     From time to time Santa Fe has hedged a portion of its oil and natural gas production to manage its exposure to volatility in prices of oil and natural gas.


     During 1996, affiliates of Coastal States Trading, Inc. accounted for approximately 12% of Energy Products' crude oil sales (which with respect to certain properties includes royalty and working interest owners' share of production). No other individual customer accounted for more than 10% of Santa Fe's crude oil and liquids revenues during 1996. Availability of a ready market for Santa Fe's oil production depends on numerous factors, including the level of consumer demand, the extent of worldwide oil production, the cost and availability of alternative fuels, the availability of refining capacity, the cost of and proximity of pipelines and other transportation facilities, regulation by state and federal authorities and the cost of complying with applicable environmental regulations.


     In December 1993 Santa Fe signed a seven-year gas sales contract with LG&E pursuant to the terms of which LG&E markets a substantial portion of Santa Fe's domestic natural gas production. Pursuant to such gas contract, LG&E is required to pay Santa Fe for all production delivered at a price for such gas equal to stipulated published monthly index prices. LG&E is obligated to use its best efforts to receive gas from Santa Fe at delivery points so as to maximize the net price received by Santa Fe for such production. Payment for purchases by LG&E are made in immediately available funds no later than the last working day of the month following the month of production.

     Santa Fe Energy Trust. In November 1992 5,725,000 Depositary Units ("Depositary Units"), each consisting of beneficial ownership of one unit of undivided interest in the Trust and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon United States Treasury obligation maturing on February 15, 2008, were sold in a public offering. The assets of the Trust consist of certain oil and gas properties conveyed by Santa Fe. A total of $114.5 million was received from public investors, of which $38.7 million was used to purchase the Treasury obligations and $5.7 million was used to pay underwriting commissions and discounts. Santa Fe received the remaining $70.1 million and retained 575,000 Depositary Units. A portion of the proceeds received by Santa Fe was used to retire $30.0 million of debt and the remainder was used for general corporate purposes. In the first quarter of 1994 Santa Fe sold the remaining 575,000 Depositary Units it held for $11.3 million.

     The properties conveyed to the Trust consisted of two term royalty interests in two production units in the Wasson field in west Texas and a net profits royalty interest in certain royalty and working interests in a diversified portfolio of properties located in twelve states. At December 31, 1996, 4.3 MMBOE of Santa Fe's estimated proved reserves were subject to such net profits interest. The reserve estimates included herein reflect the conveyance of the Wasson term royalties to the Trust.

     For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent that such payments are required to provide distributions of $0.40 per Depositary Unit per quarter. Such additional royalty payments, if needed, will come from Santa Fe's remaining royalty interest in one of the production units in the Wasson field described above, and are non-recourse to Santa Fe. If such additional payments are made, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such additional payments. The aggregate amount of the additional royalty payments (net of any amounts recouped) is limited to $20.0 million on a revolving basis. As of December 31, 1996 Santa Fe had made additional royalty payments (net of recoupments) totaling $1.2 million and will recoup $1.0 million from the proceeds payable to the Trust in the first quarter of 1997. Dependent on various factors, such as sales volumes and prices and the level of operating costs and capital expenditures incurred, proceeds payable to the Trust with respect to operations in subsequent quarters may not be sufficient to make distributions of $0.40 per quarter. In such instances Santa Fe would be required to make additional royalty payments.

  Other Business Matters

     Competition. Santa Fe faces competition in all aspects of its business, including, but not limited to, acquiring reserves, leases, licenses and concessions; obtaining goods, services and labor needed to conduct its operations and manage Santa Fe; and marketing its oil and gas. Santa Fe's competitors include multinational energy companies, government-owned oil and gas companies, other independent producers and individual producers and operators. Santa Fe believes that its competitive position is affected by its technical and operating capabilities and access to markets for production. Many competitors have greater financial and other resources than Santa Fe. Santa Fe believes that the well-defined nature of the reservoirs in its long-lived oil fields, its expertise in EOR methods in these fields, its active development and exploration program, its financial flexibility and its experienced management may give it a competitive advantage over some other producers.

     Regulation of Crude Oil and Natural Gas. The petroleum industry is subject to various types of regulation throughout the world, including regulation in the United States by state and federal agencies. Domestic legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, compliance with which is often difficult and costly and which may carry substantial penalties for non-compliance. Although the regulatory burden on the oil and gas industry increases the cost of doing business and, consequently, affects profitability, generally these burdens do not appear to affect Santa Fe any differently or to any greater or lesser extent than other companies in the industry with similar types and quantities of production. While Santa Fe is a party to several regulatory proceedings before governmental agencies arising in the ordinary course of business, Santa Fe does not believe that the outcome of such proceedings will have a material adverse affect on its operations or financial condition. Set forth below is a general description of certain state and federal regulations which have an effect on Santa Fe's operations.

     State Regulation. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Most states in which Santa Fe operates also have statutes and regulations governing the conservation of oil and gas and the prevention of waste, including the unitization or pooling of oil and gas properties and rates of production from oil and gas wells. Rates of production may be regulated through the establishment of maximum daily production allowable on a market demand or conservation basis or both.

     Federal Regulation. A portion of Santa Fe's oil and gas leases are granted by the federal government and administered by the Bureau of Land Management ("BLM") and the Minerals Management Service ("MMS"), both of which are federal agencies. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed BLM and MMS regulations and orders (which are subject to change by the BLM and the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, Army Corps of Engineers and Environmental Protection Agency), lessees must obtain a permit from the BLM or the MMS prior to the commencement of drilling.

     The interstate transportation of natural gas is regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 and, to a lesser extent, the Natural Gas Policy Act of 1978 (collectively, the "Acts"). Since 1991, FERC's regulatory efforts have centered largely around its generic rulemaking proceedings, Order No. 636. Through Order No. 636 and successor orders, FERC has undertaken to restructure the interstate pipeline industry with the goal of providing enhanced access to, and competition among, alternative gas suppliers. By requiring interstate pipelines to "unbundle" their sales services and to provide their customers with direct access to any upstream pipeline capacity held by pipelines, Order No. 636 has enabled pipeline customers to choose the levels of transportation and storage service they require, as well as to purchase gas directly from third-party merchants other than the pipelines.

     Even though the implementation of Order No. 636 on individual interstate pipelines is largely complete, many of the issues related to this Order are still pending final resolution by the FERC (in remand proceedings) and by the courts. Thus, while Order No. 636 has generally facilitated the transportation of gas and the direct access to end-user markets, the ultimate impact of these regulations on marketing production cannot be predicted at this time.

     With the completion of the Order No. 636 implementation process on the FERC level, FERC's natural gas regulatory efforts have turned towards a number of other important policies, all of which could significantly affect the marketing of gas. Some of the more notable of these regulatory initiatives include (i) a series of orders in individual pipeline proceedings articulating a policy (which has been approved by the courts) of generally approving the divestiture of pipeline-owned gathering facilities to pipeline affiliates, (ii) FERC's efforts to implement uniform standards for pipeline electronic bulletin boards, electronic data exchange, and basic business and operational practices of the pipelines, (iii) efforts to refine FERC's regulations controlling the operation of the secondary market for released pipeline capacity, (iv) a policy statement regarding market and other non-cost-based rates for interstate pipeline transmission and storage capacity and (v) an inquiry into the appropriate nature and extent of continuing FERC regulation of offshore pipelines. The on-going and evolving nature of these regulatory initiatives make it impossible at this time to predict their ultimate impact upon marketing natural gas.

     Finally, numerous states are in the process of implementing regulatory initiatives requiring local distribution companies ("LDCs") to develop (to various degrees) unbundled transportation and related service options and rates. Typically, these programs are designed to allow the LDCs' commercial, industrial, and, in more and more cases, residential, customers to have access to transportation service on the LDC, coupled with an ability to select third-party city-gate gas suppliers. These developments have already led a number of industry participants to redirect significant marketing resources to these emerging downstream markets.

     Environmental Regulation. Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect Santa Fe's operations and costs. In particular, Santa Fe's oil and gas exploration, development, production and EOR operations, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. Such regulation has increased the cost of planning, designing, drilling, installing, operating and abandoning Santa Fe's oil and gas wells and other facilities. Santa Fe has expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and anticipates that it will continue to do so in the future in order to comply with stricter industry and regulatory safety standards such as those described below. Although Santa Fe believes that its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from Santa Fe's operations, could result in substantial costs and liabilities in the future. Although the resulting costs cannot be accurately estimated at this time, these requirements and risks typically apply to companies with types, quantities and locations of production similar to those of Santa Fe and to the oil and gas industry in general.

     Offshore Production. Offshore oil and gas operations are subject to regulations of the United States Department of the Interior, the Department of Transportation, the United States Environmental Protection Agency ("EPA") and certain state agencies. In particular, the Federal Water Pollution Control Act of 1972, as amended ("FWPCA"), imposes strict controls on the discharge of oil and its derivatives into navigable waters. The FWPCA provides for civil and criminal penalties for any discharges of petroleum in reportable quantities and, along with the Oil Pollution Act of 1990 and similar state laws, imposes substantial liability for the costs of oil removal, remediation and damages.

     Solid and Hazardous Waste. Santa Fe currently owns or leases, and has in the past owned or leased, numerous properties that have been used for production of oil and gas for many years. Although Santa Fe has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under the properties owned or leased by Santa Fe. State and federal laws applicable to oil and gas wastes and properties have gradually become more strict. Under these new laws, Santa Fe has been, and in the future could be, required to remove or remediate previously disposed wastes or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

     Santa Fe generates hazardous and nonhazardous wastes that are subject to the federal Resource Conservation and Recovery Act and comparable state statutes. The EPA has limited the disposal options for certain hazardous wastes and is considering the adoption of stricter disposal standards for nonhazardous wastes. Furthermore, it is anticipated that additional wastes (which could include certain wastes generated by Santa Fe's oil and gas operations) will in the future be designated as "hazardous wastes," which are subject to more rigorous and costly disposal requirements. In response to the changing regulatory environment, Santa Fe has made certain changes in its operations and disposal practices. For example, Santa Fe has commenced remediation of sites or replacement of facilities where its wastes have previously been disposed.

     Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its operations, Santa Fe has generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." Santa Fe may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed. Certain properties owned or used by Santa Fe or its predecessors have been investigated under state and Federal Superfund statutes, and Santa Fe has been and could be named a potentially responsible party ("PRP") for the cleanup of some of these sites.

     Pursuant to the Contribution Agreement, Monterey agreed to indemnify and hold harmless Santa Fe from and against any costs incurred in the future relating to environmental liabilities of the Western Division assets (other than those retained by Santa Fe), including any costs or expenses incurred at any of the OII Site, the Santa Fe Springs Site and the Eastside Site (as defined herein), and any costs or liabilities that may arise in the future that are attributable to laws, rules or regulations in respect to any property or interest therein located in California and formerly owned or operated by the Western Division or its predecessors. See "Monterey -- Business."

     Santa Fe has been identified as one of over 250 PRPs at a Superfund site in Los Angeles County, California (the "OII Site"). In 1994 Santa Fe received a request from the EPA for information pursuant to Section 104(e) of CERCLA and a letter ordering Santa Fe and other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Santa Fe Springs, California (the "Santa Fe Springs Site"). In 1995 Santa Fe and twelve other companies received notice that they have been identified as PRPs by the California Department of Toxic Substances Control (the "DTSC") as having generated and/or transported hazardous waste to the Environmental Protection Corporation Eastside Landfill (the "Eastside Site") during its fourteen-year operation from 1971 to 1985.

     Air Emissions. The operations of Santa Fe are subject to local, state and federal regulations for the control of emissions from sources of air pollution. Legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred in the future as a result of new regulatory developments. In particular, the 1990 Clean Air Act Amendments will impose additional requirements that may affect Santa Fe's operations, including permitting of existing sources and control of hazardous air pollutants. However, it is impossible to predict accurately the effects, if any, of the Clean Air Act Amendments on Santa Fe at this time. Santa Fe has been and may in the future be subject to administrative enforcement actions for failure to comply strictly with air regulations or permits. These administrative actions are generally resolved by payment of a monetary penalty and correction of any identified deficiencies. Alternatively, regulatory agencies may require Santa Fe to forego construction or operation of certain air emission sources.

     Other. Santa Fe is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require Santa Fe to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens.

     Although generally less stringent, Santa Fe's foreign operations are subject to similar foreign laws respecting environmental and worker safety matters.

     Insurance Coverage Maintained with Respect to Operations. Santa Fe maintains insurance policies covering its operations in amounts and areas of coverage normal for a company of its size in the oil and gas exploration and production industry. These coverages include, but are not limited to, workers' compensation, employers' liability, automotive liability and general liability. In addition, an umbrella liability and operator's extra expense policies are maintained. All such insurance is subject to normal deductible levels. Santa Fe does not insure against all risks associated with its business either because insurance is not available or because it has elected not to insure due to prohibitive premium costs.

     Employees. As of December 31, 1996, exclusive of Monterey employees, Santa Fe had approximately 344 employees, none of whom were covered by collective bargaining agreements. Santa Fe believes that its relations with its employees are satisfactory.

SANTA FE ENERGY RESOURCES, INC. UNAUDITED PRO FORMA CONDENSED FINANCIAL
STATEMENTS


     The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 1997 and the year ended December 31, 1996 and the unaudited pro forma condensed consolidated balance sheet at March 31, 1997 (collectively the "Pro Forma Financial Statements") have been prepared from the historical financial statements of Santa Fe Energy Resources, Inc. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 1997 and the year ended December 31, 1996 has been prepared as if the transactions, including the Distribution, described herein had occurred as of January 1, 1996 and the unaudited pro forma condensed consolidated balance sheet has been prepared as if such transactions, including the Distribution, had occurred as of March 31, 1997.



     The Pro Forma Financial Statements are not necessarily indicative of the current or future financial position or results of operations of Santa Fe and such statements should be read in the context of Santa Fe's historical consolidated financial statements included elsewhere herein. The pro forma adjustments are based upon currently available information and contain estimates and assumptions. Management believes that the estimates and assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to these estimates and assumptions and are properly applied in the Pro Forma Financial Statements.

                        SANTA FE ENERGY RESOURCES, INC.



             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS


                   (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)



                                                                YEAR ENDED DECEMBER 31, 1996
                                                        --------------------------------------------
                                                          SANTA FE         PRO FORMA       SANTA FE
                                                        HISTORICAL(1)    ADJUSTMENTS(2)    PRO FORMA
                                                        -------------    --------------    ---------
Revenues
  Crude oil and liquids produced......................     $455.4           $(269.9)(4)     $185.5
  Natural gas produced................................      105.8              (1.3)(4)      104.5
  Crude oil purchased.................................       21.1             (21.1)(4)         --
  Other...............................................        1.0              (0.6)(4)        0.4
                                                           ------           -------         ------
                                                            583.3            (292.9)         290.4
                                                           ------           -------         ------
Costs and Expenses
  Production and operating............................      188.4            (107.8)(4)       80.6
  Cost of crude oil purchased.........................       20.8             (20.8)(4)         --
  Exploration, including dry hole costs...............       34.5              (1.7)(4)       32.8
  Depletion, depreciation and amortization............      148.2             (37.4)(4)      110.8
  Impairment of oil and gas properties................       57.4                --           57.4
  General and administrative..........................       30.1              (8.9)(4)       21.2
  Taxes (other than income)...........................       26.5              (9.4)(4)       17.1
  Loss (gain) on disposition of assets................      (12.1)               --          (12.1)
                                                           ------           -------         ------
                                                            493.8            (186.0)         307.8
                                                           ------           -------         ------
Income (Loss) from Operations.........................       89.5            (106.9)         (17.4)
  Interest, net.......................................      (30.5)             23.8(4)        (6.7)
  Other income (expense)..............................       (1.0)               --           (1.0)
                                                           ------           -------         ------
Income (Loss) Before Income Taxes and Minority
  Interest............................................       58.0             (83.1)         (25.1)
     Income taxes.....................................      (14.3)             32.6(4)        18.3
                                                           ------           -------         ------
Income (Loss) Before Minority Interest................       43.7             (50.5)          (6.8)
  Minority interest in Monterey.......................       (1.3)              1.3(4)          --
                                                           ------           -------         ------
Income (Loss) from Continuing Operations..............       42.4             (49.2)          (6.8)
  Preferred dividend requirement......................      (13.5)              9.5(3)        (4.0)
  Convertible preferred repurchase premium............      (33.7)               --          (33.7)
                                                           ------           -------         ------
Earnings (Loss) from Continuing Operations to Common
  Shares..............................................     $ (4.8)          $ (39.7)        $(44.5)
                                                           ======           =======         ======
Per Share Data (in dollars)
  Earnings (loss) from continuing operations to common
     shares...........................................     $(0.05)                          $(0.44)
                                                           ======                           ======
Weighted average shares outstanding (in millions).....       90.6              11.4(3)       102.0
                                                           ======           =======         ======


---------------


(1) The historical pro forma condensed statement of operations does not reflect an extraordinary item -- debt extinguishment costs of $6.0 million ($4.5 million of which relates to Monterey). See Note 2 to Santa Fe's consolidated financial statements.



(2) The unaudited pro forma condensed statement of operations does not give effect to (i) an estimated $3.9 million in advisory fees which will be payable only upon consummation of the proposed Distribution, $3.7 million of which is payable by Monterey and $0.2 million of which is payable by the Corporation, (ii) $1.1 million of related Distribution costs and expenses ($0.8 million after giving effect to related income taxes), (iii) an $8.5 million premium related to the Convertible Preferred Stock and (iv) $0.7 million in compensation expense resulting from the Distribution with respect to certain outstanding shares of restricted Common Stock. Such nonrecurring charges will be included in Santa Fe's Consolidated Statement of Operations.



(3) Gives effect to the issuance of (i) 9.1 million shares of Common Stock in exchange for the 10.7 million outstanding shares of DECS at a conversion rate of 0.8474 of a share of Common Stock for each DECS and (ii) 2.3 million shares of Common Stock in exchange for 1.2 million shares of Convertible Preferred Stock at a conversion rate of 1.8519 shares of Common Stock for each share of Convertible Preferred Stock.



(4) Gives effect to the Distribution.

                        SANTA FE ENERGY RESOURCES, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)


                                                              THREE MONTHS ENDED MARCH 31, 1997
                                                          -----------------------------------------
                                                           SANTA FE       PRO FORMA       SANTA FE
                                                          HISTORICAL    ADJUSTMENTS(1)    PRO FORMA
                                                          ----------    --------------    ---------
Revenues
  Crude oil and liquids produced........................    $127.3          $(74.7)(3)     $ 52.6
  Natural gas produced..................................      36.7            (0.3)(3)       36.4
  Crude oil purchased...................................       9.6            (9.6)(3)         --
  Other.................................................       0.3            (0.2)(3)        0.1
                                                            ------          ------         ------
                                                             173.9           (84.8)          89.1
                                                            ------          ------         ------
Costs and Expenses
  Production and operating..............................      52.2           (31.1)(3)       21.1
  Cost of crude oil purchased...........................      10.7           (10.7)(3)         --
  Exploration, including dry hole costs.................       9.3            (0.3)(3)        9.0
  Depletion, depreciation and amortization..............      33.6            (9.3)(3)       24.3
  General and administrative............................       7.1            (2.7)(3)        4.4
  Taxes (other than income).............................       7.5            (2.6)(3)        4.9
  Loss (gain) on disposition of assets..................      (2.3)             --           (2.3)
                                                            ------          ------         ------
                                                             118.1           (56.7)          61.4
                                                            ------          ------         ------
Income (Loss) from Operations...........................      55.8           (28.1)          27.7
  Interest, net.........................................      (5.2)            3.9(3)        (1.3)
  Other income (expense)................................      (0.1)             --           (0.1)
                                                            ------          ------         ------
Income (Loss) Before Income Taxes and Minority
  Interest..............................................      50.5           (24.2)          26.3
     Income taxes.......................................     (19.9)           10.6(3)        (9.3)
                                                            ------          ------         ------
Income (Loss) Before Minority Interest..................      30.6           (13.6)          17.0
  Minority interest in Monterey.........................      (2.7)            2.7(3)          --
                                                            ------          ------         ------
Income (Loss) from Continuing Operations................      27.9           (10.9)          17.0
  Preferred dividend requirement........................      (2.4)            2.4(2)          --
                                                            ------          ------         ------
Earnings (Loss) from Continuing Operations to Common
  Shares................................................    $ 25.5          $ (8.5)        $ 17.0
                                                            ======          ======         ======
Per Share Data (in dollars)
  Earnings (loss) from continuing operations to common
     shares
     Primary............................................    $ 0.28                         $ 0.17
                                                            ======                         ======
     Fully diluted......................................    $ 0.27                         $ 0.17
                                                            ======                         ======
Weighted average shares outstanding (in millions).......      91.2            11.4(2)       102.6
                                                            ======          ======         ======


---------------


(1) The unaudited pro forma condensed statement of operations does not give effect to (i) an estimated $3.9 million in advisory fees which will be payable only upon consummation of the proposed Distribution, $3.7 million of which is payable by Monterey and $0.2 million of which is payable by the Corporation, (ii) $1.1 million of related Distribution costs and expenses ($0.8 million after giving effect to related income taxes), (iii) an $8.5 million premium related to the conversion of the Convertible Preferred Stock and (iv) $0.7 million in compensation expense resulting from the Distribution with respect to certain outstanding shares of restricted Common Stock. Such nonrecurring charges will be included in Santa Fe's Consolidated Statement of Operations.



(2) Gives effect to the issuance of (i) 9.1 million shares of Common Stock in exchange for the 10.7 million outstanding shares of DECS at a conversion rate of 0.8474 share of Common Stock for each DECS and (ii) 2.3 million shares of Common Stock in exchange for 1.2 million shares of Convertible Preferred Stock at a conversion rate of 1.8519 shares of Common Stock for each share of Convertible Preferred Stock.



(3) Gives effect to the Distribution.

                        SANTA FE ENERGY RESOURCES, INC.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                     ASSETS


                                                                       AS OF MARCH 31, 1997
                                                              --------------------------------------
                                                               SANTA FE     PRO FORMA      SANTA FE
                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ---------
Current Assets
  Cash and cash equivalents.................................  $    43.6     $   (14.9)(3)  $    28.7
  Accounts receivable.......................................      116.4         (46.7)(3)       69.7
  Other current assets......................................       31.1         (10.9)(3)       20.2
                                                              ---------     ---------      ---------
                                                                  191.1         (72.5)         118.6
                                                              ---------     ---------      ---------
Properties and Equipment, at cost
  Oil and gas (successful efforts accounting)...............    2,604.3      (1,029.3)(3)    1,575.0
  Other.....................................................       35.6         (15.0)(3)       20.6
                                                              ---------     ---------      ---------
                                                                2,639.9      (1,044.3)       1,595.6
  Accumulated depletion, depreciation, amortization and
    impairment..............................................   (1,691.1)        660.6(3)    (1,030.5)
                                                              ---------     ---------      ---------
                                                                  948.8        (383.7)         565.1
                                                              ---------     ---------      ---------
Other Assets................................................       11.0          (1.5)(3)        9.5
                                                              ---------     ---------      ---------
                                                              $ 1,150.9     $  (457.7)     $   693.2
                                                              =========     =========      =========

                                 LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities                                                         $     5.0(2)
  Accounts payable..........................................  $   101.2         (47.0)(3)  $    59.2
                                                                                 (0.2)(2)
  Income taxes payable......................................       25.3          (1.1)(3)       24.0
  Other current liabilities.................................       41.1          (7.2)(3)       33.9
                                                              ---------     ---------      ---------
                                                                  167.6         (50.5)         117.1
                                                              ---------     ---------      ---------
Long-Term Debt..............................................      274.5        (175.0)(3)       99.5
                                                              ---------     ---------      ---------
Long-Term Obligations.......................................       33.7          (3.6)(3)       30.1
                                                              ---------     ---------      ---------
                                                                                 (0.1)(2)
Deferred Income Taxes.......................................       69.2         (33.9)(3)       35.2
                                                              ---------     ---------      ---------
Minority Interest in Monterey...............................       31.0         (31.0)(3)         --
                                                              ---------     ---------      ---------
Convertible Preferred Stock, 7% Series......................       19.7         (19.7)(1)         --
                                                              ---------     ---------      ---------
Shareholders' Equity
  $.732 Series A Preferred Stock............................       91.4         (91.4)(1)         --
  Common Stock..............................................        0.9           0.1(1)         1.0
                                                                                 28.2(1)
  Paid-in Capital...........................................      607.0          91.3(1)       726.5
                                                                                 (8.5)(1)
                                                                                 (4.7)(2)
Accumulated deficit.........................................     (141.0)       (159.6)(3)     (313.8)
Unamortized restricted stock awards.........................       (2.8)          0.7(3)        (2.1)
Foreign currency translation adjustment.....................       (0.3)           --           (0.3)
                                                              ---------     ---------      ---------
                                                                  555.2        (143.9)         411.3
                                                              ---------     ---------      ---------
                                                              $ 1,150.9     $  (457.7)     $   693.2
                                                              =========     =========      =========


---------------


(1) Gives effect to the issuance of (i) 9.1 million shares of Common Stock in exchange for the 10.7 million outstanding shares of DECS at a conversion rate of 0.8474 share of Common Stock for each DECS and (ii) 2.3 million shares of Common Stock in exchange for 1.2 million shares of Convertible Preferred Stock at a conversion rate of 1.8519 shares of Common Stock for each share of Convertible Preferred Stock.


(2) Gives effect to (i) an estimated $3.9 million in advisory fees which will be payable only upon consummation of the proposed Distribution, $3.7 million of which is payable by Monterey and $0.2 million of which is payable by the Corporation and (ii) $1.1 million of related Distribution costs and expenses ($0.8 million after giving effect to related income taxes).


(3) Gives effect to the Distribution.

RELATIONSHIP BETWEEN SANTA FE AND MONTEREY AFTER THE DISTRIBUTION

  Contractual Arrangements

     Spin Off Tax Indemnity Agreement. To protect Santa Fe from Federal and state income taxes, penalties, interest and additions to tax that would be incurred by it if the Distribution were determined to be a taxable event, Monterey and Santa Fe have entered into an agreement under which Monterey has agreed to indemnify Santa Fe with respect to tax liabilities resulting primarily from actions taken by Monterey at any time during the one-year period after the Distribution (or if certain tax legislation is enacted and is applicable to the Distribution, such longer period as is required for the Distribution to be tax free to Santa Fe) (the "Restricted Period"). Monterey has also agreed that, unless it obtains an opinion of counsel or a supplemental ruling from the Internal Revenue Service that such action will not adversely affect the qualification of the Distribution as tax-free, Monterey will not merge or consolidate with another corporation, liquidate or partially liquidate, sell or transfer all or substantially all of its assets or redeem or otherwise repurchase any of its stock or issue additional shares of Monterey's capital stock during such Restricted Period. Monterey's obligations under this agreement could possibly deter offers or other efforts by third parties to obtain control of Monterey during such Restricted Period, which could deprive Monterey's stockholders of opportunities to sell their shares of Monterey Common Stock at prices higher than prevailing market prices.

     Monterey has retained the right to contest, at its expense, any determination by taxing authorities that the Distribution has failed to qualify as tax-free by reason of an action by Monterey; provided, however, that if Santa Fe reasonably perceives either at the commencement or during the course of any proceeding challenging the tax-free nature of the Distribution, that Monterey could not pay the indemnified amounts if the taxing authorities were successful and Monterey fails to furnish a guarantee or performance bond satisfactory to Santa Fe in an amount equal to the indemnified liability being asserted by the taxing authority, Santa Fe may assume the defense of any such challenge, at Monterey's expense, and may compromise, concede or settle the taxing authorities' claim. Santa Fe's assumption of the conduct of such defense would not relieve Monterey of its financial responsibility to Santa Fe under this agreement. The indemnity agreement will apply if the Distribution occurs prior to December 31, 1997.

     Monterey believes that if Monterey is required to make payments pursuant to such agreement, the amount that Monterey would pay to Santa Fe would have a material adverse effect on Monterey's financial condition. The actions for which Monterey is required to indemnify Santa Fe pursuant to this agreement are within Monterey's control, and Monterey has no intention of taking any actions during the Restricted Period that would have such an effect.

     The Spin Off Tax Indemnity Agreement also contains provisions covering certain other tax matters between Santa Fe and Monterey. Under the tax sharing agreements and arrangements between Santa Fe and SFP, Santa Fe and its subsidiaries receive benefits from and are responsible for liabilities directly attributable to audit adjustments for California franchise taxes with respect to all California properties or operations owned or conducted by Santa Fe and its subsidiaries prior to the spin off of Santa Fe by SFP. Monterey now owns substantially all of the California properties and operations that would relate to such audit matters. Accordingly, Monterey will receive the benefits and be responsible for the obligations attributable to California franchise tax liabilities under Santa Fe's agreements with SFP for any of the tax years ending on or after December 31, 1984 (the years for which the audits have not been conducted by California). Santa Fe prepares and files all consolidated Federal, combined state and local income and franchise tax returns required to be filed while Monterey is a member of Santa Fe's affiliated group and Monterey will not be compensated for the carryback after the Distribution to Santa Fe's affiliated group of any Monterey tax items realized after Monterey ceases to be a member of Santa Fe's affiliated group. Monterey will not be compensated for such carryback both because it is anticipated that Monterey will make the necessary election to forego any such carryback and because management of both Santa Fe and Monterey desire to minimize, to the extent possible, continuing relationships and obligations between the two companies.

     Contribution Agreement. Pursuant to the Contribution Agreement, in November 1996 Santa Fe contributed to Monterey substantially all of the assets and properties of the Western Division, subject to retention by Santa Fe of (i) the Production Payment, (ii) the surface rights to approximately 116 acres of the

Olinda Property and (iii) Santa Fe's interests in various properties that are burdened by an overriding royalty interest held by a royalty trust formed by Santa Fe in 1992 (the "Excluded Assets"). The Production Payment was prepaid by Monterey in full in December 1996. Except as set forth in the Contribution Agreement, Santa Fe has not made any representation or warranty (including any representation or warranty of title merchantability or fitness for a particular purpose) to Monterey as to the assets, business or liabilities contributed to or assumed by Monterey pursuant to the Contribution Agreement. All such assets were contributed to Monterey in their present condition. Santa Fe did not make any representation or warranty to Monterey as to consents or approvals required to transfer such assets to Monterey or as to the legal sufficiency of any assignment, document or instrument delivered or filed to convey title to any properties contributed to Monterey. In addition, Monterey assumed the liabilities and obligations associated with the Western Division, including those attributable to periods prior to the contribution date, including the $245 million of indebtedness in respect of the Santa Fe Senior Notes and interest thereon from and after October 1, 1996, and Monterey agreed to release Santa Fe from any liability or contribution obligation in respect of the Monterey Credit Facility. Pursuant to the Contribution Agreement, (a) Monterey assumed, and agreed to indemnify and hold harmless Santa Fe from and against, all liabilities and obligations of Santa Fe relating to the contributed assets and properties, even those attributable to periods prior to the contribution date, including (i) any litigation pending or threatened as of the consummation of Monterey IPO or that arises in the future and involves any costs incurred after the consummation of such offering, (ii) environmental liabilities of contributed assets and properties, including any costs or expenses incurred at any of the OII Site, the Santa Fe Springs Site and the Eastside Site, (iii) any costs or liabilities that are attributable to violations of or failure to comply with laws, rules or regulations in respect of any property or interest therein located in California and formerly owned or operated by the Western Division or its predecessors (other than the properties referred to in clauses (i) and (iii) of the definition of Excluded Assets referred to above), and (iv) all liabilities and obligations of Santa Fe under the terms of the Santa Fe Retirement Plan for Hourly Employees that had been maintained by Santa Fe (and which is now maintained by Monterey) in accordance with the contract between The Oil, Chemical and Atomic Workers International Union/AFL and Santa Fe; and (b) Santa Fe agreed to indemnify and hold Monterey harmless from and against any costs or liabilities relating to assets or operations of Santa Fe (whether or not currently owned or operated by Santa Fe) to the extent not attributable to the Western Division (other than the properties referred to in clauses (i) and (iii) of the definition of Excluded Assets referred to above). Pursuant to the Contribution Agreement, Monterey purchased from Santa Fe at face value an $8.3 million promissory note secured by a lien on certain surface acreage that was sold by Santa Fe to the maker of the promissory note.


     Services Agreement. Santa Fe provides various administrative and financial services to Monterey, including administration of certain employee benefit plans, access to telecommunications, corporate legal assistance and certain other corporate staff and support services. Monterey and Santa Fe have entered into a Services Agreement to formalize this arrangement. The agreement is intended to be flexible (for example, on short notice Monterey may take responsibility for some or all of the services currently being provided by Santa
Fe) and may be easily terminated by either party on 30 days' notice. As a result, no assurance is given that this service arrangement will be maintained for any specific period in the future. Whether Santa Fe continues to provide some or all of these services will depend on many factors, including the continuing agreement of the parties on the appropriate amounts of compensation and reimbursement, the ability of Monterey to provide the services for itself and the continued willingness of Santa Fe to provide the services. The agreement provides that Monterey will pay Santa Fe a monthly fee for certain listed services at specified rates. The total monthly fee for all listed services is $120,000. Because the Services Agreement was not the result of arm's-length negotiations, the costs charged thereunder may exceed costs otherwise available from an unaffiliated third party. Payments to Santa Fe thereunder are expected to decline as Monterey assumes full responsibility during 1997 for each of the services covered by such agreement.

     Tax Allocation Agreement. Monterey is currently included in the consolidated Federal income tax return filed by Santa Fe as the common parent for itself and its subsidiaries. Consistent therewith and pursuant to the Tax Allocation Agreement, Monterey has agreed to pay to Santa Fe an amount approximating the Federal tax liability and state and local tax liability it would have paid if it and its subsidiaries were a separate consolidated group. This amount will be payable regardless of whether the Santa Fe consolidated group, as a whole, has any current Federal, state or local tax liability. In determining amounts payable to Santa Fe in accordance with the foregoing formula, Monterey and its subsidiaries may only take into account their losses and credits (including carryforwards) to reduce amounts they would owe if they were a separate consolidated group. Such amounts must first be used by the Santa Fe consolidated group. Any of Monterey's carryforwards not used by the Santa Fe consolidated group will be available for use by Monterey when it leaves the Santa Fe consolidated group. When Monterey and its subsidiaries cease to be members of the Santa Fe consolidated group (which will occur upon consummation of the Distribution), the Tax Allocation Agreement will continue to apply to prior periods, and additional payments to or receipts from Santa Fe could be required if there is an audit or similar adjustment subsequently made that impacts the computation of amounts to be paid Santa Fe as described above. In addition, when Monterey and its subsidiaries cease to be members of the Santa Fe consolidated group, they will not be entitled to compensation or reimbursement from Santa Fe with respect to any tax refund, benefit or other similar item realized by the Santa Fe consolidated group after Monterey leaves the Santa Fe consolidated group or with respect to any carryforwards not used by Monterey prior to Monterey leaving the Santa Fe consolidated group.


     Registration Rights and Indemnification Agreement. Monterey has entered into a Registration Rights and Indemnification Agreement with Santa Fe pursuant to which Santa Fe has the right to require Monterey to effect three registrations under the Securities Act of all or any part of the Monterey Common Stock owned by Santa Fe and to bear the expenses of such registration. In addition, the Registration Rights and Indemnification Agreement gives Santa Fe the right to include its shares of Monterey Common Stock in any registration of shares of Monterey Common Stock initiated by Monterey. The Registration Rights and Indemnification Agreement also contains provisions whereby Monterey and Santa Fe agree to indemnify each other and their respective subsidiaries as well as their respective directors, officers, employees, agents and representatives for certain costs and liabilities relating to violations of Federal and state securities laws in connection with any such registration of shares of Monterey Common Stock owned by Santa Fe.


     Conflicts of Interest; Transactions with Affiliates. The nature of the respective businesses of Monterey and Santa Fe is such as to give rise to conflicts of interest between the two companies. Conflicts could arise, for example, with respect to tax matters, indemnification obligations, service arrangements, and potential acquisitions of businesses or oil and gas properties and other corporate opportunities.

     Santa Fe has advised Monterey that it does not currently intend to engage in the exploration, development and production of oil and gas in California except through its ownership of Monterey Common Stock, nor does it currently intend to compete with Monterey in the acquisition of California oil and gas properties. Circumstances may arise in the future, however, that would cause Santa Fe to engage in the exploration, development and production of oil and gas in competition with Monterey. Although Santa Fe has no current intention to do so, there can be no assurances that it will not engage in the oil and gas exploration, development and production business in competition with Monterey.

     Monterey and Santa Fe and its affiliates have in the past entered into intercompany transactions and agreements incident to their respective businesses, and Monterey and Santa Fe may be expected to enter into transactions and agreements from time to time in the future. Monterey intends that the terms of any future transactions and agreements between Monterey and Santa Fe will be on terms at least as favorable to Monterey as it could obtain from third parties.

     Directors and Officers. Following the Distribution, James L. Payne will serve as a director of Santa Fe and Monterey. Mr. Payne will continue to serve as Chairman of the Board, President and Chief Executive Officer of Santa Fe; he will not be an officer of Monterey. There will be no other persons serving on the board of directors of both Santa Fe and Monterey, and there will be no persons acting as officers of both such corporations.

SANTA FE DIVIDEND POLICY


     Santa Fe has not paid cash dividends on its common stock since the third quarter of 1993. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of Santa Fe's Board of Directors and will depend on Santa Fe's financial condition, earnings and funds from operations, the level of its capital and exploration expenditures, dividend restrictions in its financing agreements, its future business prospects and other matters as Santa Fe's Board of Directors deems relevant.

MANAGEMENT OF SANTA FE FOLLOWING THE DISTRIBUTION


     In connection with the transfer of the Western Division assets to Monterey and the Monterey IPO, in November 1996, Mr. Whaling resigned from his position as Senior Vice President and Chief Financial Officer of Santa Fe and became Chairman of the Board and Chief Executive Officer of Monterey. In addition, effective December 31, 1996, Mr. Rosinski's employment with Santa Fe terminated. As a result of such events, the following persons are currently the executive officers of Santa Fe. All ages are as of February 1, 1997.



          Hugh L. Boyt, 51. Senior Vice President -- Production since March 1, 1990. From 1989 until March 1990, Mr. Boyt served as Corporate Production Manager.


          Jerry L. Bridwell, 53. Senior Vice President -- Exploration and Land since 1986.

          Janet F. Clark, 42. Vice President and Chief Financial Officer since January 1997. Ms. Clark was with Southcoast Capital Corporation from January 1994 until she joined Santa Fe. While with Southcoast Capital, Ms. Clark served as Vice President from January 1994 to June 1996 and as Director, Corporate Finance, from June 1996 to December 1996. From December 1992 to January 1994 Ms. Clark served as Senior Vice President with Williams MacKay Jordan & Company. Prior to December 1992 Ms. Clark was an independent financial consultant.

          E. Everett Deschner, 56. Vice President -- Engineering and Evaluation since April 1990.

          Kathy E. Hager, 45. Vice President -- Public Affairs since January 1997. From January 1994 to January 1997 Ms. Hager served as Director, Investor Relations and from September 1990 to January 1994 as Manager, Investor Relations.

          Charles G. Hain, Jr., 50. Vice President -- Human and Data Resources since 1994. Vice President -- Employee Relations from 1988 until 1994.

          David L. Hicks, 47. Vice President -- Law and General Counsel since March 1991.

          James L. Payne, 59. Chairman of the Board, President and Chief Executive Officer since June 1990.

     No additional changes in the executive officers of Santa Fe are expected as a result of the Distribution.

     In connection with the transfer of the Western Division assets to Monterey and the Monterey IPO, Michael Morphy, Craig Huff and Robert F. Vagt resigned from Santa Fe's Board of Directors and became directors of Monterey. No additional changes to Santa Fe's Board of Directors are expected as a result of the Distribution. For additional information regarding the Board of Directors of Santa Fe, see "Election of Directors."

DESCRIPTION OF SANTA FE CAPITAL STOCK


     Authorized and Outstanding Capital Stock. At the date hereof, the authorized capital stock of the Corporation is 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). No Preferred Stock is currently outstanding. All of the shares of DECS and Convertible Preferred Stock have been called for redemption and conversion, respectively, into shares of Common Stock. The following summary of the capital stock is qualified in its entirety by reference to the Corporation's Restated Certificate of Incorporation and Bylaws, copies of which are available upon request from the Corporation.


  Common Stock


     Restrictions on Dividends. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Corporation's Board of Directors out of funds legally available therefor. Certain of the Corporation's existing credit agreements restrict the payment of dividends to the holders of Common Stock. At March 31, 1997, under its most restrictive debt covenant the Corporation had the ability to pay up to $42.9 million in dividends on its outstanding capital stock. The amount permitted under these covenants to be used to pay dividends will vary over time depending, among other things, on the Corporation's earnings and any issuances of capital stock.

     Other. Holders of Common Stock are entitled to one vote per share for the election of directors and other corporate matters. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so.

     The Corporation's Board of Directors is divided into three classes, each of which consists of approximately one-third of the total number of directors constituting the Board. Directors are elected to three-year terms, and one class of directors is elected each year. The Corporation's Bylaws include provisions that establish procedures for director nominations by stockholders and for the presentation by stockholders of matters to be considered at stockholder meetings.


     Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of any preferred stock then outstanding. The Common Stock carries no preemptive rights. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.



     As of May 30, 1997, there were approximately 102,775,000 shares of Common Stock issued and outstanding held by approximately 37,673 stockholders of record.



     Preferred Stock. The Corporation's Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, shares of preferred stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. As of the date hereof, no shares of the Preferred Stock are outstanding.



  Takeover Provisions


     Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware Act ("Section 203") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations,
(b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

     The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

     Prior to the effective date of Section 203, a corporation, by action of its board of directors, had the option of electing to exclude itself from the coverage of Section 203. Since the effective date of such section, a corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. The Corporation has not adopted such a charter or bylaw amendment.


     No Action by Written Consent. The Certificate of Incorporation of the Corporation prohibits the taking of any action by written stockholder consent in lieu of a meeting and the amendment of the Certificate of Incorporation to repeal or alter such provision without the affirmative vote of the holders of at least 80% of the voting capital stock of the Corporation.


     Rights Plan. The Corporation has adopted a shareholder rights plan (the "Rights Plan") whereby preferred stock purchase rights (the "Rights") will be distributed to holders of the Common Stock. The Rights will expire two years after the Distribution or on March 3, 2000, whichever occurs first. The Rights will be exercisable only if a person acquires beneficial ownership of 15 percent or more of the Common Stock (an "Acquiring Person"), or commences a tender offer which would result in ownership of 15 percent or more of such stock. Under the Rights Plan, one Right to purchase one one-hundredth of a share of a new series of junior preferred stock of the Corporation at an exercise price of $42.00 per one one-hundredth of a share (subject to adjustment) will be issued for each outstanding share of the Common Stock held at the close of business on March 3, 1997.

     If any person becomes an Acquiring Person, each Right will entitle the holder to purchase, at the Right's then current exercise price, shares of the Common Stock having a value of twice the Right's exercise price. In addition, if, after a person becomes an Acquiring Person, the Corporation is involved in a merger or other business combination transaction with another person in which the Corporation is not the surviving corporation, or under certain other circumstances, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of the other person having a value of twice the Right's exercise price.

     The Corporation will generally be entitled to redeem the Rights in whole, but not in part, at $0.01 per Right payable in cash or Common Stock, subject to adjustment, at any time until 10 business days (subject to extension) after the first public announcement that an Acquiring Person has become such.

     The terms of the Rights may be amended by the Corporation without the approval of the holders of the Rights at any time the Rights are redeemable. At any time the Rights are no longer redeemable the terms may be amended only to
(i) cure any ambiguity; (ii) correct or supplement any provision which may be defective or inconsistent with other provisions; (iii) shorten or lengthen any time period; or (iv) change or supplement the provisions in any manner which the Corporation deems necessary or desirable, so long as such change does not adversely affect the interests of the holders of the Rights.

     The foregoing provisions in the Charter, the existence of authorized but unissued capital stock and the application of Section 203 to stockholders of the Corporation may tend to deter unfriendly offers or other efforts to obtain control of the Corporation that are not approved by the Corporation's Board of Directors and thereby deprive the Corporation's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

                                    MONTEREY

FORWARD-LOOKING STATEMENTS REGARDING MONTEREY

     The following discussion of Monterey's business includes certain statements (other than statements of historical fact) that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. When used herein, the words "budget," "budgeted," "anticipates," "expects," "believes," "seeks," "goals," "intends," "plans" or "projects" and similar expressions are intended to identify forward-looking statements. It is important to note that Monterey's actual results could differ materially from those projected by such forward-looking statements. Although Monterey believes that the expectations reflected in such forward-looking statements are reasonable and such forward-looking statements are based upon the best data available at the time this report is filed with the Securities and Exchange Commission, no assurance can be given that such expectations will prove correct. Factors that could cause Monterey's results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following: production variances from expectations, volatility of oil and gas prices, environmental risks, uncertainties about estimates of reserves, competition, government regulation or action, litigation, drilling and operations performance, labor disputes, and the ability of Monterey to implement its business strategy. All such forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph.

BUSINESS

     General. Monterey is an independent oil and gas company engaged in the production, development and acquisition of oil and natural gas in the State of California. Monterey was formed in 1996 to own the properties and conduct the business of the Western Division of Santa Fe. At December 31, 1996, Santa Fe owned 82.8% of the outstanding Monterey Common Stock.

     The discussions included herein with respect to the years ended December 31, 1995 and prior relate to the operations of the Western Division. The discussions with respect to the year ended December 31, 1996 relate to the operations of the Western Division for January through October and the operations of Monterey for November and December.

     As discussed in "The Distribution," in November 1996, Santa Fe contributed to Monterey substantially all of the assets and properties of the Western Division, subject to the retention by Santa Fe of the Production Payment and certain other assets, and Monterey assumed all obligations and liabilities of Santa Fe associated with or allocated to the assets and properties of the Western Division, including the Santa Fe Senior Notes. Monterey agreed to purchase from Santa Fe an $8.3 million promissory note receivable related to the sale to a third party of certain surface acreage located in Orange County, California. Monterey and Santa Fe entered into the Monterey Credit Facility and borrowed $16.0 million which was retained by Santa Fe. See "The
Distribution -- Background and Reasons for the Distribution."

     The proceeds from the Monterey IPO were used in part to (i) repay the Series E Notes and Series F Notes ($70.0 million) and pay a prepayment penalty thereon of $2.5 million; (ii) retire the Production Payment ($30.0 million);
(iii) repay the $16.0 million outstanding under the Monterey Credit Facility; and (iv) pay a $2.0 million fee with respect to a supplement to the indenture relating to Santa Fe's 11% Senior Subordinated Debentures due 2004 to permit the Monterey IPO and the Distribution to proceed without the occurrence of a breach or default under such indenture. Monterey issued the Monterey Senior Notes to holders of the Series G Notes in exchange for the cancellation of such notes and paid a $1.3 million consent fee in connection therewith. In December 1996 Monterey purchased the previously mentioned $8.3 million note receivable from Santa Fe for cash.

     At December 31, 1996 Monterey had net proved reserves of approximately 218 MMBOE with a pre-tax net present value, discounted at 10%, of approximately $1.05 billion ($680.7 million after tax), according to estimates prepared by Ryder Scott. In 1996, Monterey's operations generated total revenues of approximately $292.9 million and net income of approximately $50.3 million. During the year ended December 31, 1996, Monterey's average production was approximately 47.4 MBOE per day, resulting in a reserve-to-production ratio of
12.6 years.

     Monterey owns and operates properties in four major oil producing fields located in the San Joaquin Valley of California: Midway-Sunset, Kern River, South Belridge and Coalinga. These fields are among the most prolific oil fields in the United States, particularly the Midway-Sunset, Kern River, and South Belridge fields which are the three largest producing oil fields in the lower 48 states. The Midway-Sunset field accounted for approximately 75% of Monterey's total proved reserves at December 31, 1996 and 74% of its average daily production for 1996. An additional 18% of Monterey's total proved reserves as of December 31, 1996, and 21% of its average daily production for 1996 were attributable to the Kern River, South Belridge and Coalinga fields. Monterey initiated production from the San Joaquin Valley fields in 1905 and nearly all of the reserves in these fields have been characterized by low gravity and high viscosity or "heavy" oil, the production of which depends primarily on thermally enhanced recovery techniques. Monterey holds an interest in approximately 16,000 gross acres in these fields with an average working interest in these properties of approximately 99%.


     Reserves. The table set forth below demonstrates the growth in Monterey's proved reserve base, as estimated by Ryder Scott, independent petroleum engineers. The information set forth below with respect to such estimates constitutes a fair and accurate summary of the report of Ryder Scott.



                                                                    INCREASES (DECREASES)
                                                 ------------------------------------------------------------
                                                                                         NET
                                      BALANCE    REVISION               EXTENSIONS,   PURCHASES
                                        AT          OF                  DISCOVERIES   (SALES) OF                 BALANCE
                                     BEGINNING   PREVIOUS    IMPROVED       AND        MINERALS                  AT END
                                     OF PERIOD   ESTIMATES   RECOVERY    ADDITIONS     IN PLACE    PRODUCTION   OF PERIOD
                                     ---------   ---------   --------   -----------   ----------   ----------   ---------
PROVED RESERVES AT DECEMBER 31,
  1994:
Oil and Condensate (MMBbls)........    183.6        9.9        12.6          --           0.2        (15.1)       191.2
Gas (Bcf)..........................     11.8        2.9          --          --           0.1         (1.4)        13.4
Oil Equivalent (MMBOE).............    185.6       10.4        12.6          --           0.2        (15.3)       193.5
PROVED RESERVES AT DECEMBER 31,
  1995:
Oil and Condensate (MMBbls)........    191.2        9.7        13.7          --           0.1        (15.2)       199.5
Gas (Bcf)..........................     13.4        0.9          --          --            --         (1.9)        12.4
Oil Equivalent (MMBOE).............    193.5        9.8        13.7          --           0.1        (15.5)       201.6
PROVED RESERVES AT DECEMBER 31,
  1996:
Oil and Condensate (MMBbls)........    199.5       12.0        14.4          --           7.6        (17.1)       216.4
Gas (Bcf)..........................     12.4        1.1          --          --            --         (1.3)        12.2
Oil Equivalent (MMBOE).............    201.6       12.1        14.4          --           7.6        (17.3)       218.4


                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1994     1995     1996
                                                              -----    -----    -----
Proved Developed Reserves (MMBOE)...........................  141.8    158.6    172.6

     In 1996 Monterey began to implement its plan to accelerate growth in both production and reserves by increasing its investment in development opportunities on its existing properties and tactical acquisitions in 1996 to $52.2 million, an increase of $17.3 million above the $34.9 million per year average of the previous four years. The 1996 investment program added 34.2 MMBOE of proved reserves at a cost of $1.53 per BOE. Reserve additions were 197% of Monterey's 1996 production of 17.3 MMBOE. During the five years ended December 31, 1996, Monterey spent a total of $172.9 million (an average of $34.6 million per year) on development activities on its properties. Cumulative production from Monterey's properties during the same five-year period exceeded 79.8 MMBOE while additions to proved reserves exceeded 111.4 MMBOE (yielding 31.6 MMBOE net additions after production).

     Based on reservoir engineering studies prepared by Ryder Scott, Monterey believes that it can continue to make significant additions to proved reserves on its properties through additional EOR and development projects, and Monterey has developed a large inventory of such projects from which it expects to make such additions. Monterey anticipates spending approximately $70.9 million during 1997 on additional development projects on its properties. Because the actual amounts expended in the future and the results therefrom will be influenced by numerous factors, including many beyond Monterey's control, and due to the inherent uncertainty of reservoir engineering studies, no assurances can be given as to the amounts that will be expended or, if expended, that the results therefrom will be consistent with Monterey's prior experience or expectations.

     During 1996 Santa Fe filed Energy Information Administration Form 23 which reported natural gas and oil reserves for the year 1995. The reserve estimates reported on Form 23 are not comparable with the reserve estimates reported herein because Form 23 requires that reserves be reported on a gross operated basis rather than on a net interest basis. On an equivalent barrel basis, the reserve estimates for the year 1995 contained in such report and those reported herein for the year 1995 do not differ by more than five percent.

  Strategy

     Monterey's strategy is to efficiently and consistently increase its production rates and proved reserves while maximizing total return to stockholders. Monterey intends to achieve its objectives by developing its existing fields through the deployment of advanced production techniques, by pursuing reserve acquisition opportunities which are consistent with its geographic and operational strengths, and by maintaining a dividend policy that will provide a significant current return to stockholders. Key elements of Monterey's production and reserve growth strategy include:

     Aggressive Exploitation of its Large Development Inventory. During 1996 Monterey completed 317 well operations (which include development and injection wells, workovers, and recompletions) on relatively low risk development and infill drilling opportunities at a cost of $48.7 million, adding 26.6 MMBOE at a finding and development cost of $1.83 per BOE. This activity level compares with an average of 222 well operations per year over the previous four years. Monterey expects to complete more than 380 well operations in 1997 with budgeted capital expenditures of approximately $71 million. Monterey believes that its sizable project inventory will allow it to continue to increase its production and reserves over the next several years.


     Increased Horizontal Drilling. In order to increase production and ultimate reserve recovery on its existing properties, Monterey began utilizing horizontal drilling in 1995 and expanded its use in 1996. As of December 31, 1996 Monterey had a total of eight horizontal wells on production, including seven wells that were drilled in 1996. These wells, which are all in the Midway-Sunset field and incorporate several methods of steam assisted gravity drainage, are currently producing at rates ranging from 20 to 200 Bbls per day per well (an average of 80 Bbls per day per well as of March 1, 1997) compared to a range of 5 to 25 Bbls per day for the typical vertical wells. Performance of both vertical and horizontal wells are directly related to the temperature of the formation in the immediate wellbore area with the higher performance being exhibited by the wells that are hotter due to steam input to the formation. Monterey expects to complete 45 additional horizontal wells by the end of 1997 at an expected capital cost of approximately $20 million, although the actual number of horizontal wells drilled could be increased or decreased based upon the results realized from the horizontal wells completed. Monterey believes that this technology represents a significant opportunity for more cost effective development, increased reserves and increased production and total recovery rates from its properties.


     Low Cost Producer. Monterey believes that its finding costs and producing costs are among the lowest for heavy crude producers in the United States. Due to the reservoir characteristics of Monterey's producing properties and the extensive development activities conducted to date thereon, such properties are well suited to low cost development and exploitation drilling. For example, Monterey's average finding cost for the three years ended December 31, 1996 was $1.58 per BOE. In addition, continuing cost control efforts have contributed to the reduction of its non-fuel production and operating costs from $3.56 per BOE in 1995 to $3.53 per BOE in 1996. This reduction continues a long-term trend in which Monterey has reduced non-fuel production and operating expenses about 20% since 1992. The 1996 fuel costs were $2.69 per BOE, up from $1.98 per BOE in 1995, largely due to higher natural gas prices. Monterey plans to continue to pursue operational efficiencies, including facilities upgrades and process consolidations with adjoining producers, to further reduce both finding and producing costs.

     Application of Advanced Technologies. Monterey will continue to utilize its growing technology base, including increasing use of 3-D seismic surveys, waterfloods, thermal EOR techniques including applications to substantial deposits of heavy oil in Diatomite formations on its Midway-Sunset properties, new fracturing techniques and reservoir modeling. Monterey believes that 3-D seismic techniques may identify significant additional reserves. As part of a joint venture with Chevron U.S.A., Inc., Monterey began 3-D seismic data acquisition in late 1996 on a large acreage block that includes a portion of its Midway-Sunset properties. Monterey has extensive experience with EOR techniques which it has improved over time and has conducted various types of steam and in situ combustion operations on its properties since the 1960s. Monterey is currently focusing on efficient reservoir heat management techniques, which are intended to optimize recoveries and minimize fuel costs. Technologies as diverse as down-hole steam generation and microbial production enhancement are part of Monterey's ongoing pursuit of better technology. Monterey believes that its expertise in utilizing advanced technologies will allow it to identify and recover additional reserves in its existing properties.

  Development Activities


     Monterey is engaged in development activities primarily through the application of thermal EOR techniques on its heavy oil properties in the San Joaquin Valley. Thermal EOR operations involve the injection of steam into a reservoir to raise the temperature and reduce the viscosity of heavy oil, facilitating the flow of the oil into producing wellbores. Monterey has conducted thermal EOR projects in the San Joaquin Valley since the mid-1960s and employs two principal techniques: cyclic steam stimulation, which involves the injection of steam through a wellbore for a period of days or weeks after which the same wellbore is used to produce oil, typically for a period of weeks or months; and steam flooding, a process by which steam is injected into the center of a well pattern and oil is produced from surrounding producing wells. In addition, Monterey has begun to utilize horizontal drilling in conjunction with the steam projects already deployed. Based on results of the horizontal wells drilled to date Monterey believes that horizontal wells can achieve production rates up to 10 times greater than the typical vertical well and drain portions of reservoirs that cannot be economically drained by vertical wells. Monterey also employs a third technique, referred to as in situ combustion, in which air is injected into a dedicated wellbore, a combustion zone is established within a reservoir to heat the oil and reduce its viscosity and oil is produced from surrounding wellbores. In addition to these thermal techniques, Monterey has extensive experience in the use of waterfloods, which involves the injection of water into a reservoir to drive hydrocarbons into producing wellbores.



     In 1996 Monterey spent $48.7 million in development work including the drilling of vertical infill and step-out wells and seven horizontal wells, the addition of 39 steamflood patterns and the expansion of key facilities to serve increased production and steam volumes. The majority of the 1996 development activity was focused at Midway-Sunset and Kern River and resulted in a combined net oil production increase from December 31, 1995 to December 31, 1996 of 4.3 MBbls per day. Development work was also done in 1996 in the Coalinga, South Belridge and Beta fields.


  Significant Producing Properties

     Monterey's production and reserves are concentrated in four giant fields (a giant field is a field with ultimate producible reserves in excess of 100 MMBOE) in California's San Joaquin Valley. These fields, Midway-Sunset, Kern River, South Belridge and Coalinga account for 95% of Monterey's net production and 93% of Monterey's proved reserves. Monterey's properties in these fields are generally highly concentrated and equipped with an efficient centralized infrastructure.

     Midway-Sunset. Monterey owns and operates a 100% working interest (96% average net revenue interest) in over 13,000 gross acres and 2,300 producing wells in the Midway-Sunset field. The Midway-Sunset field is the largest producing oil field in the lower 48 states and Monterey is currently the largest producer in the field and has operated there continuously since 1905. Substantially all of the oil produced from the Midway-Sunset field is heavy crude oil located in the Pleistocene and Miocene reservoirs at depths of less than 2,000 feet. Producing formations include (in order of increasing depth) the Tulare and Etchegoin formations as well as the Potter, Spellacy and Diatomite horizons of the Monterey formation.

     During 1996, Monterey's properties at Midway-Sunset produced at record levels averaging 35.1 MBbls per day for the year, an increase of 2.5 MBbls per day over the average for 1995, and accounted for 74% of

Monterey's 1996 crude production. Total December 31, 1996 proved reserves for Monterey's Midway-Sunset properties were approximately 164.5 MMBOE, representing approximately 75% of Monterey's total proved reserves. Monterey's investment in development drilling, cyclic steam injection, steamflood, in situ combustion and horizontal drilling in Midway-Sunset was approximately $35 million in 1996 compared to an average of $23 million per year over the previous four years and production has increased from approximately 29.5 MBbls per day in 1992 to over
35.8 MBbls per day in December 1996.

     Despite record levels of production, Monterey believes, based on reservoir engineering studies prepared by Ryder Scott, that it can continue to make significant additions to its proved reserves in this field through additional EOR and development projects. While most of Monterey's EOR efforts in this field have concentrated on the Potter horizon, Monterey believes that these techniques may generate similar production and reserve additions in each of the Spellacy, Tulare and Diatomite horizons. Monterey has identified in excess of 1,300 well operations that could be undertaken in the field and anticipates completing 300 of these operations (including 40 horizontal wells) in 1991 at an estimated capital cost of $51.0 million.

     Kern River. Monterey owns and operates a 100% working interest (91% average net revenue interest) in four properties in the Kern River field. The Kern River field is the second largest producing oil field in the lower 48 states and Monterey has operated there continuously since 1905. Most of the oil produced from the Kern River field is heavy crude oil produced from Plio-Pleistocene reservoirs at depths of less than 1,000 feet. During 1996, the Kern River field accounted for approximately 11% of Monterey's total crude production. As of December 31, 1996, Monterey's total proved reserves in the Kern River field were approximately 19.1 MMBOE, or approximately 9% of its total proved reserves.

     Monterey's production from the Kern River field has increased from approximately 2 MBbls per day in 1990 to approximately 5 MBbls per day in 1996. Capital expenditures over the same period of time have increased from $2.0 million in 1991 to $6.0 million in 1996.

     As with the Midway-Sunset field, management believes, based on engineering studies prepared by Ryder Scott, that Monterey can continue to make significant additions to its proved reserves in the Kern River field through additional thermal development projects. Monterey has identified 94 well operations (including 4 horizontal wells) that could be undertaken in the field and anticipates completing 22 of these operations in 1997 at an estimated capital cost of $3.0 million.

     South Belridge. Monterey has a 46% average working interest (40% average net revenue interest) in its properties in the South Belridge field, which is located 15 miles north of the Midway-Sunset field. Monterey acquired interests in the South Belridge field in 1987 and expanded its holdings in 1991. The South Belridge field is the third highest producing oil field in the lower 48 states. The field produces both heavy and light crude from Tulare, Etchegoin and Diatomite formations equivalent to those found in the Midway-Sunset field, generally at depths of less than 2,000 feet. During 1996, the South Belridge field accounted for approximately 5% of Monterey's total crude production. As of December 31, 1996, Monterey's total proved reserves in the South Belridge field were approximately 13.8 MMBOE, or approximately 6% of its total proved reserves.

     Monterey has identified 106 additional drilling and remediation projects (including one horizontal well) in the South Belridge field and anticipates completing 48 of the projects by the end of 1997 at an estimated cost of approximately $6.0 million.

     Coalinga. Monterey has a 100% average working interest (84% average net revenue interest) in its properties in the Coalinga field which is located 55 miles southwest of Fresno, California. During 1996, the Coalinga field accounted for approximately 5% of Monterey's crude production. As of December 31, 1996, Monterey's total proved reserves in the Coalinga field were approximately 5.6 MMBOE, or approximately 3% of its total proved reserves.

     Monterey acquired its interest in the Coalinga field in 1977. Monterey has identified 167 additional drilling and remediation projects (including two horizontal wells) in the Coalinga field and anticipates completing 32 of the projects by the end of 1997 at an estimated cost of approximately $4.0 million.

     LA Basin. Monterey has an average 30% working interest (24% average net revenue interest) in four producing properties in Los Angeles and Orange Counties and the Federal Outer Continental Shelf in southern California (the "LA Basin"). During 1996, Monterey's LA Basin properties accounted for approximately 5% of Monterey's total crude production. As of December 31, 1996, Monterey's total proved reserves in the LA Basin were approximately 14.7 MMBOE, or approximately 7% of its total proved reserves.

     Development, Exploration and Acquisition Activities. The following table shows Monterey's total oil and gas development, exploration and acquisition expenditures (including capitalized interest and allocated exploratory support costs), whether capitalized or charged to expense, since the beginning of 1992 through December 31, 1996.

                                                      YEAR ENDED DECEMBER 31,
                                             -----------------------------------------
                                             1992     1993     1994     1995     1996
                                             -----    -----    -----    -----    -----
                                                           (IN MILLIONS)
Development costs(1).......................  $17.0    $38.4    $22.7    $47.7    $47.1
Exploration costs..........................    2.8      1.7      1.4      2.6      1.6
Acquisition costs:
  Unproved leasehold.......................     --       --       --      0.1      0.1
  Proved properties........................    0.1      3.6       --      1.3      3.4
                                             -----    -----    -----    -----    -----
          Total costs......................  $19.9    $43.7    $24.1    $51.7    $52.2
                                             =====    =====    =====    =====    =====

---------------

(1) Development expenditures include costs of EOR projects, infill drilling and primary development drilling of offset wells.

     Monterey continually evaluates acquisitions of producing and non-producing oil and gas properties that would add to its reserve base and present additional development opportunities at attractive prices. From 1994 through 1996, Monterey spent approximately $4.7 million to purchase an estimated 7.9 MMBOE of proved oil and gas reserves in California. Although Monterey may pursue opportunities in other areas, Monterey plans to focus primarily on areas contiguous with, or in close proximity to, its existing operations. Future acquisitions will depend upon, among other things, the availability of opportunities to purchase reserves that would complement Monterey's existing properties and that would meet or exceed Monterey's economic criteria with respect to, among other things, cost of reserve additions, the availability of funding on acceptable terms and other projects to which Monterey may be committed that would compete with the personal or capital resources required to be dedicated to a particular acquisition opportunity.

     Drilling Activities. The table below sets forth, for the periods indicated, the number of wells drilled in which Monterey had an economic interest. As of December 31, 1996, no wells were in progress.

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                      1994           1995            1996
                                                  ------------   -------------   -------------
                                                  GROSS   NET    GROSS    NET    GROSS    NET
                                                  -----   ----   -----   -----   -----   -----
Development wells:
  Completed.....................................   78     70.2    224    209.2    224    215.2
  Dry holes.....................................    1      1.0     --       --      3      3.0
                                                   --     ----    ---    -----    ---    -----
          Total.................................   79     71.2    224    209.2    227    218.2
Exploration wells:
  Dry holes.....................................   --       --      3      3.0      1      0.4
                                                   --     ----    ---    -----    ---    -----
          Total.................................   79     71.2    227    212.2    228    218.6
                                                   ==     ====    ===    =====    ===    =====

     Producing Wells. The following table sets forth Monterey's ownership in producing wells at December 31, 1996:

                                                              TOTAL PRODUCING WELLS
                                                              ----------------------
                                                               GROSS          NET
                                                              -------      ---------
Oil.........................................................    5,639        5,102.7
Natural Gas.................................................        2            0.2
                                                                -----        -------
          Total.............................................    5,641        5,102.9
                                                                =====        =======

     Acreage. The following table summarizes Monterey's developed and undeveloped fee and leasehold acreage at December 31, 1996. Excluded from such information is acreage in which Monterey's interest is limited to royalty, overriding royalty and other similar interests.

                                              DEVELOPED       UNDEVELOPED         TOTAL
                                           ---------------   -------------   ---------------
                  FIELD                    GROSS     NET     GROSS    NET    GROSS     NET
                  -----                    ------   ------   -----   -----   ------   ------
Midway-Sunset............................  12,795   12,787     320     320   13,115   13,107
Kern River...............................     755      755      --      --      755      755
South Belridge...........................     919      710      --      --      919      710
Coalinga.................................   1,474    1,474      --      --    1,474    1,474
LA Basin.................................   1,244    1,241     229     229    1,473    1,470
Other....................................  19,809    4,603   6,053   6,053   25,862   10,656
                                           ------   ------   -----   -----   ------   ------
          Total..........................  36,996   21,570   6,602   6,602   43,598   28,172
                                           ======   ======   =====   =====   ======   ======


     Current Markets for Oil and Gas. Monterey's profitability is determined in large part by the difference between the prices received for the oil and natural gas that it produces and the costs of finding, developing and producing such reserves. Even relatively modest changes in oil and natural gas prices may significantly change Monterey's revenues, results of operations, cash flows and proved reserves. Based on operating results for 1996, Monterey estimates that on an annualized basis a $1.00 per barrel increase (or decrease) in its average crude oil sales price would result in a $17.1 million increase (or decrease) in income from operations, a $10.1 million increase (or decrease) in net income and a $12.2 million increase (or decrease) in cash flow from operating activities. Because Monterey is a relatively small producer of natural gas, it consumes more gas in its EOR operations than it produces. As a result, an increase in natural gas prices adversely affects Monterey's results of operations. Based on operating results for 1996, Monterey estimates that on an annualized basis a $0.10 per Mcf increase (or decrease) in the average domestic natural gas sales price would result in a $1.6 million decrease (or increase) in income from operations, a $1.0 million decrease (or increase) in net income and a $1.2 million decrease (or increase) in cash flow from operating activities. The foregoing estimates do not give effect to changes in any other factors, such as the effect of depreciation and depletion that would result from a change in oil and natural gas prices.



     The market for heavy crude oil produced in California differs substantially from the remainder of the domestic crude oil market, due principally to the transportation and refining requirements associated with heavy crude. Although the prices realized for heavy crude oil are generally lower than those realized from the sale of light crude oil, several economic trends have favorably affected the market for Monterey's production in recent years. In addition to the current favorable economic trends in California heavy crude prices, Monterey has facilities in place that it believes will allow it to adapt to changes in pricing trends to a greater extent than many of its competitors. For example, Monterey owns and operates a large gathering, blending and transportation system on its properties in the San Joaquin Valley. At this terminal up to 30 MBbls of heavy oil per day can be mixed or blended with lighter grades, a capability which enables Monterey to upgrade the majority of its heavy oil into a lighter crude which can be sold at a higher price. The terminal also directly connects Monterey's production with five major pipelines serving refineries throughout California and gives Monterey the ability to meet the product specifications of multiple pipelines and inter- and intra-state markets.

     Monterey has been allocated its share of Santa Fe's hedged oil and natural gas production. Monterey does not presently hedge any of its production but may do so in the future. See "-- Monterey Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" for a discussion of Monterey's hedging activities.

     Customers. During 1996, affiliates of Shell Oil Company and Celeron Corporation accounted for approximately 35% and 22%, respectively, of Monterey's crude oil and liquids sales (which with respect to certain properties includes royalty and working interest owners' share of production). Monterey has sales contracts with several customers, including Shell and Celeron, which generally provide for sales of Monterey's crude oil and liquids at market responsive prices and are cancelable by either party thereto upon short notice (generally 60 days or less). Because Monterey's markets are characterized by a number of potential customers who are willing to purchase Monterey's crude oil and liquids at market responsive prices, Monterey does not believe that the loss or cancellation of its contracts with Shell or Celeron would have a material adverse effect on its financial condition or results of operations. No other individual customer accounted for more than 10% of Monterey's crude oil and liquids revenues during 1996. Substantially all of Monterey's oil production is currently sold at market prices that approximate posted field prices. Availability of a ready market for Monterey's oil production depends on numerous factors, including the level of consumer demand, the level of worldwide oil production, the cost and availability of alternative fuels, the availability of refining capacity, the cost of and proximity of pipelines and other transportation facilities, regulation by state and federal authorities and the cost of complying with applicable environmental regulations.

  Other Business Matters

     Competition. Monterey faces competition in all aspects of its business, including, but not limited to, acquiring reserves, leases and licenses; obtaining goods, services and labor needed to conduct its operations and manage Monterey; and marketing its oil and gas. Monterey's competitors include multinational energy companies, other independent producers, oil and gas syndication programs and individual producers and operators. Many competitors have greater financial and other resources than Monterey and ready access to more favorable markets for their production. Monterey believes that the well-defined nature of the reservoirs in its long-lived oil fields, its expertise in EOR methods, its extensive fee and leasehold acreage position, its regional focus, its active development position and its experienced management may give it a competitive advantage over some other producers, and management believes that Monterey effectively competes in its markets. Availability of a ready market for Monterey's oil and gas production depends on numerous factors, including the level of consumer demand, the extent of worldwide oil production, the cost and availability of alternative fuels, the cost of and proximity of pipelines and other transportation facilities, regulation by state and federal authorities and the cost of complying with applicable environmental regulations.

     Environmental Regulation. Monterey's operations are subject to the same types of environmental regulation and oversight as the operations of Santa Fe. These regulations are generally described in the discussion regarding Santa Fe's business after the Distribution. See "Santa Fe Following the Distribution -- Business -- Other Business Matters -- Environmental Regulation."

     Superfund. CERCLA, also known as the "Superfund" law, imposes joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its operations, Monterey has generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." Monterey may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed. Certain properties owned or used by Monterey or its predecessors have been investigated under state and Federal Superfund statutes, and Monterey has been and could be named a PRP for the cleanup of some of these sites.

     Monterey's facilities in California are also subject to California Proposition 65, which was adopted in 1986 to address discharges and releases of, or exposures to, toxic chemicals in the environment. Proposition 65 makes it illegal to knowingly discharge a listed chemical if the chemical will pass (or probably will pass) into any source of drinking water. It also prohibits companies from knowingly and intentionally exposing any individual to such chemicals through ingestion, inhalation or other exposure pathways without first giving a clear and reasonable warning.


     Monterey has been identified as one of over 250 PRPs at a Superfund site in Los Angeles County, California (the "OII Site"). The OII Site was operated by a third party as a waste disposal facility from 1948 until 1983. The EPA is requiring the PRPs to undertake remediation of the OII Site in several phases, which include site monitoring and leachate control, gas control and final remediation. In 1989 the EPA and a group of PRPs that includes Monterey entered into a consent decree covering the site monitoring and leachate control phases of remediation. Monterey was a member of the group Coalition Undertaking Remediation Efforts ("CURE") which was responsible for constructing and operating the leachate treatment plant. This phase is now complete and Monterey's share of costs with respect to this phase was $0.9 million. Another consent decree provides for the predesign, design and construction of a landfill gas treatment system to harness and market methane gas emissions. Monterey is a member of the New CURE group which is responsible for the gas treatment system construction and operation and landfill cover. Currently, New CURE is in the design stage of the gas treatment system. Monterey's share of costs of this phase is expected to be $1.6 million and such costs have been provided for in Monterey's financial statements. Pursuant to consent decrees settling lawsuits against the municipalities and transporters involved with the OII site but not named by the EPA as PRPs, such parties are required to pay approximately $84 million, of which approximately $76 million will be credited against future expenses. The EPA and the PRPs are currently negotiating the final closure requirements. After taking into consideration the credits from the municipalities and transporters, Monterey estimates that its share of the final costs of the closure will be approximately $0.8 million, which amount has been provided for by Monterey. Monterey has entered into a Joint Defense Agreement with the other PRPs to defend against a lawsuit filed in September 1994 by 95 homeowners alleging, among other things, nuisance, trespass, strict liability and infliction of emotional distress. A second lawsuit has been filed by 33 additional homeowners against Monterey and the other PRPs alleging similar damages and wrongful death. Monterey has entered into a Joint Defense Agreement with the other PRPs and is not able to estimate costs or potential liability.



     In 1994 Monterey received a request from the EPA for information pursuant to Section 104(e) of CERCLA and a letter ordering Monterey and seven other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Santa Fe Springs, California (the "Santa Fe Springs Site"). Monterey owned the property on which the Santa Fe Springs Site is located from 1921 to 1932. During that time the property was leased to another company and in 1932 the property was sold to that company. During the time the other company leased or owned the property and for a period thereafter, hazardous wastes were allegedly disposed at the Santa Fe Springs Site. Monterey filed its response to the Section 104(e) order setting forth its position and defenses based on the fact that the other company was the lessee and operator of the site during the time Monterey was the owner of the property. However, Monterey has also given its Notice of Intent to comply with the EPA's order to prepare a remediation design plan. In March 1997 the EPA issued an Amended Order for Remedial Design to the original eight PRPs plus an additional thirteen PRPs. The Amended Order directs the twenty-one PRPs to complete certain work required under the original order, plus additional remedial design and investigative work. The total cost to complete this work and to complete the final remedy (including ongoing operations and maintenance) is currently estimated to be $5 million. Past costs incurred by the EPA for this site for which the EPA is seeking reimbursement totals approximately $6 million. Monterey has provided $250,000 in its financial statements for its share of future costs at the Santa Fe Springs Site.


     In 1995 Monterey and 12 other companies received notice that they have been identified as PRPs by the California Department of Toxic Substances Control (the "DTSC") as having generated and/or transported hazardous waste to the Environmental Protection Corporation ("EPC") Eastside Landfill during its fourteen-year operation from 1971 to 1985 (the "Eastside Site"). EPC has since liquidated all assets and placed the proceeds in trust (the "EPC Trust") for closure and post-closure activities. However, these monies may not be sufficient to close the site. The PRPs have entered into an agreement with the DTSC to characterize the contamination at the site and prepare a focused remedial investigation and feasibility study. The DTSC has agreed to implement reasonable measures to bring new PRPs into the agreement. The cost of the remedial investigation and feasibility study for the Eastside Site is estimated to be $1.0 million, the cost of which will be shared by the PRPs and the EPC Trust. The ultimate costs of subsequent phases will not be known until the remedial investigation and feasibility study is completed and a remediation plan is accepted by the DTSC. Monterey currently estimates final remediation could cost $2 million to $6 million and believes the monies in the EPC Trust will be sufficient to fund the lower end of this range of costs. The DTSC recently designated 27 new PRPs for the Eastside Site. Monterey has provided $80,000 in its financial statements for its share of costs related to this site.


     Pursuant to the Contribution Agreement, Monterey agreed to indemnify and hold harmless Santa Fe from and against any costs incurred in the future relating to environmental liabilities of the Western Division assets (other than the assets retained by Santa Fe), including any costs or expenses incurred at any of the OII Site, the Santa Fe Springs Site and the Eastside Site, and any costs or liabilities that may arise in the future that are attributable to laws, rules or regulations in respect of any property or interest therein located in California and formerly owned or operated by the Western Division or its predecessors. Santa Fe agreed to indemnify Monterey from and against any costs relating to environmental liabilities of any assets or operations of Santa Fe (whether or not currently owned or operated by Santa Fe) to the extent not attributable to the Western Division (other than the assets retained by Santa
Fe).


     Employees. At March 1, 1997 Monterey had 326 employees, 176 of whom are covered by a collective bargaining agreement the current term of which expires on January 31, 1999. Monterey believes that its relations with its employees are satisfactory. Monterey's hourly employees are represented by the Oil, Chemical and Atomic Workers Union. For a description of the employment agreements between Monterey and certain of its key executive officers, see Note 11 of the Notes to Monterey's financial statements included elsewhere herein.


     Legal Proceedings. Monterey and other related companies are defendants in several lawsuits and named parties in certain governmental proceedings arising in the ordinary course of business. For a description of certain proceedings in which Monterey is involved, see "-- Other Business Matters -- Environmental Regulation." While the outcome of lawsuits or other proceedings against Monterey cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the business, financial condition, liquidity or results of operations of Monterey.

MONTEREY RESOURCES, INC. SELECTED HISTORICAL FINANCIAL AND OPERATING DATA


     Set forth below is the selected historical financial and operating data for the five-year period ended December 31, 1996 and the three months ended March 31, 1997.



                                                                                     THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,(1)             ENDED
                                           ---------------------------------------    MARCH 31,
                                           1992    1993    1994    1995     1996         1997
                                           -----   -----   -----   -----   -------   ------------
                                                 (IN MILLIONS OF DOLLARS, EXCEPT AS N(UNAUDITED)
INCOME STATEMENT DATA
Revenues.................................  226.4   199.5   191.9   218.7     292.9       84.8
                                           -----   -----   -----   -----   -------      -----
Costs and Expenses:
  Production and operating...............  106.3   101.7    87.4    86.1     107.8       31.1
  Cost of crude oil purchased............    9.9    11.1    11.7     6.5      20.8       10.7
  Exploration, including dry hole
     costs...............................    2.7     1.7     1.4     2.4       1.7        0.3
  Depletion, depreciation and
     amortization........................   44.0    41.2    32.0    32.4      37.4        9.3
  Impairment of oil and gas properties...     --    49.1      --      --        --         --
  General and administrative.............    8.8     9.2     7.8     7.3       8.9        2.7
  Taxes (other than income)..............    8.9     8.4     8.7     7.9       9.4        2.6
  Restructuring charges..................     --    11.9     1.1      --        --         --
  Loss (gain) on disposition of oil and
     gas properties......................    0.3     0.1    (0.3)     --        --         --
                                           -----   -----   -----   -----   -------      -----
                                           180.9   234.4   149.8   142.6     186.0       56.7
                                           -----   -----   -----   -----   -------      -----
Income (Loss) from Operations............   45.5   (34.9)   42.1    76.1     106.9       28.1
  Interest income........................    0.2     0.2      --      --       0.1        0.5
  Interest expense.......................  (27.6)  (27.2)  (26.4)  (25.8)    (25.0)      (4.7)
  Interest capitalized...................    0.1     0.3     0.6     0.7       1.1        0.3
  Other income (expense).................    0.4    (0.4)   (0.1)   (0.6)       --         --
                                           -----   -----   -----   -----   -------      -----
Income (Loss) Before Income Taxes and
  Extraordinary Items....................   18.6   (62.0)   16.2    50.4      83.1       24.2
  Income taxes...........................   (6.1)   26.9    (4.7)  (16.0)    (28.3)      (8.5)
                                           -----   -----   -----   -----   -------      -----
Income (Loss) Before Extraordinary
  Items..................................   12.5   (35.1)   11.5    34.4      54.8       15.7
  Extraordinary items....................     --      --      --      --      (4.5)        --
                                           -----   -----   -----   -----   -------      -----
Net Income (Loss)........................   12.5   (35.1)   11.5    34.4      50.3       15.7
                                           =====   =====   =====   =====   =======      =====
Per share data (in dollars, except share
  data)(2)
  Income (loss) before extraordinary
     items...............................   0.22   (0.64)   0.21    0.63      1.00       0.29
  Net income (loss)......................   0.22   (0.64)   0.21    0.63      0.92       0.29
  Number of shares used in computing
     share amounts (in millions).........   54.8    54.8    54.8    54.8      54.8       54.8
STATEMENT OF CASH FLOWS DATA
  Net cash provided by operating
     activities..........................   59.0    47.5    45.5    75.7      86.3       23.2
  Net cash used in investing
     activities..........................   17.4    18.2    18.2    54.2      54.6       17.6
  Net cash used in financing
     activities..........................   41.6    29.3    27.3    21.5      22.4         --
BALANCE SHEET DATA (AT PERIOD END)
Properties and equipment, net............  445.5   356.3   349.5   367.3     379.0      383.7
Total assets.............................  476.2   387.3   376.1   391.3     447.2      475.1
Long-term debt...........................  263.0   257.6   245.0   245.0     175.0      175.0
Shareholders' Equity and Division
  Equity.................................   93.5    35.3    32.1    45.0     176.7      180.5

                                                                                     THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,(1)             ENDED
                                           ---------------------------------------    MARCH 31,
                                           1992    1993    1994    1995     1996         1997
                                           -----   -----   -----   -----   -------   ------------
                                                 (IN MILLIONS OF DOLLARS, EXCEPT AS N(UNAUDITED)
SELECTED OPERATING DATA
  AVERAGE DAILY PRODUCTION
     Crude oil and liquids (MBbls/day)...   42.0    42.5    41.3    41.8      46.8       50.2
     Natural gas (MMcf/day)..............    7.1     6.4     3.8     5.3       3.5        3.0
     Total production (MBOE/day).........   43.2    43.6    41.9    42.7      47.4       50.7
  AVERAGE SALES PRICES
     Crude oil and liquids ($/Bbl)
       Unhedged..........................  13.22   11.77   11.77   13.79     16.00      16.57
       Hedged............................  13.78   11.77   11.77   13.79     15.82      16.57
     Natural Gas ($/Mcf realized)........   1.57    1.59    1.14    0.98      1.03       1.23
  PROVED RESERVES AT YEAR-END
     Crude oil, condensate and natural
       gas liquids (MMBbls)..............  190.3   183.6   191.2   199.5     216.4        N/A
     Natural gas (Bcf)...................   18.8    11.8    13.4    12.4      12.2        N/A
     Proved reserves (MMBOE).............  193.4   185.6   193.5   201.6     218.4        N/A
     Proved developed reserves (MMBOE)...  157.6   142.3   141.8   158.6     172.6        N/A
  PRESENT VALUE OF PROVED RESERVES AT
     YEAR-END
     After income taxes..................  275.4   143.0   366.1   426.4     680.7        N/A
  PRODUCTION COSTS PER BOE (lifting
     costs) (including related
     production, severance and ad valorem
     taxes) (in dollars).................   7.23    6.85    6.19    5.98      6.64       7.26


---------------

(1) Reflects the operations of the Western Division for the years 1992 through 1995. The year 1996 reflects the operations of the Western Division for January through October and Monterey for November and December.


(2) Common shares outstanding at November 19, 1996, the closing date of the Monterey IPO, have been included on a pro forma basis in the calculation of net income per share for the years ended December 31, 1992 through 1996 as if such shares were outstanding during such periods.


MONTEREY RESOURCES, INC. CAPITALIZATION


     The following table sets forth the historical capitalization of Monterey as of March 31, 1997. This table should be read in conjunction with the Financial Statements of Monterey and the Notes thereto included elsewhere in this Proxy Statement.



                                                             AS OF MARCH 31, 1997
                                                             --------------------
                                                               (IN MILLIONS OF
                                                                   DOLLARS)
Cash and Cash Equivalents...................................        $ 14.9
                                                                   =======
Long-Term Debt
  Monterey Senior Notes.....................................        $175.0
Shareholders' Equity........................................         180.5
                                                                   -------
          Total Capitalization..............................        $355.5
                                                                   =======


MONTEREY DIVIDEND POLICY


     Monterey has announced its current intention to pay to its stockholders a dividend of $0.15 per quarter ($0.60 annually) per share of Monterey Common Stock. The first dividend was paid in April 1997 and consisted of a prorated dividend of $0.22 per share in respect of Monterey's first partial quarter ended December 31, 1996 and for its first full quarter of operations ending March 31, 1997.



     The determination of the amount of cash dividends, if any, to be declared and paid are in the discretion of Monterey's board of directors and will depend upon Monterey's financial condition, earnings and funds from operations, the level of its capital and exploration expenditures, dividend restrictions contained in the Monterey Credit Facility and the Monterey Senior Notes, its future business prospects and such other matters that Monterey's directors deem relevant. For a description of certain restrictions on Monterey's ability to pay dividends, see "-- Monterey Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"-- Description of Monterey Capital Stock -- Restrictions on Dividends."


DIVIDENDS AND PRICE RANGE OF MONTEREY COMMON STOCK


     Monterey's common stock is listed on the New York Stock Exchange and has traded under the symbol "MRC" since November 14, 1996. The following table sets forth information as to the last sales price per share of Monterey's common stock as quoted on the Consolidated Tape System for the first two quarters of 1997 (through May 30, 1997) and the last quarter of 1996 (since November 14,
1996).



                                                                LOW         HIGH
                                                                ---         ----
1997
  1st Quarter...............................................  15 1/4      16 1/2
  2nd Quarter (through May 30, 1997)........................  15 1/4      16 1/8
1996
  4th Quarter (since November 14, 1996).....................  15 5/8      16 3/4


     For information regarding Monterey's intention to pay quarterly dividends on its common stock, see "-- Monterey Dividend Policy."


     At December 31, 1996 Monterey had approximately 27 stockholders of record.


MONTEREY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     General. The discussion presented herein relates to the operations of the Western Division for the years ended December 31, 1995 and prior. The discussion with respect to 1996 relates to the operations of the Western Division for January through October and Monterey for November and December. The discussion with respect to 1997 relates to the operations of Monterey.


     As an independent oil and gas producer, Monterey's results of operations are dependent upon the difference between the prices received for oil and gas and the costs of finding and producing such resources. Monterey produces most of its oil and gas from long-lived fields in the San Joaquin Valley of California utilizing various EOR methods. The market price of heavy (i.e., low gravity, high viscosity) and sour (i.e., high sulfur content) crude oils produced in these fields is lower than sweeter, light (i.e., low sulfur and low viscosity) crude oils, reflecting higher transportation and refining costs. In addition, the lifting costs of heavy crude oils are generally higher than the lifting costs of light crude oils. As a result, even relatively modest changes in crude oil prices may significantly affect Monterey's revenues, results of operations, cash flows and proved reserves. In addition, prolonged periods of high or low oil prices may have a material effect on Monterey's financial condition and results of operations.


     The average realized sales price of Monterey's crude oil and liquids for the first quarter of 1997 was $16.57 per barrel, or approximately 79% of the average posted price of $21.05 per barrel for West Texas Intermediate ("WTI") crude oil (an industry posted price generally indicative of prices for sweeter light crude oil).


     Crude oil prices are subject to significant changes in response to fluctuations in the domestic and world supply and demand and other market conditions, as well as the world political situation as it relates to OPEC, the Middle East and various producing countries. Since the beginning of 1994, the average sales price

(unhedged) received by Monterey ranged from a low of $8.80 per barrel for the first quarter of 1994 to a high of $17.29 per barrel in the fourth quarter of 1996. Based on operating results for the first quarter of 1997, Monterey estimates that a $1.00 per barrel increase or decrease in its average crude oil sales price would result in a corresponding $4.5 million change in income from operations and a $2.9 million change in cash flow from operating activities. The foregoing estimates do not give effect to changes in any other factors, such as the effect of hedging or depreciation and depletion, that would result from a change in oil prices.



     The price of natural gas fluctuates due to supply and demand, which may be affected by weather conditions, the level of natural gas in storage and other economic factors. Increases in the price of natural gas adversely impact Monterey's results of operations because the natural gas consumed in Monterey's EOR operations exceeds the amount of natural gas produced by Monterey. Based on operating results for the first quarter of 1997, Monterey estimates that a $0.10 per Mcf increase (or decrease) in the average domestic natural gas sales price would result in a $0.4 million decrease (or increase) in income from operations and a $0.3 million decrease (or increase) in cash flow from operating activities. The foregoing estimates do not give effect to changes in any other factors, such as depletion and depreciation, that would result from a change in natural gas prices.


     In February 1996 the Bureau of Land Management ("BLM") of the United States Department of the Interior (which oversees Monterey's leases of Federal lands) agreed, effective as of June 1, 1996, to reduce the royalties payable on any Federal lease that produces crude oil with a weighted average API gravity of less than 20 degrees. The reduced royalty rates are based upon the weighted average API gravity of the heavy oil produced from the subject Federal leases and are as low as 3.9%, compared to 12.5% before the reduction. The reduced royalty rates continue in effect for 12-month periods, after which the operator can establish a new reduced rate for continued heavy oil production by submitting an application. As a result of this program, Monterey's royalty rate on its Federal leases has been reduced from 12.5% to an average of 4.8%, resulting in a net increase in the production attributable to Monterey's net revenue interests in such leases of approximately 1.6 MBbls per day. During the period that such royalty reduction is in effect, Monterey (and other working interests owners, if any) will bear all of the thermal EOR costs to produce the heavy oil from such properties. The royalty reduction will be terminated upon the first to occur of (i) the determination by the BLM that the WTI average oil price (as adjusted for inflation) has remained above $24 per barrel for six consecutive months and (ii) such time after September 10, 1999, as the Secretary of the Interior determines that the heavy oil royalty rate reduction has not produced the intended results (i.e., to reduce the loss of otherwise recoverable reserves).


     Monterey's 1996 and 1995 financial statements include the impact of oil and gas hedging losses which were allocated by Santa Fe. Santa Fe from time to time enters into such transactions in order to reduce exposure to fluctuations in market prices of oil and natural gas. Oil hedging losses were allocated to Monterey based upon relative production volumes and were recognized as a reduction of oil revenues in the period in which the hedged production was sold. Such amounts totaled $3.1 million and $0.1 million in 1996 and 1995, respectively. Currently Monterey has no oil hedges in place and, going forward, Monterey does not expect to hedge a substantial portion of its oil production.



     Additionally, during the first six months of 1996, Santa Fe hedged 20 MMcf per day of the natural gas purchased for use in Monterey's steam generation operations. Such hedges, which terminated at the end of the second quarter, resulted in a $3.2 million increase in Monterey's production and operating costs. While Monterey currently has no natural gas hedges in place, Monterey's management may determine that such arrangements are appropriate in the future in order to reduce Monterey's exposure to increase in gas prices.

     Results of Operations. The following table reflects certain components of Monterey's revenues (expressed in millions of dollars) and expenses (expressed in dollars per BOE) for the periods indicated:


                                               YEAR ENDED DECEMBER 31,     THREE MONTHS
                                               -----------------------        ENDED
                                               1994     1995     1996     MARCH 31, 1997
                                               -----    -----    -----    --------------
REVENUES:
Crude oil and liquids:
  Average realized sales prices ($/Bbl)
     Unhedged................................  11.77    13.79    16.00        16.57
     Hedged..................................  11.77    13.79    15.82        16.57
  Sales volumes (MBbls/d)....................   41.3     41.8     46.8         50.2
  Revenues ($ Millions)
     Sales...................................  177.5    210.2    274.0         74.9
     Hedging.................................     --       --     (3.1)          --
     Net profits payments....................   (0.4)    (0.8)    (1.0)        (0.2)
                                               -----    -----    -----        -----
          Total..............................  177.1    209.4    269.9         74.7
                                               =====    =====    =====        =====
Natural Gas:
  Average realized sales prices ($/Mcf)......   1.14     0.98     1.03         1.23
  Sales volumes (MMcf/d).....................    3.8      5.3      3.5          3.0
  Revenues ($ Millions)......................    1.6      1.9      1.3          0.3
EXPENSES PER BOE:
Production and operating expenses:
  Steam generation...........................   2.16     1.98     2.69(1)      3.19
  Lease operating............................   3.55     3.56     3.53         3.62
          Total..............................   5.71     5.54     6.22(1)      6.81
Exploration, including dry holes.............   0.09     0.15     0.10         0.07
Depletion, depreciation and amortization.....   2.09     2.08     2.16         2.04
General and administrative...................   0.51     0.47     0.44         0.58
Taxes (other than income)....................   0.56     0.51     0.54         0.58
Interest, net................................   1.68     1.61     1.38         0.97


---------------

(1) Includes $0.18 per BOE loss on hedging, see "--General." The hedging transactions which generated these losses expired on June 30, 1996. Excluding such hedging losses, historical steam generation costs would have been $2.51 per BOE and historical total production costs would have been $6.04 per BOE.


     First Quarter 1997 Compared to First Quarter 1996. Revenues of $84.8 million for the first quarter of 1997 were $25.2 million, or 42%, higher than the $59.6 million reported for the first quarter of 1996. The variance primarily reflects greater sales volumes ($9.0 million) and higher sales prices ($6.6 million). An increase in the sales of crude oil purchased accounted for the remaining difference ($9.6 million) and represents purchases of higher gravity third-party crude blended with the Company's heavy production to enhance the available transportation and marketing opportunities. Such activity varies directly with marketing conditions.



     Costs and expenses totaled $56.7 million for the quarter and were $19.5 million, or 52%, higher than the $37.2 million reported for the same quarter of 1996. Production and operating costs were higher due to the greater production volumes, and included steam fuel cost increases ($4.6 million) and operating costs ($2.3 million) for properties acquired since the corresponding 1996 quarter. The cost of third-party crude oil purchases increased due to greater marketing activity ($10.7 million) and general and administrative expenses include higher personnel costs than the prior quarter.



     Income taxes for the first quarter of 1997 were $8.5 million, up 44% over the $5.9 million reported for the first quarter of 1996. The Company's effective tax rate was 35.1% in 1997 compared with 36.4% in the prior quarter, reflecting primarily the amount of EOR credits available to the Company relative to pre-tax income.

     Year Ended December 31, 1996 Compared to Year Ended December 31,
1995. Revenues for 1996 of $293 million were 34% higher than the $219 million reported for 1995. The variance primarily reflects greater sales volumes ($29 million) and higher sales prices ($31 million). An increase in the sales of crude oil purchased ($14 million) accounted for most of the remaining difference and represents purchases of higher gravity third-party crude blended with Monterey's heavy production to enhance the available transportation and marketing opportunities. Such activity varies directly with market conditions.

     Costs and expenses totaled $186 million for the year and were 30% higher than the $143 million reported for 1995. Production and operating costs were higher due to greater production volumes and included fuel cost increases ($13 million) and allocated steam fuel hedging losses ($3 million). The cost of third-party crude oil purchases increased due to greater marketing activity ($14 million) and general and administrative expenses include a non-recurring charge of $1.3 million for employee relocation and other transition costs directly related to the Monterey IPO.

     Income taxes for the year were $28 million, up 75% over the $16 million reported in 1995. In addition to a greater level of pre-tax income Monterey's effective tax rate was 34% in 1996 compared with 32% in 1995, reflecting primarily the amount of EOR credits available to Monterey relative to pre-tax income.

     Extraordinary items in 1996 consisted of the after-tax costs of early extinguishment of debt assumed in connection with the Monterey IPO.

     Year Ended December 31, 1995 Compared to Year Ended December 31,
1994. Revenues for 1995 of $219 million were 14% higher than the $192 million reported in 1994. The increase primarily reflects the effects of increased sales prices ($30 million) and increased sales volumes ($2 million) partially offset by decreased sales of crude oil purchased ($5 million).

     Costs and expenses totaled $143 million in 1995, a decrease of 5% compared to $150 million in 1994. Costs of crude oil purchased decreased $5 million due to less marketing activity, and exploration costs for 1995 include $1 million related to the drilling of two dry exploratory wells. Costs and expenses for 1994 included $1 million in restructuring costs related to Santa Fe's 1993 corporate restructuring program. Although other 1995 costs showed no significant change from the 1994 levels, steam generation costs and general and administrative costs declined $0.18 per BOE and $0.11 per BOE, respectively.

     Income taxes in 1995 were $16 million, an increase of 220% compared to $5 million in 1994 and primarily reflect higher pre-tax income. Monterey's effective tax rate in 1995 of 32% was up from 29% in 1994, primarily reflecting the amount of EOR credits generated relative to the level of pre-tax income.

     Year Ended December 31, 1994 Compared to Year Ended December 31,
1993. Revenues for 1994 of $192 million were 4% lower than the $200 million reported in 1993. Revenues for 1993 included crude oil and liquids revenues of $13 million (2.5 MBbls per day) and natural gas revenues of $2 million (2.3 MMcf per day) attributable to certain producing properties which were sold to Vintage Petroleum, Inc. ("Vintage") in the fourth quarter of 1993. Crude oil and liquids revenues from other properties increased $6 million primarily reflecting the effects of increased sales volumes.

     Costs and expenses totaled $150 million in 1994, a decrease of 36% compared to $234 million in 1993. Costs and expenses in 1993 included impairments of oil and gas properties of $49 million with regard to two properties in the LA Basin and restructuring charges of $11.9 million. The restructuring charges were incurred in the fourth quarter of 1993 as a result of the adoption by Santa Fe of a corporate restructuring program which included, among other things, (i) the concentration of capital spending in Santa Fe's core operating areas (one of which is the San Joaquin Valley of California); (ii) the disposition of non-core assets; and (iii) an evaluation of Santa Fe's cost structures. As a result of the program, certain of Monterey's producing properties were sold to Vintage and Monterey's salaried work force was reduced. In implementing the corporate restructuring program, Monterey recorded restructuring charges of $11.9 million in 1993, comprised of losses on property dispositions of $11.3 million and accruals for certain personnel benefits and related costs of $0.6 million. Also, costs and expenses in 1993 included $9 million of production and operating costs, $4 million in DD&A and $0.4 million of taxes (other than income) related to certain producing properties sold to Vintage in the fourth quarter of 1993. The remainder of the decrease in DD&A was primarily attributable to the effect of the impairments taken in 1993. General and administrative expense was lower in 1994, primarily reflecting the effect of the 1993 corporate restructuring program.

     Income taxes in 1994 were $5 million, compared to a $27 million benefit in 1993 attributable to the net loss of $62 million incurred in that year. Monterey's effective tax rate in 1994 was 29%.


     Liquidity and Capital Resources. Monterey's cash flow from operating activities is a function of the volumes of oil and gas produced from Monterey's properties and the sales prices received therefor. Since crude oil and natural gas are depleting assets, unless Monterey replaces the oil and gas produced from its properties, Monterey's assets will be depleted over time and its ability to incur debt at constant or declining prices will be reduced. Monterey increased its proved reserves (net of production and sales) by approximately 17% from December 31, 1991 to December 31, 1996; however, no assurances can be given that similar increases will occur in the future. Historically, Monterey has funded development and exploration expenditures and working capital requirements primarily from cash provided by operating activities; however, the future levels of operating cash flows, which are significantly affected by oil and gas prices, may limit the cash available for future exploration, development and acquisition activities. Net cash provided by operating activities and net proceeds from sales of properties totaled $23.2 million in the first quarter of 1997; net cash used for capital expenditures and producing property acquisitions in such period totaled $17.6 million. Monterey intends to continue to meet its short-term (through 1997) and long-term (the foreseeable future after 1997) liquidity needs with cash provided by operating activities, supplemented from time to time with borrowings under the Monterey Credit Facility and, if appropriate, debt and equity financing.



     Monterey expects to increase its capital expenditures (including acquisitions) from an average of $35.8 million per year over the five-year period ended December 31, 1996 to approximately $78.2 million in 1997. However, the actual amount expended by Monterey in 1997 will be based upon numerous factors, the majority of which are outside its control, including, without limitation, prevailing oil and natural gas prices and the outlook therefor and the availability of funds. Monterey intends to fund such future capital expenditures with cash provided by operating activities and borrowings under the Monterey Credit Facility.


     In November 1996 Monterey issued the Monterey Senior Notes which were exchanged for $175.0 million of Senior G Notes previously issued by Santa Fe. The Monterey Senior Notes bear interest at 10.61% per annum and mature $25 million per year in each of the years 1999 through 2005.


     Effective November 13, 1996 Monterey entered into the Monterey Credit Facility which matures November 13, 2000. Chase Manhattan Bank is the lead bank in a group of lenders which also includes Bank of America Illinois, Union Bank of California N.A., Union Bank of Switzerland and Wells Fargo (Texas) N.A. The Monterey Credit Facility permits Monterey to obtain revolving credit loans and issue letters of credit in an aggregate amount of up to $75.0 million, with the aggregate amount of letters of credit outstanding at any time limited to $15.0 million. Borrowings under the Monterey Credit Facility are unsecured and interest rates are tied to the bank's prime rate or eurodollar rate, at the option of Monterey.



     The Monterey Credit Facility and Monterey Senior Notes include covenants that restrict Monterey's ability to take certain actions, including the ability to incur additional indebtedness and to pay dividends on capital stock. To the extent that Monterey is restricted from incurring additional indebtedness under the Monterey Senior Notes or the Monterey Credit Facility, the cash available for use in its operations may be reduced. Under the most restrictive of these covenants, at March 31, 1997 Monterey could incur up to $245.2 million of additional indebtedness, or incur a lesser amount and pay dividends up to $65.5 on its common stock. Monterey's ability to pay dividends is limited by provisions in the Monterey Credit Facility and the Senior Notes prohibiting the payment of more than $31.0 million in dividends to Santa Fe in any fiscal year prior to the Distribution.



     At March 31, 1997, Monterey had $2.3 million of outstanding letters of credit.



     Pending Accounting Change. The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128, "Earnings per Share", which establishes new guidelines for calculating and reporting earnings per share in financial statements for periods ending after December 15, 1997. This rule is not expected to have a material effect on the Company's reported earnings per share.

     Environmental Matters. Almost all phases of Monterey's oil and gas operations are subject to stringent environmental regulation by governmental authorities. Such regulation has increased the costs of planning, designing, drilling, installing, operating and abandoning oil and gas wells and other facilities. Monterey has expended significant financial and managerial resources to comply with such regulations. These efforts include both Monterey employees responsible for environmental compliance and paid consultants who have evaluated known sites for which Monterey may face environmental liability and who monitor Monterey's properties and waste handling and disposal practices. All oilfield wastes are disposed of at facilities authorized to accept such wastes. Although Monterey believes its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations. It is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies or claims for damages to property, employees, other persons and the environment resulting from Monterey's operations, could result in significant costs and liabilities in the future. As it has done in the past, Monterey intends to fund its cost of environmental compliance from operating cash flows.

     Monterey has been named as a PRP with respect to certain Superfund sites. See "-- Business -- Environmental Regulation -- Superfund."


     Dividends. For information concerning Monterey's dividend policy, see " -- Monterey Dividend Policy."


     Intercompany Agreements. Monterey has entered into certain agreements with Santa Fe, see "Santa Fe Following the Distribution -- Relationship Between Santa Fe and Monterey Following the Distribution."

     Forward-looking Statements. In its discussion and analysis of financial condition and results of operations, Monterey has included certain statements (other than statements of historical fact) that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. When used herein, the words "budget," "budgeted," "anticipates," "expects," "believes," "seeks," "goals," "intends," "plans" or "projects" and similar expressions are intended to identify forward-looking statements. It is important to note that Monterey's actual results could differ materially from those projected by such forward-looking statements. Although Monterey believes that the expectations reflected in such forward-looking statements are reasonable and such forward-looking statements are based upon the best data available at the time this report is filed with the Securities and Exchange Commission, no assurance can be given that such expectations will prove correct. Factors that could cause Monterey's results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following: production variances from expectations, volatility of oil and gas prices, environmental risks, uncertainties about estimates of reserves, competition, government regulation or action, litigation, drilling and operations performance, labor disputes, and the ability of Monterey to implement its business strategy. All such forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph.

MANAGEMENT OF MONTEREY


     The following is a brief description of the directors and executive officers of Monterey. All ages are as of February 1, 1997.



     R. Graham Whaling, 42, director. Mr. Whaling has been Chairman and Chief Executive Officer of Monterey since November 1996; Mr. Whaling was Senior Vice President and Chief Financial Officer of Santa Fe from January 1995 to November 1996. Prior to that time he was with CS First Boston, an investment banking firm, as Vice President, Corporate Finance from 1991 to 1994 and Director, Corporate Finance from 1994 to 1995. Prior to joining First Boston, Mr. Whaling served as a petroleum engineer for Sun Oil Corporation and petroleum reservoir consulting engineer for Ryder Scott.


     David B. Kilpatrick, 46. Mr. Kilpatrick has been President and Chief Operating Officer of Monterey since November 1996. Mr. Kilpatrick was Division Manager -- Production for Santa Fe's Western Division from January 1990 until November 1996.

     Gerald R. Carman, 32. Mr. Carman has been Vice President, Chief Financial Officer and Treasurer of Monterey since January 1997. Mr. Carman was Treasurer of Santa Fe from January 1995 until May 1997. Prior to 1995, Mr. Carman was Director of Corporate Planning and Manager of Tax Planning for Santa Fe.


     Terry L. Anderson, 49. Mr. Anderson has been General Counsel and Secretary of Monterey since November 1996. Mr. Anderson was Manager -- Business Development of Santa Fe from December 1994 until November 1996. Prior to that time and beginning in 1988, Mr. Anderson was Senior Counsel of Santa Fe.

     Hugh L. Boyt, 51. Mr. Boyt has been Senior Vice President -- Production of Santa Fe since March 1990. From 1989 until March 1990, Mr. Boyt served as Corporate Production Manager of Santa Fe. Mr. Boyt has been a director of Monterey since its formation in August 1996.

     C. Ed Hall, 54. Mr. Hall has been Vice President -- Public Affairs of Monterey since November 1996. Mr. Hall was Vice President -- Public Affairs of Santa Fe from March 1991 until November 1996.

     Lou E. Shuflin, 42. Mr. Shuflin has been Director -- Administration of Monterey since November 1996. Mr. Shuflin was Manager -- Strategic Analysis of Santa Fe from September 1994 until November 1996. Mr. Shuflin also served as Santa Fe's Corporate Manager -- Production from May 1993 to August 1993 and District Manager -- Production beginning in 1987.

     Jeffrey B. Williams, 51. Mr. Williams has been Vice
President -- Development of Monterey since November 1996. Mr. Williams was Corporate Production Manager of Santa Fe from July 1996 until November 1996. Prior to that time, Mr. Williams was employed by Santa Fe as Regional, Corporate or Division Production Manager, a position he assumed in 1983.

     Craig A. Huff, 32, director. Mr. Huff has been a principal in Ziff Brothers Investments since July 1993. Prior to joining Ziff Brothers, Mr. Huff received a degree from the Harvard Business School in 1993. Mr. Huff was a director of Santa Fe in 1996.

     Michael A. Morphy, 64, director. Mr. Morphy is a retired Chairman and Chief Executive Officer of California Portland Cement Corporation. Mr. Morphy is also a director of Cyprus Amax Minerals Co. and Santa Fe Pacific Pipelines, Inc. and was a director of Santa Fe from 1990 to 1996.


     James L. Payne, 59, director. Mr. Payne has been Chairman of the Board, President and Chief Executive Officer of Santa Fe since June 1990. See "Election of Directors."



     Robert F. Vagt, 49, director. Mr. Vagt has been President and Chief Operating Officer of Seagull Energy Corporation since October 1996. Mr. Vagt was Chairman of the Board, President, Chief Executive Officer and director of Global Natural Resources, Inc. (oil and gas exploration and production) from May 1992 to October 1996; President and Chief Operating Officer of Adobe Resources Corporation (oil and gas exploration and production) from November 1990 to May 1992; Executive Vice President of Adobe from August 1987 to October 1990; and Senior Vice President of Adobe from October 1985 to August 1987. Mr. Vagt is also a director of First Albany Corporation (brokerage firm) and was a director of Santa Fe from 1992 to 1996.


     Robert J. Wasielewski, 34, director. Mr. Wasielewski has been employed by GKH since October 1991. From July 1996 to the present Mr. Wasielewski has held the position of Managing Director of GKH. He was employed by Citicorp in the Leveraged Capital Division from September 1987 to October 1991, serving as Assistant Vice-President from December 1990 until joining GKH. Mr. Wasielewski serves as a director and officer of various privately-held affiliates of GKH.

MONTEREY BOARD COMMITTEES

     Monterey's Board has established Audit, Compensation and Benefits, and Nominating Committees. Following are the members of each committee and brief descriptions of the functions of the Board Committees. All committee chairmen are nonemployee directors.

     The members of Monterey's Audit Committee are Robert J. Wasielewski (Chairman), Michael A. Morphy and Robert A. Vagt. The principal functions of Monterey's Audit Committee include overseeing the performance and reviewing the scope of the audit function of independent accountants. Monterey's Audit Committee also reviews, among other things, audit plans and procedures, Monterey's policies with respect to conflicts of interest and the prohibition on the use of corporate funds or assets for improper purposes, changes in accounting policies, and the use of independent accounts for non-audit services. Monterey's Audit Committee was responsible for overseeing the performance and reviewing the scope of Price Waterhouse's audit for the year ended December 31, 1996 included elsewhere in this proxy statement.

     The members of Monterey's Compensation and Benefits Committee are Michael
A. Morphy (Chairman), Craig A. Huff and Robert J. Wasielewski. The principal function of Monterey's Compensation and Benefits Committee, which met three times in 1996, is to administer all executive compensation and benefit plans of the Corporation. Members of Monterey's Compensation and Benefits Committee are not eligible to participate in any benefit plans of Monterey that they administer except Monterey's Incentive Stock Compensation Plan pursuant to which grants are made only as described therein.

     The members of Monterey's Nominating Committee are Craig A. Huff (Chairman), James L. Payne and R. Graham Whaling. Monterey's Nominating Committee receives recommendations for review and evaluates the qualifications of and selects and recommends to Monterey's Board of Directors, nominees for election as Directors. Monterey's Nominating Committee will consider nominees recommended by Monterey's stockholders.

  Monterey Executive Compensation Tables

                           SUMMARY COMPENSATION TABLE


                                                                    LONG-TERM COMPENSATION
                                                            --------------------------------------
                                                             SANTA FE
                                                            SECURITIES                  RESTRICTED
                                     ANNUAL COMPENSATION    UNDERLYING    SECURITIES      STOCK       ALL OTHER
                                    ---------------------    OPTIONS/     UNDERLYING      GRANTS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY $   BONUS $(1)    SARS#(2)    OPTIONS #(3)      #(3)        $(4)(5)
---------------------------  ----   --------   ----------   ----------   ------------   ----------   ------------
R. Graham Whaling..........  1996   237,000     243,930       35,000       112,500        37,500        23,744
  Chairman of the Board,     1995   222,548     109,766      250,000            --            --         6,000
  Chief Executive Officer    1994        --          --           --            --            --            --
David B. Kilpatrick........  1996   166,250     136,760       20,000        50,000        15,000         6,000
  President and Chief        1995   143,680      62,000           --            --            --         8,069
  Operating Officer          1994   138,240      60,000       19,000            --            --         7,066
Jeffrey B. Williams........  1996   146,875      82,536        5,000        20,000         6,667         5,875
  Vice President --          1995   139,300      57,255           --            --            --         7,880
  Development                1994   137,400      57,708       15,000            --            --         7,033
Lou E. Shuflin.............  1996   136,500      75,012        7,000        12,000         3,333        19,796
  Director --                1995   128,250      40,000           --            --            --         7,246
  Administration             1994   126,000      40,000       13,000            --            --         6,503
C. Ed Hall.................  1996   116,250      58,077        6,000        12,000         3,333         8,859
  Vice President --          1995   107,500      44,185           --            --            --         6,064
  Public Affairs             1994   106,000      43,100       10,000            --            --         5,420


---------------


(1) The bonus amounts shown, while determined on a cash basis, were actually paid partially in shares of Common Stock pursuant to the IC Plan. For 1994, Messrs. Kilpatrick, Williams, Shuflin and Hall received 3,583, 3,446, 2,389 and 2,574 shares, respectively, and 11,992 shares as a group. For 1995, Messrs. Whaling, Kilpatrick, Williams, Shuflin and Hall received 1,818, 3,242, 2,994, 2,092 and 2,310 shares of Common Stock, respectively, and 12,456 as a group. For 1996, Messrs. Whaling, Kilpatrick,

    Williams, Shuflin and Hall received 1,836, 1,030, 717, 561 and 597 shares of Common Stock, respectively, and 14,192, 7,957, 1,956, 4,364 and -0- shares of restricted Common Stock, respectively.



(2) Effective upon the date of employment by Santa Fe (January 4, 1995), Mr. Whaling was granted 250,000 NQSOs at the fair market value of $8.00 per share and vested immediately as to one-half of the grant, an additional one-quarter after one year and the final one-quarter after two years. In addition to the amounts shown in this table, effective January 17, 1997, all of the officers listed exchanged their Santa Fe NQSOs for an equivalent value of Monterey options, thus resulting in options being granted of:
    Whaling -- 224,965; Kilpatrick -- 66,811; Williams -- 58,712;
    Shuflin -- 60,245; and Hall -- 48,770, at average exercise prices of $8.89, $13.49, $14.68, $12.26 and $13.54, respectively.


(3) Grants of restricted stock and options of Monterey vest annually in 20% increments, provided no shares or options vest prior to one year after the Distribution.

(4) Amounts shown reflect matches made by Santa Fe for employee contributions to the Savings Investment Plan, as well as the performance match. See
    "-- Benefit Plans -- Savings Plan" for a description of the Savings Investment Plan and the performance match. The performance match is contributed in the year following the performance and therefore total amounts shown for 1994, 1995 and 1996 include the match made for 1993, 1994 and 1995 results, respectively. Santa Fe made a performance match in February 1997 for 1996 results for each of Messrs. Whaling, Kilpatrick, Williams, Shuflin and Hall in the amount of $2,460, $2,356, $2,284, $2,103 and $1,763, respectively.

(5) Includes tax reimbursement related to relocation expenses.

                  AGGREGATED OPTION/SAR EXERCISES IN 1996 AND
                       1996 YEAR-END OPTION/SAR VALUES(1)

                                                                        NUMBER OF
                                                                       SECURITIES         VALUE OF
                                                                       UNDERLYING        UNEXERCISED
                                                                       UNEXERCISED      IN-THE-MONEY
                                              SHARES                 OPTIONS/SARS AT   OPTIONS/SARS AT
                                             ACQUIRED                 YEAR-END 1996     YEAR-END 1996
                                            ON EXERCISE    VALUE      EXERCISABLE/      EXERCISABLE/
                   NAME                     DURING 1996   REALIZED    UNEXERCISABLE     UNEXERCISABLE
                   ----                     -----------   --------   ---------------   ---------------
                                                (#)          $             (#)                $
R. Graham Whaling.........................      -0-         -0-         -0-/112,500       -0-/182,813
David B. Kilpatrick.......................      -0-         -0-          -0-/50,000        -0-/81,250
Jeffrey B. Williams.......................      -0-         -0-          -0-/20,000        -0-/32,500
Lou E. Shuflin............................      -0-         -0-          -0-/12,000        -0-/19,500
C. Ed Hall................................      -0-         -0-          -0-/12,000        -0-/19,500

     In accordance with Securities and Exchange Commission rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $16.125, the closing price of Monterey Common Stock on December 31, 1996.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
                            ---------------------------                           POTENTIAL REALIZABLE
                             NUMBER OF      PERCENT OF                              VALUE AT ASSUMED
                             SECURITIES       TOTAL                               RATES OF STOCK PRICE
                             UNDERLYING    OPTIONS/SARS   EXERCISE                   APPRECIATED FOR
                            OPTIONS/SARS    GRANTED TO    OR BASE                      OPTION TERM
                              GRANTED      EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
           NAME                 (#)        FISCAL YEAR     ($/SH)       DATE        5%($)      10%($)
           ----             ------------   ------------   --------   ----------   ---------   ---------
R. Graham Whaling.........    112,500         51.49%       $14.50     11-13-06    1,025,899   2,599,830
David B. Kilpatrick.......     50,000         22.88%       $14.50     11-13-06      455,955   1,155,480
Jeffrey B. Williams.......     20,000          9.15%       $14.50     11-13-06      182,382     462,192
Lou E. Shuflin............     12,000          5.49%       $14.50     11-13-06      109,429     277,315
C. Ed Hall................     12,000          5.49%       $14.50     11-13-06      109,429     277,315


     In addition to the amounts shown in this table, effective January 17, 1997, all of the officers listed exchanged their Santa Fe NQSOs for an equivalent value of Monterey options, thus resulting in options being granted of:
Whaling -- 224,965; Kilpatrick -- 66,811; Williams -- 58,712; Shuflin -- 60,245
and Hall -- 48,770, at average exercise prices of $8.89, $13.49, $14.68, $12.26 and $13.54, respectively.


     Holders of Monterey Common Stock. To the knowledge of management, Santa Fe is the only person who is a beneficial owner of more than five percent of Monterey Common Stock based on the number of shares outstanding on December 31, 1996. However, on February 14, 1997 Fidelity Management & Research Company filed a Schedule 13G reporting that it is the beneficial owner of 1,321,900 shares or 7.27% of Monterey Common Stock as a result of acting as an investment advisor to various investment companies. This reported ownership includes the percentage of Monterey Common Stock owned by Santa Fe which might be attributable to Fidelity as a result of its ownership of Common Stock. See "-- Security Ownership of Certain Beneficial Owners."

     Security Ownership of Directors and Executive Officers. The following table sets forth the number of shares of Monterey Common Stock beneficially owned as of February 1, 1997, by each of the directors, by each of the executive officers, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown. No individual listed below beneficially owns one percent or more of the Monterey's outstanding common stock.

                                                                 SHARES OF
                                                                 MONTEREY
                  NAME OF BENEFICIAL OWNER                    COMMON STOCK(1)
                  ------------------------                    ---------------
R. Graham Whaling...........................................       37,500
David B. Kilpatrick.........................................       15,000
Jeffrey B. Williams.........................................        6,667
Lou E. Shuflin..............................................        3,333
C. Ed Hall..................................................        3,333
Hugh L. Boyt................................................            0
Craig A. Huff(2)............................................      350,000
Michael A. Morphy...........................................            0
James L. Payne..............................................            0
Robert F. Vagt..............................................            0
Robert J. Wasielewski.......................................        1,000
All directors and officers as a group (11 persons)..........      416,833

---------------

(1) Monterey Common Stock ownership includes the shares that could be purchased by exercise of options available at January 1, 1997 or within sixty (60) days thereafter under the Monterey Stock Plan. The above amounts include restricted shares of Monterey Common Stock of: Whaling -- 37,500 shares; Kilpatrick -- 15,000 shares; Williams -- 6,667 shares; Shuflin -- 3,333 shares; and Hall -- 3,333 shares.

(2) Mr. Huff's Monterey Common Stock ownership includes 350,000 shares owned by clients of Ziff Brothers Investments. Mr. Huff disclaims beneficial ownership of these shares.

DESCRIPTION OF MONTEREY CAPITAL STOCK

     Authorized and Outstanding Capital Stock. As of the date of this Proxy Statement, the authorized capital stock of Monterey consists of 100,000,000 shares of Monterey Common Stock, par value $0.01 per share, and 25,000,000 shares of Monterey Preferred Stock, par value $0.01 per share ("Monterey Preferred Stock"). As of the date of this Proxy Statement, there are 54,769,499 shares of Monterey Common Stock outstanding, 45,350,000 of which are held of record by Santa Fe. Of the authorized shares of Monterey Preferred Stock, no shares are outstanding. The following description is a summary and is subject to and qualified in its entirety by reference to the provisions of Monterey's Charter and Bylaws.

  Monterey Common Stock

     Voting Rights. Each share of Monterey Common Stock entitles the holder to one vote on each matter submitted to a vote of Monterey's stockholders, including the election of directors. There is no cumulative voting. The Charter prohibits the taking of any action by written stockholder consent in lieu of a meeting.

     Dividends. The holders of Monterey Common Stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors of Monterey out of assets legally available therefor after payment of dividends required to be paid on shares of Monterey Preferred Stock, if any.

     The Note Agreement pursuant to which Monterey Senior Notes are issued contains covenants that, among other things, restrict Monterey's ability to pay cash dividends unless certain conditions are satisfied. Such restriction permits Monterey to pay dividends to the extent that the aggregate dividends together with amounts previously expended to redeem or purchase its capital stock or invested in other than permitted investments do not exceed the sum of (i) $62 million, (ii) 100% of Monterey's consolidated net earnings (or minus 100% in the case of a deficit) for the period from the date of the closing of the Offerings and terminating as of the end of the most recent calendar quarter and (iii) the net cash proceeds to Monterey from the sale of its stock after the closing of the Offerings or in respect of any convertible debt security that has been converted into stock of Monterey. In addition, dividends may not be paid under the Note Agreement if such payment would reduce Monterey's net worth below the thresholds indicated: $115 million through March 31, 1999 and, thereafter, the sum of $115 million and 20% of Monterey's consolidated net income for all then completed quarters beginning with the quarter ending March 31, 1999. The Monterey Credit Facility contains similar restrictions on the payment of dividends.

     Liquidation or Dissolution. Upon liquidation or dissolution, holders of Monterey Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Monterey Preferred Stock.

     Other Provisions. The Monterey Common Stock carries no conversion or preemptive rights. All outstanding shares of Monterey Common Stock are duly authorized, validly issued, fully paid and nonassessable.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Monterey Common Stock is First Chicago Trust Company of New York.

     Listing. The Monterey Common Stock is traded on the NYSE under the trading symbol "MRC."

     Monterey Preferred Stock. The board of directors of Monterey is authorized, without approval of the stockholders, to cause shares of Monterey Preferred Stock to be issued in one or more series, to determine the numbers of shares of each series, to fix the rights, powers, preferences and privileges of each series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of each such series. Among the specific matters that may be determined by the board of directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Monterey; conversion rights, if any; and voting powers, if any. Depending upon the terms of the Monterey Preferred Stock established by the board of directors, any or all series of Monterey Preferred Stock could have preferences over the Monterey Common Stock with respect to dividends and other distributions and upon liquidation of Monterey or could have voting or conversion rights that could adversely affect the holders of the outstanding Monterey Common Stock.


     In addition, the Monterey Preferred Stock could delay, defer or prevent a change of control of Monterey. Monterey has no present plans to issue shares of Monterey Preferred Stock. Prior to the Distribution, however, it is anticipated that Monterey's board of directors will adopt a preferred share purchase rights plan. See "-- Rights Plan."


     Certain Provision of Monterey's Charter and Bylaws and Delaware
Law. Certain provisions of the Charter and Bylaws are intended to enhance the likelihood of continuity and stability in the board of directors of Monterey and in its policies, but might have the effect of delaying or preventing a change in control of Monterey and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

     Number of Directors; Filling Vacancies; Removal. Monterey's Charter provides that the number of directors constituting Monterey's board of directors shall be fixed by the board of directors, but shall not be less than three nor more than 15. The Charter further provides that the directors shall be divided into three classes, each class serving staggered three-year terms. The board of directors of Monterey, acting by a majority of the directors then in office, may fill any vacancy or newly created directorship.

     Anti-takeover Provisions. Delaware law permits and the Charter grants Monterey's board of directors broad discretionary authority to adopt certain anti-takeover measures approved by it in response to any proposal to acquire Monterey, its assets or more than 15% of its outstanding capital stock. Measures to be adopted could include a shareholder rights plan or bylaw provisions requiring supermajority shareholder approval of acquisition proposals.

     Limitation on Personal Liability of Directors. Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter of Monterey limits the liability of directors of Monterey to Monterey or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, directors of Monterey will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Monterey or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Monterey and its stockholders. Monterey's Bylaws provide indemnification to Monterey's officers and directors and certain other persons with respect to certain matters.

     Indemnification Arrangements. The Charter and Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, the directors and officers of Monterey shall be indemnified and shall be advanced expenses in connection with actual or threatened proceedings and claims arising out of their status as such. Monterey has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

     No Action by Written Consent. The Charter prohibits the taking of any action by written stockholder consent in lieu of a meeting. Such provisions may not be amended or repealed without the affirmative vote of the holders of at least 80% of the capital stock of Monterey entitled to vote on such matters.

     Rights Plan. Prior to the Distribution, it is anticipated that Monterey's board of directors will adopt a preferred share purchase rights plan (the "Rights Plan") pursuant to which, concurrently with or promptly after the Distribution, one right (collectively, the "Rights") to purchase one one-hundredth of a share of a newly issued series of junior participating Monterey Preferred Stock of Monterey would be distributed as a dividend for each outstanding share of Monterey Common Stock. Such Rights would be issuable on the terms and subject to the conditions set forth in the Rights Plan. No Rights will be issued under the Rights Plan until the consummation of the Distribution. Because of the nature of the dividend, liquidation and voting rights of the shares of the series of Monterey Preferred Stock issuable upon exercise of a Right, the value of the one-hundredth interest in a share of this series of Monterey Preferred Stock purchasable upon the exercise of each Right should approximate the value of one share of Monterey Common Stock. Each Right, when exercisable, will represent the right to purchase one share of Monterey Common Stock at a substantial premium to the per share trading price of the Monterey Common Stock on the date the Rights are distributed, subject to adjustment. The Rights will expire no later than the tenth anniversary of the date the Rights are first issued. The Rights will exercisable (i) 10 days after a person or group acquires beneficial ownership of 15% or more of the Monterey Common Stock (other than any person who owns more than 15% of the outstanding Monterey Common Stock immediately after the Distribution, provided such person does not thereafter acquire ownership of an additional 1% of the Monterey Common Stock) (an "Acquiring Person"), or (ii) 10 business days (or such later date as may be determined by Monterey's board of directors) after a person or group commences a tender offer or exchange upon consummation of which such person or group would be an Acquiring Person.

     If any person or group becomes an Acquiring Person or commences a tender offer upon consummation of which such person or group would become an Acquiring Person, each Right not owned by such Acquiring Person or certain related parties would entitle its holder to purchase, at the Right's then current exercise price, shares of Monterey Common Stock, having a value of twice the Right's exercise price. In addition, if, after a person or group becomes an Acquiring Person, Monterey is involved in a merger or other business combination transaction with another person in which it is not the surviving corporation, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person or group having a value of twice the Right's exercise price.

     The purchase price payable, and the shares issuable, upon exercise of the Rights will be subject to adjustment from time to time as specified in the Rights Plan. Monterey will generally be entitled to redeem the Rights at $0.01 per Right at any time until 10 days after the public announcement that a person or group has become an Acquiring Person or has commenced a tender offer upon consummation of which such person or group would become an Acquiring Person, provided that no such redemption may occur after the Rights have become exercisable.

     The terms of the series of junior participating Monterey Preferred Stock purchasable upon exercise of the Rights will be established by the board of directors of Monterey upon the adoption of the rights plan, but it is expected that the terms will be substantially as follows. Each share of such series of Monterey Preferred Stock will have a minimum preferential quarterly dividend rate of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared on shares of Monterey Common Stock. In the event of liquidation, the holders of such series of Monterey Preferred Stock will receive a minimum preferred liquidation payment of $1.00 per share but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per share of the Monterey Common Stock. Each share of such series of Monterey Preferred Stock will have 100 votes, voting together with the Monterey Common Stock. The rights of this series of Monterey Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, will be protected by customary antidilution provisions.

     The inclusion of the foregoing provisions in the Charter and Bylaws, the existence of authorized but unissued capital stock, the adoption of the Rights Plan and the Distribution Tax Indemnity Agreement and the application of Section 203 to stockholders of Monterey may tend to deter unfriendly offers or other efforts to obtain control of Monterey that are not approved by Monterey's board of directors and thereby deprive Monterey's stockholders of opportunities to sell their shares of Monterey Common Stock at prices higher than prevailing market prices.

                                 OTHER BUSINESS

     The Board knows of no business that will come before the meeting except that indicated above. However, if any other matters are properly brought before the meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

                COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Corporation during its most recent fiscal year and reports on Form 5 and amendments thereto furnished to the Corporation with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Corporation believes that all filing requirements applicable to its officers, directors and beneficial owners under Section 16(a) of the Exchange Act were complied with during 1996.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing this proxy material will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made by regular employees of the Corporation or by paid solicitors in person or by telephone or telegraph. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy material to their principals and the Corporation will reimburse them for their expense in so doing.

                             STOCKHOLDER PROPOSALS


     It is anticipated that the 1998 annual meeting will be held in May 1998 with proxy solicitation commencing in March 1998. In accordance with the proxy rules of the Securities and Exchange Commission, proposals by stockholders intended for inclusion in the proxy material solicited by the Corporation for the 1998 annual meeting are required to be received by the Corporation within a reasonable time before its solicitation is made.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
1. Financial Statements of Santa Fe:
     Audited Financial Statements
        Report of Independent Accountants...................  F-2
        Consolidated Statement of Operations of Santa Fe
        Energy Resources, Inc. for the years ended December
        31, 1996, 1995 and 1994.............................  F-3
        Consolidated Balance Sheet of Santa Fe Energy
        Resources, Inc. as of December 31, 1996 and 1995....  F-4
        Consolidated Statement of Cash Flows for Santa Fe
        Energy Resources, Inc. for the years ended December
        31, 1996, 1995 and 1994.............................  F-5
        Consolidated Statement of Shareholders' Equity of
        Santa Fe Energy Resources, Inc. for the years ended
        December 31, 1996, 1995 and 1994....................  F-6
        Notes to Consolidated Financial Statements of Santa
        Fe Energy Resources, Inc............................  F-7
     Unaudited Financial Statements
        Consolidated Statement of Operations of Santa Fe
        Energy Resources, Inc. for the Three Months Ended
        March 31, 1997 and 1996.............................  F-36
        Consolidated Balance Sheet of Santa Fe Energy
        Resources, Inc. as of March 31, 1997 and December
        31, 1996............................................  F-37
        Consolidated Statement of Cash Flows of Santa Fe
        Energy Resources, Inc. for the Three Months Ended
        March 31, 1997 and 1996.............................  F-38
        Consolidated Statement of Shareholders' Equity of
        Santa Fe Energy Resources, Inc. for the Three Months
        Ended March 31, 1997 and 1996.......................  F-39
        Notes to Consolidated Financial Statements of Santa
        Fe Energy Resources, Inc. ..........................  F-40

2. Financial Statements of Monterey:
     Audited Financial Statements
        Report of Independent Accountants...................  F-46
        Statement of Operations of Monterey Resources, Inc.
        for the years ended December 31, 1996, 1995 and
        1994................................................  F-47
        Balance Sheet of Monterey Resources, Inc. as of
        December 31, 1996 and 1995..........................  F-48
        Statement of Cash Flows of Monterey Resources, Inc.
        for the years ended December 31, 1996, 1995 and
        1994................................................  F-49
        Statement of Division Equity and Shareholders'
        Equity of Monterey Resources, Inc. for the years
        ended December 31, 1996, 1995 and 1994..............  F-50
        Notes to Financial Statements of Monterey Resources,
        Inc.................................................  F-51
     Unaudited Financial Statements
        Statement of Operations of Monterey Resources, Inc.
        for the Three Months Ended March 31, 1997 and
        1996................................................  F-68
        Balance Sheet of Monterey Resources, Inc. as of
        March 31, 1997 and December 31, 1996................  F-69
        Statement of Cash Flows of Monterey Resources, Inc.
        for the Three Months Ended March 31, 1997 and
        1996................................................  F-70
        Statement of Division Equity and Shareholders'
        Equity of Monterey Resources, Inc. for the Three
        Months Ended March 31, 1997 and 1996................  F-71
        Notes to Financial Statements of Monterey Resources,
        Inc. ...............................................  F-72

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Santa Fe Energy Resources, Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Santa Fe Energy Resources, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for the impairment of long-lived assets in 1995 to comply with the provisions of Statement of Financial Accounting Standards No. 121.


PRICE WATERHOUSE LLP

Houston, Texas
February 21, 1997

                        SANTA FE ENERGY RESOURCES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                              YEAR ENDED DECEMBER 31,
                                           ------------------------------
                                            1996       1995        1994
                                           ------    --------    --------
 Revenues
   Sales of crude oil and liquids
      produced...........................  $455.4    $  352.4    $  305.2
   Sales of natural gas produced.........   105.8        77.1        83.4
   Sales of crude oil purchased..........    21.1         6.7        11.9
   Other.................................     1.0        13.2         3.7
                                           ------    --------    --------
                                            583.3       449.4       404.2
                                           ------    --------    --------
 Costs and Expenses
   Production and operating..............   188.4       155.8       151.1
   Cost of crude oil purchased...........    20.8         6.5        11.7
   Exploration, including dry hole
      costs..............................    34.5        23.4        20.4
   Depletion, depreciation and
      amortization.......................   148.2       133.2       121.3
   Impairment of oil and gas
      properties.........................    57.4        30.2          --
   General and administrative............    30.1        26.9        27.3
   Taxes (other than income).............    26.5        19.2        25.8
   Restructuring charges.................      --          --         7.0
   Loss (gain) on disposition of
      assets.............................   (12.1)        0.3        (8.6)
                                           ------    --------    --------
                                            493.8       395.5       356.0
                                           ------    --------    --------
 Income from Operations..................    89.5        53.9        48.2
   Interest income.......................     1.9        10.7         2.8
   Interest expense......................   (37.6)      (32.5)      (27.5)
   Interest capitalized..................     5.2         5.8         3.6
   Other income (expense)................    (1.0)       (1.6)       (4.0)
                                           ------    --------    --------
 Income Before Income Taxes, Minority
   Interest and Extraordinary Items......    58.0        36.3        23.1
   Income taxes..........................   (14.3)       (9.7)       (6.0)
                                           ------    --------    --------
 Income Before Minority Interest and
   Extraordinary Items...................    43.7        26.6        17.1
   Minority Interest in Monterey
      Resources, Inc. ...................    (1.3)         --          --
                                           ------    --------    --------
 Income Before Extraordinary Items.......    42.4        26.6        17.1
   Extraordinary item -- debt
      extinguishment costs...............    (6.0)         --          --
                                           ------    --------    --------
 Net Income..............................    36.4        26.6        17.1
   Preferred dividend requirement........   (13.5)      (14.8)      (11.7)
   Convertible preferred repurchase
      premium............................   (33.7)         --          --
                                           ------    --------    --------
 Earnings (Loss) Attributable to Common
   Shares................................  $(10.8)   $   11.8    $    5.4
                                           ======    ========    ========
 Earnings (Loss) Attributable to Common
   Shares Per Share Earnings (loss)
   before extraordinary items............  $(0.05)   $   0.13    $   0.06
   Extraordinary items -- debt
      extinguishment costs...............   (0.07)         --          --
                                           ------    --------    --------
   Earnings (loss) to common shares......  $(0.12)   $   0.13    $   0.06
                                           ======    ========    ========
 Weighted Average Number of Common Shares
   Outstanding (in millions).............    90.6        90.2        89.9
                                           ======    ========    ========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.

                           CONSOLIDATED BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1995
                                                              ---------    ---------
Current Assets
  Cash and cash equivalents.................................  $    14.6    $    42.6
  Accounts receivable.......................................      109.1         89.0
  Inventories...............................................       13.6         10.5
  Other current assets......................................       35.2         17.2
                                                              ---------    ---------
                                                                  172.5        159.3
                                                              ---------    ---------
Properties and Equipment, at cost
  Oil and gas (on the basis of successful efforts
     accounting)............................................    2,539.8      2,336.3
  Other.....................................................       34.4         35.6
                                                              ---------    ---------
                                                                2,574.2      2,371.9
  Accumulated depletion, depreciation, amortization and
     impairment.............................................   (1,664.4)    (1,482.4)
                                                              ---------    ---------
                                                                  909.8        889.5
                                                              ---------    ---------
Other Assets
  Receivable under gas balancing arrangements...............        4.5          5.8
  Other.....................................................       33.2         10.2
                                                              ---------    ---------
                                                                   37.7         16.0
                                                              ---------    ---------
                                                              $ 1,120.0    $ 1,064.8
                                                              =========    =========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $   115.4    $    73.1
  Income taxes payable......................................       21.4          3.0
  Interest payable..........................................        6.0          7.9
  Other current liabilities.................................       36.6         25.6
                                                              ---------    ---------
                                                                  179.4        109.6
                                                              ---------    ---------
Long-Term Debt..............................................      278.5        344.4
                                                              ---------    ---------
Deferred Revenues...........................................        4.0          4.9
                                                              ---------    ---------
Other Long-Term Obligations.................................       27.5         24.2
                                                              ---------    ---------
Deferred Income Taxes.......................................       53.8         64.0
                                                              ---------    ---------
Minority Interest in Monterey Resources, Inc................       30.3           --
                                                              ---------    ---------
Commitments and Contingencies (Note 14).....................         --           --
                                                              ---------    ---------
Convertible Preferred Stock, 7% Series, $0.01 par value, 5.0 million shares authorized and issued; 1.2 million and 5.0
  million outstanding at December 31, 1996 and 1995,
  respectively..............................................       19.7         80.0
                                                              ---------    ---------
Shareholders' Equity
  Preferred stock, $0.01 par value, 38.1 million shares
     authorized, none issued................................         --           --
  $.732 Series A preferred stock, $0.01 par value, 10.7
     million shares authorized, issued and outstanding......       91.4         91.4
  Common stock, $0.01 par value, 200.0 million shares
     authorized.............................................        0.9          0.9
  Paid-in capital...........................................      601.3        501.4
  Accumulated deficit.......................................     (166.5)      (155.7)
  Foreign currency translation adjustment...................       (0.3)        (0.3)
                                                              ---------    ---------
                                                                  526.8        437.7
                                                              ---------    ---------
                                                              $ 1,120.0    $ 1,064.8
                                                              =========    =========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)

                                           YEAR ENDED DECEMBER 31,
                                          --------------------------
                                           1996      1995      1994
                                          ------    ------    ------
Operating Activities:
  Net income............................  $ 36.4    $ 26.6    $ 17.1
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depletion, depreciation and
       amortization.....................   148.2     133.2     121.3
     Impairment of oil and gas
       properties.......................    57.4      30.2        --
     Restructuring charges..............      --        --       1.0
     Deferred income taxes..............   (11.2)      7.7      11.3
     Loss (gain) on disposition of
       assets...........................   (12.1)      0.3      (8.6)
     Exploratory dry hole costs.........    11.2       5.5       6.5
     Minority interest in Monterey
       Resources, Inc...................     1.3        --        --
     Equity in losses and adjustment to
       valuation of investment in Hadson
       Corporation......................      --        --       6.1
     Hadson Corporation preferred
       dividends received in-kind.......      --        --      (4.5)
     Other..............................     6.7       2.4       3.0
  Changes in operating assets and
     liabilities:
     Decrease (increase) in accounts
       receivable.......................   (20.1)    (12.8)      1.3
     Decrease (increase) in
       inventories......................    (3.1)     (1.3)     (0.5)
     Increase (decrease) in accounts
       payable..........................    20.0      (4.5)     (8.6)
     Increase (decrease) in interest
       payable..........................    (1.9)     (0.6)     (1.7)
     Increase (decrease) in income taxes
       payable..........................    18.4       1.5       0.2
     Net change in other assets and
       liabilities......................   (23.6)    (13.7)    (19.4)
                                          ------    ------    ------
Net Cash Provided by Operating
  Activities............................   227.6     174.5     124.5
                                          ------    ------    ------
Investing Activities:
  Capital expenditures, including
     exploratory dry hole costs.........  (185.7)   (189.4)   (136.6)
  Acquisitions of producing properties,
     net of related debt................   (37.8)    (33.8)     (2.2)
  Proceeds from sale of investment in
     Hadson Corporation.................      --      55.2        --
  Net proceeds from sales of
     properties.........................    16.7       7.2      81.1
                                          ------    ------    ------
Net Cash Used in Investing Activities...  (206.8)   (160.8)    (57.7)
                                          ------    ------    ------
Financing Activities:
  Issuance of Monterey Resources, Inc.
     common stock.......................   123.6        --        --
  Issuance of Santa Fe Energy Resources,
     Inc. common stock..................     2.4        --        --
  Purchase of 7% Series convertible
     preferred stock....................   (94.0)       --        --
  Principal payments on long-term
     borrowings.........................   (70.0)    (10.0)   (144.7)
  Net change in revolving credit
     agreement..........................     4.0        --     (50.0)
  Issuance of 11% senior subordinated
     debentures.........................      --        --      96.1
  Issuance of $.732 Series A convertible
     preferred stock....................      --        --      91.4
  Cash dividends paid...................   (14.8)    (14.8)    (10.7)
                                          ------    ------    ------
Net Cash Used in Financing Activities...   (48.8)    (24.8)    (17.9)
                                          ------    ------    ------
Net Increase (Decrease) in Cash and Cash
  Equivalents...........................   (28.0)    (11.1)     48.9
Cash and Cash Equivalents at Beginning
  of Year...............................    42.6      53.7       4.8
                                          ------    ------    ------
Cash and Cash Equivalents at End of
  Year..................................  $ 14.6    $ 42.6    $ 53.7
                                          ======    ======    ======

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                        (SHARES AND DOLLARS IN MILLIONS)

                                       $.732
                                     SERIES A
                                    CONVERTIBLE                                  UNAMORTIZED                   FOREIGN
                                  PREFERRED STOCK    COMMON STOCK                RESTRICTED                   CURRENCY
                                  ---------------   ---------------   PAID-IN       STOCK      ACCUMULATED   TRANSLATION
                                  SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL      AWARDS        DEFICIT     ADJUSTMENT
                                  ------   ------   ------   ------   --------   -----------   -----------   -----------
Balance at December 31, 1993....     --    $  --     89.8     $0.9     $496.9       $(0.1)       $(173.8)       $(0.3)
  Issuance of common stock
    Employee stock compensation
      and savings plans.........     --       --      0.2       --        2.0          --             --           --
  Issuance of preferred stock...   10.7     91.4       --       --         --          --             --           --
  Amortization of restricted
    stock awards................     --       --       --       --         --         0.1             --           --
  Pension liability
    adjustment..................     --       --       --       --         --          --            0.9           --
  Foreign currency translation
    adjustments.................     --       --       --       --         --          --             --         (0.1)
  Net income....................     --       --       --       --         --          --           17.1           --
  Dividends declared............     --       --       --       --         --          --          (11.7)          --
                                   ----    -----     ----     ----     ------       -----        -------        -----
Balance at December 31, 1994....   10.7     91.4     90.0      0.9      498.9          --         (167.5)        (0.4)
  Issuance of common stock
    Employee stock compensation
      and savings plans.........     --       --      0.3       --        2.5          --             --           --
  Foreign currency translation
    adjustments.................     --       --       --       --         --          --             --          0.1
  Net income....................     --       --       --       --         --          --           26.6           --
  Dividends declared............     --       --       --       --         --          --          (14.8)          --
                                   ----    -----     ----     ----     ------       -----        -------        -----
Balance at December 31, 1995....   10.7     91.4     90.3      0.9      501.4          --         (155.7)        (0.3)
  Issuance of common stock
    Employee stock compensation
      and savings plans.........     --       --      0.7       --        6.4          --             --           --
  Issuance of Monterey
    Resources, Inc. common
    stock.......................     --       --       --       --       93.5          --             --           --
  Purchase of 7% Series
    convertible preferred
    stock.......................     --       --       --       --         --          --          (33.7)          --
  Net income....................     --       --       --       --         --          --           36.4           --
  Dividends declared............     --       --       --       --         --          --          (13.5)          --
                                   ----    -----     ----     ----     ------       -----        -------        -----
Balance at December 31, 1996....   10.7    $91.4     91.0     $0.9     $601.3       $  --        $(166.5)       $(0.3)
                                   ====    =====     ====     ====     ======       =====        =======        =====


                                      TOTAL
                                  SHAREHOLDERS'
                                     EQUITY
                                  -------------
Balance at December 31, 1993....     $323.6
  Issuance of common stock
    Employee stock compensation
      and savings plans.........        2.0
  Issuance of preferred stock...       91.4
  Amortization of restricted
    stock awards................        0.1
  Pension liability
    adjustment..................        0.9
  Foreign currency translation
    adjustments.................       (0.1)
  Net income....................       17.1
  Dividends declared............      (11.7)
                                     ------
Balance at December 31, 1994....      423.3
  Issuance of common stock
    Employee stock compensation
      and savings plans.........        2.5
  Foreign currency translation
    adjustments.................        0.1
  Net income....................       26.6
  Dividends declared............      (14.8)
                                     ------
Balance at December 31, 1995....      437.7
  Issuance of common stock
    Employee stock compensation
      and savings plans.........        6.4
  Issuance of Monterey
    Resources, Inc. common
    stock.......................       93.5
  Purchase of 7% Series
    convertible preferred
    stock.......................      (33.7)
  Net income....................       36.4
  Dividends declared............      (13.5)
                                     ------
Balance at December 31, 1996....     $526.8
                                     ======


   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements of Santa Fe Energy Resources, Inc. ("Santa Fe" or the "Company") and its subsidiaries include the accounts of all wholly owned subsidiaries and Monterey Resources, Inc. ("Monterey"). Prior to its initial public offering in November 1996, the Company owned 100% of the outstanding common stock of Monterey. At December 31, 1996, the Company owned 82.8% of the outstanding common stock of Monterey (See Note 2). References herein to the "Company" or "Santa Fe" relate to Santa Fe Energy Resources, Inc., individually or together with its consolidated subsidiaries.

     All significant intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current presentation.

Oil and Gas Operations

     The Company follows the successful efforts method of accounting for its oil and gas exploration and production activities. Costs (both tangible and intangible) of productive wells and development dry holes, as well as the cost of prospective acreage, are capitalized. The costs of drilling and equipping exploratory wells which do not find proved reserves are expensed upon determination that the well does not justify commercial development. Other exploratory costs, including geological and geophysical costs and delay rentals, are charged to expense as incurred.

     Depletion and depreciation of proved properties are computed on an individual field basis using the unit-of-production method based upon proved oil and gas reserves attributable to the field. Certain other oil and gas properties are depreciated or amortized on a straight-line basis.

     In the fourth quarter of 1995 the Company changed its impairment policy to conform to the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). In accordance with the provisions of FAS 121, proved properties are reviewed to determine if the carrying value of the property exceeds the expected undiscounted future net cash flows from the operation of the property. Based on this review and the continuing evaluation of development plans, production data, economics and other factors, as appropriate, the Company records impairment (additional depletion and depreciation) to the extent that the carrying value of the property exceeds the fair value of the property based on discounted future net cash flows. In accordance with its policy, the Company recorded impairments of $57.4 million in 1996 and $30.2 million in 1995. With respect to the impairments recorded in 1995, approximately $22.1 million was due to the adoption of FAS 121.

     The Company provides for future abandonment and site restoration costs with respect to certain of its oil and gas properties. The Company estimates that with respect to these properties such future costs total approximately $39.0 million and such amount is being accrued over the expected life of the properties. At December 31, 1996 and 1995 Accumulated Depletion, Depreciation, Amortization and Impairment includes $16.6 million and $15.5 million, respectively, with respect to such costs.

     The value of undeveloped acreage is aggregated and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized to expense over the average holding period. Additional amortization may be recognized based upon periodic assessment of prospect evaluation results. The cost of properties determined to be productive is transferred to proved properties; the cost of properties determined to be nonproductive is charged to accumulated amortization.

     Maintenance and repairs are expensed as incurred; major renewals and improvements are capitalized. Gains and losses arising from sales of properties are included in income currently.

                        SANTA FE ENERGY RESOURCES, INC.

Revenue Recognition

     Revenues from the sale of crude oil and liquids produced are generally recognized upon the passage of title, net of royalties and net profits interests.

     Revenues from natural gas production are generally recorded using the entitlement method, net of royalties and net profits interests. Sales proceeds in excess of the Company's entitlement are included in Deferred Revenues and the Company's share of sales taken by others is included in Other Assets. At December 31, 1996 the Company's deferred revenues for sales proceeds received in excess of the Company's entitlement was $3.2 million with respect to 2.5 MMcf and the asset related to the Company's share of sales taken by others was $4.5 million with respect to 3.2 MMcf.

     The Company hedges a portion of its oil and gas sales. See Note 14 -- Commitments and Contingencies -- Oil and Gas Hedging.

     Revenues from sales of crude oil purchased relate to the sales of low viscosity crude oil purchased and blended with certain of the Company's high viscosity, low gravity crude oil production, either to facilitate pipeline transportation or to realize higher margins. The cost to purchase such crude oil is reflected as an expense.

Earnings Per Share

     Earnings per share are based on the weighted average number of common and common equivalent shares outstanding during the year.

Accounts Receivable

     Accounts Receivable relates primarily to sales of oil and gas and amounts due from joint interest partners for expenditures made by the Company on behalf of such partners. The Company reviews the financial condition of potential purchasers and partners prior to signing sales or joint interest agreements. At December 31, 1996 and 1995 the Company's allowance for doubtful accounts receivable, which is reflected in the consolidated balance sheet as a reduction in accounts receivable, totalled $2.5 million and $2.0 million, respectively. Accounts receivable totalling $1.1 million and $3.8 million were written off as uncollectible in 1995 and 1994, respectively.

Inventories

     Inventories are valued at the lower of cost (average price or first-in, first-out) or market. Crude oil inventories at December 31, 1996 and 1995 were $4.5 million and $2.7 million, respectively, and materials and supplies inventories at such dates were $9.1 million and $7.8 million, respectively.

Environmental Expenditures

     Environmental expenditures relating to current operations are expensed or capitalized, as appropriate, depending on whether such expenditures provide future economic benefits. Liabilities are recognized when the expenditures are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and undiscounted site-specific costs. Generally, such recognition coincides with the Company's commitment to a formal plan of action.

Income Taxes

     The Company follows the asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities are determined using the tax rate for the period in which those amounts are expected to be received or paid, based on a scheduling of temporary differences between the tax bases of assets and liabilities

                        SANTA FE ENERGY RESOURCES, INC.

and their reported amounts. Under this method of accounting for income taxes, any future changes in income tax rates will affect deferred income tax balances and financial results.

Use of Estimates

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities and the periods in which certain items of revenue and expense are included. Actual results may differ from such estimates.

(2) MONTEREY RESOURCES, INC.

     In 1996 Santa Fe formed Monterey to assume the operations of the Company's Western Division (the "Western Division") which conducted the Company's oil and gas operations in the State of California. In November 1996, prior to the initial public offering (the "IPO") discussed below, pursuant to a contribution and conveyance agreement (the "Contribution Agreement"), among other things: (i) Santa Fe contributed to Monterey substantially all of the assets and properties of the Western Division, subject to the retention by Santa Fe of a production payment, as defined below, and certain other assets; (ii) Santa Fe retained a $30.0 million production payment (the "Production Payment") with respect to certain properties in the Midway-Sunset field; (iii) Monterey assumed all obligations and liabilities of Santa Fe associated with or allocated to the assets and properties of the Western Division, including $245.0 million of indebtedness in respect of Santa Fe's 10.23% Series E Notes due 1997, 10.27% Series F Notes due 1998 and 10.61% Series G Notes due 2005 (the "Series E Notes", "Series F Notes" and "Series G Notes", respectively) and (iv) Monterey agreed to purchase from Santa Fe an $8.3 million promissory note receivable related to the sale to a third party of certain surface acreage located in Orange County, California. Also prior to the IPO, Monterey and Santa Fe entered into a $75.0 million revolving credit facility with a group of banks (the "Monterey Credit Facility") and borrowed $16.0 million which was retained by Santa Fe.

     In November 1996 Monterey sold 9,335,000 shares of its common stock for total consideration of $123.6 million (after deducting underwriting discounts of $9.1 million and other related costs of $2.6 million). The proceeds from the IPO were used in part to (i) repay the Series E Notes and Series F Notes ($70.0 million) and pay a prepayment penalty thereon of $2.5 million; (ii) retire the Production Payment ($30.0 million); (iii) repay the $16.0 million outstanding under the Monterey Credit Facility; and (iv) pay a $2.0 million fee with respect to a supplement to the indenture relating to Santa Fe's 11% Senior Subordinated Debentures due 2004. Subsequent to the IPO, Monterey issued $175.0 million in aggregate principal amount of 10.61% Senior Notes due 2005 (the "Monterey Senior Notes") to holders of the Series G Notes in exchange for the cancellation of such notes and paid a $1.3 million consent fee in connection therewith.

     The costs and expenses related to the retirement of Santa Fe's outstanding debt, as discussed above, and approximately $3.4 million of deferred debt issue costs and related transaction costs are reflected in the Statement of Operations as an extraordinary item, net of $3.2 million in income taxes.

     At December 31, 1996, Santa Fe owned 82.8% of the Monterey's outstanding common stock. Santa Fe has announced that it intends to distribute pro rata to its common shareholders all of the shares of Monterey's common stock that it owns by means of a tax-free distribution (the "Proposed Spin Off"). Santa Fe's final determination to proceed will require a declaration of the Proposed Spin Off by Santa Fe's Board of Directors. Such declaration is not expected to be made until certain conditions, many of which are beyond the control of Santa Fe, are satisfied, including: (i) receipt by Santa Fe of a ruling from the Internal Revenue Service as to the tax-free nature of the Proposed Spin Off; (ii) approval of the Proposed Spin Off by Santa Fe's shareholders; and (iii) the absence of any future change in market or economic conditions (including developments in the capital markets) or Santa Fe's or Monterey's business and financial condition that causes

                        SANTA FE ENERGY RESOURCES, INC.

Santa Fe's Board to conclude that the Proposed Spin Off is not in the best interests of Santa Fe's shareholders. The Company does not expect the Proposed Spin Off to occur prior to July 1997.

     Pursuant to the terms of a letter agreement dated as of June 13, 1996, a fee will be payable by Monterey to Chase Securities Inc. and Petrie Parkman & Co., Inc. upon consummation of the Proposed Spin Off. The total amount of such fee is equal to the product of (a) the sum of the market value of the shares of Monterey distributed in the Proposed Spin Off (based upon the average closing price of Monterey's common stock during the ten trading days after the Proposed Spin Off) PLUS the aggregate principal amount of long-term indebtedness assumed by Monterey in connection with the Proposed Spin Off (which totalled $175.0 million) TIMES (b) 0.5%, LESS $1.0 million. If the market value of the Monterey common stock distributed is $16.00 per share, the Company estimates the total fee payable would be approximately $3.5 million, of which $1.75 million would be payable to each of Chase Securities and Petrie Parkman. In addition, a fee of $400,000 will be payable to GKH Partners, L.P., of which $200,000 will be payable by each the Company and Monterey. Certain of the Company's directors are associated with Chase Securities and GKH Partners.

     Monterey has agreed to indemnify the Company if at any time during the one-year period after the consummation of the Proposed Spin Off (or if certain tax legislation is enacted and is applicable, such longer period as is required for the Proposed Spin Off to be tax free to Santa Fe) Monterey takes certain actions the effects of which result in the Proposed Spin Off being taxable to Santa Fe.

     Santa Fe provides various administrative and financial services to Monterey, including administration of certain employee benefits plans, access to telecommunications, corporate legal assistance and certain other corporate staff and support services. Santa Fe and Monterey have entered into a Services Agreement, terminable by either party on thirty day's notice, under which Monterey pays a fee of $120,000 per month for such services until such time as Monterey assumes full responsibility during 1997 for each of the services covered by the agreement. During 1996 Santa Fe charged Monterey $240,000 under the terms of the Services Agreement.

     Certain Monterey employees are participants in Santa Fe's employee benefit and pension plans. Subsequent to the IPO Santa Fe charged Monterey $0.2 million in connection with Monterey employees' participation in such plans.

(3) CORPORATE RESTRUCTURING PROGRAM

     In 1993 the Company adopted a corporate restructuring program which included, among other things, a cost reduction program which consisted of a reduction in the Company's salaried work force, an improvement in the efficiency of information systems and a reduction in other general and administration and production and operating costs. The Company's income from operations for 1994 includes restructuring charges of $7.0 million, comprised of severance, benefits and relocation expenses associated with the cost reduction program.

(4) INVESTMENT IN HADSON CORPORATION

     In December 1993 the Company completed a transaction with Hadson Corporation ("Hadson") under the terms of which the Company sold the common stock of Adobe Gas Pipeline Company ("AGPC"), a wholly-owned subsidiary which held the Company's natural gas gathering and processing assets, to Hadson in exchange for Hadson 11.25% preferred stock with a face value of $52.0 million and 40% of Hadson's common stock. The Company accounted for the sale as a non-monetary transaction and the investment in Hadson was valued at $56.2 million, the carrying value of the Company's investment in AGPC. The Company's investment in Hadson was accounted for on the equity basis.

                        SANTA FE ENERGY RESOURCES, INC.

     Also in December 1993 the Company signed a seven-year gas sales contract with Hadson under the terms of which Hadson markets a substantial portion of the Company's domestic natural gas production at market prices as defined by published monthly indices for relevant production locations.

     In November 1994 the Company and Hadson settled a lawsuit related to certain of the assets sold to Hadson by the Company in December 1993. The settlement totalled $5.7 million and the Company's share, approximately $3.3 million, is included in Other Income (Expense) in the income statement. The Company paid the full amount of the settlement and Hadson gave the Company a $2.4 million ten-year note for its share. The note bore interest at 9%, payable annually, with the principal amount due at maturity. The note was retired as part of the sales transaction discussed below.

     In 1995 the Company sold its holdings in Hadson for $55.2 million. Other Income (Expense) for 1995 includes a $1.8 million charge with respect to the Company's loss on the sale. Subsequent to the sale Hadson's name was changed to LG&E Natural Marketing Inc. ("LG&E").

(5) SANTA FE ENERGY TRUST

     In November 1992 5,725,000 Depository Units ("Trust Units"), each consisting of beneficial ownership of one unit of undivided beneficial interest in the Santa Fe Energy Trust (the "Trust") and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon United States Treasury obligation maturing on or about February 15, 2008, were sold in a public offering. The Trust consists of certain oil and gas properties conveyed by Santa Fe.

     In the first quarter of 1994, the Company sold 575,000 Trust Units which it held for $11.3 million. The gain on the sale of $0.8 million is included in Other Income (Expense).

     For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent that it needs such payments to distribute $0.40 per Depository Unit per quarter. The source of such additional royalty payments, if needed, will be limited to the Company's remaining royalty interest in certain of the properties conveyed to the Trust. If such additional payments are made, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such additional payments. The aggregate amount of the additional royalty payments (net of any amounts recouped) will be limited to $20.0 million on a revolving basis. Through December 31, 1996 the Company had made additional royalty payments, net of recoupments, totalling $1.2 million.

     At December 31, 1996 and 1995, Accounts Payable included $3.1 million and $2.6 million, respectively, due to the Trust.

(6) CASH FLOWS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     In December 1996 the Company sold the surface rights to approximately 116 surface acres in Orange County, California for total consideration of $24.2 million and recognized a $12.3 million gain. The Company received $15.9 million in cash and an $8.3 million note which was purchased by Monterey for cash.

     In November 1993 the Company completed the sale of certain southern California and Gulf Coast producing properties for net proceeds totalling $42.0 million in cash, $10.5 million of which was collected in 1994.

     In April 1994 the Company completed the sale of certain Mid-Continent and Rocky Mountain producing and nonproducing oil and gas properties for net proceeds totalling $46.7 million. The Company's income from operations for 1994 includes $2.2 million attributable to the assets sold. In the first quarter of 1994 the Company sold its interest in certain oil and gas properties, in which it had no remaining basis, for $8.3 million.

                        SANTA FE ENERGY RESOURCES, INC.

     The Company made interest payments of $38.6 million, $37.6 million and $47.9 million in 1996, 1995 and 1994, respectively. In 1996, 1995 and 1994, the
Company made tax payments of $2.0 million, $1.6 million and $1.8 million, respectively, and in 1996 and 1995 received tax refunds of $11.2 million and $1.3 million, respectively, primarily related to the audit of prior years' returns.

(7) INCOME TAXES

     In December 1990 SFP distributed all of the shares of the Company it held to its shareholders (the "SFP Spin Off"). Through the date of the SFP Spin Off the taxable income or loss of the Company was included in the consolidated federal income tax return filed by SFP. The consolidated federal income tax returns of SFP have been examined through 1990 and all years prior to 1986 are closed. Issues relating to the open years are being contested through various stages of administrative appeal. The Company, in conjunction with the SFP Spin Off, agreed to indemnify SFP should the transaction be determined to be taxable to SFP because of the Company's actions. The Company does not believe it has taken any action that would have such an effect. Accounts Receivable at December 31, 1995 included $12.0 million with respect to a refund related to the audit of the years 1981 through 1985 which was collected in 1996. The Company has filed separate consolidated federal income tax returns for periods subsequent to the SFP Spin Off. The consolidated returns of the Company through 1991 have been audited and are closed.

     During 1989, the Company received a notice of deficiency for certain state franchise tax returns filed for the years 1978 through 1983 as part of the consolidated tax returns of SFP. The matter was contested by the Company and favorably resolved in 1994. The years 1984 through 1986 have been audited and no significant Company issues were raised. The years 1987 through 1992 are currently being audited.

     With the Merger of Adobe the Company succeeded to a net operating loss carryforward that is subject to Internal Revenue Code Section 382 limitations which annually limit taxable income that can be offset by such losses. Certain changes in the Company's shareholders in 1995 resulted in a second Section 382 limitation, the imposition of which is not expected to result in a limitation of the Company's ability to use its net operating losses. Losses carrying forward of $71.4 million will expire beginning in 2004.

     Total pretax income for the years ended December 31, 1996, 1995 and 1994 was taxed under the following jurisdictions (in millions of dollars):

                                                              1996    1995    1994
                                                              ----    ----    ----
Domestic....................................................  46.4    40.5    22.0
Foreign.....................................................   2.4    (4.2)    1.1
                                                              ----    ----    ----
                                                              48.8    36.3    23.1
                                                              ====    ====    ====

                        SANTA FE ENERGY RESOURCES, INC.

     The Company's total income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 consisted of (in millions of dollars):

                                                              1996       1995    1994
                                                              -----      ----    ----
Current
  U.S. federal..............................................   13.6       1.5    (3.5)
  State.....................................................    5.1      (2.1)   (3.2)
  Foreign...................................................    3.6       2.6     1.4
                                                              -----      ----    ----
                                                               22.3(a)    2.0    (5.3)
                                                              -----      ----    ----
Deferred
  U.S. federal..............................................    4.7      13.3     8.6
  State.....................................................    1.3      (0.6)    2.4
  Foreign...................................................  (17.2)(b)  (5.0)    0.3
                                                              -----      ----    ----
                                                              (11.2)      7.7    11.3
                                                              -----      ----    ----
                                                               11.1(a)    9.7     6.0
                                                              =====      ====    ====

---------------

(a) Includes $3.2 million income tax benefit which is reflected in extraordinary item -- debt extinguishment costs (see Note 2).

(b) Includes benefit of $8.3 million related to certain prior period foreign expenditures.

     The Company's deferred income tax liabilities (assets) at December 31, 1996 and 1995 are composed of the following differences between financial and tax reporting (in millions of dollars):

                                                              1996     1995
                                                              -----    -----
Capitalized costs and write-offs............................   99.9    138.5
State deferred liability....................................   10.5      7.6
Foreign deferred liability..................................   (8.1)     9.1
                                                              -----    -----
Gross deferred liabilities..................................  102.3    155.2
                                                              -----    -----
Accruals not currently deductible for tax purposes..........   (0.7)   (16.7)
Alternative minimum tax carryforwards.......................  (13.6)   (12.7)
Net operating loss carryforwards............................  (25.0)   (54.7)
Other.......................................................   (9.2)    (7.1)
                                                              -----    -----
Gross deferred assets.......................................  (48.5)   (91.2)
                                                              -----    -----
Deferred tax liability......................................   53.8     64.0
                                                              =====    =====

                        SANTA FE ENERGY RESOURCES, INC.

     A reconciliation of the Company's total U.S. income tax expense computed by applying the statutory U.S. federal income tax rate to the Company's total income (loss) before income taxes for the years ended December 31, 1996, 1995 and 1994 is presented in the following table (in millions of dollars):

                                                              1996     1995    1994
                                                              -----    ----    ----
U.S. federal income taxes at statutory rate.................   17.1    12.7     8.1
Increase (reduction) resulting from:
  State income taxes, net of federal effect.................    4.3     0.6     0.9
  Foreign income taxes in excess of (less than) U.S. rate...  (14.4)   (0.9)    1.4
  U.S. tax on foreign reinvested earnings...................    2.8     0.8     1.2
  Benefit of tax losses.....................................   (1.8)   (0.3)   (4.3)
  Prior period adjustments..................................    1.7    (2.7)   (1.6)
  Other.....................................................    1.4    (0.5)    0.3
                                                              -----    ----    ----
                                                               11.1     9.7     6.0
                                                              =====    ====    ====

(8) FINANCING AND DEBT

     Long-term debt at December 31, 1996 and 1995 consisted of (in millions of dollars):

                                                               DECEMBER 31,
                                                 -----------------------------------------
                                                        1996                  1995
                                                 -------------------   -------------------
                                                 CURRENT   LONG-TERM   CURRENT   LONG-TERM
                                                 -------   ---------   -------   ---------
Santa Fe
  Senior Notes.................................      --         --         --      245.0
  11% Senior Subordinated Debentures...........      --       99.5         --       99.4
  Short-term lines of credit...................      --        4.0         --         --
                                                  -----      -----      -----      -----
                                                     --      103.5         --      344.4
Monterey
  Senior Notes.................................      --      175.0         --         --
                                                  -----      -----      -----      -----
                                                     --      278.5         --      344.4
                                                  =====      =====      =====      =====

     Aggregate total maturities of long-term debt during the next five years are as follows: 1997 -- none; 1998 -- none; 1999 -- $25.0 million; 2000 -- $25.0 million; and 2001 -- $29.0 million.

     Effective November 13, 1996 Santa Fe entered into a revolving credit agreement (the "Santa Fe Credit Agreement") which matures November 13, 2001. The Santa Fe Credit Agreement permits the Company to obtain revolving credit loans and issue letters of credit up to an aggregate amount of $150.0 million, with the aggregate amount of letters of credit outstanding at any time limited to $30.0 million. Borrowings under the Santa Fe Credit Agreement are unsecured and interest rates are tied to the bank's prime rate or eurodollar offering rate, at the option of the Company. At December 31, 1996, no loans or letters of credit were outstanding under the terms of the Santa Fe Credit Agreement.

     Effective November 13, 1996 Monterey entered into the Monterey Credit Agreement which matures November 13, 2000. The Monterey Credit Agreement permits Monterey to obtain revolving credit loans and issue letters of credit up to an aggregate amount of up to $75.0 million, with the aggregate amount of letters of credit outstanding at any time limited to $15.0 million. Borrowings under the Monterey Credit Agreement are unsecured and interest rates are tied to the bank's prime rate or eurodollar offering rate, at the option of Monterey. At December 31, 1996, no loans or letters of credit were outstanding under the terms of the Monterey Credit Agreement.

                        SANTA FE ENERGY RESOURCES, INC.

     In November 1996 Monterey issued the Monterey Senior Notes which were exchanged for $175.0 million of senior notes previously issued by Santa Fe. The Monterey Senior Notes bear interest at 10.61% per annum and mature in 2005. Monterey is required to repay $25.0 million of the principal amount each year from 1999 through 2005.

     In a public offering in May 1994 the Company issued $100.0 million of 11% Senior Subordinated Debentures due 2004 (the "Debentures"). The Debentures were issued for 99.266% of face value and the Company received proceeds of $96.1 million, after deducting related costs and expenses of $3.2 million. The Debentures, which mature May 15, 2004, are not redeemable prior to May 15, 1999 and may be redeemed after such date at the option of the Company at prices set forth in the indenture for the Debentures. Under certain circumstances, the Company may be required to redeem the Debentures for 101% of the principal amount. The Debentures are general unsecured subordinated obligations of the Company. The Company used the proceeds from the issuance of the Debentures, together with a portion of the proceeds from the issuance of the Series A Preferred (see Note 11), to retire $132.3 million of its then outstanding long-term debt.

     In the first quarter of 1995 the Company retired the $10.0 million balance of a loan from an Argentine bank. The loan, which related to the Company's purchase of an interest in a producing oil field in Argentina in 1991, bore interest at 13% at the time it was retired.

     Santa Fe has three short-term uncommitted lines of credit totalling $60.0 million which are used to meet short-term cash needs. Interest rates on borrowings under these lines of credit are typically lower than rates paid under the Santa Fe Credit Agreement. At December 31, 1996 $4.0 million was outstanding under these lines of credit. The amount outstanding at December 31, 1996 is classified as long-term since the Santa Fe Credit Agreement is available to refinance such amount on a long-term basis.

     At December 31, 1996 the Company had outstanding letters of credit totalling $6.0 million, $2.3 million of which relate to the operations of Monterey.

     Certain of the credit agreements and the indenture for the Debentures include covenants that restrict Santa Fe and Monterey's ability to take certain actions, including the ability to incur additional indebtedness and to pay dividends on capital stock. Under the most restrictive of these covenants, at December 31, 1996 Santa Fe could incur up to $417.7 million of additional indebtedness and pay dividends of up to $36.8 million on its aggregate capital stock (including its common stock, 7% Convertible Preferred Stock and Series A Preferred). At December 31, 1996, under the most restrictive of these covenants, Monterey could incur up to $253.4 million of additional indebtedness and pay dividends of $61.7 million on its common stock. Monterey is prohibited from paying more than $31.0 million in dividends to Santa Fe in any fiscal year prior to the consummation of the Proposed Spin Off.

                        SANTA FE ENERGY RESOURCES, INC.

(9) SEGMENT INFORMATION

     The principal business of the Company consists of the acquisition, exploration and development of oil and gas properties and the production and sale of crude oil and liquids and natural gas. Pertinent information with respect to the Company's oil and gas business is presented in the following table (in millions of dollars):

                                                       OIL AND GAS
                                         ---------------------------------------
                                                                          OTHER     GENERAL
                                         U.S.    ARGENTINA   INDONESIA   FOREIGN   CORPORATE    TOTAL
                                         -----   ---------   ---------   -------   ---------   -------
1996
  Revenues.............................  517.9      35.8        29.6         --         --       583.3
  Income (Loss) from Operations........  126.0      17.6       (11.3)     (17.4)     (25.4)       89.5
  Depletion, Depreciation, Amortization
     and Impairment....................  164.9       7.9        24.6        5.0        3.2       205.6
  Additions to Property and
     Equipment.........................  190.0      20.2        15.3        9.4       10.8       245.7
  Identifiable Assets at December 31...  854.7      87.3        72.6        6.2       99.2     1,120.0
1995
  Revenues.............................  398.6      19.2        31.6         --         --       449.4
  Income (Loss) from Operations........   87.9       3.6         0.8       (6.5)     (31.9)       53.9
  Depletion, Depreciation, Amortization
     and Impairment....................  143.3       7.0        10.0        0.5        2.6       163.4
  Additions to Property and
     Equipment.........................  175.4      14.4        16.7        3.8        6.5       216.8
  Identifiable Assets at December 31...  806.7      73.0        84.8        9.5       90.8     1,064.8
1994
  Revenues.............................  359.5      12.9        31.8         --         --       404.2
  Income (Loss) from Operations........   88.9       3.1         6.1      (10.3)     (39.6)       48.2
  Depletion, Depreciation, Amortization
     and Impairment....................   99.9       3.8         9.7        6.3        1.6       121.3
  Additions to Property and
     Equipment.........................   98.2      13.6        16.3        4.4        5.4       137.9
  Identifiable Assets at December 31...  817.6      57.8       103.1        6.5       86.4     1,071.4

     Crude oil and liquids and natural gas accounted for more than 93% of revenues in 1996, 1995 and 1994. The following table (which with respect to certain properties includes royalty and working interest owners' share of production) reflects sales to crude oil purchasers who accounted for more than 10% of the Company's crude oil and liquids revenues (in millions of dollars):

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1996      1995     1994
                                                              ------    ------    -----
Celeron Corporation.........................................    66.7      62.1     58.7
Coastal States Trading, Inc.................................    56.4        (a)      (a)
Shell Oil Company...........................................   105.7     100.4     94.5

---------------

(a) Sales represented less than 10% of crude oil and liquids revenues.

     In 1996, 1995 and 1994 the only purchaser of the Company's natural gas to account for more than 10% of natural gas revenues was LG&E (see Note 4 with respect to the Company's gas sales contract with LG&E).

(10) CONVERTIBLE PREFERRED STOCK, 7% SERIES

     The Company's Convertible Preferred Stock, 7% Series, which was issued in connection with the Company's merger with Adobe Resources Corporation ("Adobe") in 1992, is non-voting and entitled to

                        SANTA FE ENERGY RESOURCES, INC.

receive cumulative cash dividends at an annual rate equivalent to $1.40 per share. The holders of the convertible preferred shares may, at their option, convert any or all such shares into 1.3913 shares of the Company's common stock. The Company may, at any time after the fifth anniversary of the effective date of the Merger and upon the occurrence of a "Special Conversion Event", convert all outstanding shares of convertible preferred stock into common stock at the initial conversion rate of 1.3913 shares of common stock, subject to certain adjustments, plus additional shares in respect to accrued and unpaid dividends. A Special Conversion Event is deemed to have occurred when the average daily closing price for a share of the Company's common stock for 20 of 30 consecutive trading days equals or exceeds 125% of the quotient of $20.00 divided by the then applicable conversion rate (approximately $18.00 per share at a conversion rate of 1.3913).

     Upon the occurrence an ownership change, as defined, of Santa Fe, each holder of shares of convertible preferred stock shall have the right, at the holder's option, to elect to have all of such holder's shares redeemed for $20.00 per share plus accrued and unpaid interest and dividends. The First Ownership Change shall be deemed to have occurred when any person or group, together with any affiliates or associates, becomes the beneficial owner of 50% or more of the outstanding common stock of Santa Fe.

     In November 1996 the Company purchased 3,770,110 of the outstanding shares for $24.50 per share. The excess of the cost of the acquired shares ($94.0 million, including related costs of $1.7 million) over the book value of such shares, $33.7 million, is reflected in the Statement of Operations as a preferred dividend. At December 31, 1996, 1,229,890 shares were outstanding.

(11) SHAREHOLDERS' EQUITY

$.732 Series A Convertible Preferred Stock

     In a public offering in May 1994 the Company issued 10,700,000 shares of $.732 Series A Convertible Preferred Stock. The Series A Preferred was issued at $8.875 per share and the Company received total proceeds of $91.4 million after deducting related costs and expenses of $3.6 million. Each share of Series A Preferred mandatorily converts into one share of common stock on May 15, 1998 and the Company has the option to redeem the shares, in whole or in part, on or after May 15, 1997 and prior to May 15, 1998 at prices set forth in the certificate of designation for the Series A Preferred which decline from $9.058 per share on May 15, 1997 to $8.875 per share on May 14, 1998, payable in common stock. Each share of Series A Preferred is convertible at the option of the holder into 0.8474 shares of common stock at any time prior to May 15, 1998.

     The Series A Preferred ranks prior to common stock both as to payment of dividends and distribution of assets upon liquidation. The holders of Series A Preferred are entitled to receive cumulative preferential dividends, accruing at the rate per share of $0.732 per annum ($0.183 per quarter) payable quarterly in arrears.

Preferred Stock

     The Board of Directors of the Company is empowered, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, and to determine the number of shares in each series and the rights, preferences and limitations of each series. Among the specific matters which may be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion rights, if any; and voting powers, if any.

                        SANTA FE ENERGY RESOURCES, INC.

Shareholder Rights Plan

     The Company has adopted a shareholder rights plan (the "Rights Plan") whereby preferred stock purchase rights (the "Rights") will be distributed to holders of the Company's common stock. The Rights will expire two years after the Proposed Spin Off or on March 3, 2000, whichever occurs first. The Rights will be exercisable only if a person acquires beneficial ownership of 15 percent or more of the Company's common stock (an "Acquiring Person"), or commences a tender offer which would result in ownership of 15 percent or more of such stock. Under the Rights Plan, one Right to purchase one one-hundredth of a share of a new series of junior preferred stock of the Company at an exercise price of $42.00 per one one-hundredth of a share (subject to adjustment) will be issued for each outstanding share of the Company's common stock held at the close of business on March 3, 1997.

     If any person becomes an Acquiring Person, each Right will entitle the holder to purchase, at the Right's then current exercise price, shares of the Company's common stock having a value of twice the Right's exercise price. In addition, if, after a person becomes an Acquiring Person, the Company is involved in a merger or other business combination transaction with another person in which the Company is not the surviving corporation, or under certain other circumstances, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of the other person having a value of twice the Right's exercise price.

     The Company will generally be entitled to redeem the Rights in whole, but not in part, at $0.01 per Right payable in cash or common stock, subject to adjustment, at any time until 10 business days (subject to extension) after the first public announcement that an Acquiring Person has become such.

     The terms of the Rights may be amended by the Company without the approval of the holders of the Rights at any time the Rights are redeemable. At any time the Rights are no longer redeemable the terms may be amended only to (i) cure any ambiguity; (ii) correct or supplement any provision which may be defective or inconsistent with other provisions; (iii) shorten or lengthen any time period; or (iv) change or supplement the provisions in any manner which the Company deems necessary or desirable, so long as such change does not adversely affects the interests of the holders of the Rights.

(12) STOCK OPTION PLANS

     Under the terms of the Santa Fe Energy Resources 1990 Incentive Stock Compensation Plan (the "1990 Plan") the Company may grant options and awards with respect to no more than 7,500,000 shares of common stock to officers, directors and key employees. Under the terms of the Santa Fe Energy Resources 1995 Incentive Stock Compensation Plan (the "1995 Plan") the Company may grant options and awards with respect to not more than 1,000,000 shares of common stock per year to employees other than executive officers and directors. Awards made under the terms of the 1990 Plan and the 1995 Plan (collectively the "Plans") may be made in the form of Restricted Stock, Bonus Stock, Phantom Units and Stock Appreciation Rights, as such terms are defined in the Plans.

                        SANTA FE ENERGY RESOURCES, INC.

     Options under the terms of the Plans are granted at the average market price on the date of grant and have a ten-year term with vesting periods ranging from six months to three years. The following table summarizes the activity with respect to options outstanding under the Plans during 1996 and 1995:

                                                 1996                             1995
                                    ------------------------------   ------------------------------
                                                  WEIGHTED AVERAGE                 WEIGHTED AVERAGE
                                      SHARES       EXERCISE PRICE      SHARES       EXERCISE PRICE
                                    (THOUSANDS)      ($/SHARE)       (THOUSANDS)      ($/SHARE)
                                    -----------   ----------------   -----------   ----------------
Outstanding at beginning of
  year............................    4,441.7          11.85           4,039.7          12.23
Grants............................    1,240.5          12.07             472.7           8.75
Cancellations.....................      (27.9)         11.31             (61.3)         13.47
Exercises.........................     (280.3)          8.73              (9.4)          9.41
                                      -------                          -------
Outstanding at end of year........    5,374.0          12.07           4,441.7          11.85
                                      =======                          =======
Exercisable at end of year........    4,265.6                          4,218.6
Weighted average fair value of
  options granted during year
  ($/share).......................                      6.67                             4.80

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (i) expected dividend yield -- 0.0%; (ii) expected stock price volatility -- 22 to 27%; (iii) risk-free interest rate -- 5 to 7%; and (iv) expected life of options -- 10 years.

     The following table summarizes certain information with respect to options outstanding under the Plans at December 31, 1996:

                                  OPTIONS                                             OPTIONS
RANGE OF                        OUTSTANDING                                         EXERCISABLE
EXERCISE                      WEIGHTED AVERAGE   WEIGHTED AVERAGE                 WEIGHTED AVERAGE
 PRICES         SHARES         REMAINING LIFE     EXERCISE PRICE      SHARES       EXERCISE PRICE
($/SHARE)     (THOUSANDS)         (YEARS)           ($/SHARE)       (THOUSANDS)      ($/SHARE)
---------   ---------------   ----------------   ----------------   -----------   ----------------
   7-10         2,714.6               7                9.06           2,685.2           9.05
  11-15         2,186.7               7               13.31           1,107.7          14.29
  23-25           472.7               4               23.62             472.7          23.62
                -------                                               -------
                5,374.0                                               4,265.6
                =======                                               =======

     In December 1995 the Company granted 0.1 million Phantom Units to certain executive officers which were to be earned over a three-year period commencing January 1, 1996. The Phantom Units vested as a result of the IPO. The Company recognized $1.6 million in expense in 1996 with respect to such Phantom Units.

     In December 1996 the Company granted 0.2 million Phantom Units to certain executive officers and key personnel which are to be earned over a three-year period commencing January 1, 1997. During 1996 and 1995 the Company granted 0.1 million and 0.2 million, respectively, shares of restricted stock to certain executive officers and other employees. At December 31, 1996 1.4 million shares were available for options or awards under the 1990 Plan and 1.0 million shares were available under the 1995 Plan.

     Under the terms of the Monterey Resources, Inc. 1996 Incentive Stock Compensation Plan (the "Monterey Plan"), Monterey may grant options and awards with respect to up to 3.0 million shares of common stock to officers, directors and key employees, including up to 0.5 million shares of restricted stock. During 1996 Monterey granted options on 0.2 million shares at an average exercise price of $14.59 per share, with each option granted having an average fair value of $7.77 per share. The grants were made at the market price at the date of grant, have a ten year term and vest one year from the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following

                        SANTA FE ENERGY RESOURCES, INC.

assumptions: (i) expected dividend yield -- 0.0%; (ii) expected stock price volatility -- 24%; (iii) risk-free interest rate -- 6.4%; and (iv) expected life of options -- 10 years.

     During 1996 Monterey also issued 0.1 million restricted shares which vest over a five-year period from the date of grant.

     In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"), which established financial accounting and reporting standards for stock-based employee compensation plans. FAS 123 encourages companies to adopt a fair value based method of accounting for such plans but continues to allow the use of the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to continue to account for stock-based compensation costs based on the fair value of options granted as prescribed by FAS 123. Earnings (loss) attributable to common shares and the related per share amounts would have been reduced as is reflected by the proforma amounts in the following table (in millions of dollars, except per share data):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1996     1995
                                                              -----    ----
As Reported:
  Earnings (loss) attributable to common shares.............  (10.8)   11.8
  Earnings (loss) attributable to common shares per share...  (0.12)   0.13
Proforma:
  Earnings (loss) attributable to common shares.............  (12.6)   10.9
  Earnings (loss) attributable to common shares per share...  (0.14)   0.12

     During the initial phase-in period, the effects of applying FAS 123 for recognizing compensation cost on a proforma basis may not be representative of the effects on reported earnings for future periods since the options granted vest over several periods and additional awards will be made in future periods.

(13) PENSION AND OTHER EMPLOYEE BENEFIT PLANS

Pension Plans

     The Company has a defined benefit retirement plan (the "SFER Plan") covering substantially all salaried employees not covered by collective bargaining agreements and a nonqualified supplemental retirement plan (the "Supplemental Plan"). The Supplemental Plan will pay benefits to participants in the SFER Plan in those instances where the SFER Plan formula produces a benefit in excess of limits established by ERISA and the Tax Reform Act of 1986. Benefits payable under the SFER Plan are based on years of service and compensation during the five highest paid years of service during the ten years immediately preceding retirement. The Company's funding policy is to contribute annually not less than the minimum required by ERISA and not more than the maximum amount deductible for income tax purposes.

                        SANTA FE ENERGY RESOURCES, INC.

     The following table sets forth the funded status of the SFER Plan and the Supplemental Plan at December 31, 1996 and 1995 (in millions of dollars):

                                                   SFER PLAN        SUPPLEMENTAL PLAN
                                                ----------------    ------------------
                                                 1996      1995      1996       1995
                                                ------    ------    -------    -------
Plan assets at fair value, primarily
  invested in common stocks and U.S. and
  corporate bonds...........................      36.1      32.5         --         --
Actuarial present value of projected benefit
  obligations:
  Accumulated benefit obligations
     Vested.................................     (30.8)    (30.4)      (1.6)      (0.7)
     Nonvested..............................      (1.7)     (1.3)      (0.2)        --
  Effect of projected future salary
     increases..............................      (8.3)     (7.3)      (1.4)      (1.3)
                                                ------    ------     ------     ------
Excess of projected benefit obligations over
  plan assets...............................      (4.7)     (6.5)      (3.2)      (2.0)
Unrecognized net loss from past experience
  different from that assumed and effects of
  changes in assumptions....................       1.2       3.0       (1.1)      (2.1)
Unrecognized prior service cost.............      (1.9)     (2.0)       1.9        2.0
Unrecognized net (asset) obligation being
  recognized over plan's average remaining
  service life..............................      (0.8)     (0.9)       0.2        0.2
                                                ------    ------     ------     ------
Accrued pension liability...................      (6.2)     (6.4)      (2.2)      (1.9)
                                                ======    ======     ======     ======
Major assumptions at year-end
  Discount rate.............................      7.50%     7.50%      7.50%      7.50%
  Long-term asset yield.....................      9.50%     9.50%        --         --
  Rate of increase in future compensation...      5.25%     5.25%      5.25%      5.25%

     The following table sets forth the components of pension expense for the SFER Plan and Supplemental Plan for 1996, 1995 and 1994 (in millions of dollars):

                                                SFER PLAN           SUPPLEMENTAL PLAN
                                           --------------------    --------------------
                                           1996    1995    1994    1996    1995    1994
                                           ----    ----    ----    ----    ----    ----
Service cost.............................   1.6     1.3     1.7     0.1     0.4      --
Interest cost............................   2.9     2.7     2.8     0.2     0.4     0.1
Return on plan assets....................  (4.1)   (5.5)    0.5      --      --      --
Net amortization and deferral............   0.8     2.5    (3.3)     --     0.3      --
                                           ----    ----    ----    ----    ----    ----
                                            1.2     1.0     1.7     0.3     1.1     0.1
                                           ====    ====    ====    ====    ====    ====

     The Company sponsors a pension plan covering certain hourly-rated employees in California (the "Hourly Plan"). The Hourly Plan provides benefits that are based on a stated amount for each year of service. The Company annually contributes amounts which are actuarially determined to provide the Hourly Plan with sufficient assets to meet future benefit payment requirements.

                        SANTA FE ENERGY RESOURCES, INC.

     The following table sets forth the funded status of the Hourly Plan at December 31, 1996 and 1995 (in millions of dollars):

                                                              1996     1995
                                                              -----    -----
Plan assets at fair value, primarily invested in fixed-rate
  securities................................................    9.5      8.7
Actuarial present value of projected benefit obligations
  Accumulated benefit obligations
  Vested....................................................  (10.9)   (10.4)
  Nonvested.................................................   (0.4)    (0.4)
                                                              -----    -----
Excess of projected benefit obligation over plan assets.....   (1.8)    (2.1)
Unrecognized net (gain) loss from past experience different
  from that assumed and effects of changes in assumptions...   (0.4)    (0.3)
Unrecognized prior service cost.............................    0.4      0.4
Unrecognized net obligation.................................    1.0      1.2
Additional minimum liability................................   (1.1)    (1.3)
                                                              -----    -----
Accrued pension liability...................................   (1.9)    (2.1)
                                                              =====    =====
Major assumptions at year-end
  Discount rate.............................................   7.50%    7.50%
  Expected long-term rate of return on plan assets..........   8.50%    8.50%

     The following table sets forth the components of pension expense for the Hourly Plan for 1996, 1995 and 1994 (in millions of dollars):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1995     1994
                                                              -----    -----    -----
Service cost................................................    0.2      0.2      0.2
Interest cost...............................................    0.8      0.8      0.8
Return on plan assets.......................................   (0.9)    (1.4)    (0.4)
Net amortization and deferral...............................    0.4      0.9       --
                                                               ----     ----     ----
                                                                0.5      0.5      0.6
                                                               ====     ====     ====

     The Company sponsors a pension plan for certain persons employed in foreign locations (the "Foreign Plan"). The following table sets forth the funded status of the Foreign Plan at December 31, 1996 and 1995 (in millions of dollars):

                                                              1996     1995
                                                              ----     ----
Plan assets.................................................    --       --
Actuarial present value of projected benefit obligations:
  Accumulated benefit obligations
  Vested....................................................  (0.1)      --
  Nonvested.................................................  (0.2)    (0.2)
  Effect of projected future salary increases...............  (0.1)      --
                                                              ----     ----
Excess of projected benefit obligations over plan assets....  (0.4)    (0.2)
Unrecognized prior service costs............................   0.1      0.1
                                                              ----     ----
Accrued pension liability...................................  (0.3)    (0.1)
                                                              ====     ====
Major assumptions at year-end:
  Discount rate.............................................  7.50%    7.50%
  Rate of increase in future compensation...................  5.00%    5.00%

                        SANTA FE ENERGY RESOURCES, INC.

     The following table sets forth the components of pension expense for the Foreign Plan for 1996, 1995 and 1994 (in millions of dollars):

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1996      1995      1994
                                                              -----     -----     -----
Service cost................................................   0.1       0.1        --
Interest cost...............................................    --        --        --
Net amortization and deferral...............................    --        --        --
                                                               ---       ---       ---
                                                               0.1       0.1        --
                                                               ===       ===       ===

Postretirement Benefits Other Than Pensions

     The Company provides health care and life insurance benefits for substantially all employees who retire under the provisions of a Company-sponsored retirement plan and their dependents. Participation in the plans is voluntary and requires a monthly contribution by the retiree. The following table sets forth the plan's funded status at December 31, 1996 and 1995 (in millions of dollars):

                                                              DECEMBER 31,
                                                              -------------
                                                              1996     1995
                                                              ----     ----
Plan assets, at fair value..................................    --       --
Accumulated postretirement benefit obligation
  Retirees..................................................  (4.2)    (4.6)
  Eligible active participants..............................  (1.0)    (1.4)
  Other active participants.................................  (2.1)    (1.2)
                                                              ----     ----
Accumulated postretirement benefit obligation in excess of
  plan assets...............................................  (7.3)    (7.2)
Unrecognized transition obligation..........................   3.7      3.8
Unrecognized net loss (gain) from past experience different
  from that assumed and from changes in assumptions.........  (0.2)     0.3
                                                              ----     ----
Accrued postretirement benefit cost.........................  (3.8)    (3.1)
                                                              ====     ====
Assumed discount rate.......................................  7.50%    7.75%
Assumed rate of compensation increase.......................  5.25%    5.25%

     The Company's net periodic postretirement benefit cost for 1996, 1995 and 1994 includes the following components (in millions of dollars):

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1996      1995      1994
                                                              -----     -----     -----
Service costs...............................................   0.5       0.3       0.4
Interest costs..............................................   0.5       0.5       0.5
Amortization of unrecognized transition obligation..........   0.3       0.3       0.3
                                                               ---       ---       ---
                                                               1.3       1.1       1.2
                                                               ===       ===       ===

     Estimated costs and liabilities have been developed assuming trend rates for growth in future health care costs beginning with 8.0% for 1996 graded to 6.0% (5.5% for post age 65) by the year 2000 and remaining constant thereafter. Increasing the assumed health care cost trend rate by one percent each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $0.4 million and the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for 1997 by $0.1 million.

                        SANTA FE ENERGY RESOURCES, INC.

Savings Plan

     The Company has a savings plan available to substantially all salaried employees and intended to qualify as a deferred compensation plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The Company will match employee contributions for an amount up to 4% of each employee's base salary. In addition, if at the end of each fiscal year the Company's performance for such year has exceeded certain predetermined criteria, each participant will receive an additional matching contribution equal to 50% of the regular matching contribution. The Company's contributions to the 401(k) Plan, which are made in the form of the Company's common stock and charged to expense, totalled $1.2 million in 1996, $1.3 million in 1995 and $1.2 million in 1994.

     The Company also has a savings plan with respect to certain personnel employed in foreign locations. The plan is an unsecured creditor of the Company and at December 31, 1996 and 1995 the Company's liability with respect to the plan totalled $0.3 million and $0.1 million, respectively.

(14) COMMITMENTS AND CONTINGENCIES

Oil and Gas Hedging

     From time to time the Company hedges a portion of its oil and gas sales to provide a certain minimum level of cash flow from its sales of oil and gas. While the hedges are generally intended to reduce the Company's exposure to declines in market price, the Company's gain from increases in market price may be limited. The Company uses various financial instruments whereby monthly settlements are based on differences between the prices specified in the instruments and the settlement prices of certain futures contracts quoted on the New York Mercantile Exchange ("NYMEX") or certain other indices. Generally, in instances where the applicable settlement price is less than the price specified in the contract, the Company receives a settlement based on the difference; in instances where the applicable settlement price is higher than the specified price, the Company pays an amount based on the difference. The instruments utilized by the Company differ from futures contracts in that there is no contractual obligation which requires or allows for the future delivery of the product. Gains or losses on hedging activities are recognized in oil and gas revenues in the period in which the hedged production is sold.

     Crude oil sales hedges resulted in a $13.4 million decrease in revenues in 1996 and a $2.4 million increase in revenues in 1995. At December 31, 1996 the Company had open crude oil sales hedges on an average of 2,000 barrels per day for the period January to June 1997. Under the terms of the instruments, if the average of the applicable daily settlement prices is below $21.00 per barrel, the Company will receive a settlement based on the difference, and if the average of the applicable daily settlement prices is above $26.10, the Company will be required to pay an amount based on the difference.

     Subsequent to year end, the Company entered into additional agreements which increased the number of barrels hedged to an average of approximately 7,700 barrels per day for the period January to July 1997. The instruments used have floors ranging from $21.00 to $23.00 per barrel and ceilings ranging from $24.00 to $27.00 per barrel. Under the terms of the instruments, if the aggregate average of the applicable daily settlement prices is below the floor, the Company will receive a settlement based on the difference, and if the aggregate average of the applicable daily settlement prices is above the ceiling, the Company will be required to pay an amount based on the difference.

     At December 31, 1996 the Company had no open natural gas sales hedges. Natural gas sales hedges resulted in a decrease in revenues of $21.4 million in 1996, $0.3 million in 1995 and $1.0 million in 1994.

     In addition to its oil and gas sales hedges, for the first six months of 1996 the Company hedged 20 MMcf per day of the natural gas it purchases for use in its steam generation operations in the San Joaquin Valley of California. Such hedges resulted in a $3.2 million increase in production and operating costs.

                        SANTA FE ENERGY RESOURCES, INC.

Environmental Regulation

     Federal, state and local laws and regulations relating to environmental quality control affect the Company in all of its oil and gas operations. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the Environmental Protection Agency (the "EPA") and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its operations, the Company has generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances". The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed. Certain properties owned or used by the Company or its predecessors have been investigated under state and Federal Superfund statutes, and the Company has been and could be named a potentially responsible party ("PRP") for the cleanup of some of these sites.

     The Company has been identified as one of over 250 PRPs at a Superfund site in Los Angeles County, California (the "OII Site"). The OII Site was operated by a third party as a waste disposal facility from 1948 until 1983. The EPA is requiring the PRPs to undertake remediation of the site in several phases, which include site monitoring and leachate control, gas control and final remediation. In November 1988 the EPA and a group of PRPs that includes the Company entered into a consent decree covering the site monitoring and leachate control phases of remediation. The Company was a member of the group Coalition Undertaking Remediation Efforts ("CURE") which was responsible for constructing and operating the leachate treatment plant. This phase is now complete and the Company's share of costs with respect to this phase was $0.9 million. Another consent decree provides for the predesign, design and construction of a gas plant to harness and market methane gas emissions. The Company is a member of the New CURE group which is responsible for the gas plant construction and operation and landfill cover. Currently, New CURE is in the design stage of the gas plant. The Company's share of costs of this phase is expected to be $1.9 million and such costs have been provided for in the financial statements. Pursuant to consent decrees settling lawsuits against the municipalities and transporters involved with the OII site but not named by the EPA as PRPs, such parties are required to pay approximately $84 million, of which approximately $76 million will be credited against future remediation expenses. The EPA and the PRPs are currently negotiating the final closure requirements. After taking into consideration the credits from the municipalities and transporters, the Company estimates its share of final costs of closure will be approximately $0.8 million, which amount has been provided for by the Company in its financial statements. The Company has entered into a Joint Defense Agreement with the other PRPs to defend against a lawsuit filed in September 1994 by 95 homeowners alleging, among other things, nuisance, trespass, strict liability and infliction of emotional distress. A second lawsuit has been filed by 33 additional homeowners and the Company and the other PRPs have entered into a Joint Defense Agreement. At this stage of the lawsuit the Company is not able to estimate costs or potential liability.

     In 1994 the Company received a request from the EPA for information pursuant to Section 104(e) of CERCLA and a letter ordering the Company and other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Santa Fe Springs, California (the "Santa Fe Springs Site"). The Company owned the property on which the Santa Fe Springs Site is located from 1921 to 1932. During that time the property was leased to another company and in 1932 the property was sold to that company. During the time the other company leased or owned the property and for a period thereafter, hazardous wastes were allegedly disposed at the Santa Fe Springs Site. The EPA estimates total past and future costs for remediation to be approximately $8.0 million. The Company filed its response to the Section 104(e) order setting forth its position and defenses based on the fact that the other company was the

                        SANTA FE ENERGY RESOURCES, INC.

lessee and operator of the site during the time the Company was the owner of the property. However, the Company has also given its Notice of Intent to comply with the EPA's order to prepare a remediation design plan. The PRPs estimate total costs to final remediation to be $3.0 million and the Company has provided $250,000 for such costs in the financial statements.

     In 1995 the Company and twelve other companies received notice that they have been identified as PRPs by the California Department of Toxic Substances Control (the "DTSC") as having generated and/or transported hazardous waste to the Environmental Protection Corporation ("EPC") Eastside Landfill (the "Eastside Site") during its fourteen-year operation from 1971 to 1985. EPC has since liquidated all assets and placed the proceeds in trust (the "EPC Trust") for closure and post-closure activities. However, these monies may not be sufficient to close the site. The PRPs have entered into an enforceable agreement with the DTSC to characterize the contamination at the site and prepare a focused remedial investigation and feasibility study. The DTSC has agreed to implement reasonable measures to bring new PRPs into the agreement. The DTSC will address subsequent phases of the cleanup, including remedial design and implementation in a separate order agreement. The cost of the remedial investigation and feasibility study is estimated to be $0.8 million, the cost of which will be shared by the PRPs and the EPC Trust. The ultimate costs of subsequent phases will not be known until the remedial investigation and feasibility study is completed and a remediation plan is accepted by the DTSC. The Company currently estimates final remediation could cost $2 million to $6 million and believes the monies in the EPC Trust will be sufficient to fund the lower end of this range of costs. The Company has provided $80,000 in its financial statements for its share of costs related to this site.

     Pursuant to the Contribution Agreement, Monterey agreed to indemnify and hold harmless Santa Fe from and against any costs incurred in the future relating to environmental liabilities of the Western Division assets (other than those retained by Santa Fe), including any costs or expenses incurred at any of the OII Site, the Santa Fe Springs Site and the Eastside Site, and any costs or liabilities that may arise in the future that are attributable to laws, rules or regulations in respect to any property or interest therein located in California and formerly owned or operated by the Western Division or its predecessors.

Employment Agreements


     The Company has entered into employment agreements with eleven employees. The initial term of each of the agreements expire on December 31, 1999; however, beginning January 1, 1998 and on each January 1 thereafter, the term is automatically extended for an additional one-year period, unless by September 30 of the preceding year the Company gives notice that the agreement will not be extended. The term of ten of the agreements is automatically extended for a period of two years following a change in control, and the term of the other is automatically extended for a three-year period following a change in control.


     In the event following a change in control employment is terminated by the employee for "good reason" or the employee is involuntarily terminated by the Company other than for "cause" (as those terms are defined in the employment agreements), or if during the six months preceding a change in control, the employee's employment is terminated by the employee for good reason or by the Company other than for cause, and such termination is demonstrated to be connected with the change in control, the employment agreements provide for payment of certain amounts to the employee based on the employee's salary and bonus under the Company's incentive compensation plan; payout of non-vested restricted stock, phantom units, stock options, if any, and continuation of certain insurance benefits on a tax neutral basis for a period of up to 36 months. The payments and benefits are payable pursuant to the employment agreements only to the extent they are not paid out under the terms of any other plan of the Company. The payments and benefits provided by the employment agreements may be limited, with the exception of those made to Mr. Payne, by certain provisions of the Internal Revenue Code.

                        SANTA FE ENERGY RESOURCES, INC.

Operating Leases

     The Company has noncancellable agreements with terms ranging from one to ten years to lease office space and equipment. Minimum rental payments due under the terms of these agreements are: 1997 -- $6.2 million, 1998 -- $5.7 million, 1999 -- $3.7 million, 2000 -- $1.9 million, 2001 -- $1.5 million and $6.1 million thereafter. Rental expense under the terms of noncancellable agreements totalled $5.9 million in 1996, $6.1 million in 1995 and $6.2 million in 1994.


Other Matters



     The Company has certain long-term contracts ranging up to twelve years for the supply and transportation of approximately 20 million cubic feet per day of natural gas to the Company's operations in Kern County, California. In the aggregate, these contracts involve a minimum commitment on the part of the Company of approximately $18.6 million per year (based on prices and transportation charges in effect for December 1996). In connection with the development of a gas field in Argentina in which the Company has a 19.9% working interest, a gas contract with "take-or-pay" and "delivery-or-pay" obligations was executed in 1994 with a gas distribution company.


     There are other claims and actions, including certain other environmental matters, pending against the Company. In the opinion of management, the amounts, if any, which may be awarded in connection with any of these claims and actions could be significant to the results of operations of any period but would not be material to the Company's consolidated financial position.


(15) FAIR VALUE OF FINANCIAL INSTRUMENTS


     SFAS No. 107 "Disclosure About Fair Value of Financial Instruments" requires the disclosure, to the extent practicable, of the fair value of financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences, if any, of realization or settlement. The following table reflects the financial instruments for which the fair value differs from the carrying amount of such financial instrument in the Company's December 31, 1996 and 1995 balance sheets (in millions of dollars):

                                                         1996                 1995
                                                   -----------------    -----------------
                                                   CARRYING    FAIR     CARRYING    FAIR
                                                    AMOUNT     VALUE     AMOUNT     VALUE
                                                   --------    -----    --------    -----
Liabilities Long-Term Debt.......................   278.5      315.4     344.4      378.5
  Convertible Preferred Stock, 7% Series.........    19.7       28.4      80.0       95.6
Shareholders' Equity $.732 Series A Convertible
  Preferred Stock................................    91.4      131.1      91.4      105.7

     The fair value of the Company's 11% Senior Subordinated Debentures, Convertible Preferred Stock, 7% Series and $.732 Series A Convertible Preferred Stock is based on market prices. The fair value of the Company's fixed-rate long-term debt is based on current borrowing rates available for financings with similar terms and maturities. With respect to the Company's floating-rate debt the carrying amount approximates fair value.

     At December 31, 1996 the Company had open oil sales hedging contracts (see
Note 14). Based on the year-end 1996 settlement prices of the applicable NYMEX futures contracts, the Company would recognize no gain or loss with respect to such hedges in 1997. The actual gains or losses realized by the Company from these hedges may vary significantly due to the volatility of the futures markets and other indices.

                        SANTA FE ENERGY RESOURCES, INC.

(16) SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                            1 QTR     2 QTR     3 QTR     4 QTR     YEAR
                                                           -------   -------   -------   -------   -------
                                                           (IN MILLIONS OF DOLLARS EXCEPT PER SHARE DATA)
1996(a)
  Revenues...............................................    123.7     137.5     149.4     172.7     583.3
  Gross profit(b)........................................     35.5      33.9      40.3       9.9     119.6
  Impairment of oil and gas properties...................       --      10.4        --      47.0      57.4
  Loss (gain) on sale of assets..........................      0.2       0.3        --     (12.6)    (12.1)
  Income (loss) from operations..........................     29.5      26.0      33.9       0.1      89.5
  Income (loss) before extraordinary items...............     12.6      17.4      16.5      (4.1)     42.4
  Extraordinary item -- debt extinguishment costs........       --        --        --       6.0       6.0
  Net income (loss)......................................     12.6      17.4      16.5     (10.1)     36.4
  Earnings (loss) attributable to common shares..........      8.9      13.7      12.8     (46.2)    (10.8)
  Earnings (loss) attributable to common shares per share
     Earnings (loss) before extraordinary items..........     0.10      0.15      0.14     (0.44)    (0.05)
     Extraordinary items.................................       --        --        --     (0.07)    (0.07)
     Earnings (loss) to common shares....................     0.10      0.15      0.14     (0.51)    (0.12)
  Average shares outstanding (millions)..................     90.4      90.6      90.6      90.9      90.6
1995
  Revenues...............................................    100.3     111.4     113.4     124.3     449.4
  Gross profit(b)........................................     18.4      29.4      26.9       6.1      80.8
  Income (loss) from operations..........................     12.5      22.5      19.8      (0.9)     53.9
  Net income (loss)......................................      3.6       7.6       7.0       8.4      26.6
  Earnings (loss) attributable to common shares..........     (0.1)      3.9       3.3       4.7      11.8
  Earnings (loss) attributable to common shares per
     share...............................................       --      0.04      0.04      0.05      0.13
  Average shares outstanding (millions)..................     90.1      90.3      90.3      90.3      90.2


---------------

(a) The fourth quarter of 1996 includes impairments of oil and gas properties of $47.0 million (see Note 1), a $12.3 million gain on the sale of certain surface lands (see Note 6), a $6.0 million extraordinary item with respect to debt extinguishment costs (see Note 2) and a $33.7 million convertible preferred redemption premium (see Note 10).

(b) Revenues less operating expenses other than general and administrative.

                        SANTA FE ENERGY RESOURCES, INC.

                          SUPPLEMENTAL INFORMATION TO
                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

OIL AND GAS RESERVES AND RELATED FINANCIAL DATA

     Information with respect to the Company's oil and gas producing activities is presented in the following tables. Reserve quantities as well as certain information regarding future production and discounted cash flows were determined by independent petroleum consultants, Ryder Scott Company.

Oil and Gas Reserves

     The following table sets forth the Company's net proved oil and gas reserves at December 31, 1993, 1994, 1995 and 1996 and the changes in net proved oil and gas reserves for the years ended December 31, 1994, 1995 and 1996.

                                           CRUDE OIL AND LIQUIDS (MMBBLS)                  NATURAL GAS (BCF)
                                        -------------------------------------    -------------------------------------
                                        U.S.    ARGENTINA   INDONESIA   TOTAL    U.S.    ARGENTINA   INDONESIA   TOTAL
                                        -----   ---------   ---------   -----    -----   ---------   ---------   -----
Proved reserves at December 31,
  1993................................  230.9      8.8         8.5      248.2    235.9     26.4         0.7      263.0
  Revisions of previous estimates.....   13.3      0.6         1.3       15.2     (2.7)      --          --       (2.7)
  Improved recovery techniques........   13.9       --          --       13.9      0.9       --          --        0.9
  Extensions, discoveries and other
    additions.........................    3.6      0.8         1.1        5.5     22.5     13.7          --       36.2
  Purchases of minerals-in-place......    0.2       --          --        0.2      0.5       --          --        0.5
  Sales of minerals-in-place..........   (0.7)      --          --       (0.7)    (2.5)    (3.1)         --       (5.6)
  Production..........................  (21.0)    (0.9)       (2.1)     (24.0)   (49.8)      --        (0.1)     (49.9)
                                        -----      ---         ---      -----    -----      ---         ---      -----
Proved reserves at December 31,
  1994................................  240.2      9.3         8.8      258.3    204.8     37.0         0.6      242.4
  Revisions of previous estimates.....   16.4      1.4         0.4       18.2      1.0      1.3          --        2.3
  Improved recovery techniques........   15.3      0.8          --       16.1       --      0.2          --        0.2
  Extensions, discoveries and other
    additions.........................    1.7      2.2         0.5        4.4     36.4      0.5          --       36.9
  Purchases of minerals-in-place......    6.3       --          --        6.3     18.0       --          --       18.0
  Production..........................  (21.3)    (0.9)       (1.9)     (24.1)   (50.3)    (4.3)       (0.1)     (54.7)
                                        -----      ---         ---      -----    -----      ---         ---      -----
Proved reserves at December 31,
  1995................................  258.6     12.8         7.8      279.2    209.9     34.7         0.5      245.1
  Revisions to previous estimates.....   15.6     (0.2)        2.3       17.7     25.9     (2.4)       (0.2)      23.3
  Improved recovery techniques........   14.4       --          --       14.4       --       --          --         --
  Extensions, discoveries and other
    additions.........................    0.6      1.3         0.3        2.2     40.8      1.1          --       41.9
  Purchases of minerals-in-place......   10.7      2.8          --       13.5     11.7      0.6          --       12.3
  Sales of minerals-in-place..........   (0.3)      --          --       (0.3)    (2.1)      --          --       (2.1)
  Production..........................  (24.3)    (1.4)       (1.5)     (27.2)   (53.4)    (7.6)       (0.1)     (61.1)
                                        -----      ---         ---      -----    -----      ---         ---      -----
Proved reserves at December 31,
  1996................................  275.3     15.3         8.9      299.5    232.8     26.4         0.2      259.4
                                        =====      ===         ===      =====    =====      ===         ===      =====
Proved developed reserves at December
  31
  1993................................  178.8      5.5         6.7      191.0    206.0       --         0.7      206.7
  1994................................  181.3      6.1         7.1      194.5    178.2      1.3         0.6      180.1
  1995................................  206.5      7.1         6.0      219.6    170.2     33.3         0.5      204.0
  1996................................  224.1      8.5         6.5      239.1    193.6     25.9         0.2      219.7

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

     Indonesian reserves represent an entitlement to gross reserves in accordance with a production sharing contract. These reserves include estimated quantities allocable to the Company for recovery of operating costs as well as quantities related to the Company's net equity share after recovery of costs. Accordingly, these quantities are subject to fluctuations with an inverse relationship to the price of oil. If oil prices increase, the reserve quantities attributable to the recovery of operating costs decline. Although this reduction would be offset partially by an increase in the net equity share, the overall effect would be a reduction of reserves attributable to the Company. At December 31, 1996, the quantities include 0.6 million barrels which the Company is contractually obligated to sell for $.20 per barrel.

     The Company has certain commitments with respect to the delivery of natural gas (see Note 14) which the Company believes it can fulfill from its proved reserves and supply contracts with other companies.

     At December 31, 1996 U.S. proved reserves included 216.4 MMBbls of crude oil and liquids (171.0 MMBbls of which were proved developed) and 12.2 Bcf of natural gas (9.5 Bcf of which were proved developed) attributable to Monterey.

     At December 31, 1996, 2.0 million barrels of crude oil reserves and 14.1 billion cubic feet of natural gas reserves were subject to a 90% net profits interest held by Santa Fe Energy Trust.

Estimated Present Value of Future Net Cash Flows

     Estimated future net cash flows from the Company's proved oil and gas reserves at December 31, 1996, 1995 and 1994 are presented in the following table (in millions of dollars, except as noted):

                                                    U.S.     ARGENTINA   INDONESIA    TOTAL
                                                  --------   ---------   ---------   --------
1996
  Future cash inflows...........................   6,393.6     377.7       191.8      6,963.1
  Future production costs.......................  (2,792.7)   (138.8)     (135.2)    (3,066.7)
  Future development costs......................    (286.7)    (53.0)      (22.5)      (362.2)
  Future income tax expenses....................    (999.2)    (33.4)      (11.9)    (1,044.5)
                                                  --------    ------      ------     --------
          Net future cash flows.................   2,315.0     152.5        22.2      2,489.7
  Discount at 10% for timing of cash flows......    (951.2)    (54.3)       (7.1)    (1,012.6)
                                                  --------    ------      ------     --------
  Present value of future net cash flows from
     proved reserves............................   1,363.8      98.2        15.1      1,477.1
                                                  ========    ======      ======     ========
  Present value of pretax future net cash flows
     from proved reserves.......................   1,952.3     119.6        23.6      2,095.5
                                                  ========    ======      ======     ========
  Average sales prices
     Oil ($/Barrel).............................     20.35     22.62       21.67        20.51
     Natural gas ($/Mcf)........................      3.47      1.20        1.05         3.24
1995
  Future cash inflows...........................   4,191.2     244.7       137.4      4,573.3
  Future production costs.......................  (1,852.8)   (103.0)      (63.0)    (2,018.8)
  Future development costs......................    (282.8)    (36.1)       (6.1)      (325.0)
  Future income tax expenses....................    (541.7)    (11.8)      (25.1)      (578.6)
                                                  --------    ------      ------     --------
          Net future cash flows.................   1,513.9      93.8        43.2      1,650.9
  Discount at 10% for timing of cash flows......    (672.0)    (35.7)      (13.0)      (720.7)
                                                  --------    ------      ------     --------
  Present value of future net cash flows from
     proved reserves............................     841.9      58.1        30.2        930.2
                                                  ========    ======      ======     ========
  Present value of pretax future net cash flows
     from proved reserves.......................   1,143.1      65.4        48.7      1,257.2
                                                  ========    ======      ======     ========
  Average sales prices
     Oil ($/Barrel).............................     14.75     15.66       17.51        14.87
     Natural gas ($/Mcf)........................      1.88      1.27        1.03         1.79
1994
  Future cash inflows...........................   3,488.8     176.9       134.9      3,800.6
  Future production costs.......................  (1,614.6)    (89.6)      (69.4)    (1,773.6)
  Future development costs......................    (263.7)    (32.3)       (6.2)      (302.2)
  Future income tax expenses....................    (385.2)     (3.7)      (20.0)      (408.9)
                                                  --------    ------      ------     --------
          Net future cash flows.................   1,225.3      51.3        39.3      1,315.9
  Discount at 10% for timing of cash flows......    (544.9)    (20.1)      (11.0)      (576.0)
                                                  --------    ------      ------     --------
  Present value of future net cash flows from
     proved reserves............................     680.4      31.2        28.3        739.9
                                                  ========    ======      ======     ========
  Present value of pretax future net cash flows
     from proved reserves.......................     894.3      33.5        43.0        970.8
                                                  ========    ======      ======     ========
  Average sales prices
     Oil ($/Barrel).............................     13.18     14.06       15.21        13.28
     Natural gas ($/Mcf)........................      1.63      1.25        0.97         1.57

     The following tables sets forth the changes in the present value of estimated future net cash flows from proved reserves during 1996, 1995 and 1994 (in millions of dollars):

                                                   U.S.     ARGENTINA   INDONESIA   TOTAL
                                                  -------   ---------   ---------   ------
1996
  Balance at beginning of year..................    841.9      58.1        30.2      930.2
                                                  -------     -----       -----     ------
  Increase (decrease) due to:
     Sales of oil and gas, net of production
       costs of $210.8 million..................   (311.7)    (25.6)      (13.9)    (351.1)
     Net changes in prices and production
       costs....................................    552.1      35.0        (8.3)     578.8
     Extensions, discoveries and improved
       recovery.................................    169.1      16.4         0.8      186.3
     Purchases of minerals-in-place.............     92.5      19.2          --      111.7
     Sales of minerals-in-place.................     (3.3)       --          --       (3.3)
     Development costs incurred.................    145.4      19.5        12.9      177.8
     Changes in estimated volumes...............    152.3       6.6         3.1      162.0
     Changes in estimated development costs.....   (100.8)    (23.4)      (22.8)    (147.0)
     Interest factor -- accretion of discount...    113.7       6.6         3.0      123.2
     Income taxes...............................   (287.4)    (14.2)       10.1     (291.5)
                                                  -------     -----       -----     ------
                                                    521.9      40.1       (15.1)     546.9
                                                  -------     -----       -----     ------
                                                  1,363.8      98.2        15.1     1,477.1
                                                  =======     =====       =====     ======
1995
  Balance at beginning of year..................    680.4      31.2        28.3      739.9
                                                  -------     -----       -----     ------
  Increase (decrease) due to:
     Sales of oil and gas, net of production
       costs of $172.6 million..................   (244.7)    (11.8)      (13.2)    (269.7)
     Net changes in prices and production
       costs....................................    178.2      13.9         9.1      201.2
     Extensions, discoveries and improved
       recovery.................................    110.3       4.6         4.2      119.1
     Purchases of minerals-in-place.............     56.6        --          --       56.6
     Development costs incurred.................    145.4      13.7        11.3      170.4
     Changes in estimated volumes...............     19.9       9.6         0.3       29.8
     Changes in estimated development costs.....   (105.6)     (2.4)      (10.2)    (118.2)
     Interest factor -- accretion of discount...     88.7       4.4         4.2       97.3
     Income taxes...............................    (87.3)     (5.1)       (3.8)     (96.2)
                                                  -------     -----       -----     ------
                                                    161.5      26.9         1.9      190.3
                                                  -------     -----       -----     ------
                                                    841.9      58.1        30.2      930.2
                                                  =======     =====       =====     ======
1994
  Balance at beginning of year..................    482.0       7.5        12.9      502.4
                                                  -------     -----       -----     ------
  Increase (decrease) due to:
     Sales of oil and gas, net of production
       costs of $172.2 million..................   (196.0)     (7.3)      (17.2)    (220.5)
     Net changes in prices and production
       costs....................................    389.0      21.1        19.6      429.7
     Extensions, discoveries and improved
       recovery.................................     78.8       7.4        10.4       96.6
     Purchases of minerals-in-place.............      1.2        --          --        1.2
     Sales of minerals-in-place.................     (8.9)     (0.4)         --       (9.3)
     Development costs incurred.................     81.7      13.0         9.3      104.0
     Changes in estimated volumes...............     18.5      (2.6)        8.3       24.2
     Changes in estimated development costs.....    (66.6)     (7.3)       (6.5)     (80.4)
     Interest factor -- accretion of discount...     53.3       2.0         2.0       57.3
     Income taxes...............................   (152.6)     (2.2)      (10.5)    (165.3)
                                                  -------     -----       -----     ------
                                                    198.4      23.7        15.4      237.5
                                                  -------     -----       -----     ------
                                                    680.4      31.2        28.3      739.9
                                                  =======     =====       =====     ======

     Estimated future cash flows represent an estimate of future net cash flows from the production of proved reserves using estimated sales prices and estimates of the production costs, ad valorem and production taxes, and future development costs necessary to produce such reserves. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense.

     The sales prices used in the calculation of estimated future net cash flows are based on the prices in effect at year end. Such prices have been held constant except for known and determinable escalations.

     Operating costs and ad valorem and production taxes are estimated based on current costs with respect to producing oil and gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

     Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved. While applicable investment tax credits and other permanent differences are considered in computing taxes, no recognition is given to tax benefits applicable to future exploration costs or the activities of the Company that are unrelated to oil and gas producing activities.

     The information presented with respect to estimated future net revenues and cash flows and the present value thereof is not intended to represent the fair value of oil and gas reserves. Actual future sales prices and production and development costs may vary significantly from those in effect at year-end and actual future production may not occur in the periods or amounts projected. This information is presented to allow a reasonable comparison of reserve values prepared using standardized measurement criteria and should be used only for that purpose.

     At December 31, 1996 approximately $126.0 million of the Company's estimated present value of future net cash flows were attributable to the minority interest in Monterey.

Costs Incurred in Oil and Gas Producing Activities

     The following table includes all costs incurred, whether capitalized or charged to expense at the time incurred (in millions of dollars):

                                                                            OTHER
                                        U.S.     ARGENTINA    INDONESIA    FOREIGN    TOTAL
                                        -----    ---------    ---------    -------    -----
1996
  Property acquisition costs
     Unproved.........................   31.6        --           --         1.8       33.4
     Proved...........................   30.2       7.4           --         0.2       37.8
  Exploration costs...................   29.5       0.1          2.4        11.4       43.4
  Development costs...................  115.2      12.1         12.9         3.9      144.1
                                        -----      ----         ----        ----      -----
                                        206.5      19.6         15.3        17.3      258.7
                                        =====      ====         ====        ====      =====
1995
  Property acquisition costs
     Unproved.........................   13.0        --          0.7         0.1       13.8
     Proved...........................   33.8        --           --          --       33.8
  Exploration costs...................   27.7       1.2          7.7         7.2       43.8
  Development costs...................  111.5      13.7         11.3         0.5      137.0
                                        -----      ----         ----        ----      -----
                                        186.0      14.9         19.7         7.8      228.4
                                        =====      ====         ====        ====      =====
1994
  Property acquisition costs
     Unproved.........................    4.5       0.1          0.6         0.2        5.4
     Proved...........................    1.9       0.3           --          --        2.2
  Exploration costs...................   19.3       1.2          7.5         6.8       34.8
  Development costs...................   81.6      13.0          9.3         0.1      104.0
                                        -----      ----         ----        ----      -----
                                        107.3      14.6         17.4         7.1      146.4
                                        =====      ====         ====        ====      =====

Capitalized Costs Related to Oil and Gas Producing Activities

     The following table sets forth information concerning capitalized costs at December 31, 1996 and 1995 related to the Company's oil and gas operations (in millions of dollars):

                                                 1996                                               1995
                         -----------------------------------------------------   ------------------------------------------
                                                             OTHER                                                   OTHER
                           U.S.     ARGENTINA   INDONESIA   FOREIGN    TOTAL       U.S.     ARGENTINA   INDONESIA   FOREIGN
                         --------   ---------   ---------   -------   --------   --------   ---------   ---------   -------
Oil and gas properties
  Unproved.............      63.8       4.5        11.8       1.9         82.0       41.7       4.5        12.0        3.0
  Proved...............   2,236.8      90.3       113.9       5.3      2,446.3    2,090.6      70.8        99.1        1.8
  Other................      11.5        --          --        --         11.5       12.8        --          --         --
Accumulated
  amortization of
  unproved
  properties...........     (18.9)     (2.4)       (4.4)     (1.4)       (27.1)     (12.8)     (2.4)       (3.8)      (1.8)
Accumulated depletion,
  depreciation and
  impairment of proved
  properties...........  (1,523.9)    (23.4)      (63.8)     (3.5)    (1,614.6)  (1,385.9)    (15.9)      (39.7)        --
Accumulated
  depreciation of other
  oil and gas
  properties...........      (4.4)       --          --        --         (4.4)      (5.3)       --          --         --
                         --------     -----       -----      ----     --------   --------     -----       -----      -----
                            764.9      69.0        57.5       2.3        893.7      741.1      57.0        67.6        3.0
                         ========     =====       =====      ====     ========   ========     =====       =====      =====

                           1995
                         --------

                          TOTAL
                         --------
Oil and gas properties
  Unproved.............      61.2
  Proved...............   2,262.3
  Other................      12.8
Accumulated
  amortization of
  unproved
  properties...........     (20.8)
Accumulated depletion,
  depreciation and
  impairment of proved
  properties...........  (1,441.5)
Accumulated
  depreciation of other
  oil and gas
  properties...........      (5.3)
                         --------
                            868.7
                         ========

Results of Operations from Oil and Gas Producing Activities

     The following table sets forth the Company's results of operations from oil and gas producing activities for the years ended December 31, 1996, 1995 and 1994 (in millions of dollars):

                                                                                OTHER
                                               U.S.    ARGENTINA   INDONESIA   FOREIGN   TOTAL
                                              ------   ---------   ---------   -------   ------
1996
  Revenues..................................   517.9      35.8        29.6         --     583.3
  Production costs
     Production and operating costs.........  (162.4)    (10.0)      (15.7)      (0.3)   (188.4)
     Taxes (other than income)..............   (22.2)     (0.2)         --         --     (22.4)
  Cost of crude oil purchased...............   (20.8)       --          --         --     (20.8)
  Exploration, including dry hole costs.....   (21.9)     (0.1)       (0.6)     (11.9)    (34.5)
  Depletion, depreciation, amortization and
     impairments............................  (164.9)     (7.9)      (24.6)      (5.0)   (202.4)
  Gain (loss) on disposition of
     properties.............................     0.3        --          --       (0.2)      0.1
                                              ------     -----       -----      -----    ------
                                               126.0      17.6       (11.3)     (17.4)    114.9
  Income taxes..............................   (49.6)     (5.3)        2.9        3.5     (48.5)
                                              ------     -----       -----      -----    ------
                                                76.4      12.3        (8.4)     (13.9)     66.4
                                              ======     =====       =====      =====    ======
1995
  Revenues..................................   398.6      19.2        31.6         --     449.4
  Production costs
     Production and operating costs.........  (130.6)     (7.1)      (17.7)      (0.4)   (155.8)
     Taxes (other than income)..............   (16.5)     (0.3)         --         --     (16.8)
  Cost of crude oil purchased...............    (6.5)       --          --         --      (6.5)
  Exploration, including dry hole costs.....   (13.6)     (1.2)       (3.1)      (5.5)    (23.4)
  Depletion, depreciation, amortization and
     impairments............................  (143.3)     (7.0)      (10.0)      (0.5)   (160.8)
  Gain (loss) on disposition of
     properties.............................    (0.2)       --          --       (0.1)     (0.3)
                                              ------     -----       -----      -----    ------
                                                87.9       3.6         0.8       (6.5)     85.8
  Income taxes..............................   (34.8)     (1.1)       (1.2)        --     (37.1)
                                              ------     -----       -----      -----    ------
                                                53.1       2.5        (0.4)      (6.5)     48.7
                                              ======     =====       =====      =====    ======
1994
  Revenues..................................   359.5      12.9        31.8         --     404.2
  Production costs
     Production and operating costs.........  (130.8)     (5.5)      (14.6)      (0.2)   (151.1)
     Taxes (other than income)..............   (21.0)     (0.1)         --         --     (21.1)
  Cost of crude oil purchased...............   (11.7)       --          --         --     (11.7)
  Exploration, including dry hole costs.....   (14.0)     (1.2)       (1.4)      (3.8)    (20.4)
  Depletion, depreciation, amortization and
     impairments............................   (99.9)     (3.8)       (9.7)      (6.3)   (119.7)
  Gain (loss) on disposition of
     properties.............................     6.8       0.8          --         --       7.6
                                              ------     -----       -----      -----    ------
                                                88.9       3.1         6.1      (10.3)     87.8
  Income taxes..............................   (31.0)     (0.9)       (2.6)        --     (34.5)
                                              ------     -----       -----      -----    ------
                                                57.9       2.2         3.5      (10.3)     53.3
                                              ======     =====       =====      =====    ======

     Income taxes are computed by applying the appropriate statutory rate to the results of operations before income taxes. Applicable tax credits and allowances related to oil and gas producing activities have been taken into account in computing income tax expenses. No deduction has been made for indirect cost such as corporate overhead or interest expense.

                        SANTA FE ENERGY RESOURCES, INC.



                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)


                (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)



                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
Revenues
  Sales of crude oil produced...............................  $127.3   $ 98.6
  Sales of natural gas produced.............................    36.7     24.9
  Sales of crude oil purchased..............................     9.6       --
  Other.....................................................     0.3      0.2
                                                              ------   ------
                                                               173.9    123.7
                                                              ------   ------
Costs and Expenses
  Production and operating..................................    52.2     44.0
  Cost of crude oil purchased...............................    10.7       --
  Exploration, including dry hole costs.....................     9.3      5.6
  Depletion, depreciation and amortization..................    33.6     32.3
  General and administrative................................     7.1      6.0
  Taxes (other than income).................................     7.5      6.1
  Loss (gain) on disposition of assets......................    (2.3)     0.2
                                                              ------   ------
                                                               118.1     94.2
                                                              ------   ------
Income from Operations......................................    55.8     29.5
  Interest income...........................................     0.9      0.5
  Interest expense..........................................    (7.7)    (9.6)
  Interest capitalized......................................     1.6      1.3
  Other income (expense)....................................    (0.1)    (0.3)
                                                              ------   ------
Income Before Income Taxes and Minority Interest............    50.5     21.4
  Income taxes
     Current................................................    (4.5)    (2.1)
     Deferred...............................................   (15.4)    (6.7)
                                                              ------   ------
Income Before Minority Interest.............................    30.6     12.6
  Minority Interest in Monterey Resources, Inc..............    (2.7)      --
                                                              ------   ------
Net Income..................................................    27.9     12.6
  Preferred dividend requirement............................    (2.4)    (3.7)
                                                              ------   ------
Earnings Attributable to Common Shares......................  $ 25.5   $  8.9
                                                              ======   ======
Earnings Attributable to Common Shares Per Share
  Primary...................................................  $ 0.28   $ 0.10
                                                              ======   ======
  Fully diluted.............................................  $ 0.27   $ 0.10
                                                              ======   ======
Weighted Average Number of Shares Outstanding (in
  millions).................................................    91.2     90.4
                                                              ======   ======



   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.



                           CONSOLIDATED BALANCE SHEET


                            (IN MILLIONS OF DOLLARS)



                                                               MARCH 31,    DECEMBER 31,
                                                                 1997           1996
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.................................   $    43.6     $    14.6
  Accounts receivable.......................................       116.4         109.1
  Inventories...............................................        13.4          13.6
  Other current assets......................................        17.7          35.2
                                                               ---------     ---------
                                                                   191.1         172.5
                                                               ---------     ---------
Properties and Equipment, at cost
  Oil and gas (on the basis of successful efforts
     accounting)............................................     2,604.3       2,539.8
  Other.....................................................        35.6          34.4
                                                               ---------     ---------
                                                                 2,639.9       2,574.2
  Accumulated depletion, depreciation, amortization and
     impairment.............................................    (1,691.1)     (1,664.4)
                                                               ---------     ---------
                                                                   948.8         909.8
                                                               ---------     ---------
Other Assets
  Receivable under gas balancing arrangements...............         4.5           4.5
  Other.....................................................         6.5          33.2
                                                                    11.0          37.7
                                                               ---------     ---------
                                                               $ 1,150.9     $ 1,120.0
                                                               =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................   $   101.2     $   115.4
  Income taxes payable......................................        25.3          21.4
  Interest payable..........................................         4.1           6.0
  Other current liabilities.................................        37.0          36.6
                                                               ---------     ---------
                                                                   167.6         179.4
                                                               ---------     ---------
Long-Term Debt..............................................       274.5         278.5
                                                               ---------     ---------
Deferred Revenues...........................................         5.5           4.0
                                                               ---------     ---------
Other Long-Term Obligations.................................        28.2          27.5
                                                               ---------     ---------
Deferred Income Taxes.......................................        69.2          53.8
                                                               ---------     ---------
Minority Interest in Monterey Resources, Inc................        31.0          30.3
                                                               ---------     ---------
Commitments and Contingencies (Note 4)......................          --            --
                                                               ---------     ---------
Convertible Preferred Stock.................................        19.7          19.7
                                                               ---------     ---------
Shareholders' Equity
  Preferred stock...........................................          --            --
  $.732 Series A preferred stock............................        91.4          91.4
  Common stock..............................................         0.9           0.9
  Paid-in capital...........................................       607.0         601.3
  Accumulated deficit.......................................      (141.0)       (166.5)
  Unamortized restricted stock awards.......................        (2.8)           --
  Foreign currency translation adjustment...................        (0.3)         (0.3)
                                                               ---------     ---------
                                                                   555.2         526.8
                                                               ---------     ---------
                                                               $ 1,150.9     $ 1,120.0
                                                               =========     =========



   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.



                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)


                            (IN MILLIONS OF DOLLARS)



                                          THREE MONTHS ENDED
                                               MARCH 31,
                                          -------------------
                                           1997        1996
                                          -------    --------
Operating Activities:
  Net income............................   $ 27.9     $  12.6
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depletion, depreciation and
      amortization......................     33.6        32.3
     Deferred income taxes..............     15.4         6.7
     Net loss (gain) on disposition of
      assets............................     (2.3)        0.2
     Exploratory dry hole costs.........      5.1         0.3
     Minority interest in Monterey
      Resources, Inc....................      2.7          --
     Other..............................      1.0         0.5
  Changes in operating assets and
     liabilities:
     Decrease (increase) in accounts
      receivable........................     (7.3)        4.0
     Decrease (increase) in
      inventories.......................      0.2         0.8
     Increase (decrease) in accounts
      payable...........................      6.3        14.0
     Increase (decrease) in interest
      payable...........................     (1.9)        9.2
     Increase (decrease) in income taxes
      payable...........................      3.9         0.1
     Net change in other assets and
      liabilities.......................     38.7       (13.4)
                                           ------     -------
Net Cash Provided by Operating
  Activities............................    123.3        67.3
                                           ------     -------
Investing Activities:
  Capital expenditures, including
     exploratory dry hole costs.........    (60.1)      (39.1)
  Acquisitions of producing
     properties.........................    (31.5)      (17.0)
  Net proceeds from sales of
     properties.........................      2.6         0.3
                                           ------     -------
Net Cash Used in Investing Activities...    (89.0)      (55.8)
                                           ------     -------
Financing Activities:
  Issuance of common stock..............      1.1          --
  Net change in long-term debt..........     (4.0)         --
  Cash dividends paid...................     (2.4)       (3.7)
                                           ------     -------
Net Cash Used in Financing Activities...     (5.3)       (3.7)
                                           ------     -------
Net Cash Provided in the Period.........     29.0         7.8
Cash and Cash Equivalents at Beginning
  of Period.............................     14.6        42.6
                                           ------     -------
Cash and Cash Equivalents at End of
  Period................................   $ 43.6     $  50.4
                                           ======     =======



   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.



           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)


                        (SHARES AND DOLLARS IN MILLIONS)



                                 $.732
                               SERIES A
                              CONVERTIBLE                                               UNAMORTIZED     FOREIGN
                            PREFERRED STOCK    COMMON STOCK                             RESTRICTED     CURRENCY         TOTAL
                            ---------------   ---------------   PAID-IN   ACCUMULATED      STOCK      TRANSLATION   SHAREHOLDERS'
                            SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL     DEFICIT       AWARDS      ADJUSTMENT       EQUITY
                            ------   ------   ------   ------   -------   -----------   -----------   -----------   -------------
Balance at December 31,
  1996....................   10.7    $91.4     91.0     $0.9    $601.3      $(166.5)       $  --         $(0.3)        $526.8
  Issuance of common
    stock.................     --       --      0.4       --       5.7           --         (2.9)           --            2.8
  Amortization of
    restricted stock
    awards................     --       --       --       --        --           --          0.1            --            0.1
  Net income..............     --       --       --       --        --         27.9           --            --           27.9
  Dividends declared......     --       --       --       --        --         (2.4)          --            --           (2.4)
                             ----    -----     ----     ----    ------      -------        -----         -----         ------
Balance at March 31,
  1997....................   10.7    $91.4     91.4     $0.9    $607.0      $(141.0)       $(2.8)        $(0.3)        $555.2
                             ====    =====     ====     ====    ======      =======        =====         =====         ======
Balance at December 31,
  1995....................   10.7    $91.4     90.3     $0.9    $501.4      $(155.7)       $  --         $(0.3)        $437.7
  Issuance of common
    stock.................     --       --      0.2       --       2.1           --           --            --            2.1
  Net income..............     --       --       --       --        --         12.6           --            --           12.6
  Dividends declared......     --       --       --       --        --         (3.7)          --            --           (3.7)
                             ----    -----     ----     ----    ------      -------        -----         -----         ------
Balance at March 31,
  1996....................   10.7    $91.4     90.5     $0.9    $503.5      $(146.8)       $  --         $(0.3)        $448.7
                             ====    =====     ====     ====    ======      =======        =====         =====         ======



   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



(1) ACCOUNTING POLICIES



     The unaudited consolidated financial statements of Santa Fe Energy Resources, Inc. (the "Company") reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Company's financial position at March 31, 1997 and the Company's results of operations and cash flows for the three-month periods ended March 31, 1997 and 1996. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period.



     In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128"), which establishes new guidelines for computing and presenting earnings per share ("EPS") and is effective for financial statements issued for periods ending after December 15, 1997. If the provisions of FAS 128 had been in effect in the three-month periods ended March 31, 1997 and 1996 the Company's EPS would have been unchanged.



     These financial statements and the notes thereto should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 1996.



(2) STATEMENT OF CASH FLOWS



     The Company made interest and income tax payments as follows during the three months ended March 31, 1997 and 1996 (in millions of dollars):



                                                              1997    1996
                                                              ----    ----
Interest payments...........................................  9.4      --
Income tax payments.........................................  0.8     0.2



(3) MONTEREY RESOURCES, INC.



     In 1996 the Company formed Monterey Resources, Inc. ("Monterey") to assume the operations of the Company's Western Division (the "Western Division") which conducted the Company's oil and gas operations in the State of California. In November 1996, prior to the initial public offering (the "IPO") discussed below, pursuant to a contribution and conveyance agreement (the "Contribution Agreement"), among other things: (i) the Company contributed to Monterey substantially all of the assets and properties of the Western Division, subject to the retention by the Company of a production payment, as defined below, and certain other assets; (ii) the Company retained a $30.0 million production payment (the "Production Payment") with respect to certain properties in the Midway-Sunset field; (iii) Monterey assumed all obligations and liabilities of the Company associated with or allocated to the assets and properties of the Western Division, including $245.0 million of indebtedness in respect of Santa Fe's 10.23% Series E Notes due 1997, 10.27% Series F Notes due 1998 and 10.61% Series G Notes due 2005 (the "Series E Notes", "Series F Notes" and "Series G Notes", respectively) and (iv) Monterey agreed to purchase from the Company an $8.3 million promissory note receivable related to the sale to a third party of certain surface acreage located in Orange County, California. Also prior to the IPO, Monterey and the Company entered into a $75.0 million revolving credit facility with a group of banks (the "Monterey Credit Facility") and borrowed $16.0 million which was retained by the Company.



     In November 1996 Monterey sold 9,335,000 shares of its common stock for total consideration of $123.6 million (after deducting underwriting discounts of $9.1 million and other related costs of $2.6 million). The proceeds from the IPO were used in part to (i) repay the Series E Notes and Series F Notes ($70.0 million) and pay a prepayment penalty thereon of $2.5 million; (ii) retire the Production Payment ($30.0 million); (iii) repay the $16.0 million outstanding under the Monterey Credit Facility; and (iv) pay a $2.0 million fee with respect to a supplement to the indenture relating to the Company's 11% Senior

                        SANTA FE ENERGY RESOURCES, INC.



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



Subordinated Debentures due 2004. Subsequent to the IPO, Monterey issued $175.0 million in aggregate principal amount of 10.61% Senior Notes due 2005 (the "Monterey Senior Notes") to holders of the Series G Notes in exchange for the cancellation of such notes and paid a $1.3 million consent fee in connection therewith.



     The costs and expenses related to the retirement of the Company's outstanding debt, as discussed above, and approximately $3.4 million of deferred debt issue costs and related transaction costs were reflected in the Company's 1996 Statement of Operations as an extraordinary item, net of $3.2 million in income taxes.



     At March 31, 1997, the Company owned 82.8% of Monterey's outstanding common stock. The Company has announced that it intends to distribute pro rata to its common shareholders all of the shares of Monterey's common stock that it owns by means of a tax-free distribution (the "Proposed Spin Off"). The Company's final determination to proceed will require a declaration of the Proposed Spin Off by the Company's Board of Directors. Such declaration is not expected to be made until certain conditions, including: (i) approval of the Proposed Spin Off by the Company's shareholders; and (ii) the absence of any future change in market or economic conditions (including developments in the capital markets) or the Company's or Monterey's business and financial condition that causes the Company's Board to conclude that the Proposed Spin Off is not in the best interests of the Company's shareholders. The Company has received a ruling from the Internal Revenue Service that the Proposed Spin Off will be tax-free. The Company does not expect the Proposed Spin Off to occur prior to July 1997.



     Pursuant to the terms of a letter agreement dated as of June 13, 1996, a fee will be payable by Monterey to Chase Securities Inc. and Petrie Parkman & Co., Inc. upon consummation of the Proposed Spin Off. The total amount of such fee is equal to the product of (a) the sum of the market value of the shares of Monterey distributed in the Proposed Spin Off (based upon the average closing price of Monterey's common stock during the ten trading days after the Proposed Spin Off) PLUS the aggregate principal amount of long-term indebtedness assumed by Monterey in connection with the Proposed Spin Off (which totalled $175.0 million) times (b) 0.5%, LESS $1.0 million. If the market value of the Monterey common stock distributed is $16.00 per share (a recent trading price for Monterey stock), the Company estimates the total fee payable would be approximately $3.5 million, of which $1.75 million would be payable to each of Chase Securities and Petrie Parkman. In addition, a fee of $400,000 will be payable to GKH Partners, L.P., of which $200,000 will be payable by the Company and $200,000 will be payable by Monterey. One of the Company's directors is associated with Chase Securities and another is associated with GKH Partners.



     Monterey has agreed to indemnify the Company if at any time during the one-year period after the consummation of the Proposed Spin Off (or if certain tax legislation is enacted and is applicable, such longer period as is required for the Proposed Spin Off to be tax free to the Company) Monterey takes certain actions, the effects of which result in the Proposed Spin Off being taxable to the Company.



     The Company provides various administrative and financial services to Monterey, including administration of certain employee benefits plans, access to telecommunications, corporate legal assistance and certain other corporate staff and support services. The Company and Monterey have entered into a Services Agreement, terminable by either party on thirty days' notice, under which Monterey pays a fee of $120,000 per month for such services until such time as Monterey assumes full responsibility during 1997 for each of the services covered by the agreement.



(4) COMMITMENTS AND CONTINGENCIES



  Oil and Gas Hedging



     From time to time the Company hedges a portion of its oil and gas sales to provide a certain minimum level of cash flow from its sales of oil and gas. While the hedges are generally intended to reduce the Company's exposure to declines in market price, the Company's gain from increases in market price may be

                        SANTA FE ENERGY RESOURCES, INC.



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



limited. The Company uses various financial instruments whereby monthly settlements are based on differences between the prices specified in the instruments and the settlement prices of certain futures contracts quoted on the New York Mercantile Exchange ("NYMEX") or certain other indices. Generally, in instances where the applicable settlement price is less than the price specified in the contract, the Company receives a settlement based on the difference; in instances where the applicable settlement price is higher than the specified price, the Company pays an amount based on the difference. The instruments utilized by the Company differ from futures contracts in that there is no contractual obligation which requires or allows for the future delivery of the product. Gains or losses on hedging activities are recognized in oil and gas revenues in the period in which the hedged production is sold.



     Crude oil sales hedges resulted in a $0.3 million increase in revenues in the first quarter of 1997 and a $3.5 million decrease in revenues in the first quarter of 1996. At March 31, 1997 the Company had open crude oil sales hedges on 819,000 barrels during the period April to July 1997. The instruments used have floors ranging from $21.00 to $23.00 per barrel and ceilings ranging from $24.00 to $27.00 per barrel. Under the terms of the instruments, if the aggregate average of the applicable daily settlement prices is below the floor, the Company will receive a settlement based on the difference, and if the aggregate average of the applicable daily settlement prices is above the ceiling, the Company will be required to pay an amount based on the difference. Based on the March 31, 1997 settlement prices of the applicable NYMEX futures contracts, the Company would recognize a $0.9 million gain with respect to such hedges. The actual gains or losses realized by the Company from these hedges may vary significantly due to the volatility of the futures markets.



     At March 31, 1997 the Company had no open natural gas sales hedges. Natural gas sales hedges resulted in a decrease in revenues of $5.7 million in the first quarter of 1996.



     In addition to its oil and gas sales hedges, for the first six months of 1996 Monterey hedged 20 MMcf per day of the natural gas it purchases for use in its steam generation operations in the San Joaquin Valley of California. Such hedges resulted in a $1.7 million increase in production and operating costs in the first quarter of 1996.



  Environmental Regulation



     Federal, state and local laws and regulations relating to environmental quality control affect the Company in all of its oil and gas operations. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the Environmental Protection Agency (the "EPA") and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its operations, the Company has generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances". The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed. Certain properties owned or used by the Company or its predecessors have been investigated under state and Federal Superfund statutes, and the Company has been and could be named a potentially responsible party ("PRP") for the cleanup of some of these sites.



     The Company has been identified as one of over 250 PRPs at a Superfund site in Los Angeles County, California (the "OII Site"). The OII Site was operated by a third party as a waste disposal facility from 1948 until 1983. The EPA is requiring the PRPs to undertake remediation of the site in several phases, which include site monitoring and leachate control, gas control and final remediation. In November 1988 the EPA and a group of PRPs that includes the Company entered into a consent decree covering the site monitoring and leachate control phases of remediation. The Company was a member of the group Coalition Undertaking

                        SANTA FE ENERGY RESOURCES, INC.



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



Remediation Efforts ("CURE") which was responsible for constructing and operating the leachate treatment plant. This phase is now complete and the Company's share of costs with respect to this phase was $0.9 million. Another consent decree provides for the predesign, design and construction of a landfill gas treatment system to harness and market methane gas emissions. The Company is a member of the New CURE group which is responsible for the gas treatment system construction and operation and landfill cover. Currently, New CURE is in the design stage of the gas treatment system. The Company's share of costs of this phase is expected to be $1.6 million and such costs have been provided for in the financial statements. Pursuant to consent decrees settling lawsuits against the municipalities and transporters involved with the OII site but not named by the EPA as PRPs, such parties are required to pay approximately $84 million, of which approximately $76 million will be credited against future remediation expenses. The EPA and the PRPs are currently negotiating the final closure requirements. After taking into consideration the credits from the municipalities and transporters, the Company estimates its share of final costs of closure will be approximately $0.8 million, which amount has been provided for by the Company in its financial statements. The Company has entered into a Joint Defense Agreement with the other PRPs to defend against a lawsuit filed in September 1994 by 95 homeowners alleging, among other things, nuisance, trespass, strict liability and infliction of emotional distress. A second lawsuit has been filed by 33 additional homeowners and the Company and the other PRPs have entered into a Joint Defense Agreement. At this stage of the lawsuit the Company is not able to estimate costs or potential liability.



     In 1994 the Company received a request from the EPA for information pursuant to Section 104(e) of CERCLA and a letter ordering the Company and other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Santa Fe Springs, California (the "Santa Fe Springs Site"). The Company owned the property on which the Santa Fe Springs Site is located from 1921 to 1932. During that time the property was leased to another company and in 1932 the property was sold to that company. During the time the other company leased or owned the property and for a period thereafter, hazardous wastes were allegedly disposed at the Santa Fe Springs Site. The Company filed its response to the Section 104(e) order setting forth its position and defenses based on the fact that the other company was the lessee and operator of the site during the time the Company was the owner of the property. However, the Company has also given its Notice of Intent to comply with the EPA's order to prepare a remediation design plan. In March 1997 the EPA issued an Amended Order for Remedial Design to the original eight PRPs plus an additional thirteen PRPs. The Amended Order directs the twenty-one PRPs to complete certain work required under the original Order, plus additional remedial design and investigative work. The total cost to complete this work and to complete the final remedy (including ongoing operations and maintenance) is currently estimated to be $5 million. Past costs incurred by the EPA for this site for which the EPA is seeking reimbursement totals approximately $6 million. The Company has provided $250,000 in its financial statements for its share of future costs at the Santa Fe Springs Site.



     In 1995 the Company and eleven other companies received notice that they have been identified as PRPs by the California Department of Toxic Substances Control (the "DTSC") as having generated and/or transported hazardous waste to the Environmental Protection Corporation ("EPC") Eastside Landfill (the "Eastside Site") during its fourteen-year operation from 1971 to 1985. EPC has since liquidated all of its assets and placed the proceeds in trust (the "EPC Trust") for closure and post-closure activities. However, these monies may not be sufficient to close the site. The PRPs have entered into an enforceable agreement with the DTSC to characterize the contamination at the site and prepare a focused remedial investigation and feasibility study. The DTSC recently designated 27 new PRPs with respect to the Eastside Site. The cost of the remedial investigation and feasibility study is estimated to be $1.0 million, the cost of which will be shared by the PRPs and the EPC Trust. The ultimate costs of subsequent phases will not be known until the remedial investigation and feasibility study is completed and a remediation plan is accepted by the DTSC. The Company currently estimates final remediation could cost $2 million to $6 million and believes the monies in

                        SANTA FE ENERGY RESOURCES, INC.

the EPC Trust will be sufficient to fund the lower end of this range of costs. The Company has provided $80,000 in its financial statements for its share of costs related to this site.



     Pursuant to the Contribution Agreement, Monterey agreed to indemnify and hold harmless the Company from and against any costs incurred in the future relating to environmental liabilities of the Western Division assets (other than those retained by the Company), including any costs or expenses incurred at any of the OII Site, the Santa Fe Springs Site and the Eastside Site, and any costs or liabilities that may arise in the future that are attributable to laws, rules or regulations in respect to any property or interest therein located in California and formerly owned or operated by the Western Division or its predecessors.



  Employment Agreements



     The Company has entered into employment agreements with eleven employees. The initial term of each of the agreements expire on December 31, 1999; however, beginning January 1, 1998 and on each January 1 thereafter, the term is automatically extended for one-year periods, unless by September 30 of the preceding year the Company gives notice that the agreement will not be extended. The term of ten of the agreements is automatically extended for a period of two years following a change in control, and the term of the other is automatically extended for a three-year period following a change in control.



     In the event that following a change in control an employee is terminated for reasons specified in the employment agreements, the employment agreements provide for payment of certain amounts to the employee based on the employee's salary and bonus under the Company's incentive compensation plan; payout of non-vested restricted stock, phantom units, stock options, if any, and continuation of certain insurance benefits on a tax neutral basis for a period of up to 36 months. The payments and benefits are payable pursuant to the employment agreements only to the extent they are not paid out under the terms of any other plan of the Company. The payments and benefits provided by the employment agreements may be limited, with the exception of those made to Mr. Payne, by certain provisions of the Internal Revenue Code.



  Convertible Preferred Stock



     In March 1997 the Company called for redemption all outstanding shares of its $.732 Series A Convertible Preferred Stock (the "DECS") effective May 15, 1997. The redemption price, which will be payable in shares of common stock, other than cash in lieu of fractional shares, will be .6773 of a share of common stock for each DECS share. However, holders of the DECS who exercise their right of conversion prior to the close of business on May 15, 1997, will receive .8474 of a share of common stock for each DECS share. There are currently 10.7 million shares of the DECS outstanding. The Company also announced that during the period commencing April 7, 1997 and ending on July 15, 1997, the conversion rate on the Company's 1.2 million outstanding shares of Convertible Preferred Stock, Series 7% (the "7% Preferred") will be increased from the current rate of 1.3913 shares of common stock per share of 7% Preferred to a conversion rate of 1.8519 shares of common stock per share of 7% Preferred. The average closing sales price of the Company's common stock was $13.50 per share or higher for the 20 consecutive days ended May 9, 1997 and in accordance with the Certificate of Designations, Preferences and Rights of the 7% Preferred, the Company has determined that the requirements for a Special Conversion Event will be met on May 23, 1997. The Company intends to give formal notice on May 27, 1997 to the holders of the 7% Preferred of its election to mandatorily convert each of the outstanding shares into 1.8519 shares of common stock.



     The DECS and the 7% Preferred will be converted into approximately 9.1 million and 2.3 million shares of common stock, respectively, and the Company's preferred dividend requirement will be eliminated. The conversion of the 7% Preferred will result in a noncash reduction in earnings to common stock (which will be reflected as a preferred dividend requirement in the statement of operations) of approximately $7.6 million (assuming the market value of the Company's common stock at the time of the conversion is $13.50 per share, a recent trading price for the Company's common stock), representing the value of the common shares issued

                        SANTA FE ENERGY RESOURCES, INC.



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



in excess of the original conversion rate. The conversion of the DECS will have no effect on the Company's earnings to common stock. Following conversion of the DECS and 7% Preferred, the Company will have approximately 102.9 million shares of common stock outstanding.



  Other Matters



     Monterey has certain long-term contracts ranging up to twelve years for the supply and transportation of approximately 20 million cubic feet per day of natural gas to the Company's operations in Kern County, California. In the aggregate, these contracts involve a minimum commitment on the part of the Company of approximately $15.2 million per year (based on prices and transportation charges in effect for March 1997). In connection with the development of a gas field in Argentina in which the Company has a 19.9% working interest, a gas contract with "take-or-pay" and "delivery-or-pay" obligations was executed in 1994 with a gas distribution company.



     There are other claims and actions, including certain other environmental matters, pending against the Company. In the opinion of management, the amounts, if any, which may be awarded in connection with any of these claims and actions could be significant to the results of operations of any period but would not be material to the Company's consolidated financial position.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Monterey Resources, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of division equity and shareholders' equity present fairly, in all material respects, the financial position of Monterey Resources, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Houston, Texas
February 20, 1997

                            MONTEREY RESOURCES, INC.

                            STATEMENT OF OPERATIONS
                (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)


                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1996      1995      1994
                                                                ------    ------    ------
Revenues
  Sales of crude oil and liquids produced...................    $269.9    $209.4    $177.1
  Sales of natural gas produced.............................       1.3       1.9       1.6
  Sales of crude oil purchased..............................      21.1       6.6      11.9
  Other.....................................................       0.6       0.8       1.3
                                                                ------    ------    ------
                                                                 292.9     218.7     191.9
                                                                ------    ------    ------
Costs and Expenses
  Production and operating..................................     107.8      86.1      87.4
  Cost of crude oil purchased...............................      20.8       6.5      11.7
  Exploration, including dry hole costs.....................       1.7       2.4       1.4
  Depletion, depreciation and amortization..................      37.4      32.4      32.0
  General and administrative................................       8.9       7.3       7.8
  Taxes (other than income).................................       9.4       7.9       8.7
  Restructuring charges.....................................        --        --       1.1
  Loss (gain) on disposition of properties..................        --        --      (0.3)
                                                                ------    ------    ------
                                                                 186.0     142.6     149.8
                                                                ------    ------    ------
Income from Operations......................................     106.9      76.1      42.1
  Interest income...........................................       0.1        --        --
  Interest expense..........................................     (25.0)    (25.8)    (26.4)
  Interest capitalized......................................       1.1       0.7       0.6
  Other income (expense)....................................        --      (0.6)     (0.1)
                                                                ------    ------    ------
Income Before Income Taxes and Extraordinary Items..........      83.1      50.4      16.2
  Income taxes..............................................     (28.3)    (16.0)     (4.7)
                                                                ------    ------    ------
Income Before Extraordinary Items...........................      54.8      34.4      11.5
  Extraordinary items.......................................      (4.5)       --        --
                                                                ------    ------    ------
          Net Income........................................    $ 50.3    $ 34.4    $ 11.5
                                                                ======    ======    ======
Pro Forma Per Share Data
  Income Before Extraordinary Items.........................    $ 1.00    $ 0.63    $ 0.21
  Extraordinary items.......................................     (0.08)       --        --
                                                                ------    ------    ------
          Net Income........................................    $ 0.92    $ 0.63    $ 0.21
                                                                ======    ======    ======
Number of shares used in computing per share amounts (in
  millions).................................................      54.8      54.8      54.8
                                                                ======    ======    ======


   The accompanying notes are an integral part of these financial statements.

                            MONTEREY RESOURCES, INC.

                                 BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                     ASSETS


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------    -------
Current Assets
  Cash and cash equivalents.................................  $    9.3    $    --
  Accounts receivable.......................................      46.4       20.6
  Inventories...............................................       1.7        1.4
  Other current assets......................................       9.3        0.6
                                                              --------    -------
                                                                  66.7       22.6
                                                              --------    -------
Properties and Equipment, at cost
  Oil and gas (on the basis of successful efforts
     accounting)............................................   1,016.1      970.8
  Other.....................................................      14.2       20.0
                                                              --------    -------
                                                               1,030.3      990.8
                                                              --------    -------
  Accumulated depletion, depreciation and amortization......    (651.3)    (623.5)
                                                              --------    -------
                                                                 379.0      367.3
                                                              --------    -------
  Other Assets..............................................       1.5        1.4
                                                              --------    -------
                                                              $  447.2    $ 391.3
                                                              ========    =======
                             LIABILITIES AND EQUITY
Current Liabilities
  Accounts payable..........................................  $   34.2    $   8.3
  Interest payable..........................................       4.7        6.4
  Taxes payable.............................................       5.8        2.0
  Accrued employee benefits.................................       1.1        2.7
  Other current liabilities.................................       3.0        1.5
                                                              --------    -------
                                                                  48.8       20.9
                                                              --------    -------
Long-Term Debt..............................................     175.0      245.0
                                                              --------    -------
Other Long-Term Obligations.................................       3.5        5.7
                                                              --------    -------
Deferred Income Taxes.......................................      43.2       74.7
                                                              --------    -------
Commitments and Contingencies (Note 11).....................        --         --
                                                              --------    -------
Shareholders' Equity
  Preferred stock, $0.01 par value, 25,000,000 shares
     authorized, no shares issued or outstanding............        --         --
  Common stock, $0.01 par value, 100,000,000 shares
     authorized, 54,757,499 shares issued and outstanding...       0.5         --
  Paid-in capital...........................................     170.8         --
  Unamortized restricted stock awards.......................      (1.0)        --
  Retained earnings.........................................       6.4         --
  Division equity...........................................        --       45.0
                                                              --------    -------
                                                                 176.7       45.0
                                                              --------    -------
                                                              $  447.2    $ 391.3
                                                              ========    =======


   The accompanying notes are an integral part of these financial statements.

                            MONTEREY RESOURCES, INC.

                            STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)


                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1995      1994
                                                              ------    ------    ------
Operating Activities:
  Net income................................................  $ 50.3    $ 34.4    $ 11.5
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, depletion and amortization...............    37.4      32.4      32.0
     Deferred income taxes..................................     4.2       7.7       4.7
     Net loss (gain) on disposition of properties...........      --        --      (0.3)
     Exploratory dry hole costs.............................     0.3       1.0        --
     Other..................................................      --      (0.2)     (0.1)
  Changes in operating assets and liabilities
     Decrease (increase) in accounts receivable.............   (25.8)      2.0      (5.5)
     Decrease (increase) in other current assets............    (0.3)      0.5       0.5
     Increase (decrease) in interest payable................    (1.8)       --        --
     Increase (decrease) in accounts payable................    17.6      (2.8)     (3.5)
     Increase (decrease) in other current liabilities.......     5.8      (2.8)      4.9
     Net change in other assets and liabilities.............    (1.4)      3.5       1.3
                                                              ------    ------    ------
Net Cash Provided by Operating Activities...................    86.3      75.7      45.5
                                                              ------    ------    ------
Investing Activities:
     Capital expenditures, including exploratory dry hole
      costs.................................................   (43.0)    (52.9)    (27.3)
     Acquisition of producing properties....................    (3.4)     (1.3)       --
     Proceeds from sales of properties......................     0.1        --       9.1
     Other investing activities.............................    (8.3)       --        --
                                                              ------    ------    ------
Net Cash Used in Investing Activities.......................   (54.6)    (54.2)    (18.2)
                                                              ------    ------    ------
Financing Activities:
     Net proceeds from issuance of common stock
       Initial public offering..............................   123.6        --        --
       Issued to parent.....................................     0.4        --        --
     Principal payments on long-term borrowings.............   (70.0)       --     (12.6)
     Settlement of production payment.......................   (30.0)       --        --
     Net change in revolving credit agreement...............   (16.0)       --        --
     Dividends to parent....................................   (30.4)    (21.5)    (14.7)
                                                              ------    ------    ------
Net Cash Used in Financing Activities.......................   (22.4)    (21.5)    (27.3)
                                                              ------    ------    ------
Net Increase (Decrease) in Cash and Cash Equivalents........     9.3        --        --
                                                              ------    ------    ------
Cash and Cash Equivalents at Beginning of Period............      --        --        --
                                                              ------    ------    ------
Cash and Cash Equivalents at End of Period..................  $  9.3    $   --    $   --
                                                              ======    ======    ======


   The accompanying notes are an integral part of these financial statements.

                            MONTEREY RESOURCES, INC.

             STATEMENT OF DIVISION EQUITY AND SHAREHOLDERS' EQUITY
                        (SHARES AND DOLLARS IN MILLIONS)


                                                                                                       TOTAL
                                                                          UNAMORTIZED                DIVISION
                                               COMMON STOCK               RESTRICTED                EQUITY AND
                                   DIVISION   ---------------   PAID-IN      STOCK      RETAINED   SHAREHOLDERS'
                                    EQUITY    SHARES   AMOUNT   CAPITAL     AWARDS      EARNINGS      EQUITY
                                   --------   ------   ------   -------   -----------   --------   -------------
Balance at December 31, 1993.....   $35.3        --     $ --    $   --       $  --        $ --        $ 35.3
  Net income.....................    11.5        --       --        --          --          --          11.5
  Dividends to parent............   (14.7)       --       --        --          --          --         (14.7)
                                    -----      ----     ----    ------       -----         ---        ------
Balance at December 31, 1994.....    32.1        --       --        --          --          --          32.1
  Net income.....................    34.4        --       --        --          --          --          34.4
  Dividends to parent............   (21.5)       --       --        --          --          --         (21.5)
                                    -----      ----     ----    ------       -----         ---        ------
Balance at December 31, 1995.....    45.0        --       --        --          --          --          45.0
  Net income.....................    43.9        --       --        --          --         6.4          50.3
  Dividends to parent............   (30.4)       --       --        --          --          --         (30.4)
Issuance of common stock:
  Net assets contributed at book
    value........................   (58.5)     45.4      0.4      22.4          --          --         (35.7)
  Step-up in tax basis of certain
    assets.......................      --        --       --      23.9          --          --          23.9
  Initial public offering........      --       9.3      0.1     123.5          --          --         123.6
  Employee stock compensation....      --       0.1       --       1.0        (1.0)         --            --
                                    -----      ----     ----    ------       -----         ---        ------
Balance at December 31, 1996.....   $  --      54.8     $0.5    $170.8       $(1.0)       $6.4        $176.7
                                    =====      ====     ====    ======       =====         ===        ======


   The accompanying notes are an integral part of these financial statements.

                            MONTEREY RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Monterey Resources, Inc. (the "Company" or "Monterey") was formed in 1996 to assume the operations of Santa Fe Energy Resources, Inc.'s ("Santa Fe") Western Division (the "Western Division") which conducted Santa Fe's operations in the state of California. The Company's financial statements include (i) the operations of the Western Division for the years ended December 31, 1994 and 1995, and for the period January 1, 1996 through October 31, 1996, and (ii) the operations of the Company for the two months ended December 31, 1996. The financial statements for these periods are presented as if the Western Division existed as a entity separate from Santa Fe and include the historical assets, liabilities, revenues and expenses that are directly related to the Company's operations, and include allocations from certain Santa Fe income statement and balance sheet accounts. Such allocations are considered reasonable by management and are discussed further in Note 4. Certain prior period amounts have been reclassified to conform to current presentation.

     In November 1996, prior to the initial public offering (the "IPO") discussed below, pursuant to a contribution and conveyance agreement, among other things: (i) Santa Fe contributed to Monterey substantially all of the assets and properties of the Western Division, subject to the retention by Santa Fe of a $30.0 million production payment; (ii) the Company assumed all obligations and liabilities of Santa Fe associated with or allocated to the assets and properties of the Western Division, including $245.0 million of indebtedness in respect of Santa Fe's 10.23% Series E Notes due 1997, 10.27% Series F Notes due 1998 and 10.61% Series G Notes due 2005 (the "Series E Notes", "Series F Notes" and "Series G Notes", respectively); (iii) Monterey agreed to purchase from Santa Fe an $8.3 million promissory note receivable, which bears interest at prime plus 2%, compounded quarterly, related to the sale to a third party of certain surface acreage located in Orange County, California and secured by a Deed of Trust thereon, and (iv) Monterey agreed to pay certain investment advisory fees which approximate $3.5 million on behalf of Santa Fe, payable only upon the occurrence of the Spin Off (see Note 3). Also prior to the IPO, Monterey and Santa Fe entered into a $75.0 million revolving credit facility with a group of banks (the "Credit Facility") and borrowed $16.0 million which was retained by Santa Fe.

     In exchange for the net assets contributed, the Company issued 45,350,000 shares of its common stock to Santa Fe. The transfer of assets resulted in a step-up in the tax basis of certain transferred assets, and the Company recorded a $23.9 million deferred tax asset related to the step-up as a credit to paid-in capital.

     In November 1996 Monterey completed its IPO, selling 9,335,000 shares of its common stock for total consideration of $123.6 million (after deducting underwriting discounts of $9.1 million and other costs of $2.6 million). The proceeds from the IPO were used in part to (i) repay the Series E Notes and the Series F Notes ($70.0 million) and pay a prepayment penalty thereon of $2.5 million; (ii) retire the production payment ($30.0 million); (iii) repay the $16.0 million outstanding under the Credit Facility; and (iv) pay a $2.0 million fee with respect to a supplement to the indenture relating to Santa Fe's 11% Senior Subordinated Debentures due 2004 to permit the IPO and the Spin Off (as defined in Note 3) to proceed without the occurrence of a breach or default under such indenture. Subsequent to the IPO, Monterey issued $175.0 million in aggregate principal amount of 10.61% Senior Notes due 2005 (the "Senior Notes") to holders of the Series G Notes in exchange for the cancellation of such notes and paid a $1.3 million consent fee in connection therewith. In December 1996 the Company purchased the previously mentioned $8.3 million note receivable, which bears interest at prime plus 2% and matures on June 30, 1997, from Santa Fe for cash.

     The costs and expenses relating to the early extinguishment of debt assumed in the IPO as discussed above, and $1.0 million of related transaction costs, are reflected in the Statement of Operations as an extraordinary item, net of $2.3 million in income taxes.

     At December 31, 1996, Santa Fe owned 82.8% of the Company's outstanding common stock. Santa Fe has announced that it intends to distribute pro rata to its common shareholders all of the shares of the Company's common stock that it owns by means of a tax-free distribution. See Note 3.

                            MONTEREY RESOURCES, INC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Oil and Gas Operations

     The Company follows the successful efforts method of accounting for its oil and gas exploration and production activities. Costs (both tangible and intangible) of productive wells and development dry holes, as well as the cost of prospective acreage, are capitalized. The costs of drilling and equipping exploratory wells which do not find proved reserves are expensed upon determination that the well does not justify commercial development. Other exploratory costs, including geological and geophysical costs and delay rentals, are charged to expense as incurred.

     Depletion and depreciation of proved properties are computed on an individual field basis using the unit-of-production method based upon proved oil and gas reserves attributable to the field. Certain other oil and gas properties are depreciated or amortized on a straight-line basis.

     In the fourth quarter of 1995 the Company changed its impairment policy to conform to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with the provisions of SFAS No. 121 individual proved properties are reviewed periodically to determine if the carrying value of the property exceeds the expected undiscounted future net cash flows from the operation of the property. Based on this review and the continuing evaluation of development plans, economics and other factors, as appropriate, the Company records impairment (additional depletion and depreciation) to the extent that the carrying value of the property exceeds the fair value based on discounted future net cash flows. No impairments were recorded in connection with the adoption of SFAS No. 121.

     The Company provides for future abandonment and site restoration costs with respect to certain of its oil and gas properties. The Company estimates that with respect to these properties such future costs total approximately $19.1 million and such amount is being accrued using unit-of-production rates over the expected life of the properties. At December 31, 1996 and 1995, Accumulated Depletion, Depreciation and Amortization includes $6.2 million and $4.8 million, respectively, of such costs.

     The value of undeveloped acreage is aggregated and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized to expense over the average holding period. Additional amortization may be recognized based upon periodic assessment of prospect evaluation results. The cost of properties determined to be productive is transferred to proved properties; the cost of properties determined to be nonproductive is charged to accumulated amortization.

     Maintenance and repairs are expensed as incurred; major renewals and improvements are capitalized. Gains and losses arising from sales of properties are included in income currently.

     The Company's financial statements reflect its proportionate interest in the revenues, costs, expenses and capital with respect to properties in which its ownership is less than 100%.

  Revenue Recognition

     Revenues from the sale of crude oil and liquids produced are generally recognized upon the passage of title (generally when the crude oil and liquids leave the field), net of royalties and net profits interests. Revenues from sales of crude oil purchased relate to the sales of low viscosity crude oil purchased and blended with certain of the Company's high viscosity, low gravity crude oil production, either to facilitate pipeline transportation or to realize higher marketing margins. The cost to purchase such crude oil is reflected as an expense. Revenues from natural gas production are generally recorded using the entitlement method, net of royalties and net profits interests.

                            MONTEREY RESOURCES, INC.

     From time to time a portion of the Company's oil sales have been hedged. See Note 11 -- Commitments and Contingencies -- Hedging.

  Accounts Receivable

     Accounts Receivable relates primarily to sales of oil and gas and amounts due from joint interest partners for expenditures made by the Company on behalf of such partners. The Company reviews the financial condition of potential purchasers and partners prior to signing sales or joint interest agreements.

  Inventories

     Inventories are valued at the lower of cost (average price or first-in, first-out) or market. Crude oil inventories at December 31, 1996 and 1995 were $0.9 million and $0.8 million, respectively, and materials and supplies inventories at such dates were $0.8 million and $0.6 million, respectively.

  Environmental Expenditures

     Environmental expenditures relating to current operations are expensed or capitalized, as appropriate, depending on whether such expenditures provide future economic benefits. Liabilities are recognized when the expenditures are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and undiscounted site-specific costs. Generally, such recognition coincides with the Company's commitment to a formal plan of action.

  Income Taxes

     The Company is included in the consolidated tax return of Santa Fe and records a provision for income taxes under the terms of the Tax Allocation Agreement with Santa Fe (see Note 12). The Company follows the asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities are determined using the tax rate for the period in which those amounts are expected to be received or paid, based on a scheduling of temporary differences between the tax bases of assets and liabilities and their reported amounts. Under this method of accounting for income taxes, any future changes in income tax rates will affect deferred income tax balances and financial results.

  Use of Estimates

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities and the periods in which certain items of revenue and expense are included. Actual results may differ from such estimates.

  Pro Forma per Share Data

     Common shares outstanding at November 19, 1996, the closing date of the Company's IPO, have been included in the pro forma per share calculations as if such shares were outstanding for all periods prior to November 19, 1996.

(3) INTENDED SPIN OFF

     Santa Fe has announced that it intends to distribute pro rata to its common shareholders all of the shares of the Company's common stock it owns by means of a tax-free distribution (the "Spin Off"). Santa Fe's final determination to proceed will require a declaration of the Spin Off by Santa Fe's board of directors. Such a declaration is not expected to be made until certain conditions, many of which are beyond the control of Santa Fe, are satisfied, including: (i) receipt by Santa Fe of a ruling from the Internal Revenue Service as to the tax-

                            MONTEREY RESOURCES, INC.

free nature of the Spin Off, (ii) approval of the Spin Off by Santa Fe's stockholders; (iii) the absence of any future change in future market or economic conditions (including developments in the capital markets) or Santa Fe's or the Company's business and financial condition that causes Santa Fe's board to conclude that the Spin Off is not in the best interests of Santa Fe's shareholders. The Company has been advised by Santa Fe that it does not expect the Spin Off to occur prior to August 1997. If Santa Fe consummates the Spin Off, the increased shares available in the marketplace may have an adverse effect on the market price of the Company's common stock. Monterey has been advised by Santa Fe that as of December 31, 1996, Santa Fe had approximately 38,500 shareholders of record.


     Pursuant to the terms of a letter agreement dated as of June 13, 1996, a fee will be payable by the Company to Chase Securities Inc. and Petrie Parkman & Co., Inc. upon consummation of the Spin Off. The total amount of such fee is equal to the product of (a) the sum of the market value of the shares of the Company's common stock distributed in the Spin Off (based upon the average closing price of the Company's common stock during the ten trading days after the Spin Off) plus the aggregate principal amount of long-term indebtedness assumed by the Company in connection with the Spin Off (which totalled $175.0 million) times (b) 0.5%, less $1.0 million. If the market value of the Company's common stock at the time of the Spin Off is $16.00 per share (a recent trading price of Monterey common stock), the Company estimates the total fee payable would be approximately $3.5 million, of which $1.75 million would be payable to each of Chase Securities and Petrie Parkman. In addition, a fee of $400,000 will be payable to GKH Partners, L.P., of which $200,000 will be payable by each of the Company and Santa Fe. One of the Company's directors is associated with GKH Partners.



(4) RELATED-PARTY TRANSACTIONS



     The financial statements for Western Division for each of the periods presented include certain allocations from Santa Fe income statement and balance sheet accounts, which are considered reasonable and necessary by management to properly reflect the actual costs incurred of the Western Division's operations. Such proportional allocations were primarily based on identifiable revenues, operating costs, assets and liabilities. General and administrative expenses represent corporate overhead allocations. The Western Division's results of operations include corporate overhead allocations as follows: (i) production and operating expense includes $2.4 million in 1996, $1.9 million in 1995 and $3.0 million in 1994; (ii) exploration expense includes $0.3 million in 1996, $0.5 million in 1995 and $0.5 million in 1994; and (iii) general and administrative expense includes $5.3 million in 1996, $6.4 million in 1995 and $7.9 million in 1994. If the Western Division had been a separate, unaffiliated entity, the Company estimates that general and administrative expense would have been higher by $0.6 million, $2.1 million and $1.2 million in 1996, 1995 and 1994, respectively. Santa Fe provided cash management services to the Western Division through a centralized treasury system and therefore all intercompany accounts were settled daily and no cash balances were maintained by the Western Division. All cash generated from the Western Division's operations, after considering revenues and deductions for expenses (including corporate allocations), capital expenditures and working capital requirements, were deemed to be cash dividends to Santa Fe.


     Santa Fe provides various administrative and financial services to the Company, including administration of certain employee benefits plans, access to telecommunications, corporate legal assistance and certain other corporate staff and support services. The Company and Santa Fe have entered into a Services Agreement under which the Company pays a fee of $120,000 per month for such services until such time as the Company assumes full responsibility during 1997 for each of the services covered by the agreement. General and administrative expense for 1996 includes $240,000 of such costs.

     See Note 1 for a discussion of the Company's purchase of an $8.3 million promissory note from Santa Fe, Note 3 for discussion of advisory fees payable upon consummation of the Spin Off to an affiliate of one of the

                            MONTEREY RESOURCES, INC.

Company's directors and Note 10 for discussion of the participation of certain of the Company's employees in Santa Fe's employee benefit and pension plans.

(5) CASH FLOWS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     The Company made interest payments of $26.8 million, $25.8 million and $26.3 million in 1996, 1995 and 1994, respectively.

(6) FINANCING AND DEBT

     Long-Term Debt at December 31, 1996 and 1995 consisted of (in millions of dollars):


                                                              DECEMBER 31,
                                              --------------------------------------------
                                                      1996                    1995
                                              --------------------    --------------------
                                              CURRENT    LONG-TERM    CURRENT    LONG-TERM
                                              -------    ---------    -------    ---------
Senior Notes................................    --         175.0        --            --
Santa Fe Series E & F Notes.................    --            --        --          70.0
Santa Fe Series G Notes.....................    --            --        --         175.0
                                                --         -----        --         -----
                                                --         175.0        --         245.0
                                                ==         =====        ==         =====


     In November 1996 the Company issued the Senior Notes which were exchanged for $175.0 million of senior notes previously issued by Santa Fe. The Senior Notes bear interest at 10.61% per annum and mature $25 million per year in each of the years 1999 through 2005.

     Effective November 13, 1996 the Company entered into the Credit Facility which matures November 13, 2000. The Credit Facility permits the Company to obtain revolving credit loans and issue letters of credit up to an aggregate amount of up to $75.0 million, with the aggregate amount of letters of credit outstanding at any time limited to $15.0 million. Borrowings are unsecured and interest rates are tied to the bank's prime rate or eurodollar rate, at the option of the Company.

     The Credit Facility and Senior Notes include covenants that restrict the Company's ability to take certain actions, including the ability to incur additional indebtedness and to pay dividends on capital stock. Under the most restrictive of these covenants, at December 31, 1996, the Company could incur up to $253.4 million of additional indebtedness or incur a lesser amount and pay dividends up to $61.7 million. The Company's ability to pay dividends is limited by provisions in the Credit Facility and the Senior Notes prohibiting the payment of more than $31.0 million in dividends to Santa Fe in any fiscal year prior to the Spin Off.

     At December 31, 1996, the Company had $2.3 million of outstanding letters of credit.

     In 1994 the Company retired the $12.6 million outstanding balance of a term loan which the Company had incurred in 1991 in connection with the purchase of certain producing properties.

                            MONTEREY RESOURCES, INC.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 "Disclosure About Fair Value of Financial Instruments" requires the disclosure, to the extent practicable, of the fair value of financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences, if any, of realization or settlement. The following table reflects the financial instruments for which the fair value differs from the carrying amount of such financial instrument in the Company's December 31, 1996 and 1995 balance sheets (in millions of dollars):

                                                         1996                 1995
                                                   -----------------    -----------------
                                                   CARRYING    FAIR     CARRYING    FAIR
                                                    AMOUNT     VALUE     AMOUNT     VALUE
                                                   --------    -----    --------    -----
Long-Term Debt...................................   175.0      199.9     245.0      267.9

     The fair value of the Company's long-term debt is based upon current borrowing rates available for financings with similar terms and maturities.

(8) SEGMENT INFORMATION

     The principal business of the Company consists of the acquisition, exploration and development of oil and gas properties and the production and sale of crude oil and liquids and natural gas. All such operations are located in the United States.

     Crude oil and liquids accounted for about 99% of revenues in 1996, 1995 and 1994. The following table (which, with respect to certain properties, includes royalty and working interest owners' share of production) reflects sales to crude oil purchasers who accounted for more than 10% of the Company's crude oil and liquids revenues (in millions of dollars):


                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1996    1995    1994
                                                              ----    ----    ----
Shell Oil Company...........................................   35      44      42
Celeron Corporation.........................................   22      28      31


(9) SHAREHOLDERS' EQUITY

  Common Stock

     In a public offering in November 1996 the Company issued 9,335,000 shares of common stock. The issue price was $14.50 per share and the Company received total proceeds of $123.6 million, after deducting underwriting costs of $9.1 million and other costs of $2.6 million. Immediately prior to the IPO the Company issued 45,350,000 shares to Santa Fe in exchange for the net assets of the Western Division.

     The Company currently intends to pay to its stockholders a quarterly dividend of $0.15 per share of common stock ($0.60 annually). The first dividend has been declared and will be paid in April 1997, consisting of a pro rated dividend of $0.22 in respect of the Company's first partial quarter ended December 31, 1996, and for its first full quarter of operations ending March 31, 1997.

  1996 Incentive Stock Compensation Plan

     Under the terms of the Monterey Resources, Inc. 1996 Incentive Stock Compensation Plan (the "Plan") the Company may grant options and awards with respect to no more than 3,000,000 shares of common stock

                            MONTEREY RESOURCES, INC.

to officers, directors and key employees. Up to 500,000 of such shares may be issued as Restricted Stock. During 1996, the Company granted options on 248,500 shares at an average exercise price of $14.59 per share, with each option granted having an average fair value of $7.77 per share. The grants, which were awarded at the market price at the date of the grant, have a ten-year term and vest 20% per year over five years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (i) expected dividend yield -- 0%; (ii) expected stock price volatility -- 24%; (iii) risk-free interest rate -- 6.4%; (iv) expected life of options -- 10 years.

     During 1996 the Company also issued 72,499 restricted shares in accordance with the terms of the plan, which vest over a five-year period from the date of grant.

     Notwithstanding anything in the Plan or any Award agreement to the contrary, generally no 1996 Award shall become exercisable or payable (even if vested) prior to the first anniversary of the date the Company is spun off by Santa Fe, or during any such additional period, if any, as may be recommended by counsel to the Company as necessary or helpful to the tax-free status of the Spin Off.

     In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"), which established financial accounting and reporting standards for stock-based employee compensation plans. FAS 123 encourages companies to adopt a fair value based method of accounting for such plans but continues to allow the use of the intrinsic value method prescribed for Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to continue to account for stock-based compensation in accordance with APB 25. If the Company had elected to recognize compensation costs based on the fair value of options granted as prescribed by FAS 123, net income and the related per share amounts would have been unchanged.

     During the initial phase-in period, the effects of applying FAS 123 for recognizing compensation cost on a pro forma basis may not be representative of the effects on reported earnings for future periods since the options granted vest over several periods and additional awards will be made in future periods.

                            MONTEREY RESOURCES, INC.

(10) PENSION AND OTHER EMPLOYEE BENEFIT PLANS

  Pension Plans

     The Company sponsors a pension plan covering certain hourly-rated employees in California (the "Hourly Plan"). The Hourly Plan provides benefits that are based on a stated amount for each year of service. The Company annually contributes amounts which are actuarially determined to provide the Hourly Plan with sufficient assets to meet future benefit payment requirements.

     The following table sets forth the funded status of the Hourly Plan at December 31, 1996 and 1995 (in millions of dollars):

                                                              1996     1995
                                                              -----    -----
Plan assets at fair value, primarily invested in fixed-rate
  securities................................................    9.5      8.7
Actuarial present value of projected benefit obligations
  Accumulated benefit obligations...........................
  Vested....................................................  (10.9)   (10.4)
  Nonvested.................................................   (0.4)    (0.4)
                                                              -----    -----
Excess of projected benefit obligation over plan assets.....   (1.8)    (2.1)
Unrecognized net (gain) loss from past experience different
  from that assumed and effects of changes in assumptions...   (0.4)    (0.3)
Unrecognized prior service cost.............................    0.4      0.4
Unrecognized net obligation.................................    1.0      1.2
Additional minimum liability................................   (1.1)    (1.3)
                                                              -----    -----
Accrued pension liability...................................   (1.9)    (2.1)
                                                              =====    =====
Major assumptions at year-end
  Discount rate.............................................   7.50%    7.50%
  Expected long-term rate of return on plan assets..........   8.50%    8.50%

     The following table sets forth the components of pension expense for the Hourly Plan for 1996, 1995 and 1994 (in millions of dollars):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1995     1994
                                                              -----    -----    -----
Service cost................................................    0.2      0.2      0.2
Interest cost...............................................    0.8      0.8      0.8
Return on plan assets.......................................   (0.9)    (1.4)    (0.4)
Net amortization and deferral...............................    0.4      0.9       --
                                                               ----     ----     ----
                                                                0.5      0.5      0.6
                                                               ====     ====     ====

     The Company's salaried personnel participate in the Santa Fe defined benefit retirement plan (the "Santa Fe Plan") covering substantially all salaried employees not covered by collective bargaining agreements and a nonqualified supplemental retirement plan (the "Supplemental Plan"). The Supplemental Plan will pay benefits to participants in the Santa Fe Plan in those instances where the Santa Fe Plan formula produces a benefit in excess of limits established by ERISA and the Tax Reform Act of 1986. Benefits payable under the Santa Fe Plan are based on years of service and compensation during the five highest paid years of service during the ten years immediately preceding retirement. Santa Fe's funding policy is to contribute annually not less than the minimum required by ERISA and not more than the maximum amount deductible for income tax purposes. The Company has been allocated its proportionate share of the expense associated

                            MONTEREY RESOURCES, INC.

with such plans. The Company's share of such expenses totaled $0.4 million, $0.2 million and $0.2 million in 1996, 1995, and 1994, respectively.


  Postretirement Benefits Other than Pensions



Santa Fe provides health care and life insurance benefits for substantially all employees who retire under the provisions of a Santa Fe-sponsored retirement plan and their dependents. Participation in the plans is voluntary and requires a monthly contribution by the employee. Effective January 1, 1993 Santa Fe adopted the provisions of SFAS No. 106 -- "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Statement requires the accrual, during the years the employee renders service, of the expected cost of providing post-retirement benefits to the employee and the employee's beneficiaries and covered dependents. The Company has been allocated its proportionate share of Santa Fe's expense with respect to such benefits. The Company's share of such expense totaled $0.2 million in 1996 and $0.1 million in each of 1995 and 1994.


  Savings Plan

     Santa Fe has a savings plan available to substantially all salaried employees and intended to qualify as a deferred compensation plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Santa Fe will match employee contributions for an amount up to 4% of each employee's base salary. In addition, if at the end of each fiscal year Santa Fe's performance for such year has exceeded certain predetermined criteria, each participant will receive an additional matching contribution equal to 50% of the regular matching contribution. The Company has been allocated its proportionate share of contributions to the 401(k) Plan, which are charged to expense. The Company's share of such contributions totaled $0.3 million in 1996 and $0.2 million in each of 1995 and 1994.

(11) COMMITMENTS AND CONTINGENCIES

  Hedging

     The Company's 1996 and 1995 financial statements include the impact of oil and gas hedging losses which were allocated by Santa Fe. Santa Fe from time to time enters into such transactions in order to reduce exposure to fluctuations in market prices of oil and natural gas. Oil hedging losses were allocated to the Company based upon relative production volumes and were recognized as a reduction of oil revenues in the period in which the hedged production was sold. Such amounts totaled $3.1 million and $0.1 million in 1996 and 1995, respectively. Currently the Company has no oil hedges in place and, going forward, the Company does not expect to hedge a substantial portion of its oil production.

     Additionally, during the first six months of 1996, Santa Fe hedged 20 MMcf per day of the natural gas purchased for use in the Company's steam generation operations. Such hedges, which terminated at the end of the second quarter, resulted in a $3.2 million increase in the Company's production and operating costs. While the Company currently has no natural gas hedges in place, the Company's management may determine that such arrangements are appropriate in the future in order to reduce the Company's exposure to increases in gas prices.

  Spin Off Tax Indemnity Agreement

     To protect Santa Fe from Federal and state income taxes, penalties, interest and additions to tax that would be incurred by it if the Spin Off by Santa Fe were determined to be a taxable event, the Company and Santa Fe have entered into an agreement under which the Company has agreed to indemnify Santa Fe with respect to tax liabilities resulting primarily from actions taken by the Company at any time during the one-year period after the Spin Off (or if certain tax legislation is enacted and is applicable to the Spin Off, such

                            MONTEREY RESOURCES, INC.

longer period as is required for the Spin Off to be tax free to Santa Fe) (the "Restricted Period"). The Company has also agreed that, unless it obtains an opinion of counsel or a supplemental ruling from the Internal Revenue Service that such action will not adversely affect the qualification of the Spin Off as tax-free, the Company will not merge or consolidate with another corporation, liquidate or partially liquidate, sell or transfer all or substantially all of its assets or redeem or otherwise repurchase any of its stock or issue additional shares of the Company's capital stock during such Restricted Period. The Company's obligations under this agreement could possibly deter offers or other efforts by third parties to obtain control of the Company during such Restricted Period, which could deprive the Company's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.


     The indemnity agreement will apply if the Spin Off occurs prior to December 31, 1997. The Company believes that if the Company is required to make payments pursuant to such agreement, the amount that the Company would pay to Santa Fe would have a material adverse effect on the Company's financial condition and results of operations. The actions for which the Company is required to indemnify Santa Fe pursuant to this agreement are within the Company's control, and the Company has no intention of taking any actions during the Restricted Period that would have such effect.


  Environmental Regulation

     Federal, state and local laws and regulations relating to environmental quality control affect the Company in all of its oil and gas operations. Set forth below are descriptions of three sites for which the Company has been identified as a potentially responsible party ("PRP") and for which the Company may be held jointly and severally liable with other PRPs.

     The Company has been identified as one of over 250 PRPs at a superfund site in Los Angeles County, California (the "OII Site"). The site was operated by a third party as a waste disposal facility from 1948 until 1983. The Environmental Protection Agency ("EPA") is requiring the PRPs to undertake remediation of the site in several phases, which include site monitoring and leachate control, gas control and final remediation. In November 1988 the EPA and a group of PRPs that includes the Company entered into a consent decree covering the site monitoring and leachate control phases of remediation. The Company was a member of the group Coalition Undertaking Remediation Efforts ("CURE") which was responsible for constructing and operating the leachate treatment plant. This phase is now complete and the Company's share of costs with respect to this phase was $1.6 million ($0.9 million after recoveries from working interest participants in the unit in which the wastes were generated). Another consent decree provides for the predesign, design and construction of a gas plant to harness and market methane gas emissions. The Company is a member of the New CURE group which is responsible for the gas plant construction and operation and landfill cover. Currently, New CURE is in the design stage of the gas plant. The Company's share of costs of this phase is expected to be $1.9 million and such costs have been provided for in the financial statements. Pursuant to consent decrees settling lawsuits against the municipalities and transporters not named by the EPA as PRPs, such parties are required to pay approximately $84 million of which approximately $76 million will be credited against future expenses. The EPA and the PRPs are currently negotiating the final closure requirements. After taking into consideration the credits from the municipalities and transporters, the Company estimates that its share of final costs of the closure will be approximately $0.8 million which amount has been provided for by the Company in its financial statements. The Company has entered into a Joint Defense Agreement with the other PRPs to defend against a lawsuit filed in September 1994 by ninety-five homeowners alleging, among other things, nuisance, trespass, strict liability and infliction of emotional distress. A second lawsuit has been filed by thirty-three additional homeowners and the Company and the other PRP's have entered into a Joint Defense Agreement. At this stage of the lawsuit the Company is not able to estimate costs or potential liability.

                            MONTEREY RESOURCES, INC.

     In 1994 the Company received a request from the EPA for information pursuant to Section 104(e) of CERCLA and a letter ordering the Company and seven other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Santa Fe Springs, California (the "Santa Fe Springs Site"). The Company owned the property on which the site is located from 1921 to 1932. During that time the property was leased to another company and in 1932 the property was sold to that company. During the time the other company leased or owned the property and for a period thereafter, hazardous wastes were allegedly disposed at the site. Total past and future costs for remediation are estimated to be approximately $8.0 million. The Company filed its response to the Section 104(e) order setting forth its position and defenses based on the fact that the other company was the lessee and operator of the site during the time the Company was the owner of the property. However, the Company has also given its Notice of Intent to comply with the EPA's order to prepare a remediation design plan. The PRPs estimate total cost to complete this final remediation to be $3 million and the Company has provided $250,000 for such costs in its financial statements.

     In 1995 the Company and twelve other companies received notice that they have been identified as PRPs by the California Department of Toxic Substances Control (the "DTSC") as having generated and/or transported hazardous waste to the Environmental Protection Corporation ("EPC") Eastside Landfill during its fourteen-year operation from 1971 to 1985 (the "Eastside Site"). EPC has since liquidated all assets and placed the proceeds in trust (the "EPC Trust") for closure and post-closure activities. However, these monies may not be sufficient to close the site. The PRPs have entered into an enforceable agreement with the DTSC to characterize the contamination at the site and prepare a focused remedial investigation and feasibility study. The DTSC has agreed to implement reasonable measures to bring new PRPs into the agreement. The DTSC will address subsequent phases of the cleanup, including remedial design and implementation in a separate order agreement. The cost of the remedial investigation and feasibility study is estimated to be $0.8 million, the cost of which will be shared by the PRPs and the EPC Trust. The ultimate costs of subsequent phases will not be known until the remedial investigation and feasibility study is completed and a remediation plan is accepted by the DTSC. The Company currently estimates final remediation could cost $2 million to $6 million and believes the monies in the EPC Trust will be sufficient to fund the lower end of this range of costs. The Company has provided $80,000 in its financial statements for its share of costs related to this site.

     Pursuant to the Contribution Agreement, the Company agreed to indemnify and hold harmless Santa Fe from and against any costs incurred in the future relating to environmental liabilities of the Western Division assets (other than the assets retained by Santa Fe), including any costs or expenses incurred at any of the OII Site, the Santa Fe Springs Site and the Eastside Site, and any costs or liabilities that may arise in the future that are attributable to laws, rules or regulations in respect of any property or interest therein located in California and formerly owned or operated by the Western Division or its predecessors. Santa Fe agreed to indemnify the Company from and against any costs relating to environmental liabilities of any assets or operations of Santa Fe (whether or not currently owned or operated by Santa Fe) to the extent not attributable to the Western Division (other than the assets retained by Santa
Fe).

  Employment Agreements


     The Company has entered into employment agreements ("Employment Agreements") with eight key employees. The initial term of the agreements expire on December 31, 1999; however, beginning January 1, 1998 and on each January 1 thereafter the term of the agreements will automatically be extended for an additional one-year period, unless by September 30 of the preceding year the Company gives notice that the agreement will not be so extended. The term of seven of the agreements is automatically extended for a period of two years following a change in control. The other employment agreement is automatically extended for a three-year period following a change in control.

                            MONTEREY RESOURCES, INC.

     In the event that following a change in control employment is terminated for reasons specified in the Employment Agreements, the agreements provide for
(i) payment of certain amounts to the employee based on the employee's salary and bonus under the Company's Incentive Compensation Plan; (ii) payout of nonvested restricted stock, phantom units, stock options, if any, and (iii) continuation of certain insurance benefits for a period of up to 24 to 36 months. The payments and benefits are payable pursuant to the Employment Agreements only to the extent they are not paid out under the terms of any other plan of the Company. In addition, payments and benefits under certain employment agreements are subject to further limitation based on certain provisions of the Internal Revenue Code.

  Operating Leases

     The Company has noncancellable agreements with terms ranging from one to six years to lease office space and equipment. Minimum rental payments due under the terms of these agreements are: 1997 -- $1.7 million, 1998 -- $1.5 million, 1999 -- $1.4 million, 2000 -- $1.2 million, 2001 -- $1.2 million and $5.5 million thereafter. Rental payments made under the terms of noncancellable agreements totaled $1.3 million in 1996, $0.8 million in 1995 and $0.9 million in 1994.

  Other Matters

     The Company has certain long-term contracts ranging up to eleven years for the supply and transportation of approximately 20 million cubic feet per day of natural gas to the Company's operations in Kern County, California. In the aggregate, these contracts involve a minimum commitment on the part of the Company of approximately $18.6 million per year (based on prices equal to 102% of the applicable index and transportation charges in effect for December 1996).

     There are other claims and actions, including certain other environmental matters, pending against the Company. While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the business, financial condition or liquidity of the Company.

(12) INCOME TAXES

     Monterey is included in the consolidated tax returns of Santa Fe, and pursuant to the Tax Allocation Agreement, the Company pays to Santa Fe an amount approximately the federal, state and local tax liability it would have paid if it was an unaffiliated company. Accordingly, the amounts reflect in the financial statements, for all periods presented, have been prepared as if Monterey was not a member of Santa Fe's consolidated group.


     During 1995 Santa Fe elected for federal income tax purposes to capitalize, rather than expense, intangible drilling costs attributable to the Company's operations (which aggregated $23 million and $22 million in 1996 and 1995, respectively). Such election resulted in a temporary difference and the recording of a deferred tax asset which will reverse in future years. Current federal tax expense includes $5.8 million and $7.0 million in 1996 and 1995, respectively, as a result of such election. After the Company ceases to be a member of Santa Fe's consolidated group, it intends to elect to expense such costs thereafter incurred. Expensing such costs in the future will result in a reduction in current taxes payable and an increase in the deferred tax liability.

                            MONTEREY RESOURCES, INC.

     The Company's income tax expense for the years ended December 31, 1996, 1995 and 1994 is presented below. Such amounts for 1996 include a current and deferred tax benefit of $2.2 million and $0.1 million, respectively, related to the Company's extraordinary debt extinguishment costs.

                                                              1996     1995     1994
                                                              ----     ----     ----
Current
  U.S. federal..............................................  15.7      5.0      --
  State.....................................................   6.1      3.3      --
                                                              ----     ----     ---
                                                              21.8      8.3      --
                                                              ----     ----     ---
Deferred
  U.S. federal..............................................   3.7      6.4     3.0
  State.....................................................   0.4      1.3     1.7
                                                              ----     ----     ---
                                                               4.1      7.7     4.7
                                                              ----     ----     ---
                                                              25.9     16.0     4.7
                                                              ====     ====     ===

     The Company's deferred income tax liabilities (assets) at December 31, 1996 and 1995 are composed of the following differences between financial and tax reporting (in millions of dollars):

                                                              1996     1995
                                                              -----    -----
Capitalized costs and write-offs............................   40.8     72.4
State deferred liability....................................   10.1     17.0
                                                              -----    -----
Gross deferred liabilities..................................   50.9     89.4
                                                              -----    -----
Accruals not currently deductible for tax purposes..........   (5.8)    (7.3)
EOR credit carryforwards....................................   (1.9)    (4.6)
AMT credit carryforwards....................................     --     (2.8)
                                                              -----    -----
Gross deferred assets.......................................   (7.7)   (14.7)
                                                              -----    -----
Deferred tax liability......................................   43.2     74.7
                                                              =====    =====

     A reconciliation of the Company's U.S. income tax expense computed by applying the statutory U.S. federal income tax rate to the Company's income before income taxes for the years ended December 31, 1996, 1995 and 1994 is presented in the following table (in millions of dollars):


                                                             1996      1995      1994
                                                             -----     -----     -----
U.S. federal income taxes at statutory rate................   26.7      17.6       5.7
Increase (reduction) resulting from:
  State income taxes, net of federal effect................    4.2       3.0       1.1
  Enhanced oil recovery credit.............................   (5.2)     (4.2)     (2.5)
  Permanent differences....................................    0.2      (0.2)     (0.2)
  Other....................................................     --      (0.2)      0.6
                                                             -----     -----     -----
                                                              25.9      16.0       4.7
                                                             =====     =====     =====

                            MONTEREY RESOURCES, INC.

                SUPPLEMENTAL INFORMATION TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

OIL AND GAS RESERVES AND RELATED FINANCIAL DATA

     Information with respect to the Company's oil and gas producing activities, all of which are located in the United States, is presented in the following tables. Reserve quantities as well as certain information regarding future production and discounted cash flows were determined by independent petroleum consultants, Ryder Scott Company.

  Oil and Gas Reserves

     The following table sets forth the Company's net proved oil and gas reserves at December 31, 1996, 1995, 1994 and 1993 and the changes in net proved oil and gas reserves for the years ended December 31, 1996, 1995 and 1994.

                                                               CRUDE OIL     NATURAL
                                                              AND LIQUIDS      GAS
                                                               (MMBBLS)       (BCF)
                                                              -----------    -------
Proved reserves at December 31, 1993........................     183.6        11.8
  Revisions of previous estimates...........................       9.9         2.9
  Improved recovery techniques..............................      12.6          --
  Purchases of minerals-in-place............................       0.2         0.1
  Production................................................     (15.1)       (1.4)
                                                                 -----        ----
Proved reserves at December 31, 1994........................     191.2        13.4
  Revisions of previous estimates...........................       9.7         0.9
  Improved recovery techniques..............................      13.7          --
  Purchases of minerals-in-place............................       0.1          --
  Production................................................     (15.2)       (1.9)
                                                                 -----        ----
Proved reserves at December 31, 1995........................     199.5        12.4
  Revisions of previous estimates...........................      12.0         1.1
  Improved recovery techniques..............................      14.4          --
  Purchases of minerals-in-place............................       7.6          --
  Production................................................     (17.1)       (1.3)
                                                                 -----        ----
Proved reserves at December 31, 1996........................     216.4        12.2
                                                                 =====        ====
Proved developed reserves at December 31:
  1996......................................................     171.0         9.5
  1995......................................................     157.1         9.2
  1994......................................................     140.2         9.4
  1993......................................................     140.8         9.0

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

                            MONTEREY RESOURCES, INC.



        SUPPLEMENTAL INFORMATION TO FINANCIAL STATEMENTS -- (CONTINUED)


                                  (UNAUDITED)


  Estimated Present Value of Future Net Cash Flows

     Estimated future net cash flows from the Company's proved oil and gas reserves at December 31, 1996, 1995 and 1994 are presented in the following table (in millions of dollars, except as noted):


                                                         1996        1995        1994
                                                       --------    --------    --------
Future cash inflows..................................   4,169.3     2,763.0     2,428.5
Future production costs..............................  (2,178.0)   (1,383.6)   (1,219.9)
Future development costs.............................    (170.6)     (170.0)     (167.9)
Future income tax expenses...........................    (638.4)     (421.5)     (352.7)
                                                       --------    --------    --------
Net future cash flows................................   1,182.3       787.9       688.0
Discount at 10% for timing of cash flows.............    (501.6)     (361.5)     (321.9)
                                                       --------    --------    --------
Present value of future net cash flows from proved
  reserves (standardized measure)....................     680.7       426.4       366.1
                                                       ========    ========    ========
Average sales prices
  Oil ($/Barrel).....................................     19.19       13.78       12.62
  Natural gas ($/Mcf)................................      1.38        0.98        1.07


     The following table sets forth the changes in the present value of estimated future net cash flows from proved reserves during 1996, 1995 and 1994 (in millions of dollars):

                                                        1996        1995        1994
                                                       ------      ------      ------
Balance at beginning of year.........................   426.4       366.1       143.0
                                                       ------      ------      ------
Increase (decrease) due to:
  Sales of oil and gas, net of production costs......  (155.9)     (119.2)      (85.0)
  Net changes in prices and production costs.........   265.8        89.9       405.3
  Extensions, discoveries and improved recovery......    66.6        39.6        25.6
  Purchases of minerals-in-place.....................    40.8         0.8         0.6
  Sales of minerals in place.........................    (0.4)         --          --
  Development costs incurred.........................    50.5        49.1        22.7
  Changes in estimated volumes.......................    79.8         8.8        20.1
  Changes in estimated development costs.............   (20.8)      (24.8)      (22.7)
  Interest factor -- accretion of discount...........    66.9        56.5        20.0
  Income taxes.......................................  (139.0)      (40.4)     (163.5)
                                                       ------      ------      ------
                                                        254.3        60.3       223.1
                                                       ------      ------      ------
                                                        680.7       426.4       366.1
                                                       ======      ======      ======

     Estimated future cash flows represent an estimate of future net cash flows from the production of proved reserves using estimated sales prices and estimates of the production costs, ad valorem and production taxes, and future development costs necessary to produce such reserves. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense.

     The sales prices used in the calculation of estimated future net cash flows are based on the prices in effect at year end. Such prices have been held constant except for known and determinable escalations.

     Operating costs and ad valorem and production taxes are estimated based on current costs with respect to producing oil and gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

                            MONTEREY RESOURCES, INC.



        SUPPLEMENTAL INFORMATION TO FINANCIAL STATEMENTS -- (CONTINUED)


                                  (UNAUDITED)


     Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved. While applicable investment tax credits and other permanent differences are considered in computing taxes, no recognition is given to tax benefits applicable to future exploration costs or the activities of the Company that are unrelated to oil and gas producing activities.

     The information presented with respect to estimated future net revenues and cash flows and the present value thereof is not intended to represent the fair value of oil and gas reserves. Actual future sales prices and production and development costs may vary significantly from those in effect at year-end and actual future production may not occur in the periods or amounts projected. This information is presented to allow a reasonable comparison of reserve values prepared using standardized measurement criteria and should be used only for that purpose.

  Costs Incurred in Oil and Gas Producing Activities

     The following table includes all costs incurred, whether capitalized or charged to expense at the time incurred (in millions of dollars):

                                                              1996    1995    1994
                                                              ----    ----    ----
Property acquisition costs
  Unproved..................................................   0.1     0.1      --
  Proved....................................................   3.4     1.3      --
Exploration costs...........................................   1.6     2.5     1.4
Development costs...........................................  47.1    47.8    22.7
                                                              ----    ----    ----
                                                              52.2    51.7    24.1
                                                              ====    ====    ====

  Capitalized Costs Related to Oil and Gas Producing Activities

     The following table sets forth information concerning capitalized costs at December 31, 1996 and 1995 related to the Company's oil and gas operations (in millions of dollars):

                                                               1996       1995
                                                              -------    ------
Oil and gas properties
  Unproved..................................................      0.4       0.4
  Proved....................................................  1,006.2     960.7
  Other.....................................................      9.6       9.7
Accumulated amortization of unproved properties.............     (0.2)     (0.1)
Accumulated depletion and depreciation of proved
  properties................................................   (643.3)   (614.8)
Accumulated depreciation of other oil and gas properties....     (3.5)     (3.4)
                                                              -------    ------
                                                                369.2     352.5
                                                              =======    ======

                            MONTEREY RESOURCES, INC.



        SUPPLEMENTAL INFORMATION TO FINANCIAL STATEMENTS -- (CONTINUED)


                                  (UNAUDITED)


  Results of Operations from Oil and Gas Producing Activities

     The following table sets forth the Company's results of operations from oil and gas producing activities for the years ended December 31, 1996, 1995 and 1994 (in millions of dollars):

                                                            1996      1995      1994
                                                           ------     -----     -----
Revenues.................................................   292.9     218.7     191.9
Production costs:
  Production and operating costs.........................  (107.8)    (86.1)    (87.4)
  Taxes (other than income)..............................    (8.2)     (6.8)     (7.6)
Cost of crude oil purchases..............................   (20.8)     (6.5)    (11.7)
Exploration, including dry hole costs....................    (1.7)     (2.4)     (1.4)
Depletion, depreciation and amortization.................   (36.1)    (31.1)    (31.1)
Restructuring charges....................................      --        --      (1.1)
Gain (loss) on disposition of properties.................      --        --       0.3
                                                           ------     -----     -----
                                                            118.3      85.8      51.9
Income taxes.............................................   (48.4)    (35.1)    (21.2)
                                                           ------     -----     -----
                                                             69.9      50.7      30.7
                                                           ======     =====     =====

     Income taxes are computed by applying the appropriate statutory rate to the results of operations before income taxes. Applicable tax credits and allowances related to oil and gas producing activities have been taken into account in computing income tax expenses. No deduction has been made for indirect cost such as corporate overhead or interest expense.

  Summarized Quarterly Financial Data


                                                   1ST QTR    2ND QTR    3RD QTR    4TH QTR    YEAR
                                                   -------    -------    -------    -------    -----
                                                       (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)
1996
  Revenues.......................................   59.7       68.4       76.9        87.9     292.9
  Gross profit (a)...............................   24.4       30.2       26.3        34.9     115.8
  Income from operations.........................   22.5       28.2       24.4        31.8     106.9
  Income before extraordinary items..............   10.3       13.9       11.7        18.9      54.8
  Extraordinary items............................     --         --         --        (4.5)     (4.5)
  Net income.....................................   10.3       13.9       11.7        14.4      50.3
  Pro forma per share data (b)
     Income before extraordinary items...........   0.19       0.26       0.21        0.34      1.00
     Extraordinary items.........................     --         --         --       (0.08)    (0.08)
     Net income..................................   0.19       0.26       0.21        0.26      0.92
  Number of shares used in computing per share
     amounts (in millions).......................   54.8       54.8       54.8        54.8      54.8
1995
  Revenues.......................................   51.0       57.2       56.8        53.7     218.7
  Gross profit (a)...............................   15.8       24.9       23.1        19.6      83.4
  Income from operations.........................   13.8       23.2       21.3        17.8      76.1
  Net income.....................................    7.5        9.1        9.8         8.0      34.4
  Pro forma net income per share (b).............   0.14       0.17       0.18        0.14      0.63
  Number of shares used in computing per share
     amounts (in millions).......................   54.8       54.8       54.8        54.8      54.8


---------------

(a) Revenues less operating expenses other than general and administrative.


(b) Common shares outstanding at November 19, 1996, the closing date of the Company's IPO, have been included in the pro forma per share calculations as if such shares were outstanding for all periods prior to November 19, 1996.

                            MONTEREY RESOURCES, INC.



                      STATEMENT OF OPERATIONS (UNAUDITED)


                (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)



                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997        1996
                                                              ------      ------
Revenues
  Sales of crude oil and liquids produced...................   $74.7       $59.0
  Sales of natural gas produced.............................     0.3         0.4
  Sales of crude oil purchased..............................     9.6          --
  Other.....................................................     0.2         0.2
                                                               -----       -----
                                                                84.8        59.6
                                                               -----       -----
Costs and Expenses
  Production and operating..................................    31.1        24.5
  Cost of crude oil purchased...............................    10.7          --
  Exploration, including dry hole costs.....................     0.3         0.3
  Depletion, depreciation and amortization..................     9.3         8.6
  General and administrative................................     2.7         1.9
  Taxes (other than income).................................     2.6         1.9
                                                               -----       -----
                                                                56.7        37.2
                                                               -----       -----
Income from Operations......................................    28.1        22.4
  Interest income...........................................     0.5          --
  Interest expense..........................................    (4.7)       (6.4)
  Interest capitalized......................................     0.3         0.2
                                                               -----       -----
Income Before Income Taxes..................................    24.2        16.2
  Income taxes..............................................    (8.5)       (5.9)
                                                               -----       -----
Net Income..................................................   $15.7       $10.3
                                                               =====       =====
Net Income Per Share........................................   $0.29       $  --
                                                               =====       =====
Pro Forma Net Income Per Share..............................   $  --       $0.19
                                                               =====       =====
Number of shares used in computing net income per share (in
  millions).................................................    54.8        54.8
                                                               =====       =====



   The accompanying notes are an integral part of these financial statements.

                            MONTEREY RESOURCES, INC.



                                 BALANCE SHEET


                            (IN MILLIONS OF DOLLARS)



                                                               MARCH 31,     DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
                                                              (UNAUDITED)
                                         ASSETS
Current Assets
  Cash and cash equivalents.................................   $   14.9        $    9.3
  Accounts receivable.......................................       64.1            46.4
  Inventories...............................................        1.9             1.7
  Other current assets......................................        9.0             9.3
                                                               --------        --------
                                                                   89.9            66.7
                                                               --------        --------
Properties and Equipment, at cost
  Oil and gas (on the basis of successful efforts
     accounting)............................................    1,029.3         1,016.1
  Other.....................................................       15.0            14.2
                                                               --------        --------
                                                                1,044.3         1,030.3
  Accumulated depletion, depreciation and amortization......     (660.6)         (651.3)
                                                               --------        --------
                                                                  383.7           379.0
                                                               --------        --------
Other Assets................................................        1.5             1.5
                                                               --------        --------
                                                               $  475.1        $  447.2
                                                               ========        ========
                                 LIABILITIES AND EQUITY
Current Liabilities
  Accounts payable..........................................   $   47.0        $   34.2
  Dividends payable.........................................       12.0
  Interest payable..........................................         --             4.7
  Taxes payable.............................................        8.5             5.8
  Accrued employee benefits.................................        1.1             1.1
  Other current liabilities.................................        4.1             3.0
                                                               --------        --------
                                                                   72.7            48.8
                                                               --------        --------
Long-Term Debt..............................................      175.0           175.0
                                                               --------        --------
Other Long-Term Obligations.................................        3.6             3.5
                                                               --------        --------
Deferred Income Taxes.......................................       43.3            43.2
                                                               --------        --------
Commitments and Contingencies (Note 4)......................         --              --
                                                               --------        --------
Shareholders' Equity
  Preferred stock, $0.01 par value, 25,000,000 shares
     authorized, no shares issued or outstanding............         --              --
  Common stock, $0.01 par value, 100,000,000 shares
     authorized, 54,769,499 shares issued and outstanding...        0.5             0.5
  Paid-in capital...........................................      171.0           170.8
  Unamortized restricted stock awards.......................       (1.1)           (1.0)
  Retained earnings.........................................       10.1             6.4
                                                               --------        --------
                                                                  180.5           176.7
                                                               --------        --------
                                                               $  475.1        $  447.2
                                                               ========        ========



   The accompanying notes are an integral part of these financial statements.

                            MONTEREY RESOURCES, INC.



                      STATEMENT OF CASH FLOWS (UNAUDITED)


                            (IN MILLIONS OF DOLLARS)



                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
                                                               1997     1996
                                                              ------    -----
Operating Activities:
  Net income................................................  $ 15.7    $10.3
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, depletion and amortization...............     9.3      8.6
     Deferred income taxes..................................     0.1      2.3
     Other..................................................     0.2       --
     Changes in operating assets and liabilities
       Decrease (increase) in accounts receivable...........   (17.7)    (6.2)
       Decrease (increase) in other current assets..........    (0.1)    (0.3)
       Increase (decrease) in accounts payable..............    16.3      2.4
       Increase (decrease) in interest payable..............    (4.6)    (6.4)
       Increase (decrease) in other current liabilities.....     2.7       --
       Net change in other assets and liabilities...........     1.3      1.0
                                                              ------    -----
Net Cash Provided by Operating Activities...................    23.2     11.7
                                                              ------    -----
Investing Activities:
  Capital expenditures......................................   (17.5)    (9.6)
  Acquisition of producing properties.......................    (0.1)      --
                                                              ------    -----
Net Cash Used in Investing Activities.......................   (17.6)    (9.6)
                                                              ------    -----
Financing Activities:
  Dividends to parent.......................................      --     (2.1)
                                                              ------    -----
Net Cash Used in Financing Activities.......................      --     (2.1)
                                                              ------    -----
Net Increase in Cash and Cash Equivalents...................     5.6       --
Cash and Cash Equivalents at Beginning of Period............     9.3       --
                                                              ------    -----
Cash and Cash Equivalents at End of Period..................  $ 14.9    $  --
                                                              ======    =====



   The accompanying notes are an integral part of these financial statements.

                            MONTEREY RESOURCES, INC.



       STATEMENT OF DIVISION EQUITY AND SHAREHOLDERS' EQUITY (UNAUDITED)


                        (SHARES AND DOLLARS IN MILLIONS)



                                                                                                      TOTAL
                                                                         UNAMORTIZED                DIVISION
                                              COMMON STOCK               RESTRICTED                EQUITY AND
                                  DIVISION   ---------------   PAID-IN      STOCK      RETAINED   SHAREHOLDERS'
                                   EQUITY    SHARES   AMOUNT   CAPITAL     AWARDS      EARNINGS      EQUITY
                                  --------   ------   ------   -------   -----------   --------   -------------
Balance at December 31, 1995....   $45.0        --     $ --    $   --       $  --       $   --       $ 45.0
Net income......................    10.3        --       --        --          --           --         10.3
Dividends to parent.............    (2.1)       --       --        --          --           --         (2.1)
                                   -----      ----     ----    ------       -----       ------       ------
Balance at March 31, 1996.......   $53.2        --     $ --    $   --       $  --       $   --       $ 53.2
                                   =====      ====     ====    ======       =====       ======       ======
Balance at December 31, 1996....   $  --      54.8     $0.5    $170.8       $(1.0)      $  6.4       $176.7
Net income......................      --        --       --        --          --         15.7         15.7
Dividends declared..............      --        --       --        --          --        (12.0)       (12.0)
Employee stock compensation.....      --        --       --       0.2        (0.1)          --          0.1
                                   -----      ----     ----    ------       -----       ------       ------
Balance at March 31, 1997.......   $  --      54.8     $0.5    $171.0       $(1.1)      $ 10.1       $180.5
                                   =====      ====     ====    ======       =====       ======       ======



   The accompanying notes are an integral part of these financial statements.

                            MONTEREY RESOURCES, INC.



                         NOTES TO FINANCIAL STATEMENTS


                                  (UNAUDITED)



(1) ACCOUNTING POLICIES



     Monterey Resources, Inc. (the "Company" or "Monterey") is an independent oil and gas company engaged in the production, development and acquisition of crude oil and natural gas in the State of California. The Company conducted its operations as the Western Division of Santa Fe Energy Resources, Inc. ("SFR") until the November 1996 initial public offering ("IPO") of its common stock.



     The financial statements for the quarter ended March 31, 1996 include certain allocations from certain SFR income statement and balance sheet accounts, which are considered reasonable and necessary by management to properly reflect the actual costs of the Western Division's operations. Such proportional allocations were primarily based on identifiable revenues, operating costs, assets and liabilities. General and administrative expenses represent corporate overhead allocations. The Western Division's results of operations include corporate overhead allocations as follows: (i) production and operating expense includes $0.6 million; (ii) exploration expense includes $0.1 million; (iii) general and administrative expense includes $1.6 million. If the Western Division had been a separate, unaffiliated entity, the Company estimates that general and administrative expense would have been higher by $0.5 million. SFR provided cash management services to the Western Division through a centralized treasury system and therefore all intercompany accounts were settled daily and no cash balances were maintained by the Western Division. All cash generated by operations, after considering revenues and deductions for expenses (including corporate allocations), capital expenditures and working capital requirements, were deemed to be cash dividends to SFR.



     The accompanying unaudited financial statements of Monterey reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments and the allocations noted above, necessary to present fairly the Company's financial position at March 31, 1997 and the Company's results of operations and cash flows for the three-month periods ended March 31, 1997 and 1996. Interim period results are not necessarily indicative of the results of operations or cash flows for a full year period.



     These financial statements and the notes thereto should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 1996.



     SFR currently owns approximately 83% of the outstanding shares of Monterey's common stock and has announced that it intends to distribute pro rata to its common shareholders all of its ownership interest in the Company by means of a tax-free distribution. The proposed Spin Off is subject to certain conditions including the approval of such distribution by SFR's common shareholders and the final approval of the proposed Spin Off by SFR's Board of Directors. SFR has received a ruling from the Internal Revenue Service that the distribution will be tax-free. The proposed Spin Off is not expected to occur prior to July 1997.



(2) PRO FORMA PER SHARE DATA



     Common shares outstanding at November 19, 1996, the closing date of the Company's IPO, have been included in the pro forma per share calculations as if such shares were outstanding for all periods prior to November 19, 1996.



(3) STATEMENT OF CASH FLOWS



     The Company made interest and income tax payments as follows during the three months ended March 31, 1997 and 1996 (in millions of dollars):



                                                              1997   1996
                                                              ----   ----
Interest payments...........................................  9.3    12.9
Income tax payments.........................................  5.7      --

                            MONTEREY RESOURCES, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



(4) COMMITMENTS AND CONTINGENCIES



  Hedging



     The Company's 1996 financial statements include the impact of oil and gas hedging losses which were allocated by SFR. SFR from time to time enters into such transactions in order to reduce exposure to fluctuations in market prices of oil and natural gas. Oil hedging losses were allocated to the Company based upon relative hedged volumes and were recognized as a reduction of oil revenues in the period in which the hedged production was sold. Such amounts totaled $1.7 million in the first quarter of 1996. Currently the Company has no oil hedges in place and, going forward, the Company does not expect to hedge a substantial portion of its oil production.



     Additionally, during the first quarter of 1996, SFR hedged 20 MMcf per day of the natural gas purchased for use in the Company's steam generation operations. Such hedges resulted in a $1.7 million increase in the Company's production and operating costs. While the Company currently has no natural gas hedges in place, the Company's management may determine that such arrangements are appropriate in the future in order to reduce the Company's exposure to increases in gas prices.



  Spin Off Tax Indemnity Agreement.



     To protect SFR from Federal and state income taxes, penalties, interest and additions to tax that would be incurred by it if the Spin Off by SFR were determined to be a taxable event, the Company and SFR have entered into an agreement under which the Company has agreed to indemnify SFR with respect to tax liabilities resulting primarily from actions taken by the Company at any time during the one-year period after the Spin Off (or if certain tax legislation is enacted and is applicable to the Spin Off, such longer period as is required for the Spin Off to be tax free to SFR) (the "Restricted Period"). The Company has also agreed that, unless it obtains an opinion of counsel or a supplemental ruling from the Internal Revenue Service that such action will not adversely affect the qualification of the Spin Off as tax-free, the Company will not merge or consolidate with another corporation, liquidate or partially liquidate, sell or transfer all or substantially all of its assets or redeem or otherwise repurchase any of its stock or issue additional shares of the Company's capital stock during such Restricted Period. The Company's obligations under this agreement could possibly deter offers or other efforts by third parties to obtain control of the Company during such Restricted Period, which could deprive the Company's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.



     The indemnity agreement will apply if the Spin Off occurs prior to December 31, 1997. The Company believes that if the Company is required to make payments pursuant to such agreement, the amount that the Company would pay to SFR would have a material adverse effect on the Company's financial condition and results of operations. The actions for which the Company is required to indemnify SFR pursuant to this agreement are within the Company's control, and the Company has no intention of taking any actions during the Restricted Period that would have such effect.



  Environmental Regulation



     Federal, state and local laws and regulations relating to environmental quality control affect the Company in all of its oil and gas operations. Set forth below are descriptions of three sites for which the Company has been identified as a potentially responsible party ("PRP") and for which the Company may be held jointly and severally liable with other PRPs.



     The Company has been identified as one of over 250 PRPs at a superfund site in Los Angeles County, California (the "OII site"). The site was operated by a third party as a waste disposal facility from 1948 until 1983. The Environmental Protection Agency ("EPA") is requiring the PRPs to undertake remediation of the site in several phases, which include site monitoring and leachate control, gas control and final remediation. In

                            MONTEREY RESOURCES, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



November 1988 the EPA and a group of PRPs that includes the Company entered into a consent decree covering the site monitoring and leachate control phases of remediation. The Company was a member of the group Coalition Undertaking Remediation Efforts ("CURE") which was responsible for constructing and operating the leachate treatment plant. This phase is now complete and the Company's share of costs with respect to this phase was $0.9 million. Another consent decree provides for the predesign, design and construction of a landfill gas treatment system to harness and market methane gas emissions. The Company is a member of the New CURE group which is responsible for the gas treatment system construction and operation and landfill cover. Currently, New CURE is in the design stage of the gas treatment system. The Company's share of costs of this phase is expected to be $1.6 million and such costs have been provided for in the financial statements. Pursuant to consent decrees settling lawsuits against the municipalities and transporters not named by the EPA as PRPs, such parties are required to pay approximately $84 million of which approximately $76 million will be credited against future expenses. The EPA and the PRPs are currently negotiating the final closure requirements. After taking into consideration the credits from the municipalities and transporters, the Company estimates that its share of final costs of the closure will be approximately $0.8 million which amount has been provided for by the Company in its financial statements. The Company has entered into a Joint Defense Agreement with the other PRPs to defend against a lawsuit filed in September 1994 by ninety-five homeowners alleging, among other things, nuisance, trespass, strict liability and infliction of emotional distress. A second lawsuit has been filed by thirty-three additional homeowners and the Company and the other PRPs have entered into a Joint Defense Agreement. At this stage of the lawsuit the Company is not able to estimate costs or potential liability.



     In 1994 the Company received a request from the EPA for information pursuant to Section 104(e) of CERCLA and a letter ordering the Company and seven other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Santa Fe Springs, California (the "Santa Fe Springs Site"). The Company owned the property on which the site is located from 1921 to 1932. During that time the property was leased to another company and in 1932 the property was sold to that company. During the time the other company leased or owned the property and for a period thereafter, hazardous wastes were allegedly disposed at the site. The Company filed its response to the Section 104(e) order setting forth its position and defenses based on the fact that the other company was the lessee and operator of the site during the time the Company was the owner of the property. However, the Company has also given its Notice of Intent to comply with the EPA's order to prepare a remediation design plan. In March, 1997 the EPA issued an Amended Order for Remedial Design to the original eight PRPs plus an additional thirteen PRPs. The Amended Order directs the twenty-one PRPs to complete certain work required under the original order, plus additional remedial design and investigative work. The total cost to complete this work and to complete the final remedy (including ongoing operations and maintenance) is currently estimated to be $5 million. Past costs incurred by the EPA for this site for which the EPA is seeking reimbursement totals approximately $6 million. The Company has provided $250,000 in its financial statements for its share of future costs at the Santa Fe Springs Site.



     In 1995 the Company and eleven other companies received notice that they have been identified as PRPs by the California Department of Toxic Substances Control (the "DTSC") as having generated and/or transported hazardous waste to the Environmental Protection Corporation ("EPC") Eastside Landfill during its fourteen-year operation from 1971 to 1985 (the "Eastside Site"). EPC has since liquidated its assets and placed the proceeds in trust (the "EPC Trust") for closure and post-closure activities. However, these monies may not be sufficient to close the site. The PRPs have entered into an enforceable agreement with the DTSC to characterize the contamination at the site and prepare a focused remedial investigation and feasibility study. The cost of the remedial investigation and feasibility study is estimated to be $1 million, the cost of which will be shared by the PRPs and the EPC Trust. The ultimate costs of subsequent phases will not be known until the remedial investigation and feasibility study is completed and a remediation plan is accepted by the DTSC. The Company currently estimates final remediation could cost $2 million to $6 million and believes the

                            MONTEREY RESOURCES, INC.

monies in the EPC Trust will be sufficient to fund the lower end of this range of costs. The DTSC recently designated 27 new PRPs for the Eastside Site. The Company has provided $80,000 in its financial statements for its share of costs related to this site.



     Pursuant to the Contribution Agreement, the Company agreed to indemnify and hold harmless SFR from and against any costs incurred in the future relating to environmental liabilities of the Western Division assets (other than the assets retained by SFR), including any costs or expenses incurred at any of the OII Site, the Santa Fe Springs Site and the Eastside Site, and any costs or liabilities that may arise in the future that are attributable to laws, rules or regulations in respect of any property or interest therein located in California and formerly owned or operated by the Western Division or its predecessors. SFR agreed to indemnify the Company from and against any costs relating to environmental liabilities of any assets or operations of SFR (whether or not currently owned or operated by SFR) to the extent not attributable to the Western Division (other than the assets retained by SFR).



  Employment Agreements



     The Company has entered into employment agreements ("Employment Agreements") with eight key employees. The initial term of the agreements expire on December 31, 1999; however, beginning January 1, 1998 and on each January 1 thereafter, the term of the agreements will automatically be extended for an additional one-year period, unless by September 30 of the preceding year the Company gives notice that the agreement will not be so extended. The term of seven of the agreements is automatically extended for a period of two years following a change in control. The other employment agreement is automatically extended for a three-year period following a change in control.



     In the event that following a change in control employment is terminated for reasons specified in the Employment Agreements, the agreements provide for
(i) payment of certain amounts to the employee based on the employee's salary and bonus under the Company's Incentive Compensation Plan; (ii) payout of nonvested restricted stock, phantom units, stock options, if any, and (iii) continuation of certain insurance benefits for a period of up to 24 to 36 months. The payments and benefits are payable pursuant to the Employment Agreements only to the extent they are not paid out under the terms of any other plan of the Company. In addition, payments and benefits under certain employment agreements are subject to further limitation based on certain provisions of the Internal Revenue Code.



  Other Matters



     The Company has certain long-term contracts ranging up to eleven years for the supply and transportation of approximately 20 million cubic feet per day of natural gas to the Company's operations in Kern County, California. In the aggregate, these contracts involve a minimum commitment on the part of the Company of approximately $18.6 million per year (based on prices equal to 102% of the applicable index and transportation charges in effect for December 1996).



     There are other claims and actions, including certain other environmental matters, pending against the Company. While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the business, financial condition or liquidity of the Company.

                       SANTA FE ENERGY RESOURCES, INC.
            Proxy Solicited on Behalf of the Board of Directors of
               the Company for Annual Meeting on July 8, 1997

The undersigned hereby constitutes and appoints Allan V. Martini, Kathryn D. Wriston and James L. Payne and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Santa Fe Energy Resources, Inc. to be held at the Omni Hotel, Four Riverway, Houston, Texas on Tuesday, July 8, 1997 at 10:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

Proposal 1 -- Election of Directors. Nominees:
              Marc J. Shapiro and William E. Greehey

Proposal 2 -- To ratify and approve the appointment of Price Waterhouse LLP as independent public accountants for the fiscal year ending December 31, 1997.

Proposal 3 -- To approve the distribution of the common stock of Monterey
              Resources, Inc. owned by the Corporation to the holders of the Corporation's Common Stock.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

This card provides voting instructions for shares held for the benefit of Company employees in the Santa Fe Energy Resources Savings Investment Plan.

                                                                -----------
                                                                See reverse
                                                                   side
                                                                -----------

                            ___
|   |  Please mark your    |                                     |
| X |  votes as in this    |                                     |     9349
|   |  example.                                                  |______

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposals 2 and 3.

       The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

                   FOR  AGAINST                   FOR   AGAINST  ABSTAIN                                   FOR   AGAINST  ABSTAIN
1. Election of     |  |  |  |    2. Approval of   |  |   |  |     |  |    3. Approval of distribution of   |  |   |  |     |  |
   Directors       |  |  |  |       Independent   |  |   |  |     |  |       Monterey Resources, Inc.      |  |   |  |     |  |
   (See Reverse)   |  |  |  |       Accountants   |  |   |  |     |  |       Common Stock to holders       |  |   |  |     |  |
For, except vote withheld from                                               of the Corporation's
the following nominee(s):                                                    Common Stock

______________________________


                                   Please complete, sign and promptly mail this proxy in the enclosed envelope.

                                   Note: Please sign exactly as name appears on
                                         this card. Joint owners should each
                                         sign personally. Corporation proxies
                                         should be signed by an authorized
                                         officer. Executors, administrators,
                                         trustees, etc. should so indicate
                                         when signing.

                                   ____________________________________________

                                   ____________________________________________
                                   SIGNATURE(S)                       DATE